AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2007
                           REGISTRATION NO. 333-129584

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                      20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         POST-EFFECTIVE AMENDMENT NO. 1

                              DIOMED HOLDINGS, INC.

                         (NAME OF SMALL BUSINESS ISSUER)

            DELAWARE                         3845                84-1480636

(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                -----------------

                               JAMES A. WYLIE, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                             WILLIAM A. NEWMAN, ESQ.
                                MCGUIREWOODS LLP
                     1345 AVENUE OF THE AMERICAS, 7th FLOOR
                            NEW YORK, NEW YORK 10105
                                 (212) 548-2100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  Upon filing.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[
]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                                EXPLANATORY NOTE

This amendment is being filed for purposes of reducing the number of shares of common stock originally registered hereunder to avoid mootness and duplication, as the case may be, because certain of the originally registered shares are now either not issuable or are covered by the registration statement on Form SB-2/A filed January 30, 2007 (File No. 333-138605). The specific shares being eliminated constitute (i) 8,687,500 shares of common stock underlying preferred stock issued on September 30, 2005, as these preferred shares were cancelled on September 29, 2006 upon exchange for a new series of preferred stock issued on that date and (ii) 450,000 shares of common stock underlying warrants to purchase 1,800,000 shares of common stock that we issued on September 29, 2005 which were registered as an allowance for an incremental amount of shares which may become issuable as the result of antidilution adjustments to these warrants. The 1,800,000 initial shares underlying the warrants remain registered hereunder. This registration statement also includes updated information since the original filing.

                                                 CALCULATION OF ADDITIONAL REGISTRATION FEE (1)
====================================================================================================================================
                                                           PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                                 OFFERING PRICE PER      PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED    AMOUNT TO BE REGISTERED         SHARE(2)       AGGREGATE OFFERING PRICE              FEE
 ----------------------------- ------------------------ --------------------- -------------------------- ---------------------------
Shares of common stock, par            10,937,500             $2.08                 $22,750,000                  $2,677.68 *
value $0.001 per share,
underlying warrants that we issued
on September 29, 2005 to certain
investors
----------------------------- ------------------------ ------------------------------------------------- ---------------------------

* Previously paid.

(1) Refers to registration fee for original registration statement. No additional registration fee due upon the filing of this amendment.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange in accordance with Rule 457 under the Securities Act of 1933, which was $2.08 per share on November 4, 2005. Pursuant to Rule 416 under The Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2007

                                   PROSPECTUS

                        1,800,000 SHARES OF COMMON STOCK

                              DIOMED HOLDINGS, INC.

In this prospectus, unless the context requires otherwise, "we," "our," "us," "Diomed" and the "Company" refer to Diomed Holdings, Inc. and its subsidiaries.

We have prepared this prospectus to allow the holders of the common stock that is being registered with the Securities and Exchange Commission pursuant to the registration statement of which this prospectus is a part (referred to herein as the "Selling Stockholders") to sell up to an aggregate of 1,800,000 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

The Selling Stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange (AMEX), in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is currently traded on the AMEX under the symbol "DIO." On February 6, 2007, the closing trading price of our common stock as reported on the AMEX was $1.09 per share.

SEE "RISK FACTORS," BEGINNING ON PAGE 6, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 12, 2007.

                                TABLE OF CONTENTS

DESCRIPTION                                                                                 PAGE
SUMMARY.......................................................................................3
SUMMARY FINANCIAL DATA........................................................................4
RISK FACTORS..................................................................................6
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS.................................19
CAPITALIZATION...............................................................................19
DIVIDEND POLICY..............................................................................19
DESCRIPTION OF OUR BUSINESS..................................................................20
NUMBER OF EMPLOYEES..........................................................................33
LEGAL PROCEEDINGS............................................................................33
MANAGEMENT`S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION.............36
RESULTS OF OPERATIONS........................................................................36
LIQUIDITY AND CAPITAL RESOURCES..............................................................39
CRITICAL ACCOUNTING POLICIES.................................................................56
RECENT ACCOUNTING PRONOUNCEMENTS.............................................................58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTNG AND FINANCIAL DISCLOSURE..........59
DESCRIPTION OF PROPERTY......................................................................59
RELATED TRANSACTIONS.........................................................................59
CERTAIN MARKET INFORMATION...................................................................60
DESCRIPTION OF SECURITIES....................................................................60
MANAGEMENT...................................................................................63
EXECUTIVE COMPENSATION.......................................................................66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................70
SELLING STOCKHOLDERS.........................................................................72
PLAN OF DISTRIBUTION.........................................................................76
TRANSFER AGENT...............................................................................78
LEGAL MATTERS................................................................................78
EXPERTS......................................................................................79
WHERE YOU CAN FIND MORE INFORMATION..........................................................79
FINANCIAL STATEMENTS........................................................................F-i
PART II....................................................................................II-1
INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................................II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION................................................II-1
RECENT SALES OF UNREGISTERED SECURITIES....................................................II-1
EXHIBITS...................................................................................II-7
UNDERTAKINGS..............................................................................II-11
SIGNATURES................................................................................II-12
INDEX TO EXHIBITS.........................................................................II-13

                                     SUMMARY

                                   THE COMPANY

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focus on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures. We carry on our business primarily through our wholly-owned subsidiaries, Diomed, Inc. and Diomed, Ltd.

In developing and marketing our clinical solutions, we use proprietary technology and aim to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others and developing and offering innovative practice enhancement programs, including physician training and promotional materials. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our principal executive offices are located at One Dundee Park, Andover, MA 01810. Our telephone number is (978) 475-7771.

                                  THE OFFERING

Common stock currently outstanding
     and available to trade publicly(1)      19,448,728 shares

Common stock offered by the
     Selling Stockholders(2)                  1,800,000 shares

Common stock to be available
      to trade publicly
      after the offering(3)                  53,517,539 shares

Use of proceeds                              We will not receive any proceeds from the sale of
                                             the shares of common stock offered by this
                                             prospectus.(4)

American Stock Exchange Symbol               DIO

----------

(1) Includes approximately 6.04 million shares of common stock held by affiliates. See "Security Ownership of Certain Beneficial Owners and Management," below.

(2) See "Selling Stockholders - Determination of Number of Shares to be Registered," below for details regarding how we calculated the number of shares to be registered under this registration statement of which this prospectus is a part.

(3) This number includes the 19,448,728 shares of common stock outstanding and also assumes the issuance of (a) all 24,774,675 shares of common stock underlying common stock equivalents that are registered under our registration statement filed January 30, 2007 and (b) all 9,294,136 shares of common stock underlying additional common stock equivalents issued and outstanding as of December 31, 2006. Assumes we do not issue any other shares of common stock prior to the offering.

(4) Except that, to the extent any warrants for which the shares being registered are exercised for cash, we will receive the exercise price of the warrants.

                             SUMMARY FINANCIAL DATA

The following table summarizes the financial data for our business and includes our audited consolidated financial data for the years ended December 31, 2004 and 2005, and unaudited consolidated financial data for the nine months ended September 30, 2005 and 2006. You should read the following information in conjunction with the consolidated financial statements and the related financial statement notes appearing elsewhere in this prospectus. We will use the net proceeds of the September 29, 2006 financing transaction for general working capital purposes.

          STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE)

                                                 YEAR ENDED            NINE MONTHS ENDED
                                                 DECEMBER 31,            SEPTEMBER 30,
                                               2004        2005        2005        2006
                                                                         (UNAUDITED)
Revenues ................................... $ 13,385    $ 19,049    $ 13,488    $ 15,972
Cost of revenues ...........................    7,920      10,113       7,325       8,786
                                             --------    --------    --------    --------

Gross profit ...............................    5,465       8,936       6,163       7,186
                                             --------    --------    --------    --------

Operating expenses:
    Research and development ...............    1,695       1,537       1,151       1,141
    Selling and marketing ..................    7,161       9,392       6,693       8,490
    General and administrative .............    6,422       7,819       5,475       5,865
                                             --------    --------    --------    --------

           Total operating expenses ........   15,278      18,748      13,319      15,495
                                             --------    --------    --------    --------

           Loss from operations ............   (9,813)     (9,812)     (7,156)     (8,310)
                                             --------    --------    --------    --------

Other income (expense): (Gain)/loss on
fair adjustment value on warrant liability .       --        (157)         --        (971)

Interest expense, non-cash .................      109       1,197       1,503         288
Interest expense, net, and other (income) ..      155         586         188          (1)
                                             --------    --------    --------    --------
           Total other (income) expense,
           net .............................      264       1,626       1,691        (684)
                                             --------    --------    --------    --------

           Net loss ........................ $(10,077)   $(11,438)   $ (8,847)   $ (7,626)

           Less preferred stock
           cash dividends ..................       --        (150)         --        (447)

           Less preferred stock
           non-cash dividends ..............       --       1,301        (763)       (484)

           Less beneficial conversion
           feature on 2006 preferred stock .       --          --          --        (470)

           Less deemed dividend on the
           exchange of 2005 preferred
           stock ...........................       --          --          --      (2,980)

           Net loss applicable to
           common stockholders ............. $(10,077)   $(12,889)   $ (9,610)   $(12,007)

Basic and diluted net loss per share
applicable to common stockholders .......... $  (0.68)   $   (.67)   $  (0.50)   $   (.62)

Basic and diluted weighted average common
shares outstanding .........................  (14,753)    (19,214)    (19,143)    (19,448)

                                     SEPTEMBER 30,
                                        2006
                                     (UNAUDITED)
                                     -----------

BALANCE SHEET DATA
(IN THOUSANDS)
Cash and cash equivalents (1) ......      12,942

Short-term investments .............         499

Working capital (2) ................      13,691

Total assets .......................      27,286

Non-current liabilities (3) ........         774

Preferred stock (4) ................      21,239

Aditional paid-in capital (5) ......      86,507

Accumulated deficit ................     (88,475)

Total stockholders' equity .........      19,545

(1) The cash balance includes the $9.3 million in net proceeds received in the September 29, 2006 financing transaction.

(2) Working capital includes the transaction issuance costs of approximately $276,000 incurred in the September 29, 2006 financing transaction.

(3) Non-current liabilities include the 2004 convertible debt of $3,712,000 net of discount of $3,049,341. The debt discount reflects an additional $2,255,843 beneficial conversion amount recorded in the third quarter of 2006. The additional beneficial conversion amount resulted from a contingent conversion feature that lowered the conversion price upon issuance of the 2006 Preferred Stock.

4) Preferred stock includes shares issued at an effective exchange price of $1.15 (i) for new cash investment of $10,010,000; (ii) the reclassification of the carrying amount of the 2005 preferred stock of $8,248,993 from mezzanine level equity to permanent equity and (iii) $2,980,439 in exchange for all shares of 2005 preferred stock outstanding on September 30, 2005, based on the additional fair value provided to the 2005 preferred stockholders as the adjusted exchange price of $1.15 was below the original effective exchange price of $2.50 in accordance with EITF Topic D-42.

5) Additional paid-in capital includes; (i) a decrease for the fair value adjustment of $2,980,439 recorded as an increase to Preferred Stock; (ii) an increase of $2,255,843 for the additional debt discount recorded against the 2004 convertible debentures; (iii) an increase of $926,771 for the reclassification of the warrant liability recorded as part of the 2005 Preferred Stock Financing; and (iv) a decrease of $950,573 for financing and registration expenses incurred in connection with the 2006 Preferred Stock Financing.

                                  RISK FACTORS

If you purchase our common stock and become a Company stockholder, you will be subject to the risks inherent in our business. Our stock price will fluctuate for many reasons, including how our business performs relative to, among other things, competition, market conditions and general economic and industry conditions. You should carefully consider the following risk factors as well as other information in this annual report when making investment decisions concerning our common stock. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry. If any of the following risks actually occur, the market price of our common stock could decline, and you may lose all or a significant part of the money you paid to buy our common stock. There may be other risks which we do not believe are currently material that may nonetheless impair our business.

The following risks relate primarily to general business issues including, our business plan, operations, revenues, losses, manufacturing, distribution, sales, marketing, distribution and personnel:

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES. WE MAY NOT EVER ACHIEVE OR MAINTAIN PROFITABILITY.

We have incurred significant operating losses since our inception, and, as of September 30, 2006, we have accumulated a deficit of approximately $88 million, including approximately $17.5 million in non-cash interest expense, a $1.1 million gain related to the adjustments of the market value for our warrant liability and $444,000 in SFAS 123R compensation expense. We may continue to incur operating losses, depending largely upon the commercial success of our EVLT(R) product line. We will need to generate revenues in excess of our expenses to become profitable, and we may be unable to do so. If we do not become profitable, the value of our common stock may decline.

Our operating losses may increase as we continue to incur costs for research and development, regulatory, sales and marketing, manufacturing, legal and general corporate activities. Whether we achieve and maintain profitability depends in part upon our ability, alone or with others, to successfully complete the development of future clinical applications, obtain required regulatory clearances and sell our products at profitable prices.

YOU MAY HAVE DIFFICULTY EVALUATING AN INVESTMENT IN OUR STOCK BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT MARKETS.

Although we were founded in 1991, we have commercially offered the products used in our EVLT(R) product line only since late 1999 in Europe and January 2002 in the United States. As a result, you can evaluate our business only on this very limited operating history. This short history may not provide an adequate basis for you to fully assess our ability to successfully develop or achieve market acceptance of our products, or to respond to competition.

OUR REQUIRED EXPENDITURES MAY EXCEED OUR BUDGETED EXPENSES, AND WE MAY NOT BE ABLE TO PAY FOR UNANTICIPATED EXPENSES OUT OF REVENUE OR OBTAIN ADDITIONAL INVESTMENT CAPITAL TO FUND THESE EXPENSES.

Our revenues have not been sufficient to fund our operations, and therefore we have required investor financing to fund our activities. The following summarizes our recent financing transactions. In November 2003, we completed a private placement equity financing transaction in which we raised gross proceeds of $22 million and satisfied $1.2 million in debt which we had incurred in a May 2003 bridge financing.

In April 2004, we completed a targeted offering to stockholders of record as of August 29, 2003, in which we raised gross proceeds of approximately $3 million.

In October 2004, we completed a private placement equity and debt financing transaction in which we raised gross proceeds of $10.6 million.

In September 2005, we completed a private placement equity financing transaction in which we raised gross proceeds of $10 million.

In September 2006, we completed a private placement equity and debt financing transaction in which we raised gross proceeds of $10.01 million.

We have applied, and will continue to apply these proceeds, net of offering costs, together with our operating revenue, to pay for our general working capital needs. However, the capital that we received from our recent equity and debt financings may not be sufficient to pay for all of our required expenditures if we have underestimated our expenditures or have overestimated our revenues when we prepared our business plan. We may need additional resources to fund the growth, acquisitions and working capital that our business plan envisions. The timing and amount of our future capital requirements will depend on many factors, including:

      -     the scope and results of preclinical studies and clinical trials;

      -     the time and costs involved in obtaining regulatory approvals;

      - the costs involved in preparing, filing, prosecuting, maintaining and enforcing our patents;

      -     the costs involved in litigation;

      -     competing technological and market developments;

      -     our ability to establish additional collaborations;

      -     changes in existing collaborations;

      -     our dependence on others for development of our potential products;

      -     the cost of manufacturing, marketing and distribution;

      - the opportunities available for making acquisitions that would enhance our business;

      -     changes in compliance-related costs;

      - market acceptance of our products and services, including new product offerings, such as our Delta laser and VeinViewer(TM);

      - additional cash-based compensation due to changes in accounting rules for stock-based compensation;

      - whether holders of outstanding warrants and stock options choose to exercise these securities;

      - whether we convert our outstanding debentures into common stock or exchange our outstanding preferred stock into common stock; and

      -     the effectiveness of our activities.

If we require additional funds, we cannot be certain that such funds will be available to us on reasonable terms, or at all. In particular, given our capital structure after completing the September 29, 2006 equity financing and the current market price of our common stock, we may not be able to attract further new investment capital in the near future. The inability to obtain additional financing could cause us to reduce or cease operations, sell all or a portion of our assets, seek a sale of our business or enter into a business combination with a third party.

WE MAY NEED TO EXPAND OUR EXISTING MARKETING AND SALES RESOURCES.

Our marketing and sales resources may not be adequate for the successful commercialization of our products. Currently, we rely primarily on direct sales representatives for the U.S. market and independent distributors for the international market. Direct sales representatives are our employees. Direct sales representatives are paid a salary plus commissions on sales they make. Distributors purchase products from us and then resell our products and services to third parties. Our officers and employees develop and implement our marketing strategy, although we do periodically engage non-employee consultants, acting as independent contractors, to assist us in these efforts.

Market forces, such as increasing competition, increasing cost pressures on our customers and general economic conditions, may require us to devote more resources to our sales and marketing efforts, such as changing the composition of our sales and marketing staff and changing our marketing methods, as well as the expansion of our product lines. These changes may result in additional expenses. For example, we will incur additional salary expenses if we increase the number of direct sales representatives to replace any distributors that we use. Similarly, if we increase our reliance on marketing efforts, we will incur greater costs. We may also determine to expand our sales force in order to compete more effectively.

As we expand our sales force and increase our marketing activities, we cannot make any assurances that those efforts will result in more sales or higher revenue. Further, even if we increase our spending on sales and marketing, we may not be able to maintain our current level of sales.

WE MAY NEED TO EXPAND OUR EXISTING MANUFACTURING AND DISTRIBUTION CAPABILITIES.

Our manufacturing and distribution capabilities, and any current or future arrangements with third parties for these activities, may not be adequate for the successful commercialization of our products.

To be successful, we must manufacture our products in commercial quantities, at acceptable costs and under standards imposed by the FDA and other regulators. We currently have the capacity to manufacture products at certain commercial levels within existing good manufacturing practices. Future regulatory clearances by the FDA and other regulatory agencies could result in the need to expand our manufacturing operations. If we expand our manufacturing capabilities, we may need to spend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. If we are not able to expand our manufacturing capabilities, or are unable to continue to comply with good manufacturing practices, our ability to grow and to maintain our competitiveness may be significantly hindered.

WE RELY ON OUR AGREEMENTS WITH OUR SUPPLIERS. IF WE FAIL TO MAINTAIN OR ESTABLISH THESE AGREEMENTS, WE MAY NOT BE ABLE TO OBTAIN MATERIALS THAT ARE NECESSARY TO DEVELOP OUR PRODUCTS AND THEIR APPLICATIONS.

We depend on outside suppliers for certain raw materials and other components for our products, including the diodes for our lasers. Raw materials or components that we need may not always be available at our standards or on acceptable terms, if at all, and we may be unable to get alternative suppliers or produce needed materials or components on our own. If we cannot obtain these raw materials or components, we may be unable to make our products in sufficient quantities to meet our customers' needs. Moreover, lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components. Inability of our suppliers to meet our requirements on a timely basis could interrupt our production until we obtain an alternative source of supply. To date, we have not experienced any significant delays in shipping our products as a result of obtaining any of our products from our suppliers.

In August 2005, we entered into an agreement with Luminetx Corporation ("Luminetx") whereby Luminetx appointed us as its exclusive distributor of its new VeinViewer(TM) product to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom. During the first quarter of 2006, Luminetx began manufacturing the VeinViewer(TM) through an outsourced contract manufacturer, and the product became available for distribution in the second quarter of 2006. Luminetx is the sole supplier of VeinViewer(TM). If Luminetx or its contracted manufacturer are unable to achieve manufacturing requirements, then we will not be able to fulfill our expectations with respect to VeinViewer(TM) revenue. Further, if we are unable to sell certain minimum quantities of VeinViewer(TM) set forth in our distribution agreement with Luminetx, we may lose our exclusivity.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS. IF WE FAIL TO DO SO, WE MAY NOT BE ABLE TO DEVELOP OUR APPLICATIONS.

Our success depends in large part on our ability to attract and retain highly qualified management and other personnel. We depend upon the principal members of our management team, key employees, staff and consultants that we engage from time to time. Competition for this talent is intense, and we may not be able to continue to attract and retain this talent. If we are unable to attract and retain skilled personnel, our business would suffer.

We have limited resources to attract and retain personnel. Our ability to compensate and provide incentives to management and our employees depends on our financial resources and the availability of equity compensation. In the fourth quarter of 2003, our stockholders approved a new incentive compensation plan providing for up to 1.6 million shares of common stock to be issued to our officers, directors, employees and consultants. On May 17, 2005, at our annual meeting of stockholders, the stockholders approved an amendment to that plan increasing the number of shares available for grant to 3.1 million. As of September 30, 2006, approximately 853,725 shares were available for grant under this incentive plan. This amount may not be adequate for our needs, and we may wish to adopt a new incentive plan or increase the number of shares available under our existing plans. Any new incentive plan will require stockholder approval before we may grant any stock options or other equity compensation under a new plan.

In addition, our directors and senior officers are likely to require that we maintain directors' and officers' insurance at levels comparable to that which we have maintained in the past. The premiums for this coverage represent a significant expense and are subject to substantial increases if the insurance market becomes more limited. Our current directors' and officers' liability insurance policies provide this coverage through February 2007. If we are unable to provide adequate compensation or are unable to obtain sufficient directors' and officers' insurance coverage, we may not be able to attract or retain key personnel.

Personnel changes may disrupt our operations. Hiring and training new personnel will entail costs and may divert our resources and attention from revenue-generating efforts. From time to time, we also engage consultants to assist us in our business and operations. These consultants serve as independent contractors, and we therefore do not have as much control over their activities as we do over the activities of our employees. Our consultants may be affiliated with or employed by other parties, and some may have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us. Inventions or processes discovered by these persons will not necessarily become our property. If we are unable to find alternative resources, we will not be in a position to avoid or negotiate terms that would seek to protect us from the loss of these resources.

WE MAY SUFFER LOSSES OR ENCOUNTER OTHER PROBLEMS AS A RESULT OF FUTURE BUSINESS COMBINATIONS AND ALLIANCES.

We may expand our operations and market presence by entering into business combinations, joint ventures, co-branding or other strategic alliances with other companies. These transactions create risks, such as:

      - difficulty in assimilating the operations, technology and personnel of the combined companies;

      - the disruption of our ongoing business, including loss of management focus on existing businesses and other market developments;

      -     problems retaining key technical and managerial personnel;

      -     expenses associated with the amortization of intangible assets;

      -     additional operating losses and expenses of acquired businesses;

      - impairment of relationships with existing employees, customers and business partners; and

      - additional losses from any equity investments we might make or the assumption of liabilities from third parties with which we combine.

We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us.

SINCE A CONSIDERABLE PORTION OF OUR REVENUES HAVE COME HISTORICALLY FROM INTERNATIONAL SALES, EVENTS AFFECTING INTERNATIONAL COMMERCE MAY ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES, FUTURE REVENUES AND OUR PRODUCTS' FUTURE PROFITABILITY.

International revenue accounted for approximately 37% of our total revenue in 2003, 34% of our total revenue in 2004, 24% of our total revenue in 2005 and 21% of our total revenue for the nine months ended September 30, 2006. No country outside the U.S. represented more than 10% of our revenue in either period. Our key international markets are the European Union, Latin America/Mexico, Japan, Australia, South Korea, Peoples' Republic of China and Canada. Outside of the European Union, we must obtain country-by-country approval to import our products. Fluctuations in currency exchange rates may negatively affect our ability to compete against products denominated in local currencies. In most cases our international sales are made through international distributors and their wholly-owned subsidiaries with payments to us typically denominated in the local currencies of the United Kingdom and Europe and in U.S. dollars in the rest of the world. We believe that the U.S. is the single largest market for our EVLT(R) product line. We anticipate that the comparable portion of our total revenues derived from international sales will decrease as sales of our EVLT(R) product line in the U.S. increase, with our emphasis on EVLT(R) in the U.S. However, we expect that international sales will continue to provide a significant portion of our total revenues.

BUSINESS INTERRUPTIONS COULD KEEP US FROM DEVELOPING OUR PRODUCTS' CLINICAL APPLICATIONS AND INCREASING OUR REVENUES.

Natural or man-made disasters, such as fires, earthquakes, storms, power losses, telecommunications failures, terrorist attacks, military operations, epidemics and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

IF WE OR OUR SUPPLIERS FAIL TO COMPLY WITH APPLICABLE MANUFACTURING REGULATIONS, OUR BUSINESS COULD BE HARMED.

We and our key component suppliers are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or QSR. The QSR sets forth the FDA's requirements for good manufacturing practices of medical devices and includes requirements for, among other things, the manufacturing, packaging, labeling and distribution of such products. The FDA enforces the QSR through inspections. The FDA conducted its most recent QSR inspection in 2002 and the FDA issued a satisfactory letter to us after this inspection. We cannot assure you that we, or our key component suppliers, are or will continue to be in compliance or that we will not encounter any manufacturing difficulties. Furthermore, we cannot assure you that if we need to seek new suppliers to satisfy our business requirements, we will be able to locate new suppliers which are in compliance with regulatory requirements. Our failure to do so would have a material adverse effect on our ability to produce our products and on our profitability.

MARKET ACCEPTANCE OF OUR FUTURE PRODUCTS OR THEIR USES IS UNCERTAIN. FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS' OVERALL CHANCES FOR PROFITABILITY.

Our long term business plan envisions that we will market medical products in addition to our current EVLT(R) and photodynamic therapy product lines. To that end, in August 2005, we entered into an agreement with Luminetx to act as exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom for a new product, VeinViewer(TM), that Luminetx has developed. Luminetx recently began manufacturing the VeinViewer(TM) product, and commercial quantities of the product first became available for commercial distribution during the second quarter of 2006. Therefore, the commercial acceptance of VeinViewer(TM) has not yet been established.

Other future products will likely require regulatory approval prior to commercialization. Even after we or our collaborative partners obtain regulatory approval of future products for marketing, these products may not achieve market acceptance. Our revenues would suffer as a result. The degree of market acceptance will depend upon a number of factors, including:

      - the establishment and demonstration in the medical community of the safety and efficacy of our clinical applications and their potential advantages over existing applications;

      - the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators; and

      - the general willingness of physicians, patients, payors or the medical community to accept, utilize or recommend any of our applications.

For example, since most photodynamic therapy treatments still are in clinical trials, there is no long-term safety or efficacy data available. The medical profession may, therefore, prefer to prescribe conventional alternatives to PDT, such as surgery, chemotherapy and radiation. If our future products and clinical applications are not accepted due to these or other factors, our business will not develop as planned and may be harmed.

The following risks relate principally to our commercialization of our current and future products and their clinical applications:

SOME OF OUR PRODUCTS MAY NEVER BE SUCCESSFULLY COMMERCIALIZED, AND, THEREFORE, THESE PRODUCT LINES MAY NEVER BECOME PROFITABLE OR ALLOW US TO RECOUP EXPENSES INCURRED IN THEIR DEVELOPMENT.

We must be able to effectively develop, market and sell our products in order to make a profit. Commercialization depends upon:

      - successfully completing development efforts of our collaborative partners, including finding new clinical applications for our existing products;

      -     obtaining the required regulatory approvals;

      - manufacturing our products at an acceptable cost and with appropriate quality;

      -     favorable acceptance of any products marketed; and

      - successful marketing and sales efforts by our partner(s) and ourselves.

We may not successfully achieve some or all of these goals, and if so, our business and our financial condition would be adversely affected. The time frame necessary to achieve these goals for any individual clinical application is uncertain. Most applications will require clinical studies and clinical trials, and all applications will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays that may arise.

IF WE FAIL TO GAIN MARKET ACCEPTANCE OF OUR PRODUCTS, OUR BUSINESS WOULD SUFFER.

We are introducing novel products and technology into the vein treatment market. Vein stripping procedures, which are well established among physicians, have extensive long-term data, and are routinely taught to new surgeons have historically dominated. As a result, we cannot be certain of gaining widespread acceptance of our products and therefore may not achieve expected revenues or ever become profitable. Our principal product line, EVLT(R), is still in the early stages of commercialization. The VeinViewer(TM) product, for which we recently began to act as an exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments in North American and the United Kingdom pursuant to an agreement with Luminetx, is in the initial stages of commercialization and market acceptance and profitability are not yet demonstrated .

To achieve growth in sales of our product lines over time, we believe we must continue to penetrate the market for the treatment of vein disease and expand physicians' education with respect to the EVLT(R) product line and other lines. Although we introduce new initiatives intended to expand physician education from time-to-time, we cannot be assured that these innovations will be successful.

DEVELOPMENT AND SALES OF OUR PDT PRODUCTS ARE DEPENDENT ON A NUMBER OF FACTORS BEYOND OUR CONTROL, AND OUR ESTIMATES REGARDING OUR PDT PRODUCTS MAY BE UNRELIABLE.

Although we currently focus on our EVLT(R) product line, our business and results of operation may suffer if we are unable to effectively commercialize our PDT products. Our understanding of the market for photodynamic therapy (PDT) is derived from a variety of sources, and represents our best estimate of the overall market size presented in certain disease areas. The actual market size and our market share, depend upon a number of factors, including:

      - competitive treatments, either existing or those that may arise in the future;

      -     our products' performance and subsequent labeling claims; and

      -     actual patient population at and beyond product launch.

Actual results may vary from our estimates regarding these and other factors, which could result in performance of our PDT products that differs from our expectations.

Moreover, our sales of our PDT product line are dependent upon the clinical development process and the commercialization of PDT drugs by photodynamic therapy drug companies which use our PDT products in combination with their PDT drugs. As a result, our sales may fluctuate in relation to the timing of PDT drug companies achieving their strategic initiatives. We have limited ability to influence the commercialization of PDT drugs.

In addition, like any new clinical solution, PDT has to show long term results in order to gain acceptance. The cancers that photodynamic therapy is being developed to treat are slow to develop and acceptance of the procedure requires long term follow up. As a result, there is currently a lack of long term clinical data for photodynamic therapy. Furthermore, the diversity of cancers requires us to obtain data based on each type of cancer studied. Also, photodynamic therapy may cause a photosensitivity side effect in certain patients such that they are highly sensitive to sunlight for several days. In some patients this side effect may cause skin burns if the patient is exposed to sunlight. These factors may impair our ability to develop and market our PDT products. Other factors may slow the growth of a market for PDT procedures, and these factors may be beyond our control.

HEALTH CARE REIMBURSEMENT FOR OUR FUTURE PRODUCTS AND THEIR APPLICATIONS REMAINS UNCERTAIN, AND WE MAY BE UNABLE TO ACHIEVE MARKET ACCEPTANCE OR GENERATE PROJECTED REVENUES WITHOUT ROUTINE COVERAGE BY MEDICAL INSURANCE.

Our principal product line is EVLT(R). The American Medical Association and the Center for Medicare and Medicaid Services has established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including our EVLT(R) product line for varicose veins. The new codes form the basis for Medicare and Medicaid reimbursement across the U.S. and became effective January 1, 2005. As a result of the creation of these codes and the adoption of EVLT(R) by U.S. insurance carriers, EVLT(R) has over 217 million covered lives in the U.S.

It still remains, however, that various health care providers and third party payors may refuse to cover our future products and/or their particular medical applications. If the patients who use our treatments do not obtain coverage, patient demand for our applications may decrease and as a result, physicians may not purchase our products. Our ability to commercialize our future products successfully depends, in part, on the extent to which third parties make reimbursement available for these products and related treatments. These third parties include collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. Increasingly, these payors are challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Governments may also impose restrictions on pricing or profitability of medical devices, which could limit our potential revenue. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate for us to achieve market acceptance of our future products or to maintain price levels sufficient for us to realize an appropriate return on our products. Additionally, Medicare and other insurance reimbursement levels could be reduced or eliminated in the future. If payors decide not to continue covering our products or to reduce reimbursement levels, our sales may not meet our expectations.

Further, our strategy depends in part on our collaborative partners. As a result, our ability to commercialize our products may be hindered if cost control initiatives, such as reducing reimbursement rates or amounts, adversely affect our collaborators or the clinical applications they market or are seeking to develop.

FAILURE TO OBTAIN PRODUCT APPROVALS OR TO COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND SERVICES AND COULD RESULT IN LOSSES.

We have been successful in receiving governmental clearances for the products listed below along with their indications for use:

           PRODUCT                                            INDICATION FOR USE
           -------                                            ------------------
EVLT(R) kit and D15Plus diode laser          Ablation of the greater saphenous vein with reflux in patients with superficial vein reflux and venous incompetence and reflux of superficial veins in the lower extremity

Diomed                                       15Plus and 30Plus Open and endoscopic surgical procedures in fields such as urology, gastroenterology, gynecology and neurosurgery;
                                             applications include treatment of vascular lesions and pigmented lesions

Diomed 630 PDT                               Combination pre-market approval application for Photofrin used in palliation of esophageal cancer and endobronchial non-small cell lung cancer and for treatment of Barrett's Esophagus

EVLT(R) kit, Diomed DELTA, D15Plus
and D30Plus diode lasers                     Treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein

The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and similar regulatory agencies in other countries. Before we can market them, most medical devices that we develop, and all of the drugs that physicians use in conjunction with those devices, must undergo rigorous preclinical studies and clinical trials and clear an extensive regulatory process administered by the FDA and comparable foreign authorities. These processes involve substantial costs and can often take many years. As a result of the required up-front costs for regulatory approval and relatively long time between developing a product and being able to generate revenue, we may incur losses and negative cash flows. Regulations provide that failure to comply with the applicable requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. We have limited experience in performing regulatory activities, we have limited resources available for handling regulatory matters. We rely on our collaborative partners and outside consultants to assist us with our regulatory needs.

We must compile and submit to the FDA and other applicable regulators new indications of use as we determine new clinical applications for our products. We may also be required to seek regulatory clearance for modifications to our existing products, including changes to suppliers which must satisfy the FDA's applicable criteria or the criteria of other applicable regulators. We believe that we have not reached this threshold in our program and are not now required to submit an application to the FDA for any changes we have made to our previously reviewed products. In the future, however, we may decide to alter certain products in a manner such that the FDA or other applicable regulators outside the U.S. will review the change. If we are required to seek FDA approval for future indications or modifications to our existing products or services, we or our collaborative partners may be unable to satisfy the conditions imposed by the FDA (or other regulators). As a result, we may be required to abandon applications for regulatory approval we make, or we may be unable to obtain FDA clearances or other approvals we seek, and therefore we may be unable to offer products and services relating to product modifications or new indications of use.

We are also subject to the Radiation Control for Health and Safety Act with laser radiation safety regulations administered by the Center for Devices and Radiological Health of the FDA. We may be subject to fines or other penalties for failure to comply with these regulations. For detailed information, see "Business--Government Approvals."

SINCE TECHNOLOGY IN OUR INDUSTRY IS CONSTANTLY CHANGING, WE FACE TECHNOLOGICAL UNCERTAINTY AND FACE CERTAIN COMPETITIVE DISADVANTAGES.

We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies, such as EVLT(R). As a result, our resources are limited, and we may experience technical challenges inherent in such novel technologies. Many of our competitors have substantially greater financial, technical and human resources than we do and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing. Further, our competitive position could be materially adversely affected if our competitors or other third parties establish patent protection, because we may then have to pursue alternate means of developing our products. Existing competitors or other companies may succeed in developing technologies and products that are safer, more effective or more affordable than those that we develop.

IF PHYSICIANS DO NOT SUPPORT THE USE OF OUR PRODUCTS, WE MAY NOT ACHIEVE FUTURE SALES GROWTH.

Our product sales have mainly been to physicians who are receptive to minimally invasive techniques. Other physicians may not purchase our products until they receive further long-term clinical evidence to convince them to alter their existing treatment methods and recommendations from prominent physicians that our products effectively treat vein disease. Physicians to whom we market our products have been trained in alternative vein treatment procedures. We may be unable to persuade physicians to incur the time or costs necessary to adopt our EVLT(R) procedure in place of those more familiar procedures. We believe that physicians will not use our products unless they determine, based on experience, clinical data and other factors, that our EVLT(R) product line represents an attractive alternative to conventional means of treating vein disease. If our EVLT(R) product line does not receive adequate endorsement by influential physicians or our long-term data does not support our current claims of efficacy, our product sales and profitability could be materially adversely affected. VeinViewer(TM), a new product developed by Luminetx, for which we will act as an exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatment, in North American and the United Kingdom, is in the initial stages of commercialization. Therefore, the profitability of VeinViewer(TM) for us is speculative.

FAILURE IN OUR PHYSICIAN TRAINING EFFORTS COULD SIGNIFICANTLY REDUCE PRODUCT SALES.

Achieving successful results with our EVLT(R) product line is highly dependent on proper physician technique in performing the procedure. As a result, it is critical to the success of our sales effort to provide a sufficient number of physicians with adequate instruction in the use of our products. We rely on physicians to spend their time to learn the new procedure. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our product sales, increase our product liability risk and impair our ability to operate as a going concern.

THE TERMINATION OF LICENSES THAT WE CURRENTLY USE COULD ENABLE COMPETITORS TO OFFER PRODUCTS SIMILAR TO OURS OR PREVENT US FROM OFFERING OUR PRODUCTS.

We currently have two technology licenses that are material to our business. The first license relates to our EVLT(R) product line and the second relates to our OPTIGUIDE(R) fiber optic diffuser. For detailed information, see "Business - Patents, Trademarks and Proprietary Technology."

We have an exclusive license to the technology we use in our EVLT(R) products and services with four of the five inventors of this technology. We also acquired directly from the fifth inventor all of his rights to the EVLT(R) patent. If we were to breach our obligations under the exclusive license, our license could be terminated by the licensor. If our license is terminated by the licensor, although we could still make, use or sell our EVLT(R) products and services under our own title to the EVLT(R) patent, the other inventors could license the EVLT(R) patent to our competitors, which would reduce our competitive advantage and could result in lower revenue.

The second license relates to our photodynamic therapy product line. This is a sublicense for patented technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Our sublicense for this technology is non-exclusive. The term of this sublicense is for the term of the primary exclusive license from the patent owner to our licensor. The term of the primary exclusive license is the same as the term of the patent. If our license for the OPTIGUIDE(R) technology is terminated, we may not have access to components that we need to manufacture our OPTIGUIDE(R) products. We may not be able to find an alternative technology source to continue manufacturing these products on reasonable terms or at all.

WE MAY NOT BE ABLE TO KEEP PACE WITH RAPID CHANGES IN THE MEDICAL DEVICE INDUSTRY. AS A RESULT, SOME OR ALL OF OUR PRODUCTS COULD BECOME OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY ALSO MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Well-known pharmaceutical and medical device companies are marketing well-established therapies for the treatment of cancer and other diseases. Doctors may prefer existing methods rather than try our products. Therefore, we may be unable to meet our sales goals. Many companies are also seeking to develop new products and technologies for medical conditions for which we and our collaborative partners are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory approval for future products before we do. As a result, we may not be able to recoup our costs in developing these products. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of similar treatments evolves.

The following risks relate primarily to legal protections and related concerns:

THERE ARE SUBSTANTIAL CONCERNS REGARDING SAFETY AND HEALTH IN THE U.S. MEDICAL PRODUCTS INDUSTRY. WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, AND WE MAY HAVE TO PAY A SIGNIFICANT AMOUNT OF MONEY ON LIABILITY CLAIMS OR RECALLS.

Testing, manufacturing and selling medical products and applications entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims of patients or others who use our products in connection with clinical trials or sales of treatments offered by our customers. We currently carry insurance against these risks in amounts we believe sufficient and comparable to other similarly situated medical device companies, but that insurance coverage may not be adequate to cover all our liabilities.

The following are some of the risks related to liability and recall:

      - we are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;

      - if we obtain insurance coverage in the future, this coverage may not be available at a reasonable cost, if at all, or in amounts sufficient to protect us against claims that may be made; and

      - liability claims relating to our products or a product recall could adversely affect our ability to obtain or maintain regulatory approval for our products and their applications.

To date, we have been named as a defendant in one product liability action, arising from a doctor's alleged malpractice while performing a photodynamic therapy treatment on a patient's esophagus. That action is currently in the discovery phase of litigation. We do not expect the outcome of this litigation to be materially adverse to us, or to incur material expenses or liability in connection with this action.

A successful product liability claim could have a material adverse effect on our cash flows and our ability to meet the costs of developing our products and their clinical applications. Defense of these claims could also entail significant expense and divert the attention of our management and personnel from other activities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OR IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of September 30, 2006, we held 35 patents in the U.S. and foreign countries. We currently have patents for the following inventions we use in our laser devices and systems:

      -     endovascular laser treatment of varicose veins, used in EVLT(R);

      - introducer sheath/optical fiber arrangement for use in endovascular laser treatment of varicose veins, used in EVLT(R);

      - methods of using introducer sheath/optical fiber arrangement in the endovascular treatment of varicose veins;

      -     laser system incorporating optical fibers;

      -     solid state laser diode light source;

      -     high power light source; and

      -     fiber optic diffuser.

Of the patents, 7 are U.S. patents and 28 are filed in different jurisdictions. These patents expire at various times from 2010 to 2023.

Included in the foregoing are patents we license. Although we have an ownership interest in the EVLT(R) patent that we purchased in September 2003 from one of the inventors of this technology, we also licensed the rights in the same patent from all of the other inventors on an exclusive basis. We also sub-license technology used in our OPTIGUIDE(R) fiber optic diffuser used in photodynamic therapy applications on a non-exclusive basis from the licensee. For detailed information, see the risk factor captioned "The Termination of Licenses That We Currently Use Could Enable Competitors to Offer Products Similar to Ours or Prevent Us from Offering Our Products" and "Business - Patents, Trademarks and Proprietary Technology."

To date, we have sued four competitors for infringement of our EVLT(R) patent:
Vascular Solutions, Inc., AngioDynamics, Inc., Total Vein Solutions, LLC and New Star Lasers, Inc. d/b/a CoolTouch, Inc. Vascular Solutions, AngioDynamics and Total Vein Solutions have each countered that (among other things) our EVLT(R) patent is invalid. In August 2006 the court in the Vascular Solutions and AngioDynamics case granted summary judgment in our favor on this issue, finding that our EVLT(R) patent is valid and enforceable. Separately, in January 2006, concurrently with the grant of our introducer sheath/optical fiber patents, AngioDynamics commenced a declaratory judgment of invalidity, unenforceability and non-infringement in connection with these two patents proceeding against us. In August, 2006, the court granted our motion to dismiss this lawsuit. See "Legal Proceedings," below for further information regarding these lawsuits.

We cannot guarantee that the steps we have taken or will take to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and, if they are, there may not be adequate remedies available to us, and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantage.

In addition, we may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our rights. If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights. We may not be able to detect infringement of these rights and, consequently, we may lose the competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS WHICH COULD BE COSTLY AND TIME CONSUMING AND COULD DIVERT OUR MANAGEMENT AND KEY PERSONNEL FROM BUSINESS OPERATIONS.

Although we do not believe that any of our products infringe the intellectual property of third parties, we may be unaware of intellectual property rights of others that may be used in our technology and products. Third parties may claim that we are infringing their intellectual property rights. Third parties may also claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. Although we do not believe that any of our active patents should be subject to invalidation, if any claim for invalidation prevailed, the result could result in greatly expanded opportunities for third parties to manufacture and sell products which compete with our products.

On July 21, 2005, VNUS Medical Technologies, Inc. ("VNUS") filed a patent infringement lawsuit against us. We have since been defending ourselves against this lawsuit vigorously. See "Legal Proceedings," below, for further information.

Litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from business operations. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain these agreements on terms acceptable to us, or at all. We may also be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated and unsuccessful, could result in significant legal and other costs and may be a distraction to management.

The following risks relate principally to our common stock and its market value:

OUR COMMON STOCK COULD BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, AND THOSE FLUCTUATIONS MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

The securities markets have experienced extreme price and volume fluctuations during the past three years, and the market prices of the securities of emerging companies and technology-oriented companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In fact, we were sued for allegedly violating Section 10(b) of the Securities Exchange Act of 1934, in connection with trading activity during the first quarter of 2002. We defended against this lawsuit and succeeded in having the lawsuit dismissed, with prejudice. However, we cannot be assured of success if we are sued by stockholders in the future. Securities class action litigation could result in substantial costs, liabilities and a diversion of management's attention and resources. The shares of common stock recently issued in our equity financing transactions will likely enter the trading market and may result in lower trading prices if there are not sufficient purchasers to absorb the common stock as it enters the market.

OUR COMMON STOCK HAS BEEN PUBLICLY TRADED ONLY SINCE FEBRUARY 22, 2002. THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY AND WE EXPECT THAT THE PRICE OF OUR COMMON STOCK COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY.

Until shortly after the February 14, 2002 merger, there was not any significant public market for our common stock. On February 22, 2002, shares of our common stock became listed for trading on the American Stock Exchange. We cannot be certain that the American Stock Exchange will maintain our listing if we fall below its listing qualifications or do not comply with other applicable American Stock Exchange rules. An issuer's securities may be delisted by the American Stock Exchange if the issuer fails to meet certain financial criteria, or if a listed security trades at a low market price for a substantial period of time. On June 1, 2006, we received notice from the American Stock Exchange that we were not in compliance with a listing standard that requires us to have at least $4,000,000 of stockholders' equity. This resulted from the accounting treatment of the preferred stock we issued on September 30, 2005 as mezzanine level and not as stockholders' equity, due to certain characteristics of the 2005 preferred stock. We submitted a plan for compliance with this listing standard, which the American Stock Exchange has accepted. As part of our compliance plan, the shares of preferred stock we issued on September 29, 2006 have characteristics which qualify it for stockholders' equity, resulting in stockholders' equity as of September 30, 2006 of approximately $19.5 million, well in excess of the listing standard at issue. The American Stock Exchange will continue to monitor our progress under our compliance plan through 2007, and thereafter we will continue to be required to continue to comply with all applicable listing standards.

If our shares are not listed on the American Stock Exchange, our shares are likely to be quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, where they were quoted prior to February 2002, but where there may be less trading of our shares.

The market price for our common stock will be affected by a number of factors, including:

      -     developments within our own company;

      - our announcements of new products or new clinical applications for our products;

      - our competitors' announcements of new products or new clinical applications;

      - quarterly variations in our or our competitors' results of operations;

      - changes in earnings estimates, recommendations by securities analysts or our failure to achieve analysts' earning estimates;

      -     developments in our industry;

      - the number of shares of our common stock that are available for trading in the markets at any given time; and

      - general market conditions and other factors, including factors unrelated to our performance or that of our competitors.

In addition, the stock prices of many companies in both the medical device and medical services industries have experienced wide fluctuations, often unrelated to the operating performance of those companies. These factors and industry price fluctuations may materially and adversely affect the market price of our common stock.

CERTAIN OF OUR INVESTORS HAVE SIGNIFICANT VOTING POWER, AND THESE INVESTORS MAY ACT CONTRARY TO THE INTERESTS OF OTHER STOCKHOLDERS.

There are several investors who beneficially own significant amounts of our common stock. As of September 30, 2006, five investors beneficially owned approximately 21.5 million shares of our common stock (on a fully diluted basis) which represents approximately 44.3% of our outstanding shares (on a fully diluted basis). See "Security Ownership of Certain Beneficial Owners and Management," below, for further information. These investors' interests may be different from yours. The concentration of share ownership among a limited number of investors gives these investors influence over our affairs, particularly if these investors act in concert. The effect of this concentration of ownership may also delay or prevent a change in control and might adversely affect the trading price of our common stock. Therefore, concentration of ownership in a limited number of investors may not be in the best interests of our other stockholders.

WE HAVE NOT PAID DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE FUTURE. ANY RETURN ON INVESTMENT IN OUR COMMON STOCK MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION ON THE VALUE OF OUR STOCK.

We have never paid cash dividends on shares of our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future (although the now cancelled preferred stock we issued on September 30, 2005 provided for dividends to be paid quarterly at varying rates and the preferred stock we issued on September 29, 2006 provides for dividends to become payable if certain events occur - see "Liquidity and Capital Resources," below, for a description of the dividend and other terms of the preferred stock). The payment of dividends on our common stock, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and, if the price of our common stock does not appreciate, then there will be no return on investment.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL IN THE FUTURE.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of the convertible debentures, upon the exchange of our preferred shares or on the exercise of outstanding warrants, the market price of our common stock could decrease. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at times and prices that we deem reasonable or appropriate. We have approximately 19.4 million shares of common stock outstanding as of December 31, 2006. We are registering approximately 24.8 million additional shares of common stock pursuant to the registration statement of which this prospectus is a part.

Assuming there is no adjustment to the exchange rate of the preferred stock or the conversion price of outstanding debentures or exercise price of outstanding warrants, and assuming the limitations on ownership applicable to certain investors do not preclude such exchange or exercise, if (i) the investors in the September 29, 2006 private placement exchange all of their shares of preferred stock for approximately 17.4 million shares of common stock, (ii) the holders of the warrants we issued on September 29, 2006 to our placement agent exercise all of their warrants to purchase 370,000 shares of common stock, (iii) the holders of $3.712 million principal amount of previously issued debentures opt to convert their debentures into approximately 3.2 million shares of common stock and (iv) the holders of previously issued warrants exercise all of their warrants to purchase approximately 5.6 million shares of common stock, then these investors may seek to sell the underlying shares of common stock. Because we are seeking to register the common stock underlying most of the foregoing securities pursuant to the registration statement of which this prospectus is a part (in the case of the debentures and previously issued warrants, the incremental number of shares resulting from antidilution adjustment resulting from the September 29, 2006 financing transaction above the amount of underlying shares currently registered), when this registration statement is declared effective by the Commission, these underlying shares will, upon issuance following exchange, conversion or exercise, as the case may be, be freely tradeable in the public market by these investors.

The effective exchange price of the preferred stock, conversion price of the debentures and exercise price of the warrants issued as placement fees for the September 29, 2006 financing is $1.15 per share, and the exercise price of most of the additional warrants is $1.98 per share. If the holders of these securities are able to sell their shares of common stock above the effective price per share paid, then they may be able to sell their underlying shares of common stock at a profit and therefore be inclined to exchange, convert or exercise these securities and to receive shares of common stock, and to sell these common shares. There may also be other reasons that prompt these investors to liquidate their holdings of our securities. If these investors determine to sell large numbers of our shares, then there may be insufficient interest by other investors in purchasing these shares in the trading market, which could cause the market price of our common stock to decrease.

POTENTIAL DILUTION CAUSED BY CURRENTLY OUTSTANDING STOCK OPTIONS AND WARRANTS MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

As of September 30, 2006, there were outstanding stock options representing approximately 2.4 million shares of common stock, with exercise prices ranging from 1.02 to 205.75 per share. The weighted average exercise price of the stock options outstanding as of September 30, 2006, was 4.77. In addition, as of September 30, 2006, there were outstanding warrants representing approximately
6.0 million shares of common stock, with exercise prices varying from $0.025 to $2.90 per share. The weighted average exercise price of all warrants outstanding as of September 30, 2006 was $1.63 per share.

Most of our outstanding warrants provide for antidilution adjustments, which will be triggered if we issue shares in a future transaction at an effective price per share lower than the current exercise price of the outstanding warrants. If triggered, these antidilution provisions will reduce the exercise price of the related outstanding warrants and in certain cases will also increase the number of shares that the warrants represent so as to maintain after the dilutive transaction the pre-transaction percentage of our shares that the warrants represent after the transaction. These antidilution adjustments therefore may have the effect of both lowering the effective price per share of the shares of common stock represented by the warrants and increasing the number of shares issuable upon exercise of the warrants, thereby both increasing the likelihood that a warrant will be exercised and increasing the potential dilution represented by the warrants.

In 2003, our stockholders approved an equity incentive compensation plan, which to help incent and compensate our directors, employees and others who assist our business, and authorized us to issue up to 1.6 million shares of common stock (or common stock equivalents) under that plan. In 2005, our stockholders approved an amendment to this plan, increasing the number of shares available for grant to 3.1 million. We have granted approximately 2.3 million stock options under this plan as of September 30, 2006, and an additional 853,725 awards are available for grant under this plan. The holders of these options have the opportunity to profit if the market price for the stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not exceed the exercise price of these securities, then they will likely not be exercised and may expire on their respective expiration dates.

After the exercise of options or warrants, an increase in the number of outstanding shares will occur, thus decreasing each shareholder's percentage of our total outstanding equity. When the holders exercise a significant number of these options or warrants, the market price of our stock could fall, particularly if these holders seek to sell the underlying common stock soon after exercising their options or warrants.

OUR CORPORATE CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

Our charter and bylaws restrict certain actions by our stockholders and require greater than majority votes for certain actions. For example:

      - Only our board of directors or the chairman of the board can call special meetings of stockholders.

      - Stockholders must give advance notice to the secretary of any nominations for directors or other business to be brought by stockholders at any stockholders' meeting.

      - Certain stockholders hold a significant percentage of our outstanding shares. See the risk factor entitled "Certain of Our Investors Have Significant Voting Power and These Investors May Act Contrary to the Interests of Other Stockholders," above.

These and other provisions of our charter, the certificates of designations setting forth the terms of our preferred stock and our bylaws, as well as certain provisions of Delaware law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our stock because these provisions may limit their rights and, thus, make an investment in our stock less attractive to prospective investors.

Additionally, the listing requirements of the American Stock Exchange, on which our common stock is listed, provide restrictions on our ability to enter into certain types of transactions such as the issuance of additional shares of capital stock. These restrictions may make it more difficult to issue securities having terms acceptable to investors in capital financing transactions that we may wish to enter into from time to time. If we are precluded by these requirements from issuing such securities, then our business may suffer because we will be unable to obtain additional equity capital investment.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

There are statements under "Summary," "Risk Factors," "Management`s Discussion and Analysis of Financial Condition or Results of Operations," "Business" and elsewhere in this prospectus which are forward-looking. These statements are indicated by words such as "will," "may," "plans," "expects" or "continue" and other similar words. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry`s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006, which includes the securities we issued in our equity financing on September 30, 2006. These securities are being offered for resale under this prospectus. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Summary Financial Data" and "Management`s Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                                              SEPTEMBER 30, 2006
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS)

Total Long-term debt(1) ......................................    $    663
Stockholders' equity:
      Common stock, $0.001 par value .........................          19
      Preferred stock(2) .....................................      21,239
      Additional paid-in capital (3) .........................      86,507
      Accumulated other comprehensive gain ...................         254
      Accumulated deficit ....................................     (88,475)
           Total stockholders` equity ........................      19,545
           Total capitalization ..............................    $ 20,208

           1) Long-term debt includes the 2004 convertible debt of $3,712,000 net of discount of $3,049,341. The debt discount reflects an additional $2,255,843 beneficial conversion feature amount recorded in the Third Quarter of 2006. The additional beneficial conversion amount resulted from a contingent conversion that lowered the conversion price upon issuance of the 2006 Preferred Stock.

           2) Preferred stock includes shares issued at an effective exchange price of $1.15 (i) for new cash investment of $10,010,000; (ii) the reclassification of the carrying amount of the 2005 preferred stock of $8,248,993 from mezzanine level equity to permanent equity and
           (ii) $2,980,439 in exchange for all shares of 2005 preferred stock outstanding on September 30, 2005, based on the additional fair value provided to the 2005 preferred stockholders as the adjusted exchange price of $1.15 was below the original effective exchange price of $2.50 in accordance with EITF Topic D-42.

           3) Additional paid-in capital includes; (i) a decrease for the fair value adjustment of $2,980,439 recorded as an increase to Preferred Stock; (ii) an increase of $2,255,843 for the additional debt discount recorded against the 2004 convertible debentures; (iii) an increase of $926,771 for the reclassification of the warrant liability recorded as part of the 2005 Preferred Stock Financing; and
           (iv) a decrease of $950,573 for financing and registration expenses incurred in connection with the 2006 Preferred Stock Financing.

                                 DIVIDEND POLICY

To date, we have not paid dividends on our common stock. However, we have paid dividends on the now-cancelled preferred stock we issued on September 30, 2005 at the annual rate of 6%, from the date of issuance through its cancellation on September 29, 2006, when these shares were exchanged for shares of a new series of preferred stock we issued on that date. We will not pay any dividends on the 2006 series of preferred stock unless we complete a future financing transaction involving the issuance of common stock for less than $1.15 per share and certain other conditions are met. If dividends do become payable on this series of preferred stock, dividends will begin to accrue at an annual rate of 15% and be payable quarterly in arrears.

                           DESCRIPTION OF OUR BUSINESS

                                    OVERVIEW

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focus on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures. We carry on our business primarily through our wholly-owned subsidiaries, Diomed, Inc. and Diomed, Ltd.

In developing and marketing our clinical solutions, we use proprietary technology and aim to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others and developing and offering innovative practice enhancement programs, including physician training and promotional materials. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), we provide our customers with state-of-the-art physician training and practice development support.

In 2001, we pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. In January 2002, we were the first company to receive FDA clearance for endovenous laser treatment of the greater saphenous vein. In December 2004, we received FDA clearance to expand the application of EVLT(R) to other superficial veins in the lower extremities.

EVLT(R) was our primary source of revenue in 2005, and will continue to be a primary source of revenue in 2006. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its relative short recovery period, immediate return to the patient's normal routine barring vigorous physical activities, reduced pain and minimal scarring and reduced costs compared to other treatments for varicose veins. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training, customized marketing programs plus other complimentary products that support our basic EVLT(R) strategy, to assist office-based and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products.

We expect that as the number of EVLT(R) procedures increases, so will our sales of associated disposable items. We believe that the U.S. represents the single largest market for EVLT(R). We target our sales and marketing efforts at hospitals, private physician practices and clinics and focus on specialists in vascular surgery, interventional radiology, general surgery, phlebology, interventional cardiology, gynecology and dermatology.

In August 2005, we entered into a three year agreement with Luminetx, Inc. to acquire exclusive distribution rights to the VeinViewer(TM) Imaging System for the sclerotherapy, phlebectomy and varicose vein treatment markets in the United States and United Kingdom. VeinViewer(TM) became commercially available during the second quarter of 2006.

We primarily use a direct sales force to market our products in the United States and a network of more than 30 distributors to market our products abroad. We have developed and maintain a website - www.EVLT.com - to assist both patients and physicians. EVLT.com provides patients with education about treatment options and benefits of EVLT(R) and provides physicians with education about the EVLT(R) procedure. At www.EVLT.com, patients can also locate the nearest physician performing EVLT(R) by inputting their city and state. We also maintain a corporate website - www.diomedinc.com - to provide information about us and our physician support initiatives, products and program offerings.

We currently focus on the development and growth of EVLT(R) sales both domestically and internationally. We also plan to expand our product offerings to include VeinViewer(TM) to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom under our exclusive distribution agreement with Luminetx. Our management team focuses on developing and marketing solutions that address serious medical problems that have significant markets. We also support the development and approval of new applications, including our PDT product line, and the development of enhancements to our products in order to further improve their quality, effectiveness and manufacturability. Our determinations are based upon the number of procedures that may be conducted in a market and projections of the associated revenue. Currently, EVLT(R) applications fall within this guideline, and we believe that photodynamic therapy may have the potential to do so as well at some time in the future. However, EVLT(R), and not PDT, is the emphasis of our current business plan.

                              HISTORICAL BACKGROUND

Diomed, Inc. was incorporated on December 24, 1997 in the State of Delaware. On June 23, 1998, Diomed, Inc. succeeded to the business of Diomed, Ltd., a company formed under the laws of the United Kingdom in 1991. It did so by issuing shares of Diomed, Inc. on a one-to-one exchange basis to the holders of the shares of Diomed, Ltd. As a result of the exchange, Diomed, Inc. became the owner of 100% of the outstanding shares of Diomed, Ltd., and Diomed, Ltd. became a wholly-owned subsidiary of Diomed, Inc. Diomed, Ltd. continues to operate in the United Kingdom. Its chief activities are product development, manufacturing and international sales and marketing.

Since our inception in 1991 in Cambridge, England, we have focused on the development of medical diode lasers. Our proprietary diode laser technology has made it possible to simplify and minimize certain medical procedures. Utilizing our core competency in diode light sources and optical fibers, we pioneered the development of diode lasers for medical applications, first with photodynamic therapy and later with EVLT(R).

In November 2000, to enter the disposable market segment of our laser business, we acquired the medical fiber business of QLT, Inc., a company based in Vancouver, British Columbia. We acquired QLT's rights to manufacture and market OPTIGUIDE(R) fibers that were developed for use in photodynamic therapy cancer treatments and the distribution rights to customers of Laserscope and Coherent, Inc., two manufacturers of medical laser devices.

In the fourth quarter of 2000, we also created FibersDirect.com, a U.S. business unit we use as direct marketing conduit by providing on-line information for a number of our products. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers used in photodynamic therapy cancer treatments are promoted via FibersDirect.com.

Diomed, Inc. is now a subsidiary of Diomed Holdings, Inc., a corporation originally formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation. On February 11, 2002, we changed our name from Natexco Corporation to Diomed Holdings, Inc. On February 14, 2002, Diomed Holdings, Inc. acquired Diomed, Inc. in a reverse merger, pursuant to the terms of an Agreement and Plan of Merger. We refer to the reverse merger that occurred on February 14, 2002 as the "Merger." As a result of the Merger, Diomed, Inc. became a wholly-owned subsidiary of Diomed Holdings, Inc., and the business of Diomed Holdings, Inc. is now principally the business of Diomed, Inc. Accordingly, except for this section or as otherwise indicated, the discussion of our business relates to Diomed, Inc.'s business. The principal purpose of the Merger was to enhance our ability to raise capital for our business by creating a public trading market for shares of our common stock.

For financial statement purposes, the Merger was treated as a recapitalization of Diomed, Inc. For tax purposes, we believe the Merger qualifies as a tax-free exchange of equity securities. We have not, however, requested any ruling from the Internal Revenue Service in respect of the tax treatment of the Merger.

In April 2002, our board of directors determined that it was in our best interests and the best interests of our stockholders to change our state of incorporation from Nevada to Delaware by way of the migratory merger. On May 13, 2002, after obtaining stockholder approval, we completed the migratory merger by merging Diomed Holdings, Inc. (Nevada) with and into a newly organized Delaware subsidiary, Diomed Holdings, Inc. (Delaware).

Since we have become a Delaware corporation, we and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation's voting stock.

                                BUSINESS STRATEGY

At our inception in 1991 in Cambridge, England, we focused on the development of medical diode lasers and their applications. Since that time, we have advanced that technology and expanded its application through internal development efforts, strategic business combinations and intellectual property acquisition. We have sourced our products through external and internal manufacturing capabilities and distributed our products through a combination of both a direct sales organization and indirect distributors.

FULL SERVICE DIFFERENTIATION TO MAXIMIZE REVENUE AND MARKET SHARE

We generate revenues from the sale of our products and services. We launched our EVLT(R) product line in the U.S. after receiving FDA clearance in January 2002, and, in mid 2002, we established a direct sales force to focus on EVLT(R) sales. Our sales force concentrates on selling our EVLT(R) products and, to a lesser extent, our photodynamic therapy product line, along with complimentary products for adjunct procedures. Our direct sales force is well trained and versed in selling EVLT(R) as a complete clinical solution for the treatment of varicose veins. Our clinical solution includes both the laser and disposable procedure kits along with physician training and practice management tools which we provide to help physicians develop and manage his or her EVLT(R) business. In addition, we have developed a website, www.evlt.com, to provide patients and physicians with information about treatment options and benefits of EVLT(R). International sales are managed through a global network of third party sales agents and distributors.

RESEARCH AND DEVELOPMENT TO ENHANCE EFFICIENCIES AND PRODUCT EFFECTIVENESS

We have an internal research and development staff and from time to time have used outside experts to assist us in our product development program. Historically, our research and development efforts concentrated on the development of clinical applications and solutions for our lasers and related delivery systems. Our research and development expenditures were approximately $1.7 million in 2004 and $1.5 million in 2005. Through these past efforts, we have commercialized our EVLT(R) and photodynamic therapy product lines. Although current research and development activities are directed at enhancing our laser and fiber manufacturing efficiency and the functional effectiveness of our EVLT(R) product line, we are continuously evaluating new clinical applications and solutions for our lasers and delivery systems.

KEY ACQUISITIONS TO ENHANCE PROFITABILITY

We periodically evaluate attractive opportunities in related fields and we expect to continue efforts to identify and pursue these opportunities in the future. On September 3, 2003, we acquired exclusive rights to U.S. Patent No. 6,398,777 and foreign counterparts regarding the endovenous laser treatment of varicose veins from the five inventors of this procedure. With this proprietary position, we believe we have positioned ourselves to be the leader in minimally invasive varicose vein treatment. Previously, in November 2000, we acquired the rights to manufacture OPTIGUIDE(R) fiber from QLT, Inc. In August 2005, we entered into an exclusive distribution agreement for the Luminetx VeinViewer(TM) vascular imaging system to market to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom.

STRATEGIC ALLIANCES TO ENHANCE CUSTOMER REACH

We have established strategic alliances with some notable photodynamic therapy drug companies to bring new treatments to market. However, the underlying products being developed by these companies which are used in conjunction with our products, have gained only limited regulatory approval required for commercialization, and expanded regulatory approval is not assured. Accordingly, we have focused our near-term investment in the commercialization of EVLT(R). In addition, we maintain original equipment manufacture ("OEM") relationships with companies such as Olympus in Japan, which uses our technology for surgical applications, and with Dentek Medical Systems GmbH, which uses our laser module for dental applications. Our strategy is to create long-term and exclusive working relationships that increase laser applications and revenue potential through the sale of our lasers and disposables whenever possible.

PRODUCTS, COMPETENCIES AND MARKET OPPORTUNITIES

Our focus on the development and commercialization of minimally and micro-invasive medical procedures employing our laser technology and disposable products has led to an array of applications. Minimally and micro-invasive medical procedures in general are a growing market, as they reduce the need for general anesthesia, expensive hospital stays and long and painful recovery periods. We address medical procedures which we believe are capable of producing a recurring revenue stream through the sale of disposable products, such as procedure kits or individual fibers, in addition to one-time revenue from the sale of the laser product itself. In 2003, 62% of our total revenues were derived from laser sales and 38% of our total revenues were derived from sales of disposable fibers and kits, accessories and services. In 2004, 59% of our total revenues were derived from laser sales and 41% of our total revenues were derived from sales of disposable fibers and kits, accessories and services. In 2005, approximately 49% of our total revenues were from laser sales and approximately 51% of total revenues were from sales of disposable products. For the first nine months of 2006, approximately 38% of our total revenues were from laser sales and approximately 62% of total revenues were from sales of disposable products and VeinViewer(TM).


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ENDOVENOUS LASER TREATMENT

In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for marketing endovenous laser treatment, with respect to marketing EVLT(R) in Europe. The following January, we became the first company to receive FDA clearance for endovenous laser treatment for the closure of the greater saphenous vein with superficial reflux. In December 2002, we received FDA clearance for expanded indications for use of EVLT(R), including our D15Plus and D30Plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. In December 2004, we obtained FDA clearance authorizing the use of our laser and procedure kits for treatment of venous incompetence and reflux of other superficial veins in the lower extremity.

On September 3, 2003, we acquired exclusive rights to the patent for endovenous laser treatment of varicose veins from the five inventors of this procedure. For detailed information, see "Patents, Trademarks and Proprietary Technology," below.

We commercialized EVLT(R) as an innovative minimally invasive laser procedure for the treatment of varicose veins resulting from reflux of the greater saphenous vein. The causes of varicose veins are commonly genetic. People with past vein diseases, new mothers, overweight individuals and people with jobs or hobbies that require extended standing also are at risk. According to a 1973 report by the University of Michigan under a comprehensive study of the health characteristics of the community of Tecumseh, Michigan, approximately 25% of women in the U.S. have varicose veins. In addition, varicose veins are more prevalent in older people. The Tecumseh study was a comprehensive longitudinal research study that tracked the health of a sample population of 7,000 to nearly 9,000 people at three intervals over the course of a decade, from the late 1950s to the late 1960s. According to the Tecumseh study, at least 42% of Americans over age 60 have varicose veins and this number is increasing as the population continues to age. The Tecumseh study also indicates that at least 72% of women over age 60 in the U.S. have varicose veins. According to the American Association of Retired Persons, approximately 76 million people in the U.S. are 50 or older, and approximately an additional 4 million people turn 50 each year.

We estimate that there are currently 25 to 40 million Americans who suffer from some degree of venous insufficiency and that there are approximately 150,000 people in the U.S. and 1 million people worldwide who undergo vein stripping operations annually. We also believe that many people forego vein stripping procedures to treat their venous insufficiency due to the pain, extended recovery time, significant potential of scarring and other serious side effects associated with vein stripping. We believe that most patients who undergo vein-stripping procedures are candidates for endovenous laser treatment. EVLT(R) has several competitive advantages over the current vein-stripping treatment.

The EVLT(R) procedure takes approximately 45 minutes per leg and was developed to be performed in a physician's office, usually under local anesthesia and with the procedure guided by ultrasound technology. EVLT(R) also has a fast recovery period, reduced or minimal pain and no appreciable scarring. In endovenous laser treatment, the area of the leg affected is anesthetized locally and a thin laser fiber is inserted into the effected vein to deliver the laser energy in short pulses or as a continuous application. At the end of the procedure, after the fiber is withdrawn, a compression bandage is applied and worn up to three days. In addition, a compression stocking is worn for seven to 14 days. Patients can resume their normal routine, barring vigorous physical activities, directly after undergoing the treatment.

Vein stripping is a surgical procedure that typically requires general anesthesia, an overnight hospital stay, a painful recovery period of several weeks, and possibly post-operative scarring and post-operative infections from incisions. During clinical studies, up to 98% of first-time EVLT(R) treatments in clinical trials have been successful. A follow-on EVLT(R) treatment has successfully resolved the remaining cases. Vein stripping has demonstrated long term efficacy rates as low as 65%.

We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit and a training and marketing plan to assist physicians, clinics and hospitals in responding to the demand for treatment of varicose veins. EVLT(R) is attractive to physicians because of its high efficacy, low complication rate, low patient cost (relative to vein stripping) and favorable return on investment. Also, EVLT(R) for treatment of greater saphenous vein reflex is considered a non-cosmetic procedure that is now reimbursable for over 217 million covered lives.

A study co-authored by Dr. Robert Min, entitled "Endovenous Laser Treatment of Saphenous Vein Reflux: Long-Term Results," was published in the August 2003 issue of the Journal of Vascular and Interventional Radiology. The study shows what we believe to be excellent long-term results for the successful occlusion of varicose veins caused by reflux of the greater saphenous vein. The data presented in the study shows that minimally invasive laser treatment of varicose veins has a high long-term success rate, low complication rate and rapid recovery. The study included 499 limbs with varicose veins treated by EVLT(R) over a three-year period. Patients were evaluated clinically and with duplex ultrasound scans at 1 week, 1 month, 6 months, 12 months, 24 months, and 36 months to assess efficacy and adverse reactions. Successful occlusion of the greater saphenous vein after initial treatment was 98.2% and, at 2 year follow-up, 93.4% remain closed (113 of 121 limbs followed for 2 years). Importantly, all recurrences occurred prior to 9 months with the majority noted less than 3 months following endovenous laser treatment.


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The study described above was recently updated in an article authored by Dr. Min published in the August 2005 issue of the Journal of Cardiovascular Surgery
(Vol. 46, No. 4, pp. 395-405, Aug. 2005). The article states that "successful endovenous laser treatment . . . was seen in 98% (982/1000) [of] treated limbs with follow-up between 1 and 5 years . . . 457/460 or 99% of treated veins remain occluded at 2-5 year follow-up," and "13/18 treatment failures noted occurred prior to one year." Of note, the study reports only one failure in 500 limbs after instituting several procedural modifications that include delivering 14W of energy with a continuous pullback rate (rate of energy delivery along the length of vein) of 1-3 mm per second.

In this study, there were no reports of skin burns, no abnormal nerve sensation and no deep vein clots. In comparison, traditional surgery (ligation and stripping) often requires general or spinal anesthesia and can take up to 4 weeks for full recovery. Pain, bruising and scarring are also common. The results in this study also show EVLT(R) to be comparable or superior to those reported for other options available for treating greater saphenous vein reflux, including ultrasound guided sclerotherapy, and radiofrequency ablation. Dr. Min is the Acting Chair of Radiology at Weill Medical College of Cornell University and the Acting Radiologist-in-Chief of New York Presbyterian Hospital-Weill Cornell. Dr. Min is an inventor of the EVLT(R) treatment, who sold his rights to this patent to Diomed on September 3, 2003. Dr. Min also assists Diomed in physician training and in the development of medical treatments using EVLT(R). According to the terms of our patent purchase agreement with Dr. Min, we pay Dr. Min variable payments, based on our sales of products using the EVLT(R) patent. He has been a paid consultant to us since August 2001 and, as of September 30, 2006, owned options to purchase 41,823 shares of common stock.

EVLT(R) was our primary source of revenue in 2004 and 2005. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its high efficiency, low rate of complications, short recovery period, reduced pain and minimal scarring and reduced costs compared to other treatments for varicose veins. As of September 30, 2006, we had sold over 1,000 EVLT(R) lasers, and we have established Diomed as the leading brand of endovenous laser treatment products for varicose veins. We expect that as the volume of EVLT(R) procedures performed increases, so may our disposable sales. We believe that for the foreseeable future the U.S. represents the single largest market for EVLT(R).

CANCER TREATMENTS UTILIZING PHOTODYNAMIC THERAPY

We were the first diode laser manufacturer to receive FDA clearance for use of our lasers and optical fibers in photodynamic therapy cancer treatments. Photodynamic therapy (PDT) is an effective palliative treatment for late-stage lung and esophageal cancers and is under study for treatment of various other cancers throughout the body. Photodynamic therapy is based on the discovery that certain chemicals can kill one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research showing that some of these substances have a tendency to collect in cancer cells.

When using PDT, the photosensitizing agent injected into the body is absorbed by all cells. The agent remains in or around tumor cells for a longer time than it does in normal tissue. When treated cancer cells are exposed to light from a laser, the light is absorbed by the photosensitizing agent. This light absorption causes a chemical reaction that destroys the tumor cells. Light exposure is carefully timed to coincide with the period when most of the agent has left healthy cells but still remains in cancer cells.

There are several promising features of photodynamic therapy in treating cancer:
(1) cancer cells can be selectively destroyed while most normal cells are spared, (2) the damaging effect of the photosensitizing agent occurs only when the substance is exposed to light and (3) the side effects are relatively mild. The laser light used in photodynamic therapy is directed through an optical fiber. The optical fiber is placed close to the cancer to deliver the proper amount of light. For example, the fiber optic can be directed through a bronchoscope into the lungs for the treatment of lung cancer or through an endoscope into the esophagus for the treatment of esophageal cancer.

Our photodynamic therapy product line of photodynamic therapy solutions uses our own proprietary laser technology. When used in combination with a photosensitizing drug, photodynamic therapy provides the cancer therapy. As indicated, photodynamic therapy requires three-interacting elements: (1) a photosensitive drug that is absorbed by cancerous and abnormal cells, (2) a light source (laser) of a specific wavelength that activates the drug and (3) a delivery system, including a thin optical-fiber to guide the light source to the target area. Photodynamic therapy technology is only effective when these three components are working in concert. We have worked early in the clinical development process with photodynamic therapy drug companies to design a laser that optimizes the most effective wavelength in combination with their photodynamic therapy drugs.

In the U.S., regulatory approval by the FDA is given for each specific treatment in response to a specific pre-market approval application. Each pre-market approval application is generally addressed to a use for the device that the pre-market approval application specifies. The FDA considers photodynamic therapy a modality that requires a combination pre-market approval application, where the photodynamic therapy drug company, laser manufacturer and fiber manufacturer work together to obtain regulatory approval for the complete medical procedure. The lengthy regulatory approval process and FDA modality factor create significant obstacles to potential competition.

We currently believe that the potential market for our EVLT(R) product line is substantially larger than the potential market for our photodynamic therapy product line. We also expect sales of EVLT(R) products and services to account for an increasingly higher proportion of our total sales revenue as compared to photodynamic therapy products. Therefore, while we continue to pursue sales of our photodynamic therapy product line, our present emphasis is on our EVLT(R) product line and we are concentrating our marketing and sales efforts towards the EVLT(R) product line.


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FIBERS AND DISPOSABLE ITEMS

To address medical conditions with minimally invasive techniques, we offer physicians an integrated clinical solution, including a laser and disposable procedure kits or individual fibers. Optical fiber is the necessary system that delivers the laser light during surgical, endovenous laser treatment and photodynamic therapy procedures. These sterile fibers, generally used only once to ensure sterility, can generate a steady stream of revenue. We sell self-contained EVLT(R) kits of disposable items, which include an optical fiber, a sheath that acts as an introducer for the fiber, a needle, a guidewire, a tray cloth and protective packaging. In some cases, we sell only the fiber.

The potential market for kits, fibers and other disposable items is driven by the adoption rate of the specific clinical procedure. We have and will continue to generate a disposable market by developing and promoting specific procedures, such as endovenous laser treatments. As EVLT(R) gains market share in comparison to vein-stripping and other varicose vein procedures, so will the volume of kits and fibers used in these treatments, and the volume of fibers we sell for use in these procedures is expected to increase.

OTHER CLINICAL APPLICATIONS

Our technologies are also used in general surgical applications as well as in dental applications. While our focus is on the development of specific clinical applications, such as varicose vein treatment with EVLT(R), other medical applications can be, and are being, performed with our lasers. For instance, the FDA has also cleared our diode laser technology for open and endoscopic surgical procedures, which are used to treat vascular and pigmented lesions. Potential clinical applications that we may address include:

Nasal Polypectomy: Nasal polyps are usually benign growths in the nose, which are removed with the laser with minimal bleeding and quick recovery period.

Turbinate Reduction: The turbinates are structures in the nose which can become enlarged due to conditions such as allergies and obstruct the airways. The laser can be used to reduce their size and clear the blockage. Other nasal procedures include: ethmoidectomy, meatal antrostomy, maxillary endo-sinus surgery. These various procedures involve the removal of blockages, opening up of the various airways and gaining access to various structures within the nose.

Dacryocystorhinostomy (DCR): Tear ducts take tears from the corner of the eye down into the nose. Blockage of the tear ducts results in watery eyes. The laser fiber can be used to reopen the channel from the tear duct into the nose and resolve the problem. This simple procedure can be performed under local anesthetic, is less traumatic than conventional surgery and leaves no surgical scarring.

Ontological Surgery: By carbonizing the end of the fiber, the trapped laser energy heats up the tip producing in effect a tiny "hot knife", which can be used, for cutting away tissue in a variety of conditions in the ear. The fine tip size makes it an exceptionally controllable tool. Applications include Stapedotomy and Stapedectomy (treatments involving the auditory bones in the ear to correct hearing problems), Myringotomy (incision in eardrum to relieve pressure from infection), Cholesteatoma and Acoustic neuron (benign growths in the ear which are removed).

Uvulopalatoplasty (LAUP): Reshaping of the soft palate and uvula at the back of the mouth is done in severe cases to reduce snoring and can be performed in one session using a fine sculpted tip fiber. The coagulated area surrounding the incision ensures virtually no blood loss, faster patient recovery and minimal post-operative nursing requirements.

Vaporization of Tumors: Areas of abnormal tissue due to inflammation or infection can be destroyed or reduced in size with heat energy. The laser delivers this in a very controllable way with a known depth of effect, which avoids damage to surrounding structures.

Gastro-Intestinal Cancer: Cancer in the gullet will grow and block the tube stopping the patient from swallowing. The cancer can be reduced in size and the tube reopened using the laser. This relieves the symptoms allowing the patient to eat relatively normally, often returning home. It does not cure the cancer but produces a temporary improvement in quality of life.

Lung Tumors: Cancers in the lung will grow and obstruct the airways causing breathing problems for the patient. The cancer can be reduced in size and the airway reopened using the laser. This relieves the symptoms allowing the patient to breathe more normally. Again, this treatment does not cure the cancer, but produces a temporary improvement in quality of life.

Vascular Lesions: Although seen as primarily a cosmetic problem, vascular and pigmented lesions can have a profound effect on lifestyle especially when they occur in young people. For many years lasers have been used to treat such lesions with a high degree of success. Such procedures are simple to perform and the nature of the laser light allows for a high degree of precision while minimizing side effects. The laser can be used by shining it through the skin (transdermally) to reduce the lesions' appearance. Delivery of the laser energy is simplified by a range of specially designed hand pieces.


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Neurosurgery: There are a variety of intercranial tumors which can be treated with the laser. Those most suitable for laser assisted ablation are the benign forms especially the various meningiomas. The laser can also be useful in gaining access to lesions involving the brain stem and for removing acoustic neuromas. The hemostatic properties of the laser, its controllability and the limited collateral effects make the laser highly suitable for neurosurgical applications.

Urology: The laser can be used in the treatment of Benign Prostate Hypertrophy
(BPH) in three different ways. It can be used transurethrally to debulk the prostate by contact tissue removal or by non-contact tissue coagulation. It can also be used to shrink the prostate by interstitial therapy. In addition, the laser can be used to destroy bladder tumors and for a variety of open surgical techniques where its ability to cut and coagulate simultaneously are utilized.

Interstitial Therapy: The laser can be used to treat tumors within normal tissue by thermally destroying them in situ. This technique is applicable to liver metastases, osteoid osteomas and breast tumors. In addition, the laser can be used in a similar way on the nucleus pulposus to cause shrinkage and reduce pressure within the discs of the lower back. This latter technique is called Percutaneous Laser Disc Decompression (PLDD).

There are numerous processes for the development of products for these potential clinical applications. In general, however, each of them will require extensive preclinical studies, successful clinical trials and cleared pre-market approval applications or 510(k)s before they can generate significant revenues. We currently have no pending regulatory applications or clinical studies. We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. If we are not able to find appropriate third parties to design and conduct clinical trials, and if we do not have the resources to administer clinical trials in-house, this process may become even more lengthy and expensive. Since we collaborate with third parties, those parties generally maintain certain rights to control aspects of the application development and clinical programs. Our business depends in part on our ability to obtain regulatory approval for expanding applications and uses of our products. Therefore, delays or other related problems may adversely affect our ability to generate future revenues.

ORIGINAL EQUIPMENT MANUFACTURING

Our technology and manufacturing capability has attracted original equipment manufacturing (OEM) partners. In the typical original equipment manufacturing relationship, we produce the laser and other products to the original equipment manufacturing customer's specifications, which will then be marketed under the original equipment manufacturing's label. Our most significant original equipment manufacturing relationship is with Olympus in Japan, which is using our technology for its surgical products. Our OEM business represented approximately 8% and 5% of total revenues in 2005 and 2004, respectively.

MANUFACTURING

We manufacture our lasers with components and subassemblies that our subcontractors supply. We assemble and test each of our lasers at our Cambridge, England facility. The priorities of our manufacturing operations include ensuring adequate inventory, continuous cost reduction and superior product quality. To achieve our goals, we work closely with our research and development, sales and marketing teams, and effectively manage a limited number of what we believe to be the most qualified suppliers.

We use a variety of materials, including mechanical, electronic, optical components and subassemblies for the lasers, plus other materials that our customers purchase for direct consumption, such as disposable items sold in kit form and fibers. We construct lasers in the UK using local high-quality supplies for metalwork components and subassemblies. We procure standard off-the-shelf-electronic components primarily from various UK and US suppliers. Because of their complexity, high quality requirements and relatively low volumes, we choose to procure our optical components from only two sources.

Semiconductor laser diodes are used in optical disc drives, optical fiber telecommunications, printers and bar code scanners. No larger than a grain of salt, the diode chip converts electricity into laser light with such efficiency that power consumption and heat generation are reduced. Laser diodes are related to the LEDs used as indicator lights in most electrical devices. While LEDs produce light measured in milliwatts, high power laser diodes each produce several watts of laser light. Because laser diodes are semiconductor components, the products they support have no moving parts, are highly reliable and can be run from a wall socket power supply with only limited requirements to cool the components. The outcome of this miniaturization of laser technology is a portable, lightweight, highly reliable and easy to use laser. Like electronic semiconductors, management believes that semiconductor lasers will increasingly replace most other laser technologies.

To achieve power levels beyond that of a single laser diode, light may be coupled from multiple diodes. This may be achieved by attaching an optical fiber to the end of each diode and "bundling" the fibers together. This entails a number of optical fiber joints inside the laser system to guide and couple the light. Each optical joint reduces the amount of light that passes through the system and each joint also has a finite lifetime that is usually less than the life of the diode. As one optical joint fails, the others come under greater stress and are subject to an increased likelihood of cascade failure. The result is an inefficient optical transfer where power delivered through the working end of the fiber is only a small percentage of the power delivered by the diode.


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The most widely used medical diode laser emits laser energy at 810nm, producing light in the near infra-red portion of the spectrum. At powers of up to 60W and used in conjunction with a flexible optical delivery fiber, this wavelength can be used in various surgical applications to cut, close or vaporize soft tissue. Semiconductor diode chips are now available in multiple wavelengths, permitting an even wider array of medical applications.

We also use a number of different laser diodes for our various products. Diodes for our lasers are multi-sourced. Currently, the majority of these suppliers are located in the U.S., Japan and Europe. In addition, we purchase the fibers contained in our clinical solution kits, and those fibers required to support our FibersDirect.com business, from suppliers throughout the world. Because most of our raw materials and components are available from various sources, we are currently developing qualified backup suppliers for each of these resources.

We currently outsource most of our manufacturing of disposable fibers used in EVLT(R), and other surgical procedures. We own the patent applications for certain EVLT(R) disposable fiber technology and subcontract the manufacturing to a third party. We subcontract the production of EVLT(R) kits of disposable items, consisting principally of a fiber, a sheath used to introduce the fiber into a vein, a guide wire, and a needle used to insert the sheath. We currently purchase each of these EVLT(R) components from third parties. We also purchase disposable fibers used in other surgical procedures directly from third parties.

We are required to manufacture our products to comply with the international standard BS EN ISO 13485:2003 and the FDA's Quality System Regulations, or "QSR." The ISO 13485 and QSR standards detail the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. Our manufacturing facility is subject to periodic audits by regulators who conduct inspections that must be satisfactory for us to maintain ISO approval, and it is also auditable by the FDA. Our failure to maintain compliance with the ISO 13485 and QSR requirements could result in the closure of our manufacturing operations and the recall of our products. If one of our suppliers were not to maintain compliance with our quality requirements, we might have to qualify a new supplier and could experience manufacturing delays as a result. In November 1999, we became certified to manufacture in the United Kingdom and upgraded to BS EN ISO 13485: 2001. In 2002, we underwent an FDA Quality Systems Regulation Inspection and received a satisfactory letter from the FDA as a result of this inspection. In 2004, we successfully completed an external audit which allowed us to upgrade to BS EN ISO 13485:2003.

SALES AND MARKETING

In the U.S., we sell, market and distribute our products and services through our direct sales force. Our primary sales focus in the U.S. has been the commercialization of EVLT(R). We initially used independent sales representatives, and switched to a direct sales force during the second half of 2002 to better manage the dynamics of selling clinical applications, including lasers and disposable products. We currently employ a field sales organization of 30 professionals, who sell EVLT(R) and VeinViewer(TM) technologies and products. In order to more effectively address competitive sales tactics and strategies, we are in the process of expanding our field sales organization from 30 to 36 professionals to provide greater focus and responsiveness to the needs of our rapidly expanding physician base. We will continue to monitor sales activities and strategies and adjust the number of direct sales representatives and distributors to address market needs and opportunities in the future.

Internationally, we sell, market and distribute our products and services through a combination of direct sales representatives and a global network of distributors. We typically commit our distributors to minimum product purchases, and we may terminate our relationships with distributors who do not meet those minimum purchase levels. We have not given our distributors price protection or product return rights. We do not remotely monitor inventory levels of our products once we sell them to distributors, but may obtain that information as needed by our contact with the distributor. We also develop and maintain strategic marketing alliances for international sales and marketing. These alliances exist under agreements with companies such as Olympus Medical Systems Corporation. Each of these agreements relates to certain products and market segments.

In North America, we target our marketing efforts to physicians through hospital and private office visits, trade shows and trade journals, and to consumers through point of service information brochures and our websites, www.evlt.com (which provides information to patients and physicians about EVLT(R)) and www.fibersdirect.com (which provides product and pricing information to prospective physician customers about our available optical fibers). Our sales philosophy includes establishing strong collaborations with well-known professionals in the industry regarding our technology platforms, compiling substantive clinical data and supporting the publication of peer review articles. With respect to EVLT(R), we believe that we have collected more clinical data regarding our products and their application than any of our competitors in the endovenous laser treatment market.

In November 2000, we formed FibersDirect.com, a U.S. business unit that acts as a direct marketing conduit by providing on-line information for available products. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers, used in photodynamic therapy cancer treatments, are promoted via FibersDirect.com.


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In 2004, no customer accounted for more than 10% of our revenues, and we generated approximately 64% of our sales in the U.S. In 2005, no customer accounted for more than 10% of our revenues, and we generated approximately 76% of our sales in the U.S. Going forward, we believe that any dependence on any individual customer or group of customers is likely to decrease because we expect more of our revenues to be generated from sales of EVLT(R) to individual physician practices and hospitals rather than to large-scale distributors. In addition, we believe that our percentage of sales generated in the U.S. will increase as EVLT(R) market penetration in the U.S. increases.

For the remainder of 2006, we plan to continue to focus on the development and growth of EVLT(R) sales worldwide. We will continue to support the development and approval of new applications for other products, and to continue our research and development efforts aimed at enhancing both our products' effectiveness and our manufacturing efficiencies.

COMPETITION

The medical device industry is highly competitive, regulated and subject to rapid and substantial technological change. We compete primarily on the basis of performance, brand name, reputation and price. Developments by others, both public and private, may render our products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Existing and potential competitors may develop products and clinical solutions that could prove to be more effective, safer or less costly than our products and clinical solutions. Many of these competitors have significantly greater financial and human resources than we do, and have established reputations as well as worldwide distribution channels that are more effective than ours. Competition in the industry involves an intensive search for technological innovations and the ability to market these innovations effectively. The introduction of new products and clinical applications by competitors may result in price reductions, reduced margins, loss of market share and product replacements, even for products protected by patents. There can be no assurance that competitors, many of which may have made substantial investments in competing technologies, would not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. To compete effectively in the marketplace, we require the financial resources to effectively support our activities in research and development, regulatory compliance, quality control, sales and marketing, distribution and technical information and training services.

In the vein treatment market, our competitors include manufacturers and marketers of surgical and radiofrequency devices, and pharmaceutical companies that provide drugs used in sclerotherapy and other vascular diseases. Within the specific endovenous laser treatment market that our EVLT(R) products serve, Biolitec A.G., AngioDynamics, Inc., Vascular Solutions, Inc., New Star Lasers, Inc., d/b/a CoolTouch, Inc. and Dornier MedTech GmbH are our main competitors for surgical diode lasers. AngioDynamics does not manufacture lasers or optical fibers, and we understand it currently has an original equipment manufacturing agreement with Biolitec for these goods. AngioDynamics and Vascular Solutions received FDA clearance for their respective varicose vein treatment devices on June 18, 2003, approximately 17 months after Diomed, while CoolTouch received FDA clearance for its laser treatment of varicose veins on September 30, 2004. Biolitec, Lumenis and Dornier, among others, are our competitors in the general surgical laser market. AngioDynamics, Total Vein Solutions and Vascular Solutions currently compete with us for sales of kits used in endovenous laser treatment.

We believe that our EVLT(R) system and comprehensive physician management tools are superior to the products offered by our direct competitors. EVLT(R) uses a laser wavelength that has been proven effective in FDA trials and in peer reviewed data. Compared to varicose vein treatments using radiofrequency as offered by our competitor, VNUS Technologies, Inc., Diomed's EVLT(R) treatment is a faster procedure, uses substantially less expensive disposables, has clinically proven results that are superior to the results reported for VNUS does not have any of the serious complications reported by VNUS. EVLT(R) offers physicians comprehensive practice management tools, including physician training and practice development. Dornier, Biolitec and AngioDynamics offer some practice management assistance, but we believe that, to the extent offered, our competitors' practice management tools are significantly less comprehensive than ours.

Treating the great saphenous vein (GSV) with liquid or foamed sclerosant (with and without ultrasound guidance) pre-dates FDA clearance for endovenous thermal ablation procedures such as radio frequency and laser. However, numerous published reports and abstracts presented at medical conferences show that outcomes for sclerotherapy of the GSV do not equal those shown for thermal ablation. Although some GSV treatment is still done with sclerotherapy, current accepted standards of care call for thermal ablation for primary reflux of the GSV followed by sclerotherapy or ambulatory phlebectomy for visible varicosities and spider veins.

Several newer catheter-based systems for delivering sclerosant to the GSV are undergoing clinical trials, but none are yet commercially available and long-term outcomes for these systems are not known. Should these systems become commercially available, these new products could gain market share currently held by thermal ablation technologies, including endovenous laser treatment.

In the cancer treatment market, our competitors include manufacturers and marketers of surgical and radiation therapy devices, and all the pharmaceutical companies that provide various drugs used in chemotherapy and immunotherapy. Within the specific photodynamic therapy market, Lumenis, Laserscope and Biolitec are our main competitors. We currently have one FDA-cleared diode laser in the U.S. for photodynamic therapy cancer applications which is used in conjunction with Axcan Pharma's Photofrin(R) drug for late stage lung and esophagus cancers. We also face competition from current widespread treatment practices, including surgery, chemotherapy and radiation. Since most photodynamic therapy cancer treatments are still in clinical trials, no long-term safety or efficacy data is available. As a result, cancer patients may be more likely to choose proven traditional forms of treatment.


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We expect that our principal methods of competition with other photodynamic therapy support companies will be based upon such factors as:

      - the ease of administration of our partners' photodynamic therapy methodologies;

      -     the degree of generalized skin sensitivity to light;

      -     the number of required doses;

      -     the safety and efficacy profile;

      - the selectivity of photodynamic therapy drug for the target lesion or tissue of interest;

      -     the type and cost of our light systems; and

      -     the cost of our partners' drug.

Increased competition could result in:

      -     price redt 6 12 uctions;

      -     lower levels of third-party reimbursements; and

      - failure to achieve market acceptance for our photodynamic therapy product line, and loss of market share.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

We hold U.S. and international patents for inventions related to endovenous laser treatment of varicose veins, solid state laser diode light source, high power light source, peltier-cooled and medical spacing guide. These patents expire from 2011 to 2019.

In June 2002, the U.S. Patent and Trademark Office issued Patent No. 6,398,777 ("Endovascular laser device and the treatment of varicose veins"). We formerly licensed technology for the EVLT(R) process from one of its inventors, Dr. Robert Min, on a non-exclusive basis, although Dr. Min had agreed not to license the process technology to any third party so long as we complied with our obligations under the agreement. On September 3, 2003, Diomed acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins, in two transactions.

In the first transaction, Diomed purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between Diomed and Dr. Min entered into on July 23, 2003. On September 3, 2003, Diomed paid the purchase price set forth in the Purchase Agreement (consisting of $500,000 in cash and options to purchase 40,000 (as adjusted by the 1:25 reverse split, effective June 17, 2004) shares of our common stock) in exchange for Dr. Min's assignment to Diomed of his interest in the EVLT(R) patent. Diomed has agreed to pay to Dr. Min variable payments based on Diomed's sales of products using the EVLT(R) patent. Dr. Min had previously licensed the EVLT(R) patent to Diomed and had served as a consultant to Diomed. Dr. Min's consulting agreement with Diomed was amended to reflect the changes in the relationship between him and Diomed as a result of Diomed's acquisition of the EVLT(R) patent rights. Dr. Min is expected to continue to act as a consultant to Diomed under the revised consulting agreement.

In the second transaction, Diomed licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between Diomed and Endolaser Associates entered into on July 11, 2003. On September 3, 2003, Diomed paid Endolaser Associates $1.5 million in cash in exchange for the exclusive license granted by Endolaser Associates on behalf of the four inventors who had assigned their interest in the EVLT(R) patent to Endolaser Associates. Diomed was to make additional payments totaling $2.5 million in 10 quarterly installments of $250,000 each, commencing October 1, 2003. Diomed paid all of these payments when due and fully satisfied this obligation when it paid the final installment in January 2006. We agreed to pay ongoing variable royalties based on Diomed's sales of products subject to the EVLT(R) patent.

Together with Dr. Min and his associate, Dr. Stephen Zimmet, we also invented fiber technology that we use with our EVLT(R) products. Drs. Min and Zimmet assigned to us their rights to a patent application regarding this technology. In January 2006, the U.S. Patent and Trademark Office issued to us two additional patents that we use in connection with EVLT(R), Patent Nos. 6,981,971 and 6,986,766 for our introducer sheath/optical fiber arrangement that may be used in the endovascular laser treatment of varicose veins. We pay a fee for our sale of fibers incorporating this technology. Doctors Min and Zimmet also provide services to us on an ongoing basis to educate physicians on the use of our EVLT(R) products, and we pay them fees for these services.


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

We license technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Health Research, Inc. owns this patented technology and exclusively licenses it to QLT, Inc. In turn, QLT sublicenses it to us on a non-exclusive basis. The sublicense continues until the licensed patent rights expire or the license from Health Research to QLT is terminated, whichever comes first. Health Research may terminate its license to QLT if QLT breaches its obligations under the license and does not cure the breach within 90 days, or if QLT becomes insolvent. QLT may terminate our sublicense if we breach our obligations under the sublicense, such as failing to pay royalties, and do not cure the breach within 90 days, or if we become insolvent.

We have received trademark registrations from the U.S. Patent and Trademark Office for the trademarks "Diomed," "OPTIGUIDE" and "EVLT." We have initiated trademark registrations for "Summer Legs" and "Spotlight" as a trademark and/or service mark, but we have not yet received registrations for this particular mark. We registered various domain names, including diomedinc.com, diomed-lasers.com, fibersdirect.com, fibresdirect.com, summerlegs.com and evlt.com.

Our proprietary technology includes:

      - a device for scanning laser beams in a pre-defined pattern across the patient's skin;

      -     an enclosure for protecting laser diodes and modules;

      - a low cost method for measuring the light from optical fibers of differing geometry (under development);

      -     a common platform for laser diodes of different wavelengths;

      -     a user interface that is appropriate to the clinical setting;

      - a monolithic optical geometry for implementing the patented technology;

      - a means for driving the laser diodes that provides a wide dynamic range; and

      - a means for efficiently removing heat from the diodes thereby allowing the instrument to operate with standard line power as the only service.

The patent position of medical device companies generally is highly uncertain. Some of the risks and uncertainties include:

      - the patent applications owned by or licensed to us may not result in issued patents;

      - our issued patents may not provide us with proprietary protection or competitive advantages;

      - our issued patents may be infringed upon or designed around by others;

      - our issued patents may be challenged by others and held to be invalid or unenforceable;

      -     the patents of others may have a material adverse effect on us; and

      -     significant time and funds may be necessary to defend our patents.

We are aware that our competitors and others have been issued patents relating to optical fibers and laser devices. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, in the future our competitors and others may file applications for patents, or otherwise obtain proprietary rights to technology that can be used for such products. These existing or future patents, applications or rights may conflict with our patents or applications. These conflicts could result in a rejection of our or our licensors' patent applications or the invalidation of issued patents, any of which could have a material adverse effect on our ability to focus on the development or marketing of these applications. If conflicts occur, or if we believe that other products may infringe on our proprietary rights, we may pursue litigation or other legal remedies, or may be required to defend against litigation. In fact, we have sued several competitors to assert our intellectual property rights, and we have been sued by a competitor who has alleged that we infringed its intellectual property rights. Legal proceedings may materially adversely affect our competitive position, and we may not be successful in any such proceeding. Litigation and other proceedings can be expensive and time consuming, regardless of whether we prevail. This can also result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales.

We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. However, these third parties may breach their agreements with us, and we may not have adequate remedies for their breach. Competitors may also independently learn or discover our trade secrets.


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

For a discussion of some of the risks and uncertainties related to our intellectual property, see "Risk Factors," below, and for a discussion of current litigation involving our intellectual property, see "Legal Proceedings," below.

GOVERNMENT APPROVALS

The FDA and comparable international regulatory bodies regulate our medical device products and their applications.

In the United States, our products are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDC Act, and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a PMA application, under Section 515 of the FDC Act prior to commercialization. Pursuant to the FDC Act, the FDA regulates, among other things, the following aspects of medical devices: product design and development, product testing for safety and efficacy, product manufacturing, product labeling, product storage, pre-market clearance or approval, product sales and distribution, record keeping, reporting of adverse events and corrective actions, recalls and removals.

In addition, in conjunction with the Federal Trade Commission, the FDA regulates the advertising and promotion of the medical devices in the United States. Failure to comply with the applicable requirements can result in sanctions such as warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and recommendation that we may not be permitted to enter into government contracts.

Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. will require either prior clearance by the FDA on the basis of a "510(k) application," or a pre-market approval ("PMA") application. The FDA classifies medical devices that are manufactured or sold in the U.S. into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) pre-market notification. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring pre-market approval upon a PMA application submitted by the applicant.

Our laser devices require either 510(k) or pre-market application approval, depending on the clinical application sought. Our devices generally qualify for clearance under 510(k) procedures. To obtain 510(k) clearance, we must submit a pre-market notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 (the date that the FDA called for the submission of PMA applications). The FDA's 510(k) clearance review has recently taken from three to twelve months from the date the application is submitted, but it can take significantly longer.

After a device receives 510(k) clearance, any material changes, major design changes, changes to the safety and efficacy of the product, new claims or indications for use and new technology with no prior history of use in medical devices are subject to a new 510(k) clearance requiring a rigorous demonstration of substantial equivalence to a currently marketed device and or clinical trials. Any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, alternatively, could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or obtain pre-market approval. If the FDA requires us to seek 510(k) clearance or pre-market approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device for the unapproved, or so called "offlabel," use until we obtain this clearance or approval. Also, under these circumstances, we may be subject to significant regulatory fines or penalties. We expect that any additional applications that we may seek for our existing laser products will require pre-market approval. The FDA requires pre-market approval for each specific clinical procedure.

We are the first company to receive FDA clearance for use of lasers and related applications in endovenous laser treatment and first diode laser manufacturer to receive FDA clearance for use of lasers in photodynamic therapy cancer treatments. In January 2002, we received FDA clearance for use of endovenous laser treatment in the U.S., in respect of our EVLT(R) product line, making us the first company to receive FDA clearance for this modality and use. Specifically, the FDA approved our EVLT(R) surgical laser and procedure kit as intended for use in ablation of the greater saphenous vein of the thigh in patients with varicose veins, and the FDA specifically found that it would not require us to submit a pre-market approval application for this use. In December 2002, the FDA granted clearance for the use of EVLT(R) for expanded indications, namely, the use of our D15Plus and D30Plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. In December 2004, we obtained FDA clearance authorizing the use of our laser and procedure kits for treatment of venous incompetence and reflux of other superficial veins in the lower extremity.


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

In August 2000, we and Axcan Pharma received regulatory approval for our 630nm laser and OPTIGUIDE(R) fiber, and Axcan Pharma's Photofrin(R) drug used in the cancer treatment for late stage lung and esophageal cancers. In August 2003, Axcan Pharma announced that it received FDA clearance in connection with an application it had made for expanded indications of the use of Photofrin(R) in conjunction with our photodynamic therapy laser products for the treatment of Barrett's Esophagus. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and 2004. We will continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

We are also regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. We must affix various warning labels and install certain protective devices, depending on the class of the product.

Our failure to comply would initially result in a warning letter from FDA informing us of the noncompliance. Action to correct the non-compliance range from a field correction, such as new labeling being sent to existing customers by mail, to a formal recall of the labeling and replacement with compliant material. As compliance with existing regulations is included in our new product development protocol, it is unlikely that non-compliance will occur. Labeling and new product compliance are reviewed at discrete intervals during new product development by regulatory and compliance departments prior to the release of any new products.

International sales of our products are subject to strict regulatory requirements, which vary substantially from country to country. Our key international markets are the European Union, Mexico/Latin America, Japan, Australia, South Korea, Peoples Republic of China and Canada. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

The European Union, which consists of 25 countries encompassing most of the major countries in Europe, has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive may bear the CE conformity marking indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, may be commercially distributed throughout Europe. ISO 9001 certification is one of the CE Mark certification requirements. In November 1999, our facility was awarded ISO 9001 and EN 46001 certification, thereby allowing us to apply the CE mark to our products and market them throughout the European Union. In September 2001, we were the first company to receive the CE mark of approval for marketing endovenous laser therapy products in Europe. Outside of the European Union, we must obtain country-by-country approval to import our products, although certain countries such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices.

THIRD-PARTY REIMBURSEMENT

A patient's ability to secure reimbursement for our existing and future products is critical to our success. In the U.S., health care providers generally rely on third-party payors, principally private health insurance plans and Medicare and Medicaid, to reimburse all or part of the cost of procedures in which medical devices are used. However, we cannot assure that EVLT(R) and photodynamic therapy, and future products that we develop in connection with photodynamic therapy, endovenous or other medical and clinical procedures, will be reimbursed, or that the amounts reimbursed to physicians would be adequate.

The current cost reduction orientation of the third-party payor community makes it exceedingly difficult for new medical devices and surgical procedures to obtain reimbursement. Often, it is necessary to convince payors that the new devices or procedures will establish an overall cost savings compared to currently reimbursed devices and procedures. We believe that EVLT(R) offers an opportunity for payors to reduce the costs of treating varicose vein patients by reducing the number of vein stripping procedures performed. We estimate that the cost of varicose vein treatment using EVLT(R) is approximately 25% of the cost of vein stripping procedures. Although we believe that EVLT(R) possesses economic advantages that will be attractive to payors, we cannot assure that they will make reimbursement decisions based upon these advantages.

Reimbursement by third-party payors is often positively influenced by the existence of peer-reviewed publications of safety and efficacy data and recommendations by knowledgeable physicians. With regard to EVLT(R), a number of physicians have published clinical data and studies addressing endovenous laser treatment in scientific journals. A recent study, entitled "Endovenous Laser Ablation of Varicose Veins," was published in the August 2005 issue of the Journal of Cardiovascular Surgery. This study shows what we believe to be excellent long-term results for the removal of varicose veins caused by reflux of the greater saphenous vein. The study was co-authored by Dr. Robert Min, Acting Chair of Radiology at Weill Medical College of Cornell University and Acting Radiologist-in-Chief at New York Presbyterian Hospital-Weill Cornell. Dr. Min is a consultant to Diomed, and is an inventor of EVLT(R), who sold his rights to this patented technology to Diomed on September 3, 2003. Dr. Min assists Diomed in physician training and in the development of medical treatments using EVLT(R). For further details of this study, see "Products, Competencies and Market Opportunities--Endovenous Laser Treatment."


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Additionally, we believe that our significant investment in proactive reimbursement activities has produced dramatic results in both the number and breadth of insurance carriers willing to provide positive EVLT coverage. The list of private, regional and national insurance providers with positive coverage policies on EVLT(R) has grown significantly, driven in large part by the addition of UnitedHealth Group Inc. UnitedHealthcare has joined other organizations such as Aetna Inc., Cigna Health Care and Humana Inc. along with an extensive list of independent Blue Cross Blue Shield and Medicare (Part B) carriers now providing our growing EVLT(R) patient base with access to broad insurance coverage.

On November 4, 2004, the Center for Medicare and Medicaid Services (CMS) established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including EVLT(R) for varicose veins. The new codes, which are established by the American Medical Association and the CMS, form the basis for Medicare and Medicaid reimbursement across the U.S. and became effective January 1, 2005, subject to annual adjustment. In January 2006, new codes became effective. Including Medicare/Medicaid reimbursements, as of September 30, 2006, we list over 67 coverage policies representing over 217 million covered lives.

Under the new codes, doctors performing the EVLT(R) procedure in an office or clinic setting are reimbursed an unadjusted base rate of $1,954 for the first vein treated under code #36478; second and additional veins at a base rate of $418 under code #36479. When performed in a hospital setting, the new codes allow for professional (Part B) payments of $348 for the first vein treated and $170 for the second and additional veins, along with applicable hospital facility fees. These base rates are adjusted for regional cost differences.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis or a region-by-region basis. In addition, reimbursement systems in international markets may include both private and government-sponsored insurance. We cannot be certain that we will be able to continue to obtain such approvals in a timely manner, if at all. If we fail to receive acceptable levels of international reimbursement approvals, market acceptance of our products in those countries is likely to be adversely affected.

Nevertheless, the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a medical device company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the U.S., we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may have a material adverse effect on our revenues and profitability, and may affect our ability to raise additional capital.

In addition, cost control initiatives could adversely affect our business in a number of ways, including:

      - decreasing the price we or any of our partners or licensees receive for any of our products;

      - preventing the recovery of development costs, which could be substantial; and

      -     limiting profit margins.

                               NUMBER OF EMPLOYEES

As of December 31, 2006, we employed a total of 92 full-time employees, 49 of whom are based in the U.S. and 43 of whom are based at Diomed Ltd., our wholly-owned subsidiary in Cambridge, England, where manufacturing and certain international sales are conducted. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union. We believe our employee relations are good.

                                LEGAL PROCEEDINGS

'777 Patent Litigation

On January 6, 2004, we filed a lawsuit in the United States District Court for the District of Massachusetts against AngioDynamics, Inc. seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 (the "'777 patent") covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line, the exclusive rights to which we acquired on September 3, 2003. AngioDynamics generally denied our allegations and sought a declaratory judgment of invalidity of the '777 patent. AngioDynamics also added certain counterclaims against us, including antitrust violations, patent misuse and other allegations, all arising from our obtaining and seeking to enforce the '777 patent. The court bifurcated the case, so that those counterclaims will not be litigated until we resolve our patent infringement claims against AngioDynamics.


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

On March 4, 2004, we filed a second lawsuit against Vascular Solutions in the United States District Court for the District of Massachusetts seeking injunctive relief and damages for infringement of the '777 patent. On April 28, 2004, Vascular Solutions answered the complaint and filed a counterclaim for declaratory judgment that the '777 patent is invalid and not infringed. Vascular Solutions amended its answer and counterclaims to further allege patent unenforceability. In addition, Vascular Solutions moved to bifurcate the damages and willful infringement aspects of this case. We opposed this motion and on June 28, 2005 the court denied Vascular Solutions' motion. At the parties' joint request, however, our patent cases involving AngioDynamics and Vascular Solutions were consolidated by the court for pretrial purposes. We subsequently completed the discovery phase of the litigation.

On April 12, 2005, the Court issued a claim construction ruling, which interpreted certain claim language in the '777 patent. We believe that the evidence we have developed to date in the course of these lawsuits, if admitted and fully credited, will show that AngioDynamics and Vascular Solutions are infringing our patent as it has been interpreted by the Court.

On December 21, 2005, we moved for summary judgment that the `777 patent is valid, enforceable, and infringed by both Vascular Solutions and AngioDynamics. On the same date, AngioDynamics and Vascular Solutions moved for summary judgment of noninfringement. The Court initially scheduled a hearing on the parties' respective motions, but that hearing date was cancelled when the judge originally assigned to the case (Judge Richard Stearns) recused himself due to his having consulted one of Diomed's expert witnesses for a personal medical condition. The cases were reassigned to another Judge in the same District (Nathaniel Gorton).

On August 20, 2006, Judge Gorton issued a favorable ruling on the summary judgment motions. In particular, Judge Gorton rejected all of the various challenges raised by the defendants to the validity or enforceability of our `777 patent, and granted us summary judgment of validity and enforceability of the patent. Judge Gorton further denied all parties' cross-motions for summary judgment on infringement, as a result of which the case will proceed to trial as we had expected. A trial date has been set for March 12, 2007.

On April 2, 2004, we filed a lawsuit in the United States District Court for the District of Massachusetts against Total Vein Solutions, LLC, seeking injunctive relief and damages for infringement of the '777 patent. Total Vein Solutions answered the complaint, generally denying our allegations and counterclaiming for declaratory judgment of non-infringement and invalidity of the EVLT(R) patent. We are in the discovery phase of this litigation. For the same reasons discussed above, this case has also been reassigned from Judge Stearns to Judge Gorton.

On October 14, 2004, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts against New Star Lasers, Inc., d/b/a Cooltouch, Inc., seeking injunctive relief and damages for infringement of the '777. CoolTouch answered the complaint, generally denying our allegations and counterclaiming for declaratory judgment of non-infringement and invalidity of the '777 patent. We are now proceeding with the discovery phase of this litigation. For the same reasons discussed above, this case has also been reassigned from Judge Stearns to Judge Gorton.

VNUS Technologies Litigation

On July 21, 2005, a lawsuit was filed against us in the United States District Court for the Northern District of California by VNUS Medical Technologies, Inc., alleging infringement of U.S. patents Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433. The complaint was served on us on July 27, 2005. On September 15, 2005, we filed an answer denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed and that they are all invalid.

On October 12, 2005, VNUS served an amended complaint adding two additional parties, AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. On October 31, 2005, we filed an answer to the First Amended Complaint, again denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid and that two of VNUS' patents are unenforceable for inequitable conduct. We are now proceeding with the discovery phase of this litigation, which is scheduled to continue through mid-2007, with a preliminary trial date in October 2007.

The Court held a claim construction tutorial and a hearing on claim construction issues on October 30, 2006 and issued a ruling on claims construction on November 20, 2006.

We intend to continue to defend against the allegations against us in this case.

Misappropriation Litigation vs. Vascular Solutions

On December 12, 2003, we filed a lawsuit in the United States District Court for the District of Massachusetts seeking injunctive and other relief against Vascular Solutions, Inc. and one of its executives. We alleged, among other things, that Vascular Solutions and the executive misappropriated our trade secrets and then improperly used that information to develop and market laser accessory products. We also sought to redress what we alleged to be the willful and deceptive manner in which Vascular Solutions had been marketing its laser accessory products.

On June 16, 2004, Vascular Solutions and the other the defendant answered the complaint, and filed a counterclaim for invalidity of the EVLT(R) trademark. On July 13, 2005 the Court heard oral argument on Vascular Solutions' motion for summary judgment on all claims. Vascular Solutions conceded that it would stipulate to desist from any further use of the mark ELT, which Diomed alleged infringed Diomed's federally-registered EVLT(R) trademark. Vascular Solutions further stipulated that it would desist from any further dissemination of the defamatory statements alleged in our complaint.

On March 3, 2006, the Court referred the parties to nonbinding mediation. At the mediation on May 24, 2006, the case was settled. The terms of the settlement are confidential. A joint stipulated dismissal was filed on June 23, 2006, ending the case.

'971 and '976 Patent Declaratory Judgment Litigation

On January 3, 2006, AngioDynamics filed a lawsuit against us in the U.S. District Court for the District of Delaware, seeking a declaratory judgment that the claims of our U.S. Patent Number 6,981,971 (the "'971 Patent"), for an introducer sheath/optical fiber arrangement that may be used in the endovascular laser treatment of varicose veins, are invalid, unenforceable and not infringed by AngioDynamics. The '971 Patent was issued by the U.S. Patent and Trademark Office on January 3, 2006, the same day AngioDynamics filed the lawsuit. On January 17, 2006, AngioDynamics filed an Amended Complaint seeking a declaratory judgment with respect to our U.S. Patent Number 6,986,766 (the "'766 Patent"). The '766 Patent relates to methods of using an introducer sheath/optical fiber arrangement in the endovascular laser treatment of varicose veins. We filed a motion to dismiss AngioDynamics' declaratory judgment action in its entirety, based primarily on lack of declaratory judgment jurisdiction. We also asserted in our motion to dismiss that the court should dismiss the action in its discretion, and because AngioDynamics' complaint contained a number of deficiencies which we believe warranted dismissal. On September 7, 2006, the Court granted our motion to dismiss the action, denied AngioDynamics' Motion to Amend the Complaint, and dismissed the Case as we had requested.

                      MANAGEMENT`S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

You should read the following discussion of our financial condition and results of operations together with the audited consolidated financial statements and notes to the financial statements at December 31, 2005 and the unaudited financial statements and notes to the financial statements of September 30, 2006, all of which are included elsewhere in this prospectus.

This section contains forward-looking statements which involve known and unknown risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. We refer you to the "Risk Factors" on pages 6 through 18 of this prospectus for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to the commercialization of our current and future products and applications, and risks relating to our common stock and its market value.

In view of our relatively limited operating history, we have limited experience forecasting our revenues and operating costs. Therefore, we believe that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. To date, the Company has incurred substantial costs to create or acquire our products. As of September 30, 2006, we had an accumulated deficit of approximately $88 million, including $17.5 million in non-cash interest expense, a $1.1 million gain related to the adjustments of the market value for our current liability and $444,000 in SFAS 123R compensation expense. We may continue to incur operating losses due to spending on research and development programs, clinical trials, regulatory activities, and sales, marketing and administrative activities. This spending may not correspond with any meaningful increases in revenues in the near term, if at all. As such, these costs may result in losses until such time as the Company generates sufficient revenue to offset such costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto included in this prospectus.

                              RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2005

REVENUE

We delivered revenue for the three months ended September 30, 2006 of $5,321,000, increasing approximately $738,000, or 16%, from $4,583,000 for the same period in 2005. Revenue from the EVLT(R) product line increased 22% over the same period last year, including growth of 44% in disposable procedure product revenue, demonstrating the continued and growing acceptance of EVLT(R) by the medical community and patients alike.

In the three months ended September 30, 2006, approximately $1,980,000, or 37%, of our total revenue was derived from laser sales, as compared to approximately $2,194,000, or 48%, in the same period in 2005. In the three months ended September 30, 2006, approximately $3,341,000, or 63%, of our total revenues were from sales of disposable fibers and kits, accessories, service and VeinViewer(TM), as compared to approximately $2,389,000, or 52%, in the same period in 2005. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      -     increased penetration in the EVLT(R) market,

      - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers,

      - the impact of increased acceptance of the EVLT(R) procedure and expanded reimbursement coverage by health care insurers.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the three months ended September 30, 2006 was $3,042,000, increasing approximately $531,000, or 21%, from $2,511,000 for the three months ended September 30, 2005. The increase in cost of revenue in 2006 was primarily a result of increased revenues and lower overhead absorption.

Gross profit for the three months ended September 30, 2006 was $2,279,000, increasing approximately $208,000, or 10% from $2,071,000 from the three months ended September 30, 2005. The increase in gross profit in 2006 was primarily a result of incremental sales volume. On a percent-of-sales-basis, the gross profit of 43% decreased two percentage points compared with the gross margin of 45% in the prior year. The reduction in margin was a result a less favorable product mix and lower overhead absorption, which offset favorable pricing variances. We believe that gross profit as a percentage of sales may reach 60% or more, assuming increases in sales volume and pricing adjustments that may occur after successful completion of the `777 patent litigation.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT EXPENSES for the three months ended September 30, 2006 of $423,000, increased by $19,000, or 5%, from the three months ended September 30, 2005. We expect R&D expenditures to remain relatively stable, as we continue to drive product functionality, cost improvements, and other enhancements.

SELLING AND MARKETING EXPENSES for the three months ended September 30, 2006 of $2,687,000, increased $606,000, or 29%, over the three months ended September 30, 2005. The increase was driven by an expansion in the size of the sales force of $289,000, higher sales commissions resulting from the increased sales volume, and increased sales and marketing expenditures in support of the sales efforts. We anticipate continued increased expenses resulting from the larger sales organization and increased commissions due to expected increases in volume.

GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended September 30, 2006 of $1,907,000, increased $95,000, or 5%, from the three months ended September 30, 2005. The increase was primarily attributable to $67,000 in SFAS 123R stock based compensation costs, in accordance with SFAS 123R incurred in the three months ended September 30, 2006 as well as $126,000 in other administration costs, reduced by Sarbanes-Oxley costs of $106,000, as initial internal control assessment costs incurred in the three-months ended September 30, 2005 did not reoccur in the three months ended September 30, 2006. Total legal costs during the quarter decreased by $24,000 to $718,000 and included a reduction in the continuing cost of litigation against our primary laser competitors, partially offset by an increase in the cost of litigation in the VNUS Medical Technologies, Inc. ("VNUS") litigation.

We anticipate general and administrative expenses to remain at this level as we continue to incur legal fees in connection with our intellectual property '777 patent infringement actions lawsuits, some of which we expect to proceed to trial in early 2007, as well as defense costs pertaining to the patent infringement action initiated by VNUS.

LOSS FROM OPERATIONS

As a result of the factors outlined above, the loss from operations for the three months ended September 30, 2006 was $2,738,000, increasing $513,000 from $2,225,000 for the three months ended September 30, 2005, as the expansion of our sales and marketing efforts during the quarter drove incremental revenue, which was offset by an increase in sales and marketing costs.

OTHER (INCOME) EXPENSE, NET

Other expense, net for the three months ended September 30, 2006 was $242,000, compared to other expense, net of $134,000 for the three months ended September 30, 2005. Other expense, net for the three months ended September 30, 2006 includes $69,000 for the non-cash, non-operating charge, after giving effect to the change in market value of the warrants issued in the private placement financing completed on September 30, 2005.

As a result of the financing closed on September 29, 2006, the Company marked to market the warrant obligation for a final time and reclassified its mezzanine level preferred stock and warrant liability to permanent equity.

NET LOSS

Net loss for the three months ended September 30, 2006 was $2,979,000 compared to $2,359,000 for three months ended September 30, 2005. The expansion of our sales and marketing efforts during the three months ended September 30, 2006 drove incremental revenue, resulting in increased gross margin, increased commissions, and increases in other sales and marketing costs. Also, included in the net loss is $126,000 in non-cash charges in accordance with SFAS 123R for the fair value of stock options issued to employees and directors. This expense has been allocated between Selling, General and Administrative and Cost of Sales departmental expenses.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders for the three months ended September 30, 2006 was $6,746,000, or $0.35 per share, compared to $3,122,000, or $0.16 per share, for the three months ended September 30, 2005. During 2005, we agreed to pay cash dividends to holders of the 2005 preferred stock. These cash dividends amounted to $149,000 during the three months ended September 30, 2006. In addition, because the dividend percentage was considered below market for accounting purposes, we recorded an incremental non-cash dividend of $167,000 to reflect an effective interest rate of 16.5%. As a result of the preferred stock financing closed on September 29, 2006, the 2005 preferred stock was exchanged for the 2006 preferred stock, which does not accrue dividends unless a future dilutive financing is completed within certain terms. Therefore, the Company will cease paying or accreting these dividends on a prospective basis. The 2006 preferred stock does not currently accrue dividends.

Upon completion of the 2006 preferred stock financing, the company recorded a one-time, non-cash, non-operating beneficial conversion feature charge of $469,938, since the market price of the Company's common stock on September 29, 2006 of $1.20 was above the $1.15 effective conversion price of the immediately convertible preferred stock. The company also recorded a one-time, non-cash, non-operating deemed dividend of $3.0 million on the exchange of the 2005 preferred stock for the 2006 preferred stock.

NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2005

REVENUE

Diomed delivered revenue for the nine months ended September 30, 2006 of $15,972,000, increasing approximately $2,484,000, or 18%, from $13,488,000 for the nine months ended September 30, 2005. Revenue from the EVLT(R) product line increased 23% over the nine months ended September 30, 2005.

For the nine months ended September 30, 2006, approximately $6,125,000, or 38%, of our total revenue was derived from laser sales, as compared to approximately $6,763,000 or 50%, in the nine months ended September 30, 2005. In the nine months ended September 30, 2006, approximately $9,847,000, or 62%, of our total revenues were derived from sales of disposable fibers and kits, accessories, service and VeinViewer(TM), as compared to approximately $6,725,000, or 50%, in the nine months ended September 30, 2005. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      -     increased penetration in the EVLT(R) market,

      - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers,

      - the impact of increased acceptance of the EVLT(R) procedure and expanded reimbursement coverage by health care insurers.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the nine months ended September 30, 2006 was $8,786,000, increasing approximately $1,461,000, or 20%, from $7,325,000 for the same period in 2005. The increase in cost of revenue in 2006 was driven by the corresponding increase in the number of disposable products sold. Cost of revenue, as a percentage of sales of 55% was comparable to cost of revenue on a year-to-year basis.

Gross profit for the nine months ended September 30, 2006 was $7,186,000, increasing approximately $1,023,000 from $6,163,000 for the same period in 2005. On a percent-of-sales-basis, gross profit of 45% was comparable with the gross margin in the prior year, as fixed cost leverage from incremental sales volume was offset by unfavorable product mix. We believe that gross profit as a percentage of sales may reach 60% or more, assuming increases in sales volume and pricing adjustments that may occur after successful completion of the `777 patent litigation.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT EXPENSES for the nine months ended September 30, 2006 were $1,140,000, a decrease of $11,000, or 1%, from the same period in 2005. We expect R&D expenditures to remain relatively stable, as we continue to drive product functionality, cost improvements, and other enhancements.

SELLING AND MARKETING EXPENSES for the nine months ended September 30, 2006 were $8,490,000, an increase of $1,797,000, or 27%, over 2005. The increase was driven by an expansion in the size of the sales force of $1,052,000 and higher sales commissions resulting from the increased sales volume, and increased sales and marketing expenditures in support of the sales efforts.

GENERAL AND ADMINISTRATIVE EXPENSES for the nine months ended September 30, 2006 were $5,865,000, an increase of $390,000, or 7%, from the same period in 2005. The increase was primarily attributable to incremental legal fees of $339,000 and SFAS 123R expenses of $274,000, as we implemented SFAS 123R in the nine months ended September 30, 2006. These increased costs were offset by decreased Sarbanes-Oxley costs of $179,000, as initial internal control assessment costs incurred in the nine-months ended September 30, 2005 did not reoccur in the nine months ended September 30, 2006. Legal expenses included the continuing cost of patent litigation against four competitors commenced during 2004, as well as defense costs pertaining to the patent infringement action initiated by VNUS.

LOSS FROM OPERATIONS

Loss from operations for the nine months ended September 30, 2006 was $8,310,000, an increase of approximately $1,153,000 from the same period in 2005, as incremental gross profit from an increased revenue base was primarily offset by increased sales and marketing expense and legal costs related to our patent litigation.

OTHER (INCOME) EXPENSE, NET

Other income for the nine months ended September 30, 2006 was $684,000, compared to other expense, net of $1,691,000 for the same period in 2005. Other income in the nine months ended September 30, 2006 includes $971,000 for the non-cash, non-operating gain, after giving effect to the change in market value of the warrants issued in the private placement financing completed on September 30, 2005. Other income also includes the non-operating impact of the theft of trade secrets settlement with Vascular Solutions, Inc.

Interest expense in the nine months ended September 30, 2005 included non-cash charges totaling $1,404,000 related to the amortization and acceleration of the debt discount related to the first quarter 2005 conversion of $3,288,000 in debt issued in the September 28, 2004 equity and debt financing.

As a result of the financing closed on September 29, 2006, the Company marked to market the warrant obligation for a final time and reclassified its mezzanine level preferred stock and warrant liability to permanent equity.

NET LOSS

Net loss for the nine months ended September 30, 2006 was $7,626,000 compared to $8,847,000 for the same period 2005. The expansion of our sales and marketing efforts during the year drove incremental revenue, which was offset by the increased legal costs and supplemented by $971,000 for the non-cash, non-operating gain on warrant liability, after giving effect to the change in market value of the warrants issued in the private placement financing completed on September 30, 2005.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders was $12,007,000, or $0.62 per share, compared to $9,610,000, or $0.50 per share, for the same period 2005. During 2005, we agreed to pay cash dividends to holders of the preferred stock. These cash dividends amounted to $447,000 during the nine months ended September 30, 2006. In addition, because the dividend percentage was considered below market for accounting purposes, we recorded an incremental non-cash dividend to reflect an effective interest rate of 16.5%. As a result, in the nine months ended September 30, 2006, we recorded $484,000 of non-cash preferred stock dividend. As a result of the preferred stock financing closed on September 29, 2006, the 2005 preferred stock was exchanged for the 2006 preferred stock and the Company will cease paying and accreting these dividends on a prospective basis. The 2006 preferred stock does not currently accrue dividends.

Upon completion of the 2006 preferred stock financing, the company recorded a one-time, non-cash, non-operating beneficial conversion feature charge of $469,938, since the market price of the Company's common stock on September 29, 2006 of $1.20 was above the $1.15 effective conversion price of the immediately convertible preferred stock. The company also recorded a one-time, non-cash, non-operating deemed dividend of $3.0 million on the exchange of the 2005 preferred stock for the 2006 preferred stock.

FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

REVENUE

Diomed delivered revenues for the year ended December 31, 2005 of $19,049,000, increasing approximately $5,664,000, or 42%, from $13,385,000 for the year ended December 31, 2004. Revenue from EVLT(R) disposable procedure kits increased 83% in 2005 versus 2004, demonstrating the continued and growing acceptance of EVLT(R) by the medical community and patients alike.

In 2005, approximately $9,301,000, or 49%, of our total revenues, were derived from laser sales, as compared to approximately $7,839,000, or 59%, in 2004. In 2005, approximately $9,748,000, or 51%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $5,546,000, or 41% in 2004. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      -     increased penetration in the EVLT(R) market,

      - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers,

      - the impact of new sales management and development of our sales team, and

      - the impact of increased acceptance of the EVLT(R) procedure and expanded reimbursement coverage by health care insurers, including the establishment of reimbursement codes for EVLT(R) by the American Medical Association and the Center for Medicare and Medicaid Services, which became effective January 31, 2005.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the year ended December 31, 2005 was $10,113,000, increasing approximately $2,193,000, or 28%, from $7,920,000 for the year ended December 31, 2004. Cost of revenue, as a percentage of sales, decreased from 59% to 53% on a year-to-year basis. The increase in cost of revenue in 2005 was driven by the corresponding increase in the number of lasers and disposable products sold, offset, on a percentage of sales basis, by the leverage of fixed manufacturing costs across a greater number of units and improved materials costs.

Gross profit for the year ended December 31, 2005 was $8,936,000, increasing approximately $3,471,000 from $5,464,000 for the year ended December 31, 2004. On a percent-of-sales-basis, the gross margin increased from 41% to 47%. The increase in gross profit in 2005 was driven by incremental sales volume, as well as improvements in material costs.

OPERATING EXPENSES

Research and development expenses for the year ended December 31, 2005 decreased by $158,000 or 9%, to $1,537,000 from $1,695,000 in the year ended December 31,
2004, as work on our new Delta laser platform was completed. We expect that research and development spending will remain at approximately the same level as 2005, as we continue to drive product functionality, cost improvements and other enhancements.

Selling and marketing expenses for the year ended December 31, 2005 were $9,392,000, increasing approximately $2,231,000, or 31%, from $7,161,000 for the year ended December 31, 2004. The increase was driven by a continued expansion in the size of our sales force of $915,000, primarily related to salaries, higher sales commissions of $468,000 resulting from increased sales volume and increased marketing expenditures of $262,000 primarily for trade shows and practice enhancement to support the sales efforts to drive the growing commercialization of EVLT(R). In 2006, we anticipate continued increased expenses resulting from the larger sales organization and increased commissions due to expected increases in volume.

General and administrative expenses for the year ended December 31, 2005 were $7,819,000 increasing approximately $1,397,000, or 22%, from $6,422,000 for the year ended December 31, 2004. The increase was primarily attributable to incremental legal fees of $1,105,000, which totaled $2,980,000 in 2005, as well as Sarbanes-Oxley compliance costs of $192,000, including costs for consultants we retained to document our processes and internal controls. Legal costs included the cost of '777 patent infringement litigation against four competitors commenced during 2004, as well as continuing costs of litigation against Vascular Solutions in trade secrets suit litigation commenced by the Company in the fourth quarter of 2003. In 2006, we anticipate general and administrative expenses to remain at this elevated level as we continue to incur legal fees in connection with our intellectual property '777 patent infringement actions lawsuits, some of which we expect to proceed to trial during the third quarter of 2006, as well as defense costs pertaining to the patent infringement action initiated by VNUS and the declaratory judgment patent litigation commenced by AngioDynamics in January 2006.

LOSS FROM OPERATIONS

As a result of the factors outlined above, the loss from operations for the year ended December 31, 2005 was $9,812,000, decreasing slightly from $9,813,000 for the year ended December 31, 2004, as incremental gross profit was primarily offset by increased legal costs related to our patent litigation.

OTHER (INCOME) EXPENSE, NET

Other expense, net for the year ended December 31, 2005 was $1,626,000, compared to $264,000 for the year ended December 31, 2004. Interest expense of $1,783,000 in the year ended December 31, 2005 included non-cash charges totaling $1,197,000 related to the amortization and acceleration of the debt discount related to the conversion of $3,288,000 in debt issued in the September 28, 2004 equity and debt financing interest excuse of $264,000 in the year ended December 31, 2004 included non cash charges of $109,000.

Gain on the fair value of warrant liability for the year ended December 31, 2005 was $158,000, as a result of the mark-to-market for the warrants issued in the private placement financing completed on September 30, 2005. The Company valued the 1,800,000 warrants using the Black-Scholes model at December 31, 2005. The Company will continue to revalue the 1,800,000 warrants in each reporting period based on the Company's stock price, and any subsequent changes in the fair value will be included as non-cash and non-operating gains or losses on the fair value of warrant liability for as long as the warrants are outstanding. These warrants were not outstanding in 2004 and therefore there was no gain or loss related to the fair value liability in 2004.

INCOME TAXES

For the years ended December 31, 2005 and 2004, we included no provision for foreign, federal or state income taxes, as we incurred net operating losses.

NET LOSS

Net loss for the year ended December 31, 2005 was $11,438,000 compared to $10,077,000 for the year ended December 31, 2004. The expansion of our sales and marketing efforts during 2005 drove incremental revenue, resulting in increased gross margin, which was offset by the increased legal costs and $1,623,000 in non-cash interest expense arising from the amortization and acceleration of debt discount from the conversion of $3,288,000 in debt in 2005 and a $158,000 non-cash gain for the change in the fair value of the warrant liability entered into on September 30, 2005.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders for the year ended December 31, 2005 was $12,888,000, or $0.67 per share, compared to $10,077,000, or $0.68 per share, for the year ended 2004. For the year ended December 31, 2005, net loss applicable to common stockholders included $1,151,000 in non-cash dividends accreted on preferred stock as a result of a beneficial conversion feature and a fair value adjustment to preferred stock. We also agreed to pay cash dividends to holders of the preferred stock on an ongoing basis at 6% for the first 18 months, 10% for months 19 to 24, and 15% thereafter for as long as the preferred stock is outstanding, although these dividends will not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25 (subject to adjustment for stock splits, stock dividends and similar events). These cash dividends amounted to $150,000 during the fourth quarter of 2005. In addition, because the dividend percentage is considered below market for accounting purposes, we will continue to record an incremental non-cash dividend as an increase to the carrying value of the preferred stock to reflect an effective interest rate of 16.5%. As a result, in the fourth quarter of 2005, we recorded $149,000 of non-cash preferred stock dividend.

                         LIQUIDITY AND CAPITAL RESOURCES

                                     SUMMARY

Since our inception through September 30, 2006, we had an accumulated deficit of approximately $88 million, including $17.5 million in non-cash interest expense, a $1.1 million gain related to the adjustments of the market value for our warrant liability and $443,000 in SFAS 123R compensation expense. We may continue to incur operating losses due to spending on research and development programs, legal fees in support of our intellectual property rights, clinical trials, regulatory activities, sales, marketing and administrative activities. This spending may not correspond with any meaningful increases in revenues in the near term, if at all. As such, these costs may result in losses until such time as we generate sufficient revenue to offset such costs. We have financed our operations primarily through private placements of common stock and preferred stock, private placements of convertible notes and short term notes and through credit arrangements.

During the first nine months of 2006, we entered into a number of transactions with provisions which may impact our future liquidity and capital resources, such as:

      - exchange of former series of preferred stock for new series of preferred stock with different terms, including the elimination of dividends and the elimination of optional redemption provisions and liquidated damages that did not represent a reasonable percentage discount of the fair value of an unregistered share versus a registered share on our preferred stock which had precluded inclusion in stockholders' equity;

      - amendment of authorized capital by increasing number of shares of authorized common shares from 50 million to 65 million and eliminating board's authority to issue "blank check" preferred stock after the September 29, 2006 financing;

      - antidilution adjustments to conversion price of outstanding debentures and exercise price of outstanding warrants;

      -     investment in Luminetx for VeinViewer(TM); and

      -     changes to our bank line of credit.

CASH POSITION AND CASH FLOW AS OF SEPTEMBER 30, 2006

The Company has financed its operations primarily through private placements of common stock and preferred stock, and private placements of convertible notes and short-term notes and credit arrangements. The Company had cash and short-term investment balances of approximately $13,440,000 and $13,129,000 at September 30, 2006 and December 31, 2005, respectively.

CASH USED IN OPERATIONS

Cash used in operations for the nine months ended September 30, 2006 was $7,958,000. The cash used in operations reflects the net loss of $7,626,000 which includes $2,212,000 in legal fees incurred in asserting our EVLT(R) patent and $444,000 for stock based compensation. The cash flow impact of the net loss was offset by changes in working capital balance sheet accounts.

CASH PROVIDED BY INVESTING

Cash provided by investing activities for the nine months ended September 30, 2006 was approximately $2,363,000, including purchases of marketable securities of $687,000, proceeds from maturities of marketable securities of $3,800,000, $250,000 paid to Luminetx per our distribution agreement and purchases of computer and demonstration equipment of $500,000.

CASH PROVIDED BY FINANCING

Cash used in financing activities for the nine months ended September 30, 2006 was $9,017,000, consisting of $250,000 for the final EVLT(R) technology acquisition obligation and $447,000 in dividends paid to the September 2005 PIPE investors, offset by net proceeds of $9,349,000 from the preferred stock financing closed on September 29, 2006.

CASH POSITION AND CASH FLOW AS OF SEPTEMBER 30, 2005

The Company has financed its operations primarily through private placements of common stock and preferred stock, and private placements of convertible notes and short-term notes and credit arrangements. The Company had cash and short term investment balances of approximately $16,569,000 and $14,436,000 at September 30, 2005 and December 31, 2004, respectively.

CASH USED IN OPERATIONS

Cash used in operations for the nine months ended September 30, 2005 was $6,729,000. The cash used in operations reflects the net loss of $8,847,000, reduced by the non-cash interest expense of $1,503,000, and working capital changes including, $300,000 in 2004 incentive compensation payments which are not expected to recur during the year.

CASH USED IN INVESTING

Cash used in investing activities for the nine months ended September 30, 2005 was approximately $2,655,000, including; purchases of available for sale securities of $1,749,000, promissory note to Luminetx of $500,000, and computer and demonstration equipment.

CASH PROVIDED BY FINANCING

Cash provided by financing activities for the nine months ended September 30, 2005 was $9,808,000. This includes; $10 million raised in the September 30, 2005 private placement, $405,000 received from the exercise of warrants we issued in the 2004 equity and debt financing, and $193,000 in bank borrowings, offset by $750,000 in payments related the current maturities of the EVLT(R) technology acquisition obligation.

CASH POSITION AND CASH FLOW AS OF DECEMBER 31, 2005

Our cash and short term investment balances were approximately $13,129,000 and $14,436,000 as of December 31, 2005 and December 31, 2004, respectively.

We have financed our operations primarily through private placements of common and preferred stock, convertible debentures and short-term notes, and through credit arrangements, including the following:

      - In April 2004, we completed a targeted offering of common stock (priced at $2.50 per share (adjusted to reflect the 1-for-25 reverse stock split effective June 17, 2004) ) to the holders of common stock of record as of August 29, 2003, pursuant to which we raised gross proceeds of approximately $3,000,000 (approximately $2,728,000 after offering costs);

      - In October 2004, we completed a common stock and convertible debt financing transaction, pursuant to which we raised gross proceeds of approximately $10,600,000 (approximately $9,500,000 after financing costs); and

      - In September 2005, we computed a preferred stock financing transaction, pursuant to which we raised gross proceeds of $10,000,000 (approximately $9,250,000 after financing costs).

We are using the balance of these proceeds for general working capital purposes, including pursuing our intellectual property strategy.

CASH USED IN OPERATIONS

Cash used in operations for the year ended December 31, 2005 was $8,857,000. The cash used in operations reflects the net loss for the year of $11,437,637, reduced by $1,623,081 for non-cash interest charges related to acceleration and amortization of debt discounts, and primarily relates to the continued expansion in the size of our sales force and external marketing initiatives of $1,177,000 in support of the commercialization of EVLT(R), as well as $2,700,000 in legal fees incurred in asserting our EVLT(R) patent.

Cash used in operations for the year ended December 31, 2004 was $8,731,000. The cash used in operations reflects the net loss for the year of $10,077,163 and primarily relates to the continued expansion in the size of the sales force and external marketing initiatives of $3,105,000 in support of the commercialization of EVLT(R), as well as $1,200,000 in legal fees incurred in asserting our EVLT(R) patent.

CASH USED IN INVESTING

Cash used in investing activities for the year ended December 31, 2005 was approximately $4,583,000 including purchases of available for sale securities of $6,800,000, proceeds from maturities of available for sale securities of $3,107,000, a promissory note of $500,000 issued to us by Luminetx and computer and demonstration equipment of $576,000. Cash used in investing activities for the year ended December 31, 2004 was approximately $519,000, primarily related to demonstration equipment and customer trial programs.

CASH PROVIDED BY FINANCING

Cash provided by financing activities for the year ended December 31, 2005 was $8,568,000. This includes approximately $9,150,000 raised in the September 30, 2005 private placement, net of costs, $405,000 which we received from the exercise of warrants we issued in the 2004 equity and debt financing offset by $1,000,000 in payments related the current maturities of the EVLT(R) technology acquisition obligation and $150,000 in preferred stock dividends.

Cash provided by financing activities for the year ended December 31, 2004 was approximately $10,324,000. This primarily includes the $2,728,000 net proceeds we received from the targeted offering completed on April 20, 2004, the $9,505,000 net proceeds we received from the 2004 private placement debt and equity financing completed on October 25, 2004 and the $343,000 we received from the exercise of warrants we issued in the 2004 private placement. Proceeds from these financings were partially offset by the first quarter retirement of a promissory note to Axcan Pharma in the aggregate principal amount of $936,000 and a reduction in the borrowing outstanding under the UK tradeline facility with Barclay's Bank ($262,000). Financing activities also included payments of $1,000,000 related to current maturities of the EVLT(R) technology acquisition obligation.

BANK LINES OF CREDIT

Diomed, Ltd., the Company's United Kingdom-based sibisidary, utilizes an overdraft facility as well as an accounts receivable line of credit with Barclays Bank, limited to the lesser of (GBP)100,000 or 80% of eligible accounts receivable. We received a waiver to increase the overdraft to 80% of accounts receivable or $420,519 at September 30, 2006. The credit line bears interest at a rate of 2.5% above Barclays' base rate (4.75% at September 30, 2006) and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclay's Bank has a lien on all of the assets of Diomed Ltd., excluding certain intellectural property. As of September 30, 2006, there was $420,519 outstanding and at December 31, 2005, there was approximately $53,924 outstanding under this line of credit.

As of December 31, 2005, other than the security under the Barclays Bank line of credit, our assets were not the subject to any liens or encumbrances. Therefore these unencumbered assets may be available as security for credit facilities we may seek in the future. However, under the terms of the convertible debentures that we issued on October 25, 2004, we agreed that, so long as at least 10% of the original principal amount of any debenture was outstanding, we would not incur indebtedness or create a lien that is senior to or having an equal priority with our obligations under the debentures, except for purchase money security interests and otherwise to the extent that we do so in the ordinary course of our business. As of September 30, 2006, two of the three investors who purchased debentures in 2004 continued to hold debentures of at least 10% of the original principal amount. Also, under the terms of the September 29, 2006 financing transaction, we agreed that so long as any investor owned at least 25% of the shares of preferred stock initially purchased, we would not incur indebtedness (other than ordinary course trade payables and installment loans) in excess of $1 million (including the Barclays Bank line of credit) without prior approval of the holders of 65% of the outstanding 2006 preferred stock.

The following summarizes our capital financing transactions during 2006:

PRIVATE PLACEMENT EQUITY FINANCING COMPLETED SEPTEMBER 29, 2006

Description of the 2006 Preferred Stock

On September 29, 2006, we issued 1,735.4347 shares of preferred stock, each share of which has a stated value of $11,500 per share. We issued 870.4348 of these shares to investors who purchased these shares for cash at a price of $11,500 per share, and we issued 864.9999 shares to investors who tendered all
3.975 million outstanding shares of preferred stock we issued in 2005 in exchange for shares of the 2006 preferred stock, all in accordance with the terms of a Securities Purchase Agreement we entered into with the investors in July 2006.

           Exchange Provisions. At an investor's option, each share of the 2006 preferred stock may be exchanged for shares of the common stock. Subject to applicable limitations on ownership (described below), each share of the 2006 preferred stock is exchangeable for the number of shares of the common stock equal to $11,500 divided by the exchange rate. The exchange rate initially is $1.15 and is subject to certain adjustments, including reduction if we make certain dilutive issuances of equity securities in the future. The antidilution adjustment provides that if we sell shares of the common stock (or the rights to acquire the common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the weighted average price of the common stock issued after giving effect to the dilutive issuance.

We also have the right to require the investors to exchange their shares of the 2006 preferred stock if the trading price of the common stock achieves and remains at a price level of $2.875 per share and certain other conditions are satisfied. Upon a change of control (as defined), shares of the preferred stock will automatically be exchanged for the right to receive either (1) the liquidation preference of the 2006 preferred stock of $13,800 per share or (2) the consideration which would have become payable in the change of control transaction to the holders of the preferred stock in respect of the shares of common stock underlying the preferred stock, whichever is greater. For purposes of the preferred stock, a "change of control" is defined to include only (i) the sale by us of all or substantially all of our assets or (ii) a merger, consolidation or other business combination where either (1) we are not the surviving entity or (2) either the holders of our capital stock immediately prior to the transaction have 50% or less of the voting rights of the surviving entity or own 50% or less of the outstanding voting securities of the surviving entity immediately following the transaction or the board of directors immediately prior to the transaction comprise 50% or less of the board of directors of the surviving entity. A change in ownership of our outstanding capital stock is excluded from the definition of "change in control."

We did not structure the definition of "change of control" for the purpose of discouraging a takeover of the Company. Rather, we defined "change of control" in this manner to ensure that the 2006 preferred stock would not become redeemable by the holders as a result of an event outside of our control. We believe that under applicable accounting standards, this, together with the other terms and conditions of the 2006 preferred stock, enabled us to categorize the 2006 preferred stock as stockholders' equity on our balance sheet, which in turn will assist us in complying with the minimum stockholders' equity required by the AMEX in its continued listing criteria.

           Redemption. The investors do not have the right to require us to redeem their shares of the 2006 preferred stock. We, however, have the right to redeem the 2006 preferred stock after the fifth anniversary of the completion of the financing transaction at a price equal to 120% of the issue price, or $13,800 per share.

           Dividends. Dividends do not accrue on the 2006 preferred stock unless and until we complete a transaction in the future that reduces the effective conversion price of our outstanding convertible debentures below the conversion price in effect upon the completion of the financing transaction ($1.15), as a result of the operation of the antidilution rights of the holders of the debentures, but only if at the time of the future transaction the reduction in conversion price affects debentures having an aggregate principal amount of at least $1,000,000. Thereafter, dividends will accrue on the issued and outstanding shares of the 2006 preferred stock at the rate of 15% per annum and will be payable quarterly in arrears.

           Voting Rights. The holders of 2006 preferred stock will be entitled to vote on all matters submitted to a vote of our stockholders, together with the holders of common stock, voting as a single class. The holders of 2006 preferred stock will vote their shares on the basis of the number of shares of common stock into which the 2006 preferred stock is then exchangeable (subject to the applicable limitations on ownership described below). If, under the Delaware General Corporation Law, the holders of 2006 preferred stock are required to approve any action by separately voting as a class, the vote of the holders of at least 65% of the outstanding shares of the 2006 preferred stock will be required to approve such action.

           Liquidation. The 2006 preferred stock shall be preferred over and senior to the common stock and any other class or series of capital stock created by the Company. Upon the occurrence of any event causing our liquidation or any change of control transaction (as defined) by the Company, the holders of then-outstanding shares of preferred stock will be entitled to receive, from the proceeds of such event or transaction, before any distribution is made to any other class or series of capital stock, an amount equal to the greater of (i) $13,800 per share of the preferred stock or (ii) such amount per share of the preferred stock as would have been payable had each share been exchanged into common stock immediately prior to the event or transaction. If there are sufficient proceeds from the liquidation or change of control transaction (as defined) remaining after the distribution to the holders of the preferred stock, the remaining proceeds will be distributed ratably among the holders of the common stock.

           Anti-Dilution Adjustments to the Exchange Rate. The exchange rate of the 2006 preferred stock will be adjusted if we offer or sell any common stock or common stock equivalent securities at an effective price per share of less than the exchange rate of the 2006 preferred stock, (initially, $1.15). The exchange rate will not be adjusted, however, for our issuance of common stock or common stock equivalent securities exercisable below the exchange rate if such issuance is limited to: (i) shares of common stock or options issued to employees, officers, directors or consultants pursuant to an equity plan approved by the stockholders or (ii) the exchange of exchangeable or convertible securities already outstanding as of the date of the Securities Purchase Agreement.

           Liquidated Damages. We may be required to pay liquidated damages to the investors if we fail to timely comply with an investor's request to exchange shares of the 2006 preferred stock for shares of the common stock or if we do not timely remove restrictive legends from certificates representing shares of the common stock when requested by the investor and permitted by applicable law. The liquidated damages are payable in the amount of 1% per day of the issue price of the shares of the 2006 preferred stock subject to the investor's request and are subject to an aggregate cap of 25% of the issue price paid by the Investor for the 2006 preferred stock (inclusive of any other liquidated damages payable by us in respect of the 2006 preferred stock). If we fail to timely issue shares of the common stock upon exchange or remove legends from shares of the common stock when requested by investors and permitted by applicable law and the investor purchases other shares of common stock to settle the sale of shares of common stock that were intended to be settled by shares of common stock issuable upon exchange of the unlegended shares, then we may also be required to pay to the investors the difference between the proceeds of sale of the shares of the common stock sold and the price paid for the other shares of the common stock purchased for settlement purposes.

In accordance with EITF Number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," (EITF 00-27), we compared the amount allocated to the 2006 preferred stock of $10,010,000 to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. We determined that a beneficial conversion feature of $469,938 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the preferred stock, as the preferred stock is immediately convertible (subject to listing with the AMEX). In accordance with EITF 98-5, this adjustment of $469,938 is analogous to a dividend and recognized as a return to the shareholders and has been included in the beneficial conversion feature of 2006 preferred stock in our calculation of net loss applicable to common stockholders and basic and diluted net loss per share. We recorded the 2006 preferred stock to permanent equity in accordance with the terms of EITF Abstracts - Appendix D - Topic D-98: Classification and Measurement of Redeemable Securities ("Topic D-98").

We also issued 370,000 placement fee warrants to Musket Research Associates, Inc. ("MRA") and $610,600 in consideration of services to both MRA and Roth Capital Partners. The placement fee warrants are exercisable for five years from the date of listing with the AMEX at an exercise price of $1.15 per share, subject to reduction in the case of dilutive issuances.

In addition, the holders of the placement fee warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to us upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

      A     = the VWAP on the Trading Day immediately preceding the date of such election;

      B     = the Exercise Price of this warrant, as adjusted; and

      X     = the number of Warrant Shares issuable upon exercise of this
              Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise

Where:

"VWAP" means, for any security as of any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date on the Trading Market on which the common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the common stock is not then listed or quoted on a Trading Market and if prices for the common stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the common stock for such date on the OTC Bulletin Board; (c) if the common stock is not then listed or quoted on the OTC Bulletin Board and if prices for the common stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holders of the preferred stock and reasonably acceptable to the Corporation, where "Trading Day" means a day on which the common stock is traded on a Trading Market, and "Trading Market" means the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

Description of the Transaction Documents

           Securities Purchase Agreement

The following summary sets forth the provisions of the Securities Purchase
Agreement:

On July 27, 2006, we entered into a Securities Purchase Agreement with the investors, under which we agreed to issue and sell to the investors an aggregate of 1,735.4347 shares of the 2006 preferred stock. Of this total, we agreed to sell 870.4348 shares of the 2006 preferred stock for cash at a price per share of $11,500 per share, which will result in gross proceeds of $10,010,000 to the Company. We agreed to issue the other 864.9999 shares of the 2006 preferred stock in exchange for all 3,975,000 currently outstanding shares of the 2005 preferred stock. Each share of the 2006 preferred stock will be exchangeable for 10,000 shares of our common stock. For a discussion of the terms and conditions on which we and the investors have agreed that the shares of the 2006 preferred stock may be exchanged, see "Description of the 2006 Preferred Stock," above. Following the completion of the transactions set forth in the Securities Purchase Agreement on September 29, 2006, no shares of the 2005 preferred stock were issued or outstanding, and 1,735.4347 shares of the 2006 preferred stock were issued and outstanding. The shares of the 2006 preferred stock then issued and outstanding exchangeable for, in the aggregate, 17,354,347 shares of common stock.

           Form of Par Warrant

The Securities Purchase Agreement places limitations on ownership on the investors of either 4.99% of the total outstanding shares of common stock or 9.99% of the outstanding shares of common stock (depending on the particular investor). To the extent that exchanging shares of the 2006 preferred stock for shares of common stock would violate these limitations on ownership of the common stock, we may issue a common stock purchase warrant (the "Par Warrant"), exercisable for the number of shares of our common stock which exceeds the shares that the Investor could have acquired if not for the limitation on ownership.

The following summarizes the terms of the Par Warrants:

Each Par Warrant will be exercisable for a purchase price of $0.001 per share for a period of five years from the date the Par Warrant is issued to investor. The Par Warrants are exercisable by the holder at any time (subject to common stock ownership limitations) by delivering a Notice of Exercise Form to us in substantially the form attached to the Par Warrants, provided that the investor delivers the original Par Warrant to us within three days of sending the Notice of Exercise to us. No Par Warrant exercise will be accepted by us if such exercise causes the common stock ownership of the investor exercising the Par Warrant to exceed the limitation on common stock ownership set forth in the Securities Purchase Agreement applicable to such investor. We agreed to register the shares of common stock underlying the Par Warrants on the same registration statement as the other Securities and upon the terms set forth in the Registration Rights Agreement.

Upon an investor's exercise of its Par Warrant, we will deliver to the investor a certificate representing the shares underlying the exercised Par Warrant within two trading days of the exercise date. If at any time we fail to deliver the common stock underlying the Par Warrant to an investor upon the investor's proper exercise of the Par Warrant, we will pay the investor any difference in market price of such shares of common stock on the date the common stock should be delivered and the date the common stock is actually delivered to the investor. Penalties under the Par Warrant are subject to the 25% cap on liquidated damages set forth in the Securities Purchase Agreement.

The exercise price of the Par Warrants will be adjusted in the event of any stock dividends, stock splits, distributions of our assets and pro rata distribution by we of convertible securities or instruments to holders of common stock. Additionally, in the event we undergo a change of control (as defined), liquidation, share exchange or other fundamental transaction, the Par Warrant holder will have the right to receive the stock, cash or other property such holder would have received had the Par Warrant holder held the number of shares of common stock for which the Par Warrant is exercisable.

The laws of New York would govern the construction and enforcement of the Par Warrants.

           Registration Rights Agreement

Upon completing the financing transaction on September 29, 2006, we entered into a registration rights agreement among us and the investors. Pursuant to the Registration Rights Agreement, we agreed to file (at our expense) a registration statement on Form SB-2 with the SEC, registering for public resale the "registrable securities" consisting of the shares of the common stock that are issuable upon exchange of the shares of 2006 preferred stock issued to investors in the financing transaction and the shares of common stock that are issuable upon exercise of the Par Warrants, should any Par Warrants be issued in lieu of common stock as a result of applicable limitations on ownership. The registration statement of which this prospectus is a part is the registration statement we agreed to file under the Registration Rights Agreement.

We were required to file the registration statement within 45 days of the closing of the financing transaction and to use our best efforts to cause the registration statement to be declared as soon as practicable, but no more than 120 days of the closing of the financing transaction. We agreed to pay liquidated damages to the investors if we did not file the registration statement within 45 days of the closing date of the financing transaction, if the registration statement is not declared effective within 120 days of the closing date, is not continually effective for any period that exceeds 20 consecutive days or 30 aggregate days during any 12-month period or if the common stock does not remain listed on an applicable stock exchange after the effective date of the registration statement. If any of the foregoing occurs, we may be required to pay each investor liquidated damages for the period from the date on which such event occurs until the event is cured, at a monthly rate equal to 3% of the original issue price of the 2006 preferred stock, prorated for partial months based on the number of days in the month. The liquidated damages are subject to an aggregate cap of 25% of the issue price paid by the investors for the shares of the 2006 preferred stock (inclusive of any other liquidated damages payable by us in respect of the preferred stock).

The initial number of securities included in the registration statement and any increase in the number of registrable securities included therein shall be allocated pro rata among the investors based on the number of registrable securities held by each investor at the time the registration statement is declared effective by the SEC. If an investor sells or otherwise transfers any of the investor's securities to one or more of the other investors, each transferee investor shall be allocated a pro rata portion of the number of registrable securities included in such registration statement for such transferor investor at the time of transfer. Any shares of common stock included in a registration statement that remain allocated to any investor which ceases to hold any securities covered by the registration statement shall be allocated to the remaining investors, pro rata, based on the number of registrable securities covered by the registration statement which are then held by such investors.

We also agreed that if the SEC does not permit the shares of common stock underlying the Par Warrants to be registered in the same registration statement as the shares of common stock issuable upon exchange of the 2006 preferred stock, we shall prepare and file with the SEC, as soon as practicable and in any event no later than our first issuance of any Par Warrants, an additional resale registration statement covering the resale of the warrant shares issuable upon exercise of any and all Par Warrants that we may issue from time to time.

We shall bear all fees and expenses incident to the performance of or compliance with the Registration Rights Agreement, whether or not any registrable securities are sold pursuant to the registration statement.

The Registration Rights Agreement contains indemnification provisions that obligate us to indemnify and hold harmless each investor and its directors, legal counsel and accountants and any underwriter for losses caused by (i) any untrue statement of material fact or omission of a material fact in the registration statement or any prospectus included therein, (ii) our violation of the Securities Act or the Exchange Act, or any rule or regulation thereunder relating to our acts or omissions in connection with the registration statement.

The laws of New York are expected to govern the construction and enforcement of the Registration Rights Agreements. The Registration Rights Agreements also contain other customary terms found in similar agreements, including provisions concerning registration procedures.

           Placement Agent Agreements

We engaged Musket Research Associates, Inc. ("MRA") and Roth Capital Partners, LLC ("RCP") as our placement agents in connection with the financing transaction, and we agreed to pay fees to MRA and RCP out of the proceeds of the financing transaction for their services, as follows:

      o MRA. We agreed to pay (i) cash fees equal to 6.0% of the aggregate cash proceeds received from the MRA Contacts (as defined in the agreement between us and MRA) and (ii) issue common stock purchase warrants to designees of MRA exercisable at the same price per share as paid by the investors in the financing transaction, exercisable for five years, in that number equal to 5% of the number of the common stock equivalent securities actually purchased by MRA Contacts, and

      o RCP. We agreed to pay (i) cash fees equal to the greater of (a) 6% of the amount raised by RCP from Existing RCP investors and New RCP investors (as defined in the agreement between RCP and the Company) and (b) $100,000, as long as each of the Existing RCP investors has either exercised its rights to receive the benefit of future preferential financing terms or has waived certain redemption and other rights pursuant to the waiver attached to the term sheet for the financing, in each case as to all shares of the 2005 preferred stock purchased by the Existing RCP investors from us on September 30, 2005, and (ii) issue Placement Agent Warrants in that number equal to 5% of the number of the common stock equivalents purchased by New RCP investors.

Accordingly, upon completion of the financing transaction on September 29, 2006, we paid an aggregate of $610,600 in cash to MRA and RCP, and issued placement agent warrants representing 370,000 shares of common stock to designees of MRA (no Placement Agent Warrants were issued to RCP).

David Musket, a principal of MRA, invested $138,500 from the fees payable to MRA that MRA would have otherwise paid over to Mr. Musket.

Both MRA and Mr. Musket are affiliates of ProMed Partners, L.P., whose affiliated parties beneficially owned in excess of five percent of our outstanding shares of common stock prior to the September 29, 2006 financing transaction. See "Related Party Transactions," below, for further information.

ANTIDILUTION ADJUSTMENTS TO OUTSTANDING SECURITIES RESULTING FROM SEPTEMBER 29, 2006 FINANCING TRANSACTION

The terms of certain of our previously issued and outstanding securities (the "Anti-Dilution Securities") provide for adjustments to the effective price payable for shares of the common stock upon conversion or exercise of those Anti-Dilution Securities and, in certain cases, for an increase in the number of underlying shares of common stock, if we complete certain future transactions and the effective price per share of the common stock or common stock equivalents that we issue in the future transaction is less than the effective price per share under the terms of the Anti-Dilution Security. The September 29, 2006 financing transaction was at an effective price per share of common stock of $1.15, which constituted a dilutive transaction under the terms of the Anti-Dilution Securities.

Accordingly, when we completed the financing transaction, antidilution provisions of Anti-Dilution Securities resulted in the following adjustments:

      o the conversion price of the outstanding convertible debentures we issued in our October 25, 2004 financing transaction ($3.712 million principal amount) was reduced from $2.29 per share common stock to $1.15 per share which, when converted will result in an increase in the number of shares of common stock to be issued from 1,620,961 to 3,227,826;

      o the exercise price of the warrants to purchase common stock we issued to the investors in our October 25, 2004 financing transaction (the "2004 Warrants") was reduced from $2.10 to $1.15 per share of the common stock;

      o the exercise price of the warrants to purchase common stock we issued to the investors in our September 30, 2005 financing transaction (the "2005 Warrants") was reduced from $2.50 to $1.98 per share, and the number of shares of common stock issuable upon exercise of the 2005 Warrants increased from 1,800,000 to 2,272,000; and

      o the exercise price of certain warrants to purchase shares of the common stock we issued to designees of our former placement agent, Sunrise Securities Corp. (the "Sunrise Warrants"), was reduced and the number of shares of common stock issuable upon exercise of these Sunrise Warrants increased from 139,315 to 155,843 as follows:

            a. the exercise price of certain Sunrise Warrants decreased from $2.32 to $1.77 per share, and the number of shares of common stock issuable upon exercise of these Sunrise Warrants increased from 42,282 to 55,559;

            b. the exercise price of certain Sunrise Warrants decreased from $1.93 to $1.50 per share, and the number of shares of common stock issuable upon exercise of these Sunrise Warrants increased from 11,455 to 14,706; and

            c. the exercise price of certain Sunrise Warrants decreased from $2.10 to $1.15 per share (no adjustments impacted the remaining Sunrise Warrants).

The following table sets forth the numbers of shares of common stock currently underlying the Anti-Dilution Securities and the numbers of shares that underly the Anti-Dilution Securities following completion of the September 29, 2006 financing transaction:

                                     Number of Underlying Common
Description of Anti-Dilution         Shares Before Antidilution      Number of Underlying Shares            Net Increase in
Security                                    Adjustment             After Antidilution Adjustment      Underlying Common Shares
----------                                   ---------                     ---------                          ---------
Debentures                                   1,620,961                     3,227,826                          1,606,865
2005 Warrants                                1,800,000                     2,272,000                            472,000
Sunrise Warrants                               139,315                       155,843                             16,528
                                             ---------                     ---------                          ---------
TOTAL                                        3,560,276                     5,655,669                          2,095,393
                                             =========                     =========                          =========

AMENDMENT TO CERTIFICATE OF INCORPORATION APPROVED SEPTEMBER 27, 2006

Prior to the September 29, 2006 financing transaction, our Certificate of Incorporation authorized us to issue up to 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. In contemplation of the financing transaction that we completed on September 29, 2006, on September 27, 2006, our stockholders approved an amendment to our certificate of incorporation to authorize us to issue up to 1,736 shares of the new series of preferred stock and to increase the number of shares of our common stock that we are authorized to issue to 65,000,000 shares.

The amendment to the certificate of incorporation had the effect of canceling the shares of preferred stock that we issued on September 30, 2005, which the holders of these shares surrendered to us in exchange for shares of the new 2006 series of preferred stock. The amendment removed the provision of our former certificate of incorporation that authorized our board to issue preferred shares with voting and preference rights as assigned by the board. We are now only authorized to issue only 1,736 shares of our 2006 preferred stock, all but a fraction of which are now issued and outstanding, and 65,000,000 shares of our common stock, 19,448,728 of which are now issued and outstanding. The rights, preferences and privileges relating to the 2006 series of preferred stock are described at "Description of the 2006 Preferred Stock," above.

The additional shares of common stock authorized by our amended certificate of incorporation have rights identical to the currently outstanding shares of our common stock. The future issuance of these shares of common stock will not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share.

Though our board has no other plans to issue the additional shares of common stock, it desires to have the shares available to enable us to have a limited number of shares reserved and to provide additional flexibility to use common stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except to the extent required by applicable rules of the AMEX. These purposes may include raising capital, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other purposes.

We could also use the additional shares of common stock that would become available for issuance to oppose a hostile takeover attempt or to delay or prevent changes in control or our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. Although the number of shares is unlikely to be large enough to be effective in that regard, it is possible that, without further stockholder approval, our board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board, and the number of shares so issued could result in a vote in favor of our current board.

                              TRANSACTIONS IN 2005

The following summarizes our capital financing transactions during 2005:

EXERCISE OF WARRANTS

During the year ended December 31, 2005, holders of warrants exercised their warrants to purchase 192,811 shares of common stock. The average price per share for the warrants exercised during this period was $2.10. We received proceeds of $404,904 from the exercise of these warrants because the holders did not elect to use their "cashless exercise" rights, however, in the future, warrant holders may exercise warrants using the cashless exercise option, in which case we will not receive cash proceeds from the exercise of warrants, although we will issue fewer shares than the number of warrant shares being exercised, at a rate determined by the applicable cashless exercise formula.

ACCELERATION OF STOCK OPTIONS

On December 16, 2005, our board of directors determined to accelerate the vesting of our unvested stock options previously awarded to our directors, officers and employees pursuant to our 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan with an exercise price greater than $4.00 per share. The closing price of our common stock on the American Stock Exchange on that date was $1.90. As a result of this acceleration, we will recognize no compensation expense for options to acquire approximately 574,000 shares of common stock (representing approximately 3% of the common stock outstanding on December 16, 2005) which would have vested during the fiscal years ended December 31, 2006 and 2007 had we not accelerated vesting of these options. As a result of these actions, we eliminated approximately $1,657,000 of future after-tax compensation expense relating to employee stock options after January 1, 2006.

ISSUANCE OF WARRANTS TO LUMINETX CORPORATION

On August 5, 2005, in connection with our distribution agreement we entered into with Luminetx Corporation pursuant to which we shall act as distributor of the Luminetx VeinViewer(TM) system, we issued to Luminetx warrants to purchase up to 600,000 shares of our common stock. The warrants have an exercise price of $2.90 per share and cease to be exercisable on the earlier of five years from full vesting (August 5, 2011) and the date of termination of the distribution agreement. Fifty percent of the warrants were immediately vested and exercisable when issued (subject to prior listing of the underlying shares with the American Stock Exchange), and the remainder of the warrants vested and became exercisable when both (i) Luminetx produced at least 100 units of the VeinViewer(TM) system and (ii) we accepted delivery of at least 25 units of the VeinViewer(TM) system. On August 4, 2006, Luminetx notified us that it had achieved the contractual milestones necessary to effect the remaining fifty percent of the warrants as required under the distribution agreement, and accordingly, the remaining 300,000 warrants became immediately vested and exercisable on that date.

PRIVATE PLACEMENT FINANCING COMPLETED SEPTEMBER 30, 2005

On September 30, 2005, we entered into and completed a financing transaction pursuant to which we issued and sold 4 million shares of preferred stock at a purchase price of $2.50 per share. We also issued to the investors warrants to purchase an aggregate of 1.6 million shares of common stock, at an exercise price of $2.50 per share (subject to antidilution adjustments). In addition to the warrants we issued to the investors, we also issued warrants to purchase up to an aggregate of 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004 as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived them.

We received aggregate gross proceeds of $10 million from the sale of the preferred stock (approximately $9.5 million net of financing costs, but excluding legal fees or registration expenses). We are using the proceeds of the September 2005 financing for our general working capital purposes. We agreed with the investors that we would not use these proceeds to (i) increase director or executive compensation or make any loan or other advance to any officer, employee, director, stockholder or other affiliate, in each case without prior board approval, (ii) pay dividends (except on the preferred stock), (iii) purchase debt or equity securities, including redeeming our own securities (other than the preferred stock), (iv) make investments not directly related to our current business or (v) repay debt (other than trade payables in the ordinary course of our business).

The following summarizes the principal terms of the transaction:

Preferred Stock

We entered into a share exchange agreement with the investors who purchased 2005 preferred stock, pursuant to which the investors may exchange shares of preferred stock for shares of common stock. Each share of preferred stock could be exchanged for that number of shares of common stock that equals the issue price of the preferred stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

The antidilution adjustment provided that if we sold common stock (or the right to acquire common stock) for a price lower than the then-current exchange rate, the exchange rate would be reduced to the amount paid for the shares of common stock, (such as the September 29, 2006 financing transaction) subject to a floor of $2.17 until the stockholders approved the elimination of the floor price at our 2006 annual meeting of stockholders. As a result, if we were to make a dilutive issuance (such as the September 29, 2005 financing transaction), then the exchange rate for the preferred stock would be decreased, first to the $2.17 floor price, then to the price determined by a weighted average formula set forth in the exchange agreement.

We agreed to pay liquidated damages to the investors if we failed to comply with an investor's request to exchange preferred stock for common stock, if the registration statement covering the common stock underlying the preferred stock and the warrants was not declared effective by the Commission within 120 days of the September 30, 2005 closing date (or, after being declared effective by the Commission, became unavailable to the investors for the resale of their common stock). We filed the necessary registration statement on November 9, 2005 and the SEC declared that registration statement effective on December 1, 2005. We also agreed to pay liquidated damages to the investors if the common stock was suspended from trading or is not listed on an exchange. The liquidated damages in each case were equal to 3% per month of the aggregate purchase price paid by investors for the preferred stock.

The investors had the right to redeem the 2005 preferred stock for cash at a 20% redemption premium over the issue price (or, $3.00 per share) if redemption events set forth in the exchange agreement occurred and were not cured within the applicable cure period. These events are (i) those registration events, described above, entitling the investors to receive liquidated damages, (ii) the failure to remove restrictive legends upon an investor's request when permitted under applicable law, (iii) the failure to issue common stock upon exchange in accordance with the exchange agreement, (iv) our announcement that we intend not to issue common stock in exchange for preferred stock, (v) suspension of the common stock from trading on a national securities exchange for a defined period of time, (vi) bankruptcy events, (vii) a default under our indebtedness or one of our material agreements and (viii) a concentration of ownership of our capital stock of 35% which continues for thirty days. After five years, we also had the right to redeem the preferred stock at a 20% premium over the issue price.

The holders of outstanding shares of preferred stock were entitled to cumulative annual dividends at the rate of: (i) 6%, for the first 18 months following the initial sale of preferred stock, (ii) 10% from the 19th through the 24th month following the initial sale and (iii) 15% after the 24th month following the initial sale. The dividends shall accrue daily on each share of preferred stock, whether or not earned or declared, and shall accrue until paid. We were permitted to pay the dividends with cash or, if under certain conditions, shares of common stock, valued at the volume weighted average price for the ten-day period immediately prior to the dividend payment date. These dividends are payable at the end of each of our fiscal quarters while preferred stock was outstanding. The dividends would not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25 (subject to adjustment for stock splits, stock dividends and similar events) and certain conditions were met.

Each holder of preferred stock was entitled to one vote per share of issued and outstanding preferred stock owned by such holder on the record date for the determination of stockholders entitled to vote, and the holders of the preferred stock and the common stock voted together as a single class (except where the Delaware General Corporation Law provides that a separate vote of the holders of preferred stock is required for approval of certain matters, in which case a majority of the shares of preferred stock outstanding would be required for approval).

The 2005 preferred stock was preferred over the common stock, and any class or series of capital stock that our board of directors may have created in the future, as to the assets available for distribution to the stockholders in the event of the liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another entity that results in either the stockholders of the Company having less than 50% of the outstanding voting securities of the successor company in the merger or combination transaction or the members of the board of directors constituting 50% or less than the members of the board of directors of the successor company in the merger. Upon the occurrence of one of the transactions listed above, the holders of preferred stock were to receive, before any distribution or payment is made to any holders of common stock, the greater of: (i) $3.00 per share of preferred stock, plus all accrued and unpaid dividends thereon, and (ii) such amount per share of preferred stock that would have been payable had each share of preferred stock been tendered in exchange for common stock immediately prior to the transaction.

Warrants

The warrants were fully vested upon issuance and are exercisable for five years from the date of listing of the underlying shares of common stock with the American Stock Exchange (January 6, 2006) at an exercise price of $2.50 per share, subject to reduction in the case of dilutive issuances. The antidilution adjustment provides that if we sell common stock (or the rights to acquire common stock) for a price lower than the then-current exercise price, the exercise price will be reduced to the amount paid for the shares of common stock we issued at such lower price, initially subject to a floor of $2.12, until the stockholders approved the elimination of the floor price at our 2006 annual meeting of stockholders. As a result, if we were to make a dilutive issuance (such as the September 29, 2005 financing transaction), then the exercise price of the warrants would be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance. If the exercise price of the warrants is so adjusted, then there will concurrently be an adjustment to the number of shares for which the warrant will be exercisable, by dividing the product of the former exercise price multiplied by the number of shares underlying the warrant by the adjusted exercise price.

The holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to us upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where;

      A     = the VWAP (volume weighted average price, as defined in the warrant agreement) on date of exercise;

      B     = the then current exercise price of the warrant; and

      X     = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise

Because of this cashless exercise feature, we may not receive any proceeds from the exercise of warrants (although we will issue a net number of shares that is less than the total of 1.8 million aggregate face amount of the warrants). Assuming, however, that all of the warrants are exercised for cash at our exercise price of $2.50 per share, then we will receive a total of $4.5 million for the exercise of the warrants, and we will issue 1.8 million shares of common stock. We will use the proceeds of the exercise of warrants, if any, for our general working capital purposes.

Limitations on Ownership

The terms of the preferred stock and the warrants that we issued in the September 30, 2005 financing limit the ability of any investor to exchange preferred stock (and for us to issue shares of common stock as dividends) and/or exercise warrants to the extent that the shares of common stock so issued would exceed 4.99% (or, in the case of certain investors who already owned over 4.99% of our common stock prior to the financing, 9.99%) of the shares of common stock outstanding, unless this limitation is waived in advance by the investor by providing not less than 61 days prior written notice to us.

Registration of Common Stock

We agreed to seek the registration of the common stock underlying the preferred stock and the warrants with the SEC. We undertook to file a registration statement within 45 days of completion of the financing, and agreed that if the SEC did not declare this registration statement effective within 120 days of completion of the financing (or if the registration statement ceases to be effective), we would pay liquidated damages to the investors. We also agreed to keep the registration statement effective, and that if it is not effective for 20 consecutive trading days or 30 trading days during any 12-month period, we would pay liquidated damages. The liquidated damages will be equal to 3% per month of the aggregate purchase price paid by the investors for the preferred stock. On November 9, 2005, we filed a registration statement to satisfy our obligations to the investors in the September 2005 financing, and on December 6, 2005, the SEC declared that registration statement effective.

Accounting for September 30, 2005 Financing Transaction

Because the preferred stock includes stated dividend rates that increase over time, from a rate considered below market, we amortized an incremental amount which together with the stated rate for the period resulted in a constant dividend rate in accordance with SEC Staff Accounting Bulletin Topic 5Q. We determined that the present value of the incremental dividends of $1,371,429 would be amortized over the period preceding the perpetual dividend rate using an effective interest rate of 16.5%. We increased the carrying value of the preferred stock with an offset to additional paid-in capital periodically, as we do not have retained earnings, and reduced the carrying value when paid. These dividends will be included in preferred stock dividends in our calculation of net loss applicable to common stockholders and basic and diluted net loss per share. At December 31, 2005 we recorded a non-cash dividend of $149,000 for the affect of the increasing rate dividends. Since the preferred stock may become redeemable upon the occurrence of a redemption event that is not solely within the control of the issuer, we recorded the preferred stock outside of permanent equity on our balance sheet.

Emerging Issues Task Force (EITF) Number 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19) requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, assets or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be initially recorded and carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. Because the liquidated damages under the registration rights agreement had no contractual maximum, we determined that the liquidated damages did not represent a reasonable percentage discount of the fair value of an unregistered share versus a registered share and thus, could result in net-cash settlement of the transaction in accordance with EITF 00-19. Because the 1,600,000 warrants are classified as a liability, any changes in fair value will be recorded as non-cash gain or loss on the fair value of the warrant liability in the subsequent statements of operations until the warrants are exercised, terminated or expired. At December 31, 2005, we recorded a non-cash gain of $157,535 to revalue the warrants. Accordingly, we valued the warrants using the Black-Scholes model resulting in a fair value of $2,055,748 recorded as a warrant liability and we simultaneously recorded $2,055,748 as a discount to the preferred stock.

In accordance with EITF Number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," (EITF 00-27), we compared the amount allocated to the preferred stock to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. We determined that a beneficial conversion feature of $575,748 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the preferred stock, as the preferred stock is immediately convertible. Further, as the fair value was less than the conversion value, we recorded $575,748 as an increase to the carrying value with an offset to additional paid-in capital. In accordance with EITF 98-5, this combined adjustment of $1,151,516 is analogous to a dividend and recognized as a return to the shareholders and has been included in preferred stock dividends in our calculation of net loss applicable to common stockholders and basic and diluted net loss per share.

We further reduced the carrying value of the preferred stock by $850,000 for specific incremental costs directly attributable to the transaction including; investment banking, legal and professional fees.

In addition to the 1,600,000 warrants that we issued to the investors in the September 2005 financing, in 2005, we also issued warrants to purchase up to 200,000 shares of common stock to the three holders of our convertible debentures issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived. These warrants were valued using the Black-Scholes model. As a result, in 2005, we recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non cash interest expense over the remaining term of the debentures.

Impact of 2006 Preferred Stock Financing on September 30, 2005 Financing

As a result of the 2006 preferred stock financing, we exchanged the 2005 preferred stock for new 2006 preferred stock. As illustrated in EITF Topic D-42:
The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, ("Topic D-42"), the 2005 preferred stockholders received additional value as the exchange price was adjusted down below the original effective exchange price. We compared the excess of the fair value of the consideration transferred to the holders of the 2005 preferred stock over the carrying amount of the 2005 preferred stock in our balance sheet to approximate the return to the 2005 preferred stockholder. For the purposes of calculating the excess of (1) the fair value of the consideration transferred to the holders of the 2005 preferred stock over (2) the carrying amount of the 2005 preferred stock in our balance sheet, was reduced by the carrying amount of the 2005 preferred stock by the issuance costs of the 2005 preferred stock.

Accordingly, since the value of the 864.999 shares of 2006 preferred stock can be exchanged for common stock at the ratio of 1 for 10,000 common shares, multiplied by the market price of common stock on the day of the closing ($1.20) was $10,379,988; and the carrying value of $8,248,993 less the issuance costs of $849,444 represents $7,399,549; we recorded the residual fair value of $2,980,439 as an increase to preferred stock and a decrease to additional paid-in capital. We also recorded the $2,980,439 as a deemed dividend on the exchange of the 2005 preferred stock in the calculation of basic and diluted earnings per share. We reclassified the 2005 preferred stock fair value of $11,229,432 to permanent equity as a result of the exchange and included it within the 2006 preferred stock on our balance sheet in accordance with Topic D-98.

As a result of the exchange and the corresponding implementation of a liquidated damages cap in an amount that represents a reasonable percentage discount of the fair value of an unregistered share versus a registered share, the warrants are no longer required to be accounted for as a liability under EITF 00-19. Therefore, the warrant liability of $926,771 was marked to market one final time at September 29, 2006, through a charge to the statement of operations in the amount of $68,995, and then reclassified to additional paid-in capital.

In accordance with the contingent anti-dilution terms of the 2005 preferred stock warrant agreement, the exercise price and number of warrants originally issued to the 2005 preferred stockholders were adjusted so that the number of warrants increased by 472,000 and the exercise price decreased to $1.98.

Increasing rate dividends and cash dividends of the 2005 preferred stock were eliminated when the 2005 preferred stock was exchanged for the 2006 preferred stock.

                              TRANSACTIONS IN 2004

The following summarizes our capital financing transactions during 2004:

OFFERING TO STOCKHOLDERS AS OF AUGUST 29, 2003

On April 20, 2004, we completed our offering to those persons who held shares of our common stock as of August 29, 2003, raising the approximate $3 million maximum in additional equity financing (approximately $2,728,000 after related expenses). We are using the proceeds from the targeted offering for general working capital purposes, including supporting our continued growth and intellectual property strategies. The targeted offering, for 1,188,470 shares of the Company's common stock at $2.50 per share (after giving effect to the 1:25 reverse split effective June 17, 2004), allowed stockholders to purchase one share of the Company's common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed.

We filed a registration statement to register the shares to be offered in the targeted offering. The SEC declared that registration statement effective on February 13, 2004.

PRIVATE PLACEMENT EQUITY AND DEBT FINANCING ENTERED INTO SEPTEMBER 28, 2004

On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after receiving approval to list the shares from the American Stock Exchange, we completed this transaction.

We raised gross proceeds of approximately $10.6 million from this financing transaction. We received net proceeds of approximately $9.8 million, before related legal and registration expenses of approximately $300,000. We are using the proceeds from the 2004 financing transaction for general working capital purposes.

The following summarizes the principal terms of the transaction:

Variable Rate Convertible Debentures

We issued an aggregate of $7 million principal amount of convertible debentures at par. The debentures mature on October 25, 2008, or such as earlier date as the debentures are required or permitted to be repaid as provided in the debenture, in cash or common stock, subject to the terms and conditions of the debentures. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the American Stock Exchange on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, for dilutive transactions and for recapitalizations of our capital stock.

Subject to certain conditions, the debentures will also be convertible at the Company's option at any time after the December 6, 2005 if the closing price of the Company's common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, the Company may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

At our option, subject to certain conditions, interest may be paid in shares of common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10%, but will be subject to a minimum of $1.91 per share unless we obtain stockholder approval of the issuance of shares in payment of interest at a lower price.

During the first quarter of 2005, the holders of $3.288 million principal amount of debentures elected to convert that amount of debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share. Accordingly, we issued 1,449,392 shares of common stock to these debenture holders, and $3.712 million principal amount of debentures was outstanding as of September 30, 2006.

Common Stock

We also issued and sold a total of 2,362,420 shares of common stock at a purchase price of $1.53 per share, which was 80% of the closing price of the common stock on the American Stock Exchange on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we received an aggregate purchase price of $3,614,503 for these shares.

Warrants to Purchase Common Stock

In the private placement financing we completed on October 25, 2004, we issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which was 110% of the $1.91 per share closing price of the common stock on the American Stock Exchange on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including future sales of securities below the exercise price.

The holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to us upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where;

      A     = the VWAP (volume weighted average price, as defined in the warrant agreement) on date immediately preceding the date of exercise;

      B     = the then current exercise price of the warrant; and

      X     = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise

Because of this cashless exercise feature, we may not receive any proceeds from the exercise of warrants (although we will issue a net number of shares that is less than the total of shares that would have been issued in an exercise for cash payment).

During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, we issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds. During the year ended December 31, 2005, the holders of 192,811 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, we issued 192,811 shares of common stock to these warrant holders and received $404,903 in aggregate proceeds.

Limitations on Ownership

The terms of the preferred stock and the warrants that we issued in the October 2004 financing transaction generally limit the ability of any investor to convert the debentures or exercise warrants to the extent that the shares of common stock beneficially owned after issuance of the common stock would exceed 4.99% of the shares of common stock outstanding, and limit our ability to force the conversion of the debentures or issue shares as payment of interest to the extent that the shares of common stock beneficially owned after issuance of the common stock would exceed 9.99% of the shares of common stock outstanding.

Registration of Common Stock

The Company agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. We filed a registration statement with the Commission on November 24, 2004 covering these shares and the Commission declared that registration statement effective on December 6, 2004.

Impact of 2006 Preferred Stock Financing on October 25, 2004 Financing

We determined that the conversion and exercise price changes were not modifications to the terms of their respective agreements, but were executions of contingent conversion options within those agreements. Under EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"), the Task Force reached a consensus that if the terms of a contingent conversion option do not permit an issuer to compute the number of shares that the holder would receive if the contingent event occurs and the conversion price is adjusted, an issuer should wait until the contingent event occurs and then compute the resulting number of shares that would be received pursuant to the new conversion price.

Prior to the transaction, the 2004 debt was convertible into 1,620,961 shares, and after the 2006 Preferred Stock financing the 2004 debt is convertible into 3,227,826 shares. The difference of 1,606,865 shares multiplied by the market price of our common stock on the date of the closing of $1.20 results a new fair value of $3,631,516. Because the result was in excess of the carrying value of the debt, we recorded a discount of $2,255,843. This debt discount will be accreted back to debt over the remaining two years of the 2004 convertible debt through charges against non-cash interest expense in our statements of operations.

The exercise price of warrants originally issued to the 2004 debt holders was adjusted so that the exercise price decreased to $1.15 in accordance with the original contingent antidilution terms of those 2004 warrants.

CHANGES IN CAPITAL STOCK STRUCTURE

On September 27, 2006, our stockholders approved an amendment to our certificate of incorporation to (i) increase the number of shares of common stock authorized for issuance from 50 million to 65 million and (ii) eliminated the "blank check" preferred stock provisions of our former certificate of incorporation and authorized us to issue only that number of shares (plus a fraction of a share for purposes of authorizing a whole number) of common stock, having the particular rights and preferences as included in the terms of the new series of 2006 preferred stock contemplated by the financing transaction. On September 29, 2006, the holders of all outstanding shares of preferred stock we issued September 30, 2005 exchanged these shares for shares of the new series of preferred stock, and we sold additional shares of the new series of preferred stock to investors for gross cash proceeds of $10.01 million at an effective price of $1.15 per share of underlying common stock.

On September 30, 2005, we designated the rights and preferences of the preferred stock to be issued in the September 30, 2005 financing. We designated 4,200,000 shares of preferred stock out of the 20,000,000 authorized but unissued shares of preferred stock available for purposes of the financing, and we issued 4,000,000 of these shares of preferred stock on September 30, 2005 to the investors in the financing at a purchase price of $2.50 per share (200,000 shares so designated were never issued). As a result, we had 15,800,000 shares of authorized but unissued shares of preferred stock until we amended our certificate of incorporation to create the new series of 2006 preferred stock.

On June 15, 2004, we held our 2004 Annual Meeting of Stockholders, where our stockholders voted to permit the Board of Directors, in their discretion, to effect a one-for-twenty-five reverse stock split of our common stock. On June 16, 2004, the Board of Directors approved the reverse stock split effective June 17, 2004. Additionally, our stockholders approved the reduction in our authorized shares of common stock from 500,000,000 to 50,000,000 which we implemented concurrent with the reverse stock split.

COMMITMENT FOR LUMINETX INVESTMENT

On August 5, 2005, we entered into a distribution agreement with Luminetx, pursuant to which Luminetx appointed us a distributor and granted us the exclusive right to distribute and sell the Luminetx patented biomedical imaging system known as the VeinViewer(TM) Imaging System for physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, in the United States and the United Kingdom.

We and Luminetx anticipate that Luminetx will sell to us a certain minimum number of VeinViewer(TM) systems that we will distribute to our customers at specified prices during the term of our distribution agreement. As a condition to receiving the exclusive rights under the distribution agreement, we agreed under the distribution agreement to loan $1 million to Luminetx, of which $500,000 was provided to Luminetx on August 5, 2005 as specified in our distribution agreement. We later converted our $500,000 loan to Luminetx into 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. On August 4, 2006, Luminetx notified us that it had achieved the contractual milestones necessary to effect the remaining $500,000 investment as required under the distribution agreement. Under separate agreement entered into on August 4, 2006, we agreed to fund the $500,000 investment in two equal installments. We paid the first installment upon execution of the August 4, 2006 agreement and we paid the second and final installment on October 30, 2006. Effective August 4, 2006, and with the initial installment payment, Luminetx issued to us 250,000 shares of its preferred stock and 50,000 warrants under the same terms as the private placement financing announced by Luminetx on November 4, 2005. These shares and warrants were held as collateral by Luminetx until we funded the remaining $250,000 installment on October 30, 2006.

                          CRITICAL ACCOUNTING POLICIES

In the opinion of management, these unaudited consolidated financinal statements contain all adjustements considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with the instructions for Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of operations, financial position, and cash flows of the Company in conformity with accounting principals generally accepted in the United States. The Company filed its 2005 Annual Report on Form 10-KSB/A with the Securities and Exchange Commission on April 13, 2006, which included audited consolidated financial statements for the year ended December 31, 2005, and included information and footnotes necessary for such presentation. These unaudited consolidated financial statement should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-SKB/A for the year ended December 31, 2005.

Our discussion and analysis of our financial condition, results of operations, and cash flows are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory valuation and obsolescence, intangible assets, income taxes, warranty obligations, short-term investements, contingencies and litigation. Additionally, we use assumptions and estimates in calculations to determine stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies include:

      -     revenue recognition;

      -     allowance for doubtful accounts;

      -     product warranties;

      -     inventories;

      -     deferred income taxes;

      -     valuation of long-lived and intangible assets;

      -     equity transactions;

      -     short-term investments; and

      -     stock based compensation.

Revenue Recognition. We derive revenue primarily from two sources: (i) revenue from products, including lasers, instrumentation and disposables, and (ii) revenue from services. Service revenue includes fees earned under extended service contracts and repairs for products that are not under warranty. We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104"). SAB No. 104 requires that four basic criteria must be met before revenues can be recognized: (1) persuasive evidence of an arrangement exists; (2) title has transferred; (3) the fee is fixed and determinable and (4) collectibility is reasonably assured.

We use signed quotations and/or customer purchase orders that include all terms of the arrangement to determine the existence of an arrangement and whether the fee is fixed or determinable based on the terms of the associated agreement. We generally ship F.O.B. shipping point and uses shipping documents and third-party proof of delivery to verify delivery and transfer of title. We assess whether collection is reasonably assured by considering a number of factors, including past transaction history with the customer and the creditworthiness of the customer, as obtained from third party credit references. If we determine that collection is not reasonably assured, revenue is deferred until collection becomes reasonably assured, generally upon receipt of payment.

In certain transactions, we sell additional training or extended service contracts with the sale of the laser. In those situations, we apply the guidance in EITF 00-21 "Revenue Arrangements with Multiple Deliverables", and divides the components into separate units of accounting based on their relative fair values. Revenue from each unit is recognized in accordance with SAB 104.

We defer revenue for extended service contracts related to future periods and recognizes revenue on a straight-line basis in accordance with FASB Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts." We provide for estimated warranty costs an original product warranties at the time of sale.

Allowance for Doubtful Accounts. Accounts receivable are customer obligations due under normal trade terms. We sell our products to private physicians, hospitals, health clinics, distributors and OEM customers. We generally require signed sales agreements, non-refundable advance payments and purchase orders, and in certain circumstances, depending upon the type of customer, letters of credit. In some cases we assist customers in obtaining equipment financing from third party leasing agents. Accounts receivable are stated at the amount billed to the customer less a valuation allowance for doubtful accounts.

Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. We include specific accounts receivable balances that are determined to be uncollectible, along with a general reserve, in our overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Product Warranties. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. In addition to these proactive measures, we also provide for the estimated cost of product warranties at the time revenue is recognized, based on historical warranty trends in the volume of product returns within the warranty period and the cost to repair the laser. We maintain reserves for our estimated obsolete inventory based on historical cost.

Inventories. Inventories are valued at the lower cost (first-in, first-out) or market. We maintain reserves for our estimated obsolete inventory based on historical cost.

Deferred Income Taxes. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if, in our judgment, it is more likely than not that the deferred tax asset will not be realized. We account for tax credits as reductions of the current provision for income taxes in the year in which related expenditures are incurred.

Valuation of Long-Lived and Intangible Assets. We assess the impairment of identifiable intangibles and long-lived assets on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). Should an impairment exist, recoverability of identifiable intangibles and long-lived assets is measured by comparison of the carrying amount of an asset to future net undiscounted pretax cash flows expected to be generated by the asset. If these comparisons indicate that an asset is not recoverable, we will recognize an impairment loss for the amount by which the carrying value of the asset exceeds the related estimated fair value. Estimated fair value is based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

If cash generated in the future by the acquired asset is different from current estimates, or if the appropriate discount rate were to change, then the net present value of the asset would be impacted, resulting in a charge to earnings.

Considerable judgment is required to estimate discounted future operating cash flows. Judgment is also required in determining whether an event has occurred that may impair the value of identifiable intangible assets. Factors that could indicate that an impairment may exist include significant underperformance relative to plan or long-term projections, strategic changes in business strategy or a significant negative industry or economic trends.

Equity Transactions. In many of our financing transactions, we have issued warrants. Additionally, we issue options and warrants to non-employees from time to time as payment for services. In all of these cases, we apply the principles of SFAS No. 123, "Accounting for Stock-based Compensation" and EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," to value these awards, which inherently include a number of estimates and assumptions including stock price volatility factors. In addition to interest expense, the Company records financing and certain offering costs associated with its capital raising efforts in its statements of operations. These include amortization of debt issue costs such as cash, warrants and other securities issued to finders and placement agents, and amortization of debt discount created by in-the-money conversion features on convertible debt accounted for in accordance with Emerging Issues Task Force ("EITF") Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and Issue 00-27, "Application of Issue 98-5 to Certain Convertible Instruments," by other securities issued in connection with debt as a result of allocating the proceeds amongst the securities in accordance with Accounting Principles Board ("APB") Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," based on their relative fair values. We base our estimates and assumptions on the best information available at the time of valuation. However, changes in these estimates and assumptions could have a material effect on the valuation of the underlying instruments.

Short Term Investments. We classify marketable securities with original maturities greater than three months as short-term investments. Investments that we designate as short-term consist of U.S. agency discount notes and corporate bonds, are classified as available-for-sale, and are reported at fair value using the specific identification method. We reflect unrealized gains and losses, net of related tax effects, in other comprehensive income (loss) until realized.

Stock Based Compensation. We maintain stock-based incentive plans, under which we provide stock incentives to employees and directors. We grant options to employees and directors to purchase common stock at an option price equal to the market value of the stock at the date of grant. Prior to the effective date of SFAS 123R, we applied APB 25, and related interpretations, for our stock option grants. APB 25 provides that the compensation expense relative to our stock options is measured based on the intrinsic value of the stock option at date of grant.

Effective the beginning of the first quarter of fiscal year 2006, we adopted the provisions of SFAS 123R using the modified prospective transition method. Under this method, prior periods are not restated. We use the Black-Scholes option pricing model which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, and the number of options that will be forfeited prior to the completion of their vesting requirements. Application of alternative assumptions could produce significantly different estimates of the fiar value of stock-based compensation and consequently, the related amounts recognized in the Consolidated Statements of Operations. The provisions of SFAS 123R apply to new stock options and stock options outstanding, but not yet vested, on the date we adopted SFAS 123R. Stock-based compensation expense was included in applicable departmental expense categories in the Consolidated Statements of Operations.

                        RECENT ACCOUNTING PRONOUNCEMENTS

In December 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position Number 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2"). FSP EITF 00-19-2 addresses an issuer's accounting for registration payment arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies.

FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of FSP EITF 00-19-2 (December 21, 2006).

For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

The Company has evaluated FSP EITF 00-19-2 and does not believe that it will have an impact on its consolidated financial statements but the Company will evaluate the probability of any contingent payment in each prospective quarter.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure relative to uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption encouraged. The Company currently believes the adoption of FIN 48 will not have a material impact on our consolidated financial statements.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                             DESCRIPTION OF PROPERTY

We own no real property. We occupy 20,500 square feet of office, manufacturing, and research and development space in Cambridge, UK under a 25 year lease expiring in April 2024. We do, however, have the option to terminate the lease agreement at the end of the 2014 term years and again at the end of the 2019 term years. If we choose not to exercise either of these termination options, the lease will continue through 2024. We have sublet a portion of this space. We also occupy approximately 7,400 square feet of office and distribution space in Andover, Massachusetts under a lease that was scheduled to expire in April 2008. We believe that these facilities are in good condition and are suitable and adequate for its current operations.

                           RELATED PARTY TRANSACTIONS

During the past two years, we have entered into transactions with several related parties. The transactions were completed to finance our operations and to implement our business plans. We believe that each of these transactions were on terms as favorable to it as the terms we could have obtained from independent third parties.

PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 29, 2006 PRIVATE PLACEMENT FINANCING TRANSACTION

Investors in the financing transaction that we completed on September 29, 2006 included each of the investors in our September 30, 2005 financing transaction (each of which exchanged all of the shares of preferred stock we issued to them on September 30, 2005 for shares of the new series of preferred stock we issued on September 29, 2006). These include affiliates of Gruber & McBaine International and affiliates of ProMed Partners, L.P. In addition, Promed Partners, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd. invested, in the aggregate, an additional $1,506,500 in cash in the September 29, 2006 financing transaction. Prior to this transaction, Gruber & McBaine entities beneficially owned approximately 6.8% of our outstanding common stock ProMed entities beneficially owned approximately 10.3% of our outstanding common stock (without giving effect to the restrictions on ownership contained in the terms of our securities held by these entities).

Also, one of our directors, Ed Snape, is a principal of the general partner of New England Partners Capital, L.P. ("NEP") and a director of the management company of Nexus Medical Partners II S.C.A., SICAR ("Nexus"), an affiliate of NEP. NEP and Nexus each invested $750,000 in the September 29, 2006 financing transaction. Although he was initially a member of the finance committee of the board of directors which was charged with evaluating and negotiating the financing transaction, when he determined that NEP and its affiliates might have an interest in investing, he immediately recused himself from the committee.

The terms and conditions of the financing transaction were the same for all investors, including the ProMed entities and Mr. Snape's affiliated entities.

In addition, the ProMed investors and one additional investor in the September 29, 2006 financing transaction, David Musket, have an affiliation with Musket Research Associates, Inc. ("MRA"), our co-placement agent in the financing. Specifically, Mr. Musket is the president of MRA and he also has investment and/or voting control over the securities held by the ProMed entities. MRA also served as our co-placement agent in the private placement financing transaction that we completed on September 30, 2005. As stated above, the ProMed entities invested a total of $1,506,500 in cash in the September 29, 2006 financing transaction; Mr. Musket invested $138,000, out of funds that MRA would have otherwise paid to him from the placement agent fees that MRA earned from us. Our board of directors determined that our placement agency agreement with MRA was on fair terms, as if it had been negotiated at arms-length with an unrelated party, and gave us its prior approval of the agreement.

Further, according to our placement agency agreement with MRA, as partial compensation for services MRA provided to us, we issued to designees of MRA warrants to purchase a total of 370,000 shares of common stock. MRA designated five of its representatives and the three ProMed entities which invested in the financing to receive these warrants. Among the individuals designated by MRA are Mr. Musket and Barry Kurokawa, whom we believe shares investment and voting control over our securities held by the ProMed entities. We did not have discretion or influence over the persons that MRA designated to receive the 370,000 warrants we agreed to issue to MRA, rather, MRA advised us of its designees shortly before the financing transaction was completed on September 29, 2006.

Finally, each of the holders of those securities that were subject to antidilution adjustment as a result of the September 29, 2006 financing transaction was indirectly interested in this transaction. These investors include (i) the holders of the warrants to purchase 1.8 million shares of common stock that we issued on September 30, 2005 and (ii) the holders of (a) $3.712 million principal amount of outstanding convertible debentures and (b) outstanding warrants to purchase common stock that we issued October 25, 2004. The September 29, 2006 financing transaction did not alter the terms of these outstanding securities, rather, it triggered the antidilution adjustments that were included in the original terms of the outstanding securities. This benefited the holders of these securities by decreasing the conversion price of debentures and exercise price of the warrants, and by increasing the number of common shares underlying the 1.8 million warrants issued September 30, 2005. For no additional consideration, the holders of the outstanding debentures also waived certain covenants of the debentures which would have otherwise been violated by the September 29, 2006 financing transaction.

PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 30, 2005 PRIVATE PLACEMENT FINANCING

Investors in the financing transaction that we completed on September 30, 2005 included ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, L.P. Prior to the September 30, 2005 financing, these entities collectively beneficially owned excess of 5% of our outstanding common stock. These entities collectively invested a total of $2 million in our September 30, 2005 financing transaction, and accordingly, we issued an aggregate of 800,000 shares of preferred stock and warrants to purchase up to 320,000 shares of common stock to these entities. The ProMed entities participated in the September 30, 2005 financing transaction on identical terms and conditions as the other investors in that financing.

MRA served as co-placement agent in the September 30, 2005 financing, and as noted above, MRA is a related party to the ProMed entities. With the prior approval of our board of directors, we entered into a written placement agency agreement with Musket Research Associates. Pursuant to that agreement, Musket Research Associates raised $7 million in gross proceeds in the September 30, 2005 financing (including the $2 million invested by the ProMed entities), and we paid Musket Research Associates commissions of $350,000 for its services in connection with the September 30, 2005 financing. The rate of commission paid to Musket Research Associates is the same rate as that we paid to our other private placement agent in the September 30, 2005 financing, Roth Capital Partners, LLC, which is not a related party. Roth Capital raised $3 million in gross proceeds and accordingly we paid $150,000 in placement agent fees to Roth Capital. Our board of directors determined that our agreement with Musket Research to be on fair terms, as if it had been negotiated at arms-length with an unrelated party.

The holders of convertible debentures we issued in October 2004 to investors who participated in a financing that we entered into on September 28, 2004 included Omicron Master Trust. As a result of the securities it acquired in that transaction, Omicron became the beneficial holder of in excess of 5% of our common stock. The terms of the debentures we issued to Omicron and the two other debt investors in the 2004 private placement include negative covenants that were implicated by the proposed financing that we ultimately completed on September 30, 2005. As an inducement to, and in consideration for, the waiver of these negative covenants, we issued common stock purchase warrants to Omicron and the other debenture holders for the purchase of 200,000 shares of common stock, on a pro rata basis, according to the principal amount of debentures held. Of these, we issued 119,181 warrants to Omicron. Our board of directors determined that the issuance of these warrants was fair consideration for the waiver of rights by the debenture holders as if the same had been negotiated at arms-length with unrelated parties.

                           CERTAIN MARKET INFORMATION

Our common stock is traded on the AMEX under the symbol "DIO." On February 6, 2007, our common stock closed at a price of $1.09 per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since February 22, 2002, our common stock has been listed on the American Stock Exchange under the symbol "DIO." Between November 2001 and February 22, 2002, our stock was quoted on the OTC Electronic Bulletin Board. Prior to being quoted on the OTC Bulletin Board, there was no market for our common stock. The following table sets forth for the periods indicated the high and low bid price information for the common stock as reported on the American Stock Exchange and the Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions

      PERIOD                                              HIGH         LOW
      ------                                              ----         ---
2006
     First Quarter                                       $  2.83    $   1.94
     Second Quarter                                      $  2.45    $   1.06
     Third Quarter                                       $  1.44    $   1.00
     Fourth Quarter                                      $  1.21    $    .76

2005
     First Quarter                                       $  4.68    $   3.49
     Second Quarter                                      $  4.08    $   2.41
     Third Quarter                                       $  3.21    $   1.92
     Fourth Quarter                                      $  2.50    $   1.73

As of December 31, 2006, there were approximately 317 holders of record of our common stock (a substantial number of which are nominees for other persons).

It has been our policy not to pay cash dividends and to retain earnings to support our growth. However, we did pay dividends to the holders of the now-cancelled preferred stock we issued on September 30, 2005, and we have agreed to pay dividends on the preferred stock we issued on September 29, 2006 if certain events occur. See "Liquidity and Capital Resources," below for further details. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 65,000,000 shares of common stock, par value $.001 per share, and 1,736 shares of preferred stock.

As of December 31, 2006, there were 19,448,728 shares of common stock outstanding and 1,735.4347 shares of preferred stock outstanding (which are exchangeable for common stock on a 1-for-10,000 basis).

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, which are included as exhibits to this report, and by the provisions of applicable Delaware law.

COMMON STOCK

Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is permitted by our Certificate of Incorporation. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions (such as the preferred stock we issued on September 29, 2006, should any of those shares be outstanding at the time of liquidation, dissolution or winding up) and payment of other claims of creditors. Each share of common stock outstanding as of December 31, 2006 is validly issued, fully paid and nonassessable.

PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock. In contemplation of the September 29, 2006 financing transaction and following stockholder approval, we amended our certificate of incorporation to limit the amount of shares and rights of the preferred stock to essentially that number of shares and those rights to be enjoyed by the holders of the 2006 series of preferred stock. As of December 31, 2006, 1,735.4347 shares of preferred stock were issued and outstanding, having been issued pursuant to the private placement financing that we completed on September 29, 2006. See `Liquidity and Capital Resources", Transactions in 2006
- Private Placement Financing Completed September 29, 2006," below, for a discussion of the particular rights and preferences designated by the board of directors for these shares of preferred stock. Each share of preferred stock outstanding as of December 31, 2006 is validly issued, fully paid and nonassessable. Only a fraction of a share of preferred stock is currently authorized and unissued.

STOCK OPTIONS

In November 2003, our stockholders approved our 2003 Omnibus Incentive Plan, under which we reserved 1.6 million shares of common stock for future issuance. In May 2005, our stockholders approved an increase of 1.5 million shares reserved, providing for a total of 3.1 million shares of common stock reserved for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. Stock options are currently outstanding under the 2003 Omnibus Plan and two prior plans, the 1998 Stock Option Plan and the 2001 Stock Option Plan, as well as a de minimis number of non-plan options.

The exercise price and vesting of individual awards granted are determined by the board of directors at the date of grant. Our current policy provides for options to generally vest over two to four years and expire 10 years after the date of grant. Incentive stock options under the plans are granted at not less than fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

On December 16, 2005, the Board of Directors determined to accelerate the vesting of the Company's unvested stock options with an exercise price greater than $4.00 per share previously awarded to the directors, officers and employees pursuant to the Company's 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan. The closing price of our common stock on the American Stock Exchange on December 16, 2005 was $1.90. As a result of this acceleration, the Company will recognize no compensation expense for options to acquire approximately 574,000 shares of common stock (representing approximately 3% of the shares of our common stock outstanding on December 16, 2005) which would have vested during the fiscal years ended December 31, 2006 and 2007. As a result of these actions, we eliminated approximately $1,657,000 of future after-tax compensation expense relating to employee stock options after January 1, 2006.

As of December 31, 2006, 755,756 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 4,542 options were available under the 2001 Plan and 339 were available under the 1998 Plan as of December 31, 2006.

As of December 31, 2006, options to purchase a total of 2,478,376 shares of common stock were issued and outstanding, as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                Outstanding                              Exercisable
----------------------------------------------------------------------------------------------------------------------------------
       Exercise Price                Shares         Remaining Life*      Weighted Average          Shares         Weighted Average
                                                                          Exercise Price                           Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
   $    1.02    -   $    2.15        217,482               8.65             $     1.44            99,611             $     1.86
--------------------------------------------------------------------------------------------------------------------------------
       2.16    -         2.29        617,369               9.04                   2.24           264,840                   2.24
--------------------------------------------------------------------------------------------------------------------------------
       2.30    -         4.00        169,250               7.73                   3.18           116,335                   3.19
--------------------------------------------------------------------------------------------------------------------------------
       4.01    -         4.75        743,931               7.83                   4.24           743,931                   4.24
--------------------------------------------------------------------------------------------------------------------------------
       4.76    -         5.00        598,800               7.16                   5.00           598,800                   5.00
--------------------------------------------------------------------------------------------------------------------------------
        5.01    -       11.50        104,091               6.14                   8.59           104,091                   8.59
--------------------------------------------------------------------------------------------------------------------------------
       11.51    -       49.00         12,256               4.46                  31.20            12,256                  31.20
--------------------------------------------------------------------------------------------------------------------------------
       49.01    -       87.00          4,700               5.06                  51.06             4,700                  51.06
--------------------------------------------------------------------------------------------------------------------------------
        87.01    -     164.00          4,113               1.50                 114.55             4,113                 114.55
--------------------------------------------------------------------------------------------------------------------------------
       164.01    -     205.75          6,384               1.26                 174.47             6,384                 174.47
                                       =====               ====                 ======             =====                 ======
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                              2,478,376                                $     4.63         1,955,061             $     5.32
--------------------------------------------------------------------------------------------------------------------------------

WARRANTS

From time-to-time we issue warrants to purchase common stock to persons who have invested in the Company or who have provided services to us or entered into agreements with us. As of December 31, 2006, warrants to purchase a total of 6,055,303 shares of common stock were issued and outstanding, as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                              Range of Exercise    Number of Shares   Weighted Average    Weighted Average Remaining
                                                    Price                              Exercise Price    Contractual Life (In Years)
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2005                 $0.025 - $2.90       5,196,775            $    2.35                   4.00
-----------------------------------------------------------------------------------------------------------------------------------
      Granted to 2005 PIPE Holders*                      1.98         472,000                 1.98                   3.75
-----------------------------------------------------------------------------------------------------------------------------------
      Granted to Placement Agent 2003**           1.50 - 1.77          16,528                 1.72                   1.90
-----------------------------------------------------------------------------------------------------------------------------------
      Granted to Placement Agent 2006*                   1.15         370,000                 1.15                   4.75
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2006                 $0.025 - $2.90       6,055,303             $   1.63                   3.36
-----------------------------------------------------------------------------------------------------------------------------------
Exercisable (1), December 31, 2006             $0.025 - $2.90       6,055,303             $   1.63                   3.36
-----------------------------------------------------------------------------------------------------------------------------------

(1) After giving effect to listing of underlying common stock with the AMEX.

The table above reflects the following transactions:

On September 30, 2005, we issued warrants to purchase 1.6 million shares of common stock, initially with an exercise price of $2.50 per share to investors who purchased preferred stock in our private placement financing and warrants to purchase 200,000 shares of common stock with an exercise price of $2.50 per share to holders of debentures that we had issued in October 2004 as an inducement for their waiver of certain negative covenants that were implicated by the September 2005 financing transaction. Pursuant to the antidilution adjustment under the terms of these warrants, as a result of the September 29, 2006 financing transaction, we reduced the exercise price of these warrants to $1.98 and increased the number of underlying shares of commons stock from 1,800,000 to 2,272,000.

On October 25, 2004, in connection with our equity and debt financing, we issued 3,013,671 warrants to investors. These warrants initially had an exercise price of $2.10 per share, and were exercisable for five years. During 2004, a total of 163,399 of these warrants with an exercise price of $2.10 per share were exercised, for which the Company issued a total of 163,399 shares of common stock. During 2005, a total of 192,811 of these warrants with an exercise price of $2.10 per share were exercised, for which the Company issued a total of 192,811 shares of common stock. Pursuant to the antidilution adjustment under the terms of these warrants, as a result of the September 29, 2006 financing transaction, we reduced the exercise price of these outstanding warrants to $1.15.

On September 29, 2006, we issued warrants to purchase 370,000 to designees of our placement agent. We agreed to issue these warrants as part of the fees that our placement agent earned in connection with the September 29, 2006 financing transaction. These warrants have an exercise price of $1.15 per share, expire in five years and include a "cashless exercise" feature.

On August 5, 2005, we issued warrants to purchase 600,000 shares of common stock with an exercise price of $2.90 per share to Luminetx Corporation in connection with a distribution agreement between us and Luminetx. No antidilution adjustment to these warrants resulted from the September 29, 2006 financing transaction.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

The following information regards our directors as of December 31, 2006:

                                  DIRECTOR            PRINCIPAL OCCUPATION DURING
NAME                     AGE       SINCE              LAST FIVE YEARS AND DIRECTORSHIPS
----                     ---      --------            ---------------------------------
Geoffrey Jenkins         54       2002                Mr. Jenkins has been a director of Diomed since 2001, a director of the Company since the February 14, 2002 merger, is chairman of the
                                                      Compensation Committee and has been the chairman of the board of directors of the Company since January 2003. He has over twenty-five years of experience in building consumer and professional healthcare companies. Mr. Jenkins is currently Vice President of W/W Operations for Inverness Medical a leader in rapid diagnostic tests. In 2000, he founded and became the president of UV-Solutions, LLC, a product development company. From 1998 to 2000, Mr. Jenkins held the positions of chief operating officer and then president of MDI
                                                      Instruments, which was acquired by Becton Dickinson in 1999. Prior to MDI, Mr. Jenkins was Corp. Vice President of Operations for
                                                      MediSense which introduced the first biosensor-based blood glucose test for people with diabetes. Jenkins holds a BS and BA from
                                                      Clarkson University, awarded in 1976.

Sidney Braginsky         68       2004                Mr. Braginsky has been a director since January 2004. Mr. Braginsky has in excess of thirty years of executive experience in scientific and consumer products. During the past five years and prior thereto,
                                                      Mr. Braginsky has held a variety of executive level positions.
                                                      Currently, Mr. Braginsky is the chairman of DoubleD Venture Fund,
                                                      LLC, chairman of Atropos Technologies, LLC, chief executive officer and president of Ineedmd, Ltd. and chairman and chief executive officer of Digilab, LLC, a manufacturer and marketer of spectroscopy instruments. From 2001 through 2003, Mr. Braginsky was president of
                                                      Mediscience Corp., a designer and developer of diagnostic medical devices. From 1994 through 2000, he was president and chief operating officer of Olympus America, Inc., which he joined in 1970.
                                                      During his tenure at Olympus America, a business unit of the global
                                                      Japanese company, Mr. Braginsky built Olympus America into a billion dollar business unit focused on optical products. Mr. Braginsky currently serves as a director of Noven Pharmaceutical Corp. (where he is a member of the Audit Committee), a director of Estech
                                                      Cardiology and a director of E.O.S.Electro-Optical Systems. Mr.
                                                      Braginsky is also chairman of the board of City University of New
                                                      York, Robert Chambers Laboratory, chairman of International
                                                      Standards Organization Optics and Electro-Optical Systems and a
                                                      board member of several other organizations in the scientific and educational community. Mr. Braginsky attended the City University of
                                                      New York.

Gary Brooks              72       2003                Mr. Brooks has been a director of the Company since March 2003 and is a member of the Audit Committee. Mr. Brooks is a nationally recognized turnaround consultant and crisis manager. During the past five years and prior thereto, Mr. Brooks has principally served as chairman and chief executive officer of Allomet Partners, Ltd. where since 1985 he has provided turnaround consulting and interim management services to more than 400 companies. Currently, Mr.
                                                      Brooks also serves as the Managing Director of the Central Fund of the Community Development Venture Capital Alliance. The Fund invests in enterprises that are expected to yield both financial and social returns to their communities. He has over thirty-five years of diversified executive management experience. Mr. Brooks earned a BS in Biochemical Engineering and Industrial Management from
                                                      Massachusetts Institute of Technology in 1955 and an MS in Chemical
                                                      Engineering and Operations Research from the University of Rochester in 1959.

A. Kim Campbell          59       2002                Ms. Campbell has been a director of the Company since March 2002, and is a member of the Compensation Committee. Ms. Campbell served as Canada's 19th (and first female) Prime Minister in 1993. She was also Canada's Minister of Justice, Attorney General and Minister of
                                                      National Defense. Currently, Ms. Campbell is the Secretary General
                                                      of the Club of Madrid, an organization which promotes democracy and is comprised of 70 former heads of state and government. She maintains her long-standing relationship with Harvard University by serving as an Honorary Fellow to the Center for Public Leadership at
                                                      the John F. Kennedy School of Government. In 2000, she completed a four-year term as Consul General of Canada in Los Angeles,
                                                      California, in which she fostered trade in the high-tech and biotechnology industries. Ms. Campbell holds a range of prestigious positions, including Senior Fellow of the Gorbachev Foundation of
                                                      North America in Boston, Massachusetts, member of the International
                                                      Council of the Asia Society of New York and Chair Emerita of the
                                                      Council of Women World Leaders, an organization of current and former Presidents and Prime Ministers. Ms. Campbell holds a BA and an LLB from the University of British Columbia, awarded in 1969 and
                                                      1983, respectively, performed doctoral work in Soviet government at the London School of Economics from 1970 to 1973 (ABD), and holds seven honorary doctorates.

Joseph Harris            60       2004                Mr. Harris has been a director of Diomed since February 2004. Mr.
                                                      Harris is currently a partner in Trillium Lakefront Partners, III, an early stage and growth equity venture capital company. He has also served as senior vice-president and director of corporate strategy & development for Smithkline Beecham, where his
                                                      responsibilities included management of corporate acquisitions, divestitures, and joint ventures; Eastman Kodak, as managing director of business development and director of Licensing
                                                      Technology Development; and senior vice president, corporate development at Cantel Medical Corp, a publicly-traded medical device company. Mr. Harris was a certified public accountant with Coopers &
                                                      Lybrand and practiced law in the State of New York with the
                                                      Mackenzie law firm. Mr. Harris also serves on the board of directors of Ortho Vita, Inc., a manufacturer and marketer of bio-materials.
                                                      Mr. Harris received his bachelors degree in Accounting and his MBA from Syracuse University School of Business. He earned his Juris
                                                      Doctor degree from the Syracuse University School of Law.

Peter Klein              53       2002                Mr. Klein has been a director of Diomed since 1999 and a director of the Company since the February 14, 2002 merger. Mr. Klein served as the president and chief executive officer of Diomed from June 1999 and of the Company since the merger through January 2003, at which time he resigned from the offices of president and chief executive officer, but remained a director. Mr. Klein is currently president and chief executive officer of Enefco International Inc., a manufacturer of custom die cut and assembly work products. For thirteen years prior to joining Diomed, Mr. Klein has served as an executive in the medical image processing business, first as founder, president and co-chairman of Tomtec Imaging Systems, then as president and chief executive officer of Medison America, Inc., a subsidiary of the Korean Group Medison.

Edwin Snape, Ph.D.       66       2004                Dr. Snape has been a director since January 2004. Dr. Snape has extensive experience in a broad range of medical-related fields. His experience in the field of medical devices represents a broad range of technologies and markets, including wound drainage, blood transfusion, ultrasound, MRI, implantable devices, drug delivery, vascular access, organ isolation, atrial fibrillation, cardiac monitoring, temperature management and thrombectomy. In the diagnostic field, Dr. Snape's experience includes alcohol and drug testing, diabetes, cardiovascular disease, haemotology testing and antibody-based diagnostic testing. His experience in the
                                                      pharmaceutical field includes drug delivery, CNS disorders, viral and bacterial diseases, GI tract disorders, human tissue and organ regeneration and oncology. During the past five years and prior thereto, Dr. Snape has been a partner of New England Partners, a venture capital company based in Boston, Massachusetts founded in
                                                      1995. He was either the founder or management partner in nine private equity funds, and has been involved in numerous investments, including over 32 investments in the health care sector, fourteen of which completed initial public offerings and seventeen of which were either merged or acquired. Dr. Snape earned Bachelor of Science and
                                                      Ph.D. degrees from University of Leeds, England.

David Swank              49       2003                Mr. Swank has been a Director of the Company since March 2003 and served as Chairman of the Audit Committee from that time until he became the Company's Chief Financial Officer, effective September 1,
                                                      2003. Mr. Swank is President and Founder of BrookstoneFive, Inc., a
                                                      private consulting firm engaged in corporate strategy formulation and capital acquisition. Since 1997, Mr. Swank has principally been the President of BrookstoneFive, Inc., although from 2001 to the beginning of 2003, he also served as Executive Vice President and
                                                      Chief Financial Officer of Melard Technologies, Inc., a New
                                                      York-based, privately held high-tech developer of wireless computing devices. From 1994 to 1996, he served as Executive Vice President -
                                                      Corporate Development and Senior Vice President - Chief Financial
                                                      Officer at Telxon Corporation, a publicly traded developer of mobile computing devices, and from 1989 to 1992; he was Regional Controller for PepsiCo Foods International (PFI), the international snack food subsidiary of PepsiCo, Inc. Mr. Swank's other experience includes
                                                      Chief Financial Officer at AVM Systems, Inc., a high-tech developer of Command and Control Systems, and Audit Manager at Peat, Marwick,
                                                      Mitchell & Company (currently KPMG), an international "Big Four"
                                                      accounting firm. Mr. Swank earned a BS in Business Administration in the honors accounting program at The Ohio State University in 1980 and an MBA with a concentration in Finance at Southern Methodist
                                                      University in 1989.

James A. Wylie, Jr.      68       2003                Mr. Wylie has been a Director of the Company since January 2003, at which time he also became the Company's President and Chief
                                                      Executive Officer. Prior to joining the Company, Mr. Wylie acted as a consultant from 1994 through 2002, providing strategic advisory and interim executive management services to institutional investors and operating companies in the medical device, health care, chemical and telecommunications industries. Mr. Wylie has more than 30 years of global executive management experience as a Division President,
                                                      Group Executive, President and Chief Executive Officer of both private and public corporations. Mr. Wylie holds a BS in Chemistry from Bates College.

None of the persons named above are related by blood, marriage or adoption to any other director nominees or any of our executive officers.

The following information regards our current executive officers, in addition to Mr. Wylie and Mr. Swank, and highly-compensated non-executive officer employees:

William D. Allan,
Managing Director of Diomed. Ltd.               Prior to becoming Managing Director of Diomed, Ltd., Mr. Allan was for the
                                                past fifteen years an officer and employee of Smith & Nephew, in South Africa and the United Kingdom.  Most recently, Mr. Allan was Global Vice- President of Marketing for Smith & Nephew Wound Management, a position he hold from
                                                November 2005 to October 2007. Prior to serving in this capacity, Mr. Allan was Global Vice -President for Wound Bed Preparation and Core Brands at Smith
                                                & Nephew from March 2003 to November 2005

Christopher Geberth,
Vice President of Finance, Controller and
Assistant Secretary                             Mr. Geberth joined us in May 2004 as Vice President, Finance and Corporate
                                                Controller.  Mr. Geberth has prior experience in the fields of finance and accounting in technology and manufacturing industries. Mr. Geberth has held positions of Vice President and Controller with Melard Technologies, Inc., a
                                                New York based, privately held high tech developer of wireless computing devices, and Vice President and Controller of Netmarket Group, Inc., a
                                                privately held e-commerce company. Prior to joining Diomed, Mr. Geberth served as an Audit Manager focusing on emerging growth companies with
                                                PricewaterhouseCoopers LLP, an international "Big Four" accounting firm.  Mr.
                                                Geberth earned his BA in Accounting from Pace University in 1993 and his CPA in New York State in 1995.

John J. Welch, Vice President of
Marketing                                       Mr. Welch joined us in October 2002 as Vice President of North American
                                                Marketing.  He has over 20 years prior experience in marketing, sales and management in the medical device industry.  Prior to joining Diomed, Mr.
                                                Welch was Worldwide Vice President of Marketing for the surgical division of
                                                Haemonetics Corp., and before that he served Johnson & Johnson, CR Bard and
                                                Datex (now part of GE Medical) in various sales and marketing capacities. Mr.
                                                Welch was also Director of Marketing and Sales for the New England Region of
                                                the American Red Cross Blood Program.  Mr. Welch holds a BS in medical technology from Framingham State College.

Cary Paulette, Vice President,
North American Sales                            Mr. Paulette joined Diomed in December 2004 as Vice President of North
                                                American Sales.  He has over 20 years in sales and marketing management experience in the medical device and software industries.  Prior to joining
                                                Diomed, Mr. Paulette served as Region Manager for Guidant CRM, managing over
                                                25 million dollars in revenue. Prior to Guidant, he held roles as Vice
                                                President of Sales Operations for Viewlocity and I2, both Supply Chain
                                                Software developers.  Prior to his software experience, Mr. Paulette worked for over 10 years in various sales and marketing positions for Boston
                                                Scientific Corporation with his last role as Area Director for Boston
                                                Scientific Endoscopy.  Mr. Paulette holds a BA in Marketing Management from
                                                Baylor University.

                             EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the last completed fiscal year for our principal executive officer and each other executive officer serving as such whose annual compensation exceeded $100,000 as of the end of the last completed fiscal year. Such officers are referred to herein as our "Named Executive Officers."

Summary Compensation Table

                                                                              Option
                                                                    Stock      Awards
                                         Salary ($)                 Awards     ($) (2)
  Name and principal position     Year       (1)       Bonus ($)      ($)        (3)
-------------------------------- ------- ------------ ------------ ---------- -----------
James Wylie                        2006      367,425      138,828          0     130,910
Chief Executive Officer

David Swank                        2006      224,825       70,883          0      48,146
Chief Financial Officer

Kevin Stearn                       2006      157,179(5)    31,350          0      12,475
Vice President Operations,
Diomed Ltd.

William Allan                      2006       32,216(6)         0          0       4,776
Vice President Operations,
Diomed Ltd.

Christopher Geberth                2006      139,596       31,678          0      39,093
VP Finance

Cary Paulette                      2006      186,000       70,778          0      52,271
VP North America Sales

John Welch                         2006      184,000       39,925          0      16,633
                                             =======       ======          =      ======
VP North America Marketing

TOTAL                                      1,291,241      383,442          0     304,304
                                                      Nonqualified
                                      Non-Equity         Deferred         All Other
                                    Incentive Plan     Compensation      Compensation
  Name and principal position       Compensation      Earnings ($)          ($)          Total ($)
--------------------------------  ----------------- ----------------- ----------------- ------------
James Wylie                                0             0               19,960(4)        657,123
Chief Executive Officer

David Swank                                0             0                     0          343,854
Chief Financial Officer

Kevin Stearn                               0             0                     0          201,004
Vice President Operations,
Diomed Ltd.

William Allan                              0             0                     0           36,992
Vice President Operations,
Diomed Ltd.

Christopher Geberth                        0             0                     0          210,367
VP Finance

Cary Paulette                              0             0                     0          309,049
VP North America Sales

John Welch                                 0             0                     0          240,558
                                           =             =                     =          =======
VP North America Marketing

TOTAL                                      0             0                  19,960      1,998,947

(1) Salaries are provided for that part of 2006 during which each Named Executive Officer served as such. Mr. Stearn resigned from the Company effective September 29, 2006. Mr. Allan commenced employment with the Company on November 1, 2006.

(2) Granted under the terms of our 2003 Omnibus Incentive Plan.

(3) We used the Black-Scholes option pricing model to determine the fair value of all 2006 option grants.

Messrs. Geberth, Paulette, Stearn and Welch were granted stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2006, which we valued based on with the following assumptions:

Dividend Yield (per share)                                             $0.00
Volatility (%)                                                         87.3%
Risk-free Interest Rate (%)                                            4.32%
Expected Life                                                          5.8 years

Accordingly, the weighted average fair value per option at grant date is $1.66.

Mr. Wylie was granted 60,000 stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over two years from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)                                        $0.00
Volatility (%)                                                    89.3%
Risk-free Interest Rate (%)                                       4.32%
Expected Life                                                     5.7 years

Accordingly, the weighted average fair value per option at grant date is $1.68.

Mr. Wylie was also granted 50,000 stock options on January 11, 2006, which vest and therefore become exercisable immediately, as to 50%, with the remainder vesting on a pro rata basis quarterly in arrears over one year from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)                                             $0.00
Volatility (%)                                                         87.7%
Risk-free Interest Rate (%)                                            4.32%
Expected Life                                                          5.2 years

Accordingly, the weighted average fair value per option at grant date is $1.61.

Mr. Swank was granted 40,000 stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)                                             $0.00
Volatility (%)                                                         87.3%
Risk-free Interest Rate (%)                                            4.32%
Expected Life                                                          5.8 years

Accordingly, the weighted average fair value per option at grant date is $1.66.

Mr. Swank was also granted 15,000 stock options on January 6, 2006, which vest and therefore become exercisable immediately, as to 50%, with the remainder vesting on a pro rata basis quarterly in arrears over one year from the date of grant, commencing March 31, 2006, with the following assumptions:

Dividend Yield (per share)                                             $0.00
Volatility (%)                                                         87.6%
Risk-free Interest Rate (%)                                            4.33%
Expected Life                                                          5.2 years

Accordingly, the weighted average fair value per option at grant date is $1.48.

Mr. Allan was granted 75,000 stock options on November 1, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing December 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)                                             $0.00
Volatility (%)                                                         88.56%
Risk-free Interest Rate (%)                                            4.52%
Expected Life                                                          5.8 years

Accordingly, the weighted average fair value per option at grant date is $0.76.

(4) Rent and related expenses for apartment leased by us near our Andover, Massachusetts headquarters for use by Mr. Wylie when he is in Andover, as Mr. Wylie's residence is approximately 150 miles from our headquarters.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our Named Executive Officers as of December 31, 2006.

--------------------------------------------------------------------------------------------------
                                          OPTION AWARDS
--------------------------------------------------------------------------------------------------



                                                             Equity
                                                             Incentive
                                                           Plan Awards:
                               Number of     Number of       Number of
                              Securities     Securities     Securities
                              Underlying     Underlying     Underlying
                             Unexercised     Unexercised    Unexercised   Option       Option
                             Options (#)     Options (#)     Unearned     Exercise    Expiration
       Name                  Exercisable    Unexercisable   Options (#)   Price ($)      Date
--------------------------- --------------- -------------- -------------- ----------- ------------
James Wylie                         16,000              0              0        6.50   01/10/2013
                                   108,000              0              0        4.50   02/11/2014
                                   160,000              0              0        5.00   02/24/2014
                                    19,412              0              0        4.25   03/26/2014
                                    23,732              0              0        4.20   01/10/2015
                                    16,000              0              0        6.50   01/20/2013
                                    27,076              0              0        4.20   01/10/2015
                                    50,000              0              0        2.24   01/11/2016
                                    30,000         30,000              0        2.24   01/11/2016
                                   131,192              0              0        4.20   01/10/2015
                                   -------              -              -
                     TOTAL         581,412         30,000              0
--------------------------- --------------- -------------- -------------- ----------- ------------
David Swank                         60,000              0              0        5.00   02/24/2014
                                    13,334         26,666              0        2.24   01/11/2016
                                     6,667          3,333              0        2.02   10/29/2014
                                     8,000              0              0       11.50   06/04/2013
                                    15,000              0              0        2.06   01/06/2016
                                    56,800              0              0        4.20   01/10/2015
                                    ------              -              -
                     TOTAL         159,801         29,999              0
--------------------------- --------------- -------------- -------------- ----------- ------------
Kevin Stearn (1)                         0              0              0

William Allan                        6,253         68,747              0        1.02   11/01/2016

Christopher Geberth                 13,334         26,666              0        2.24   01/11/2016
                                     6,667          3,332              0        3.54   12/09/2014
                                    10,000              0              0        4.20   01/10/2015
                                    18,333          1,667              0        2.50   05/17/2014
                                    ------          -----              -
                     TOTAL          48,334         31,665
--------------------------- --------------- -------------- -------------- ----------- ------------
Cary Paulette                       15,000              0              0        4.20    1/10/2015
                                    11,668         23,332              0        2.24    1/11/2016
                                    33,334         16,666              0        3.54    12/9/2014
                                    35,000              0              0        4.20    1/10/2015
                                    ------              -              -
                     TOTAL          95,002         39,998              0
--------------------------- --------------- -------------- -------------- ----------- ------------
John Welch                           3,600              0              0        7.50   06/02/2013
                                     3,200              0              0        8.50   10/01/2012
                                       400              0              0        8.75   10/08/2013
                                    28,000              0              0        5.00   02/24/2014
                                       400              0              0        4.75   05/01/2013
                                    10,000         20,000              0        2.24   01/11/2016
                                    39,400              0              0        4.20   01/10/2015
                                    ------              -              -
                     TOTAL          85,000         20,000              0
                                    ======         ======              =
TOTAL                              975,802        220,409              0
----------------------------- ---------------------------------------------------------
                                                    STOCK AWARDS
----------------------------- ---------------------------------------------------------
                                                              Equity        Equity
                                                            Incentive      Incentive
                                                               Plan      Plan Awards:
                                                              Awards:       Market or
                                                            Number of    Payout Value
                                                             Unearned     of Unearned
                               Number of    Market Value     Shares,        Shares,
                               Share or     of Shares or     Units or      Units or
                               Units of       Units of        Other      Other Rights
                              Stock That     Stock That    Rights That     That Have
                               Have Not       Have Not       Have Not     Not Vested
       Name                   Vested (#)     Vested ($)     Vested (#)        ($)
---------------------------   ------------ --------------- ------------- --------------
James Wylie                             0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        -               -             -              -
                     TOTAL              0               0             0              0
---------------------------   ------------ --------------- ------------- --------------
David Swank                             0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        -               -             -              -
                     TOTAL              0               0             0              0
---------------------------   ------------ --------------- ------------- --------------
Kevin Stearn (1)                        0               0             0              0

William Allan                           0               0             0              0
                                        0               0             0              0
Christopher Geberth                     0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        -               -             -              -
                     TOTAL              0               0             0              0
---------------------------   ------------ --------------- ------------- --------------
Cary Paulette                           0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        -               -             -              -
                     TOTAL              0               0             0              0
---------------------------   ------------ --------------- ------------- --------------
John Welch                              0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        0               0             0              0
                                        -               -             -              -
                     TOTAL              0               0             0              0
                                        =               =             =              =
TOTAL                                   0               0             0              0

(1) Mr. Stearn resigned effective September 29, 2006 and as a result his unvested options were forfeited and he had 90 days to exercise his vested options. Effective January 3, 2007, Mr. Stearn's vested options were also forfeited, none having been exercised. Mr. Stearn was succeeded by Mr. Allan, whose employment began on November 1, 2006.

                              DIRECTOR COMPENSATION

Directors who are also our employees do not receive separate compensation for their service as directors, although we may award stock options or other compensation in our discretion. We pay an honorarium to directors who are not also our employees (described below), and we typically award stock options or other stock-based compensation in our discretion. The board retains discretion to award other forms of compensation to directors. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending directors' meetings.

In 2004, we instituted a director honorarium program because we believed it was appropriate to provide monetary compensation to our outside directors for their efforts on our behalf and that such a program would assist us in attracting and retaining qualified persons to act as directors and to serve on committees of the board. In 2006, these stipends are $1,000 per face-to-face meeting, plus annual stipends, as follows:

       Position                                      Amount per Annum
       --------                                      ----------------
       Director                                           $12,000
       Chairman of Board of Directors                     $10,000
       Audit Committee Chairman                           $10,000
       Audit Committee Member                             $  5,000
       Compensation Committee Chairman                    $  5,000
       Compensation Committee Member                      $  2,500

Under this program, the Company awarded stipends to non-employee directors in the aggregate amount of $156,000 during 2006.

Director Compensation Table

                            Fees
                            Earned or                Option                         Nonqualified
                            Paid  in                 Awards         Non-Equity        Deferred         All Other
                            Cash ($)      Stock      ($) (2)      Incentive Plan    Compensation     Compensation
           Name                (1)      Awards ($)      (3)        Compensation       Earnings          ($) (4)      total ($)
--------------------------- ----------- ------------ ----------- ----------------- ---------------- ---------------- ----------
Geoffrey Jenkins                31,250            0      13,861                 0                0                0     45,111
Sidney Braginsky                21,000            0       8,317                 0                0                0     29,317
Gary Brooks                     21,500            0       8,317                 0                0                0     29,817
A. Kim Campbell                 17,500            0       8,317                 0                0                0     25,817
Joseph Harris                   28,750            0       8,317                 0                0                0     37,067
Peter Klein                     16,000            0       8,317                 0                0                0     24,317
Edwin Snape, Ph.D               20,000            0       8,317                 0                0                0     28,317
                                ------            -       -----                 -                -                -     ------
TOTAL                          156,000            0      64,763                 0                0                0    219,763

(1) Fees earned are provided for that part of 2006 during which each Director served and received cash, plus cash payment for 2005 fees earned and not paid in cash until 2006. Each Director earns $12,000 per year, the Chairman of the Board and the Chairman of the Audit Committee earn an additional $10,000, the members of the Audit Committee each earn $5,000, the Chairman of the Compensation Committee earns $5,000, and the members of the Compensation Committee each earn 2,500. Directors are also paid $1,000 per face-to-face meeting and additional compensation for participating as members of special sub committees, when necessary.

(2) Granted under the terms of our 2003 Omnibus Incentive Plan. All of the options awarded to directors during the fiscal year ended December 31, 2006 remained outstanding as of December 31, 2006.

(3) We used the Black-Scholes option pricing model to determine the fair value of 2006 option grants.
The Directors were granted stock options on January 11, 2006, which vest and therefore become exercisable on a pro rata basis quarterly in arrears over three years from the date of grant, commencing March 31, 2006, which we valued based on the following assumptions:

Dividend Yield (per share)                           $0.00
Volatility (%)                                       87.3%
Risk-free Interest Rate (%)                          4.32%
Expected Life                                        5.8 years

Accordingly, the weighted average fair value per option at grant date is $1.66.

                              EMPLOYMENT AGREEMENTS

Chief Executive Officer

Effective January 10, 2003, we entered into an employment agreement with James
A. Wylie, Jr. as president and chief executive officer. Mr. Wylie became a director as of that date. Mr. Wylie's employment agreement was for an initial term of two years and provided for an annual base salary of $300,000 (payable commencing March 1, 2003), an award of options to purchase up to 32,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation, including a discretionary bonus as determined by the board of directors and a bonus for the consummation of certain financings (including the equity financing), mergers or similar transactions. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term. From December 2, 2002 until the effective date of his employment agreement, Mr. Wylie acted as a consultant to us and an advisory board member, pursuant to a management services agreement. Under the management services agreement, we paid Mr. Wylie a consulting fee of $125,000 for the period December 2, 2002 through February 28, 2003, and agreed to pay a success fee for the consummation of certain financing, merger or similar transactions (excluding the December 27, 2002 bridge financing transaction). The management services agreement was terminated upon the effective date of Mr. Wylie's employment agreement and was superseded by his employment agreement.

Effective December 28, 2003, we entered into a second employment agreement with James A. Wylie, Jr. This agreement superseded our January 10, 2003 employment agreement with Mr. Wylie, and extended his employment by one year from December 31, 2004 until December 31, 2005. Mr. Wylie's new agreement provided for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term.

Effective February 15, 2005, the terms of Mr. Wylie's employment were modified by (i) extending the term of employment through December 31, 2007 (formerly, the term was through December 31, 2005 at an effective annual base salary of $355,000), (ii) providing that in the event of termination by us without cause or by Mr. Wylie for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater and (iii) clarifying that Mr. Wylie will be able to terminate his employment agreement upon not less than 90 days' notice for reasons other than good reason, in which case we will not be required to pay severance.

Effective January 11, 2006, Mr. Wylie's annual salary was increased to $367,425, and he was awarded 50,000 options.

Chief Financial Officer

Effective September 1, 2003, we entered into a consulting agreement with David
B. Swank, as chief financial officer. Mr. Swank's agreement provided for us to pay him a monthly fee of $12,500, and entitled him to receive options to purchase shares of common stock and bonus compensation. Effective March 1, 2004, we increased Mr. Swank's monthly fee to $16,667. Mr. Swank's agreement was for six-month automatically renewable periods, and was cancelable upon six months notice. Effective September 1, 2004, Mr. Swank's agreement was automatically extended for a second six-month period until March 1, 2005, at a monthly fee of $16,667.

Effective February 15, 2005, we modified the terms of Mr. Swank's employment by
(i) providing a term through December 31, 2005, renewable annually thereafter unless either party gives notice of non-renewal by November 30, (ii) providing that we may terminate Mr. Swank's employment for cause upon written notice,
(iii) providing that in the event of termination by us without cause or by Mr. Swank for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater,
(iv) providing that Mr. Swank will not use or disclose proprietary information or confidential information, that all proprietary information is our property and that all inventions of Mr. Swank during the term of his employment that are related to our business are our property and (v) providing that Mr. Swank will not compete with us or solicit our customers, suppliers or employees during the term or for 12 months thereafter. In accordance with this agreement, Mr. Swank's employment was automatically renewed for the term ending December 31, 2007.

Other Executive Officers

Our other executive officers (Messrs. Allan, Welch, Paulette and Geberth) have agreements which provide that upon termination of their respective employment without cause, we will pay their annual base salary for a period of twelve months. These agreements also provide that these executive officers are eligible to receive annual bonuses based on performance. These employment agreements also prohibit our executive officers from directly or indirectly competing with us for a period of one-year following termination of their employment.

Additionally, we agreed to provide to Mr. Allan an annual transportation allowance of (pound)13,440 (paid in monthly installments), as well as temporary living expenses and relocation expenses for his transition when he joined our UK subsidiary, Diomed Ltd., on November 1, 2006.

                               STOCK OPTION PLANS

In November 2003, our stockholders approved a new incentive plan, the 2003 Omnibus Plan. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. We obtained stockholder approval of the 2003 Omnibus Plan at our annual meeting on November 25, 2003, after which we reserved
1.6 million shares of common stock for issuance pursuant to this plan. At our annual meeting of stockholders held on May 17, 2005, our stockholders approved an increase of 1.5 million shares providing for a total of 3.1 million shares of common stock reserved for future issuance.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2006, 755,756 shares were available for issuance under our 2003 Omnibus Plan, 4,542 shares were available for issuance under our 2001 Plan and 339 shares were available for issuance under our 1998 Plan.

The following table describes as of December 31, 2006 the outstanding warrants, stock options and other rights issued under our 2003 Omnibus Plan, 2001 Plan and 1998 Plan that were then outstanding and exercisable:

                                                                                                         Number of securities
                                      Number of securities to be                                         remaining available for
                                       issued upon exercise of                                           future issuance under
                                        outstanding options,            Weighted average exercise        equity compensation plans
                                         warrants and rights               price of outstanding           (excluding securities
                                     (expressed in common stock)       options, warrants and rights      reflected in column (a))
Plan Category                                  (a)                                    (b)                           (c)
-------------                        ---------------------------       ----------------------------      ------------------------
Equity compensation plans                    2,439,363                                $4.11                      760,637
approved by stockholders

Equity compensation plans not                        0                                    0                            0
approved by stockholders
                                             ---------                                -----                      -------
TOTAL                                        2,439,363                                $4.11                      760,637
                                             =========                                =====                      =======

CHANGES AND ADJUSTMENTS TO OUTSTANDING INCENTIVE AWARDS DURING PRIOR FISCAL YEAR

No adjustments to the exercise price of any outstanding options were made during the fiscal year ended December 31, 2006.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information as of December 31, 2006 for shares of our capital stock or rights to acquire shares of our capital stock exercisable within 60 days beneficially owned by:

      o our chief executive officer and other executive officers whose salary and bonuses for 2005 exceeded $100,000 and whose annualized salary exceeds $100,000;

      o     each director;

      o     our directors and executive officers as a group; and

      o each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock and other classes of voting stock.

           To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

                                                 AMOUNT AND NATURE OF
NAME                                             BENEFICIAL OWNERSHIP           PERCENT OF CLASS (1)
----                                             --------------------           --------------------
Sidney Braginsky                                      40,000     (2)                  0.2%
Gary Brooks                                           47,000     (3)                  0.23%
A. Kim Campbell                                       48,000     (4)                  0.24%
Peter Klein                                          108,934     (6)                  0.56%
Geoffrey Jenkins                                     108,934     (6)                  0.56%
Peter Klein                                           53,100     (7)                  0.27%
Edwin Snape                                           49,000     (8)                  0.25%
David Swank                                          174,801     (9)                  0.89%
James A. Wylie, Jr.                                  747,373     (10)                 3.73%
Christopher Geberth                                   52,335     (11)                 0.27%
Cary Paulette                                         95,002     (12)                 0.45%
Kevin Stearn                                               0     (13)                 0%
John J. Welch                                         85,001     (14)                 0.44%
William D. Allan                                       6,253     (15)                  .0%
All officers and directors as a group
(14 persons)                                       1,548,800                          7.45%

Beneficial Owners of More than 5% of the Company's Common Stock

Samuel Belzberg                                     1,714,260     (16)                8.8%
Zesiger Capital Group                               1,672,786     (17)                8.6%
Galleon Healthcare Partners, L.P.                   1,134,000     (18)                5.8%
and affiliates
ProMed Partners, L.P. and affiliates               14,611,594     (19)               44.1%
Gruber & McBain International                       2,426,141     (20)               11.1%
and affiliates

(1) Calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Exchange Act. Percentages shown for all officers and directors as a group are calculated on an aggregate basis and percentages shown for individuals are rounded to the nearest one-tenth of one percent. The mailing address for each of the directors and officers is c/o Diomed, Inc., One Dundee Park, Andover, MA 01810.

(2) Includes 40,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(3) Includes 3,000 shares held plus 44,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(4) Includes 48,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(5) Includes 2,000 shares held plus 40,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(6) Includes 6,600 shares held plus 102,334 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(7) Includes 9,100 shares held plus 44,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(8) Includes 9,000 shares held plus 40,000 shares of common stock issuable upon the exercise of stock options vested through 3/1/07. Excludes a total of 1,304,348 shares of common stock underlying preferred stock purchased by New England Partners Capital, L.P. and Nexus Medical Partners II S.C.A. SICAR in the September 29, 2006 financing transaction, as to which Dr. Snape disclaims beneficial ownership.

(9) Includes 15,000 shares held plus 159,801 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(10) Includes 165,961 shares held plus 581,412 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(11) Includes 4,000 shares held plus 48,335 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(12) Includes 95,002 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(13) Mr. Stearn resigned from our employ effective September 29, 2006. Options previously granted were terminated as they were not exercised within 90 days of Mr. Stearn's resignation..

(14) Includes 85,001 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(15) Includes 6,253 shares of common stock issuable upon the exercise of stock options vested through 3/1/07.

(16) Includes 1,709,593 shares of common stock held by Gibralt US, Inc. and 4,667 shares issuable upon the exercise of fully vested stock options held by Mr. Belzberg. Mr. Belzberg is an affiliate of Gibralt Capital Corp. and Gibralt U.S. Inc., and therefore is deemed to beneficially own the securities it holds. Mr. Belzberg's address is c/o Gibralt Capital Corp., 1075 W Georgia Street, Suite 1075, Vancouver, BC V6E 3C9 Canada.

(17) Includes 1,672,786 shares of common stock as to which we believe Zesiger has sole dispositive power, as investment adviser for Zesiger clients, none of whom individually owns more than 5% of our common stock. Zesiger's address is 320 Park Avenue, 30th Floor, New York, NY 10022. Barrie R. Zesiger, Managing Director of Zesiger Capital Group, may be deemed to beneficially own our securities held by Zesiger's clients as a result of his investment and/or voting power over these securities, although Mr. Zesiger disclaims beneficial ownership of these securities.

(18) Includes 1,134,000 shares of common stock held. Galleon's address is 135 E 57th Street, 16th Floor, New York, NY 10022. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., may be deemed the beneficial owner of our securities held by Galleon as a result of the investment and/or voting control over our securities that he exercises in that connection. However, Mr. Rajaratnam disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

(19) Includes 1,025,401 shares of common stock held, 13,051,282 shares of common stock underlying preferred stock held and 534,9111 shares of common stock underlying warrants. Does not give effect to 9.9% limitations on ownership which restrict the exchange of preferred stock and exercise of warrants. ProMed's address is 122 E 42nd Street, Suite 2105, New York, NY 10168. Barry Kurakawa and David Musket are co-investment managers of ProMed Management, Inc., which acts as investment manager for various other ProMed entities. Messrs. Kurakawa and Musket may be deemed to have beneficial ownership of our securities held by ProMed entities by virtue of their position with ProMed Management, Inc. and the investment and/or voting control that this relationship may confer on them.

(20) Includes 283,100 shares of common stock held, 1,739,131 shares of common stock underlying preferred stock held and 403,910 shares of common stock underlying warrants held. Does not give effect to 4.9% limitations on ownership which restrict the exchange of preferred stock and exercise of warrants. Gruber & McBain's address is 50 Osgood Place, San Francisco, CA 94133. Jon D. Gruber, J. Patterson McBain and Eric Swergold may be deemed to have beneficial ownership of these securities because of shared voting and/or investment power over the securities held by Lagunitas Partners LP and Gruber & McBain International. Mr. Gruber and Linda W. Gruber share voting and investment power over the securities held by the Jon D. Gruber and Linda W. Gruber Trust, and Mr. McBain has voting and investment power over the securities held by him.

                              SELLING STOCKHOLDERS

               DETERMINATION OF NUMBER OF SHARES TO BE REGISTERED

Shares Originally Registered

The shares we originally registered pursuant to the registration statement of which this prospectus is a part relate to the private placement financing that we completed on September 30, 2005 (see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above) and consisted of the following:

      o 4 million shares of common stock we may issue upon exchange of preferred stock that we issued and sold to 18 investors on September 30, 2005 at an issue price of $2.50 per share;

      o 2.95 million shares of common stock that we may issue in payment of dividends on the preferred stock we issued September 30, 2005;

      o 1.6 million shares of common stock that we may issue upon the exercise of common stock purchase warrants that we issued to the investors who purchased the preferred stock that we sold under the September 30, 2005 financing transaction; and

      o 200,000 shares of common stock that we may issue upon the exercise of common stock purchase warrants that we issued on September 30, 2005 to the three holders of outstanding convertible debentures we issued and sold on October 25, 2004 as an inducement for them to grant to us waivers of certain negative covenants under the debentures that they held.

We originally registered 125% of the foregoing shares pursuant to our agreement to register that number of shares under the registration rights agreement that we entered into in connection with the September 30, 2005 financing transaction. The registration of an additional allowance of shares was intended provide for additional registered shares that we may issue to the Selling Stockholders if we issue dividends in the form of common stock in excess of the amount allotted, if antidilution adjustments to the exchange rate of the preferred stock or the exercise price of the warrants so require or if shares become issuable upon any stock split dividend or distribution, recapitalization or similar event.

We calculated the number of shares issuable as follows:

In respect of the exchange of preferred stock, we assumed that all 4 million shares of preferred stock will be exchanged by the holders for an equal number of shares of common stock, at the existing exchange rate of $2.50 per share.

In respect of the dividends on the preferred stock, we have assumed that (i) all 4 million shares of preferred stock will remain outstanding for five years, (ii) dividends will accrue for five years, (iii) we will pay all dividends on the preferred stock in the form of common stock and (iv) the average price per share of the common stock issued as dividends will be $2.00. Pursuant to this calculation, dividends accrued over five years will be $900,000 for the first 18 months ($10 million at 6% per annum), $500,000 for the following six months ($10 million at 10% per annum) and $4.5 million for the following three years ($10 million at 15% per annum). Based on these assumptions, aggregate dividends of $5.9 million will accrue over the five years while the preferred stock is outstanding, and we will issue 2.95 million shares of common stock as dividends on the preferred stock. If shares of preferred stock are exchanged for common stock or are redeemed earlier than five years, then fewer dividends will accrue, and accordingly, fewer shares of common stock will be issuable as dividends. If the average price of our common stock for purposes of paying dividends is less than $2.00 per share, then a larger number of shares of common stock will be issuable as dividends should we choose to pay dividends in shares rather than in cash.

In respect of the exercise of warrants, we have assumed that all 1.8 million warrants will be exercised by payment of cash at the current exercise price of $2.50 per share.

Shares Registered following This Amendment

The preferred shares we issued in 2005 are no longer outstanding. Twenty five thousand of these shares were exchanged for shares of common stock in January 2006 and the remaining 3.975 million of these shares were exchanged for a new series of preferred stock pursuant to the financing transaction that we completed on September 29, 2006 (see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 29, 2006," above). The registration statement we filed in connection with our September 29, 2006 financing transaction includes the common stock underlying the new series of preferred stock (including an allowance for possible additional future antidilution adjustments). Therefore, by this amendment we are eliminating the shares underlying the 2005 preferred stock from the registration statement of which this prospectus is a part.

Further, although we registered 450,000 shares of common stock as an allowance for an increased number of shares issuable upon exercise of the 1.8 million warrants that we issued in our September 30, 2005 financing transaction, this allowance proved insufficient, as the antidilution adjustment to these warrants caused by our September 29, 2006 financing transaction increased the number of underlying shares by 472,000 to 2.272 million warrants. The registration statement we filed in connection with our September 29, 2006 financing transaction includes all 472,000 additional shares of common stock underlying the warrants resulting from the September 29, 2006 antidilution adjustment to these warrants (including an allowance for possible additional future antidilution adjustments). Therefore, by this amendment we are eliminating the 450,000 share allowance for warrant antidilution included in the original registration statement of which this prospectus is a part.

Accordingly, giving effect to this amendment, the registration statement of which this prospectus is a part covers 1.8 million shares of common stock underlying warrants that we issued on September 30, 2005.

DILUTION RESULTING FROM SEPTEMBER 29, 2006 FINANCING TRANSACTION

The September 29, 2006 financing transaction was dilutive to the pre-transaction holders of common stock, in that we issued common stock equivalents in that financing which have the effect of reducing the pro rata voting and other rights of the pre-transaction stockholders. The preferred stock represents 17,354,347 shares of underlying common stock (assuming no dividends are paid in the form of common stock and no antidilution adjustments are made to the $1.15 effective exchange rate of the preferred stock), and the warrants issued as compensation to our placement agent represents 370,000 shares of underlying common stock (assuming no antidilution adjustments are made to the $1.15 exercise price of the warrants or number of shares that may be purchased upon exercise of these warrants). Further, antidilution adjustments to outstanding securities as a result of the September 29, 2006 financing resulted in an increase of 1,606,865 shares of common stock underlying outstanding convertible debentures and an increase of 488,528 shares of common stock underlying outstanding warrants.

The following table sets forth information regarding our common stock issued and outstanding on a fully diluted basis, both before and after giving effect to the September 29, 2006 financing transaction. When we refer to "a fully diluted basis," we assume the exchange of all outstanding preferred stock into underlying shares of common stock, the exercise of all outstanding stock options and warrants and the conversion of all outstanding convertible debentures.

                                                    Before             After
                                                  Financing          Financing
 Description of Common Shares                    Transaction        Transaction
 ----------------------------                    -----------        -----------
 Shares issued and outstanding                    19,448,728        19,448,728
 Shares to be issued on conversion of
     convertible debentures                        1,620,961         3,227,826
 Shares to be issued on exchange of 2005
     Preferred Stock                               3,975,000                --
 Shares to be issued on exchange of 2006
     Preferred Stock                                      --        17,354,347
 Shares to be issued on exercise of stock
     options and non-investor warrants             3,023,787         3,393,787
 Shares to be issued on exercise of investor
     warrants                                      4,596,776         5,085,304
                                                   ---------      ------------

 TOTAL                                            32,665,252        48,509,992
                                                  ==========        ==========

Of the 32,665,252 shares of our common stock that were issued and outstanding on a fully diluted basis prior to the financing transaction, actual shares of common stock represented approximately 59.54% of our outstanding shares. Of the 48,509,992 shares of our common stock issued and outstanding on a fully diluted basis as of the completion of the financing transaction, the 19,448,728 actual shares of common stock represented approximately 40.0%, a decrease of approximately 19.5 percentage points as a result of the September 29, 2006 financing transaction. Under a separate registration statement filed with the SEC on January 30, 2007, we registered 24,774,675 shares of common stock in connection with our September 29, 2006 financing transaction (including a 25% allowance for possible future antidilution adjustments). If all of these shares are issued, then the dilutive effect of the financing transaction will be even greater. Specifically, there will then be 53,517,539 shares of common stock outstanding on a fully diluted basis, and the 19,448,728 actual shares of common stock outstanding prior to the September 29, 2006 financing transaction will only represent approximately 36%, a decrease of approximately 23.5 percentage points.

Conversely, the fewer shares that are issuable upon exchange of the preferred stock and/or conversion of debentures or exercise of warrants, the less the dilution that will be experienced by our stockholders prior to the September 29, 2006 financing transaction. It is possible that we will issue fewer shares than the 24,774,675 shares we estimated to be issuable for purposes of registration in our separate registration statement. For instance, less than 24,774,675 shares may be issuable if all fewer than all shares of preferred stock are exchanged into common stock, if less than all outstanding debentures are converted into common stock and we instead repay them in cash or if fewer than all of warrants are exercised prior to their expiration or if warrants are exercised on a "cashless exercise" basis (in which case the warrant holder will not pay us the exercise price in cash but will receive fewer shares upon exercise). Moreover, because the 25% allowance includes an excess number of shares in the event of antidilution adjustments to the preferred stock, debentures and warrants, fewer shares will be issuable if we do not enter into a dilutive issuance and therefore we trigger no antidilution adjustments to these securities.

INFORMATION REGARDING THE SELLING STOCKHOLDERS

Details regarding the ownership of shares of our common stock held by the Selling Stockholders are as follows:

                              SELLING STOCKHOLDERS


                                                                        Common Shares                    Percent of     Affiliate
                                                 Common Shares          Being Registered   Common Shares Outsanding        of a
         Name of Selling Stockholder and         Beneficially Owned     and Offered under  Owned after   Common Shares Broker-Dealer
    Individual(s) with Beneficial Ownership,     Prior to Offering (1)  This Prospectus    Offering      Owned after
         Voting and/or Investment Power                                                                  Offering (2)
------------------------------------------------------------------------------------------------------------------------------------
"ProMed Group" (a)
ProMed Partners, L.P.                                1,942,927                57,600        1,942,927      0.0996        YES  *
ProMed Partners II, L.P.                             1,942,927                14,400        1,942,927      0.0998        YES  *
ProMed Offshore Fund, Ltd.                           1,942,927                 9,600        1,942,927      0.0999        YES  *
ProMed Offshore Fund II, Ltd.                        1,942,927               238,400        1,942,927      0.0987        YES  *
                                            TOTAL    1,942,927               320,000        1,942,927      0.0983

"Advantage Related Parties"  (b)
Advantage Advisors Catalyst Partners LP                 33,600                16,800           16,800      0.0009            NO
Advantage Advisors Catalyst Intl. Ltd.                  24,000                12,000           12,000      0.0006            NO
Ridgecrest Partners Ltd.                                19,200                 9,600            9,600      0.0005            NO
Ridgecrest Partners LP                                   3,200                 1,600            1,600      0.0001            NO
Ridgcrest Partners QP LP                               284,850                40,000           40,000      0.0021            NO
                                            TOTAL      364,850                80,000           80,000      0.0041

"Gruber & McBain Related Parties"  (c)
Lagunitas Partners LP                                  970,491               208,000          491,100      0.0250            NO
Gruber & McBain International                          970,491                64,000          347,100      0.0178            NO
Jon D. and Linda W. Gruber Trust                       970,491                24,000          307,100      0.0158            NO
J. Patterson McBain                                    970,491                24,000          307,100      0.0158            NO
                                            TOTAL      970,491               320,000        1,452,400      0.0735

Broadfin Healthcare Fund LP (d)                         48,000                24,000           24,000      0.0012            NO

Alpha Capital  (e)                                      96,000                48,000           48,000      0.0025            NO

Fractal Holdings, LLC  (f)                              16,000                 8,000            8,000      0.0004            NO

"North Sound Related Parties"  (g)
North Sound Legacy International Ltd.                  970,491               576,000          576,000      0.0288            NO
North Sound Legacy Institutional Fund LLC              970,491               224,000          224,000      0.0114            NO
                                            TOTAL      970,491               800,000          800,000      0.0395

Omicron Master Trust (h)                               238,362               119,181          119,181      0.0061            NO

Iroquois Capital  (i)                                   60,944                26,940           34,004      0.0017            NO

Cranshire Capital  (j)                                 121,887                53,879           68,008      0.0035            NO

                                            TOTAL    4,829,952             1,800,000        4,576,520      0.2154
                                            -----

NOTES TO TABLE OF SELLING STOCKHOLDERS

(1) For purposes of this presentation, ownership of shares constitutes "beneficial ownership" calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Accordingly, for purposes of setting forth ownership, we have given effect to the limitations on ownership applicable to the selling stockholders under the terms of the warrants we issued in the September 30, 2005 financing transaction (described under "Liquidity and Capital Resources," above). Ownership figures also assume that the selling stockholders do not acquire or dispose of any shares of common stock and that the selling stockholders sell all shares of common stock we are registering hereunder on their behalf.

(2) Percentages based on the 19,448,728 shares of common stock issued and outstanding as of the date of the registration statement of which this prospectus is a part plus that number of shares issued and sold by this selling stockholder.

* Although affiliated with a broker-dealer, this selling stockholder has certified to us and hereby represents that it purchased our securities in the ordinary course of business and at the time of its purchase of the securities being registered for sale pursuant to the registration statement of which this prospectus is a part such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(a) Barry Kurakawa and David Musket are co-investment managers of ProMed Management, Inc., which acts as investment manager for the other ProMed entities named as selling stockholders. As such, Messrs. Kurakawa and Muskett may be deemed to have beneficial ownership of these securities because of their voting and/or investment power over these securities. David Musket is a principal of Musket Research Associates, Inc., a registered broker-dealer. By virtue of the percentage of ownership of our shares held (notwithstanding the limitations on ownership described in footnote (1), these related entities may be considered our affiliates. See "Related Party Transactions," above, for further information.

(b) Joshua M. Raffner, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(c) Jon D. Gruber, J. Patterson McBain and Eric Swergold may be deemed to have beneficial ownership of these securities because of shared voting and/or investment power over the securities held by Lagunitas Partners LP and Gruber & McBain International. Mr. Gruber and Linda W. Gruber share voting and investment power over the securities held by the Jon D. Gruber and Linda W. Gruber Trust, and Mr. McBain has voting and investment power over the securities held by him. By virtue of the percentage of ownership of our shares held (notwithstanding the limitations on ownership described in footnote 1), these related entities may be considered our affiliates. See "Related Party Transactions," above, for further information.

(d) Kevin Kotler, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(e) Konrad Ackerman, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(f) Samuel E. Navarro, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(g) Thomas McCauley, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(h) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of the registration statement of which this prospectus is a part, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(i) Joshua Silverman, principal of this selling stockholder, may be deemed to have beneficial ownership of these securities because of his voting and/or investment power over these securities.

(j) Downsview Capital, Inc. is the general partner of Cranshire Capital, L.P. Mitchell P. Kopin, the president of Downsview Capital, Inc., has sole voting and investment power over these securities.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder of our common stock and any of their pledgees, transferees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the market or exchange on which the common stock is listed or quoted for trading (currently the American Stock Exchange, or, AMEX) or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o "at the market" to or through market makers into an existing market for the shares;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the date of this prospectus;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through transactions in options, swaps or other derivative securities, whether exchange-listed or otherwise; or

      o     any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. To the extent permitted by the applicable rules of the American Stock Exchange, the Selling Stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each Selling Stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of the date on which (i) the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders, and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                 TRANSFER AGENT

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. We act as our own transfer agent for our preferred stock, warrants and stock options.

                                  LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by McGuireWoods LLP.

                                     EXPERTS

The financial statements included in the Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock to be offered hereby. As used herein, the term "registration statement" means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our common stock reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at 100 F Street, N.E., Washington, D.C. 20549 and at the following regional offices of the SEC: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 606041. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its web site at http://www.sec.gov.

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934 as amended, and we are therefore subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended. In accordance therewith, we file periodic reports with the Securities and Exchange Commission. Our periodic reports are available for inspection and copying at the public reference facility.

Table of Contents

                                                                                                Page
                                                                                                ----
Report of Independent Registered Public Accounting Firm                                           F-1

Consolidated Balance Sheets as of December 31, 2005 and 2004                                      F-2

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004              F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
     for the Years Ended December 31, 2005 and 2004                                               F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004              F-7

Notes to Consolidated Financial Statements December 31, 2005                                      F-9

Condensed Consolidated Balance Sheets - September 30, 2006 (unaudited) and December 31, 2005     F-35

Condensed Consolidated Statements of Operations - Three Months
    and Nine Months Ended September 30, 2006 and 2005 (unaudited)                                F-36

Condensed Consolidated Statements of Cash Flows -
    Nine Months Ended September 30, 2006 and 2005 (unaudited)                                    F-37

Notes to Condensed Consolidated Financial Statements (unaudited)                                 F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Diomed Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Diomed Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diomed Holdings, Inc. and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/   BDO SEIDMAN, LLP
Boston, Massachusetts
February 9, 2006

                              DIOMED HOLDINGS, INC.
                           Consolidated Balance Sheets

                                                                                    December 31, 2005   December 31, 2004
                                                                                    -----------------   -----------------
Assets
Current assets:
      Cash and cash equivalents                                                        $ 9,562,087      $14,436,053
      Short-term investments - available for sale securities                             3,566,454               --
      Accounts receivable, net of allowance for doubtful accounts of $102,740 and
      $223,105 in 2005 and 2004, respectively                                            2,824,717        2,074,393
      Inventories                                                                        3,059,886        2,204,385
      Prepaid expenses and other current assets                                            444,453          348,586
                                                                                       -----------      -----------

           Total current assets                                                         19,457,597       19,063,417
                                                                                       -----------      -----------

Property and equipment:
      Office equipment and furniture and fixtures                                        2,256,536        1,808,062
      Manufacturing equipment                                                              944,425          839,226
      Leasehold improvements                                                               731,347          731,347
                                                                                       -----------      -----------
                                                                                         3,932,308        3,378,635
      Less accumulated depreciation and amortization                                     2,760,605        2,477,066
                                                                                       -----------      -----------
      Property and equipment, net                                                        1,171,703          901,569
                                                                                       -----------      -----------

Intangible assets:
      Intangible manufacturing asset, net of accumulated amortization of $981,362
           and $809,644 in 2005 and 2004, respectively                                          --          171,718
      Luminetx distribution rights, net of accumulated amortization of $46,199
           and $0 in 2005 and 2004, respectively                                           286,431               --
      Intangible EVLT(R) technology asset, net of accumulated amortization of
           $685,741 and $391,852 in 2005 and 2004, respectively                          4,016,484        4,310,373
                                                                                       -----------      -----------
      Total intangible assets, net                                                       4,302,915        4,482,091
                                                                                       -----------      -----------

Other assets:
      Investment in Luminetx                                                               500,000               --
      Deposits                                                                              20,060          195,338
      Deferred financing costs, net of accumulated amortization of $456,709 and
           $30,477 in 2005 and 2004, respectively                                          274,750          700,982
                                                                                       -----------      -----------
      Total other assets                                                                   794,810          896,320
                                                                                       -----------      -----------

Total assets                                                                           $25,727,025      $25,343,397
                                                                                       ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                     Consolidated Balance Sheets (continued)

                                                                               December 31, 2005   December 31, 2004
                                                                               -----------------   -----------------
Liabilities, preferred stock and stockholders' equity
Current liabilities:
    Accounts payable                                                             $  3,561,786       $  2,092,562
    Accrued expenses                                                                2,298,823          1,847,941
    Bank line of credit                                                                53,924                 --
    Current maturities of capital lease obligations                                     2,047             46,967
    Current portion of deferred revenue                                               257,889            148,402
    Current maturities of EVLT(R) technology payable ($250,000 face value,  net of $4,902 debt discount at December 31, 2005 and
    $1,000,000 face value, net of $66,733 debt discount at December
    31, 2004)                                                                         245,098            933,267
     Warrant liability                                                              1,898,213                 --
                                                                                 ------------       ------------

Total current liabilities                                                           8,317,780          5,069,139

Deferred revenue, net of current portion                                              144,428            211,347
Capital lease obligation, net of current maturities                                     4,094                 --
Convertible debt ($3,712,000 face value, net of $1,081,727 debt discount at
    December 31, 2005 and $7,000,000 face value,
      net of $2,183,151 debt discount at December 31, 2004)                         2,630,273          4,816,849
EVLT(R) technology payable ($250,000 face value, net of $4,902 debt
    discount at December 31, 2004), net of current maturities                              --            245,098
                                                                                 ------------       ------------

Total liabilities                                                                  11,096,575         10,342,433
                                                                                 ------------       ------------

Commitments and contingencies

Preferred stock, $0.001 par value
    Authorized-20,000,000 shares; issued and outstanding 4,000,000
    (Liquidation value $12,150,000
    at December 31, 2005)                                                           7,819,658                 --
                                                                                 ------------       ------------

Stockholders' equity:
    Common stock, $0.001 par value
    Authorized-50,000,000 shares at December 31, 2005 and 2004

    Issued and outstanding-19,423,728 and 17,781,525 shares at
    December 31, 2005 and 2004, respectively
                                                                                       19,424             17,781
    Additional paid-in capital                                                     87,551,286         84,226,241
    Accumulated other comprehensive income                                             89,800            169,023
    Accumulated deficit                                                           (80,849,718)       (69,412,081)
                                                                                 ------------       ------------
    Stockholders' equity                                                            6,810,792         15,000,964
                                                                                 ------------       ------------

Total liabilities, preferred stock and stockholders' equity                      $ 25,727,025       $ 25,343,397
                                                                                 ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                      Consolidated Statements of Operations

                                                                         Years Ended December 31,
                                                                     -------------------------------
                                                                        2005                 2004
                                                                     ------------       ------------
Revenues                                                             $ 19,048,751       $ 13,384,500

Cost of revenues                                                       10,112,951          7,920,100
                                                                     ------------       ------------

Gross profit                                                            8,935,800          5,464,400
                                                                     ------------       ------------

Operating expenses:
      Research and development                                          1,536,522          1,694,629
      Selling and marketing                                             9,391,952          7,160,548
      General and administrative                                        7,819,312          6,422,461
                                                                     ------------       ------------

           Total operating expenses                                    18,747,786         15,277,638
                                                                     ------------       ------------

           Loss from operations                                        (9,811,986)        (9,813,238)
                                                                     ------------       ------------

Other (income) expense, net:
      Gain on the fair value of warrant liability                        (157,535)                --
      Interest expense, non-cash                                        1,196,849            108,725
      Interest expense, net, cash-based                                   586,337            155,200
                                                                     ------------       ------------
           Total other expense, net                                     1,625,651            263,925
                                                                     ------------       ------------

Net loss                                                              (11,437,637)       (10,077,163)

Less preferred stock cash dividends                                      (150,000)                --

Less preferred stock non-cash dividends                                (1,300,597)                --
                                                                     ------------       ------------
Net loss applicable to common stockholders                           $(12,888,234)      $(10,077,163)
                                                                     ============       ============
   Basic and diluted net loss per share                              $      (0.67)      $      (0.68)
                                                                     ============       ============

   Basic and diluted weighted average common shares outstanding        19,213,965         14,752,794
                                                                     ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
     Consolidated Statements of Stockholders' Equity and Comprehensive Loss
                     Years Ended December 31, 2005 and 2004

                                                         Common Stock
                                       -----------------------------------------------
                                                                            Additional       Accumulated Other
                                       Number of            $0.001           Paid-in          Comprehensive
                                         Shares            Par Value          Capital         Income (Loss)
                                         ------            ---------          -------         -------------
Balance, December 31, 2003                13,129,113      $     13,129      $ 75,582,369       $    175,278

Exercise of warrants by placement
     agent and its affiliates                938,123               938              (938)                --
Compensation expense related to
     issuance of stock options to
     third parties                                --                --            79,449                 --
Issuance of common stock in 2004
     Targeting Offering, net of
     issuance costs                        1,188,470             1,188         2,726,541                 --
Issuance of common stock to 2004
     Private Placement investors,
     net of issuance costs                 2,362,420             2,363         3,234,446                 --
Debt discount and beneficial
     conversion feature related to
     2004 Private Placement                       --                --         2,261,399                 --
Exercise of warrants by 2004
     Private Placement investor
     and its affiliates                      163,399               163           342,975                 --

Comprehensive income (loss):
Foreign currency translation
     adjustment                                   --                --                --             (6,255)
Net loss                                          --                --                --                 --
                                          ----------            ------        ----------            -------

Balance, December 31, 2004                17,781,525            17,781        84,226,241            169,023
                                          ==========            ======        ==========            =======


                                                               Total
                                          Accumulated      Stockholders'      Comprehensive
                                            Deficit            Equity             Loss
                                            -------            ------             ----
Balance, December 31, 2003               $(59,334,918)      $ 16,435,858       $(19,864,237)
                                                                               ------------
Exercise of warrants by placement
     agent and its affiliates                      --                 --
Compensation expense related to
     issuance of stock options to
     third parties                                 --             79,449
Issuance of common stock in 2004
     Targeting Offering, net of
     issuance costs                                --          2,727,729
Issuance of common stock to 2004
     Private Placement investors,
     net of issuance costs                         --          3,236,809
Debt discount and beneficial
     conversion feature related to
     2004 Private Placement                        --          2,261,399
Exercise of warrants by 2004
     Private Placement investor
     and its affiliates                            --            343,138

Comprehensive income (loss):
Foreign currency translation
     adjustment                                    --             (6,255)            (6,255)
Net loss                                  (10,077,163)       (10,077,163)       (10,077,163)
                                          -----------         ----------       ------------

Balance, December 31, 2004                (69,412,081)        15,000,964       $(10,083,418)
                                          ===========         ==========       ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
     Consolidated Statements of Stockholders' Equity and Comprehensive Loss
                     Years Ended December 31, 2005 and 2004
                                   (continued)

                                                            Common Stock
                                          -----------------------------------------------
                                                                               Additional       Accumulated Other
                                          Number of            $0.001           Paid-in          Comprehensive
                                            Shares            Par Value          Capital         Income (Loss)
                                            ------            ---------          -------         -------------
Exercise of warrants by 2004
     Private Placement investor
     and its affiliates                       192,811               194           404,710                 --
Compensation expense related to
     issuance of stock options to
     third parties                                 --                --            49,474                 --
Conversion of debt for common stock         1,449,392             1,449         3,156,111                 --
Issuance of warrants to Luminetx
     for distribution rights                       --                --           332,630                 --
Fair value adjustments to accrete
     preferred stock to its
     exchangeable value                            --                --          (575,748)                --
Value ascribed to warrants issued
     to 2004 debt holders in the
     2005 PIPE                                     --                --           256,969                 --
Dividends recorded on preferred
     stock                                         --                --          (299,101)                --
Change in unrealized gain (loss)
     on available for sale
     securities                                    --                --                --                296
Foreign currency translation
     adjustment                                    --                --                --            (79,519)
Net loss                                           --                --                --                 --
                                           ----------      ------------      ------------       ------------
Balance, December 31, 2005                 19,423,728      $     19,424      $ 87,551,286       $     89,800
                                           ==========      ============      ============       ============


                                                               Total
                                          Accumulated      Stockholders'      Comprehensive
                                            Deficit            Equity             Loss
                                            -------            ------             ----
Exercise of warrants by 2004
     Private Placement investor
     and its affiliates                             --            404,904
Compensation expense related to
     issuance of stock options to
     third parties                                  --             49,474
Conversion of debt for common stock                 --          3,157,560
Issuance of warrants to Luminetx
     for distribution rights                        --            332,630
Fair value adjustments to accrete
     preferred stock to its
     exchangeable value                             --           (575,748)
Value ascribed to warrants issued
     to 2004 debt holders in the
     2005 PIPE                                      --            256,969
Dividends recorded on preferred
     stock                                          --           (299,101)
Change in unrealized gain (loss)
     on available for sale
     securities                                     --                296                296
Foreign currency translation
     adjustment                                     --            (79,519)           (79,519)
Net loss                                   (11,437,637)       (11,437,637)       (11,437,637)
                                          ------------       ------------       ------------
Balance, December 31, 2005                $(80,849,718)      $  6,810,792       $(11,516,860)
                                          ============       ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                      Consolidated Statements of Cash Flows

                                                                                           Years Ended December 31,
                                                                                       -------------------------------
                                                                                           2005                2004
                                                                                       ------------       ------------
Cash Flows from Operating Activities:                                                  $(11,437,637)      $(10,077,163)
      Net loss
      Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization                                                    955,389            972,900
           Amortization of EVLT(R) discount                                                  66,733            137,806
           Non-cash interest expense                                                      1,196,849            108,725
           Accretion of discount on marketable securities                                  (142,669)                --
           Amortization of deferred financing costs                                         426,232                 --
           Fair value of stock options for service                                           49,474             79,449
           Gain on fair value of warrant liability                                         (157,535)                --
           Changes in operating assets and liabilities:
                Accounts receivable                                                        (750,324)          (637,155)
                Inventories                                                                (855,501)          (312,144)
                Prepaid expenses and other current assets                                   (95,867)           101,039
                Deposits                                                                    175,278            (11,582)
                Accounts payable                                                          1,219,335            595,021
                Accrued expenses and deferred revenue                                       493,450            312,258
                                                                                       ------------       ------------

Net cash used in operating activities                                                    (8,856,793)        (8,730,846)
                                                                                       ------------       ------------

Cash Flows from Investing Activities:
      Purchases of property and equipment                                                  (575,706)          (519,009)
      Purchase of available for sale securities                                          (6,707,261)                --
      Proceeds from maturities of available for sale securities                           3,200,000                 --
      Investment in Luminetx                                                               (500,000)                --
                                                                                       ------------       ------------

Net cash used in investing activities                                                    (4,582,967)          (519,009)
                                                                                       ------------       ------------

Cash Flows from Financing Activities:
      Proceeds from issuance of common stock, net, in 2004 target offering                       --          2,727,729
      Proceeds from issuance of common stock, net, in 2004 equity and debt
      financing                                                                                  --          3,236,809
      Proceeds from convertible debt                                                             --          7,000,000
      Proceeds from issuance of preferred stock, net, in 2005 equity financing            9,150,556                 --
      Increase in deferred financing costs                                                       --           (731,459)
      Proceeds from exercise of warrants                                                    404,904            343,138
      Net proceeds (payments) from bank borrowings                                           53,924           (261,676)
      Payments on promissory note                                                                --           (936,000)
      Payments on capital lease obligations                                                 (40,826)           (54,997)
      Payments on EVLT(R)  purchase obligation                                           (1,000,000)        (1,000,000)
                                                                                       ------------       ------------

Net cash provided by financing activities                                                 8,568,558         10,323,544
                                                                                       ------------       ------------

Effect of exchange rate changes                                                              (2,764)           (35,711)
                                                                                       ------------       ------------

Net increase (decrease) in cash and cash equivalents                                     (4,873,966)         1,037,978

Cash and cash equivalents, beginning of year                                             14,436,053         13,398,075
                                                                                       ------------       ------------
Cash and cash equivalents, end of year                                                 $  9,562,087       $ 14,436,053
                                                                                       ============       ============

                              DIOMED HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                                   (continued)

                                                                                           Years Ended December 31,
                                                                                       -------------------------------
                                                                                           2005                2004
                                                                                       ------------       ------------
Supplemental Disclosure of Cash Flow Information:

Cash paid for interest                                                                 $  732,194          $   180,481
                                                                                       ==========          ===========

Equipment under capital lease                                                          $       --          $    88,116
                                                                                       ==========          ===========

Value ascribed to warrants issued to purchase distribution rights                      $  332,630          $        --
                                                                                       ==========          ===========

Unrealized gains (losses) on marketable securities                                     $      296          $        --

Value ascribed to warrants issued in 2005 private placement                            $2,055,748          $        --
                                                                                       ==========          ===========

Non-cash increasing rate preferred stock dividend                                      $  149,101          $        --
                                                                                       ==========          ===========

Value ascribed to debt discount related to convertible debt                            $       --          $ 2,261,399
                                                                                       ==========          ===========

Conversion of debt for common stock                                                    $3,157,560          $        --
                                                                                       ==========          ===========

Fair value adjustment on preferred stock to bring preferred
  stock to its immediately exchangeable value                                          $  575,748          $        --
                                                                                       ==========          ===========

Accretion of preferred stock dividends                                                 $  150,000          $        --
                                                                                       ==========          ===========

Value ascribed to debt discount related to convertible debt                            $  256,969          $        --
                                                                                       ==========          ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

(1) OPERATIONS

Diomed Holdings, Inc. ("Diomed" or "the Company") develops and commercializes minimally invasive medical procedures that employ its laser technologies and associated disposable products. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777, the Company currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. The Company also develops and markets lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over competitors by gaining governmental approvals in advance of others, by developing and offering innovative practice enhancement programs including physician training and promotional materials, and by obtaining exclusive commercial arrangements. To optimize revenues, Diomed focuses on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Diomed's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

(a) Principles of Consolidation

These financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

(b) Basis of Presentation

All share and per share information included in the accompanying financial statements for all periods presented have been restated to retroactively reflect the effect of the 1:25 reverse stock split that the Company implemented, effective June 17, 2004.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions principally relate to reserves, including inventory, doubtful accounts receivable, and product warranty. Actual results could differ from those estimates.

                             DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2005

(d) Reclassifications

Certain reclassifications have been made in the prior year consolidated financial statements to conform to the current year's presentation.

(e) Cash and Cash Equivalents

Cash and cash equivalents consists of short-term, highly liquid investments with original maturities of three months or less.

(f) Short Term Investments

Marketable securities with original maturities greater than three months but less than 12 months are classified as short-term investments. Investments designated as short-term consist of U.S. agency discount notes and corporate bonds, are classified as available-for-sale, and are reported at fair value using the specific identification method. Unrealized gains and losses, net of related tax effects, are reflected in other comprehensive income (loss) until realized.

Marketable securities included in cash and cash equivalents and short term investments, at December 31, 2005, all of which mature within one year, consist of the following:

                                                                                        Unrealized      Unrealized
                                                   Amortized Cost     Fair Value          Gains            Losses
                                                   --------------     -----------        ---------      -----------
Money Market Funds                                   $ 3,815,711      $ 3,815,711      $        --      $        --
Commercial Paper                                       5,852,606        5,852,408               --              198
U.S. Agency Notes                                      2,096,266        2,096,760              494               --
                                                     -----------      -----------      -----------      -----------
                                                     $11,764,583      $11,764,879      $       494              198
                                                     ===========      ===========      ===========      ===========

As Reported:

                                                                                        Unrealized      Unrealized
                                                   Amortized Cost     Fair Value          Gains            Losses
                                                   --------------     -----------        ---------      -----------
Cash and Cash Equivalents                            $ 8,197,698      $ 8,198,426      $       728      $        --
Marketable Securities                                  3,566,886        3,566,454               --              432
                                                     -----------      -----------      -----------      -----------
                                                     $11,764,584      $11,764,880      $       728      $       432
                                                     ===========      ===========      ===========      ===========

Gross unrealized gains (losses) for the year ended December 31, 2005 totaled $296. The unrealized losses were caused by increasing market interest rates. Based on the scheduled maturities of these marketable securities and our intent and ability to hold these securities until maturity. We have concluded that these unrealized losses are not other-than-temporary. There were no realized gains or losses in 2005.

(g) Foreign Currency Translation

Assets and liabilities of the foreign subsidiary are translated at the rate of exchange in effect at year-end. Results of operations are translated using the weighted average exchange rate in effect during the year. Translation adjustments, resulting from changes in the rate of exchange between the subsidiary's functional currency and the U.S. dollar, are included in other comprehensive income (loss) with the cumulative effect included as a separate component of stockholders' equity in the accompanying consolidated balance sheets. Transaction gains and losses, resulting from the revaluations of assets and liabilities denominated in other than the functional currency of the Company or its subsidiaries are included in operating expenses for all periods presented.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(h) Comprehensive Income (Loss)

SFAS No. 130, "Reporting Comprehensive Income," requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, comprehensive loss consists of the Company's net loss, changes in cumulative translation adjustment account and unrealized gains and losses on available for sale securities. The Company has disclosed comprehensive income (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss).

                                                                                            December 31,
                                                                                     2005               2004
                                                                                 ------------       ------------
Net loss                                                                         $(11,437,637)      $(10,077,163)
Unrealized holding gain (loss) on marketable securities, net of related tax
      effects                                                                             296                 --
Foreign currency translation adjustment                                               (79,519)            (6,255)
                                                                                 ------------       ------------
Comprehensive loss                                                               $(11,516,860)      $(10,083,418)
                                                                                 ============       ============

(i) Revenue Recognition

The Company derives revenue primarily from two sources: (i) revenue from products, including lasers, instrumentation and disposables, and (ii) revenue from services. Service revenue includes fees earned under extended service contracts and repairs for products that are not under warranty. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104"). SAB No. 104 requires that four basic criteria must be met before revenues can be recognized: (1) persuasive evidence of an arrangement exists; (2) title has transferred; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured.

The Company uses signed quotations and/or customer purchase orders that include all terms of the arrangement to determine the existence of an arrangement and whether the fee is fixed or determinable based on the terms of the associated agreement. The Company generally ships F.O.B. shipping point and uses shipping documents and third-party proof of delivery to verify delivery and transfer of title. The Company assesses whether collection is reasonably assured by considering a number of factors, including past transaction history with the customer and the creditworthiness of the customer, as obtained from third party credit references. If the Company determines that collection is not reasonably assured, revenue is deferred until collection becomes reasonably assured, generally upon receipt of payment.

In certain transactions, the Company sells additional training or extended service contracts with the sale of the laser. In those situations, the Company applies the guidance in EITF 00-21 "Revenue Arrangements with Multiple Deliverables", and divides the components into separate units of accounting based on their relative fair values. Revenue from each unit is recognized in accordance with SAB 104.

The Company defers revenue for extended service contracts related to future periods and recognizes revenue on a straight-line basis in accordance with FASB Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts." The Company provides for estimated warranty costs an original product warranties at the time of sale.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

A rollforward of deferred revenue for the years ended December 31, 2005 and 2004, is as follows

                              December 31,
                          2005             2004
                       ---------       ---------
Beginning balance      $ 359,749       $  56,802
Additions                208,294         356,241
Revenue/release         (165,726)        (53,294)
                       ---------       ---------
Ending balance         $ 402,317       $ 359,749
                       =========       =========

(j) Product Warranties

The Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers. In addition to these proactive measures, the Company also provides for the estimated cost of product warranties at the time revenue is recognized, based on historical warranty trends in the volume of product returns within the warranty period and the cost to repair the laser. The Company maintains reserves for its estimated obsolete inventory based on historical cost.

Warranty provisions and claims for the years ended December 31, 2005 and 2004, were as follows

                               December 31,
                           2005             2004
                        ---------       ---------
Beginning balance       $ 323,622       $ 406,382
Warranty provision        133,379          85,622
Release/estimates        (166,589)             --
Usage                     (97,466)       (168,382)
                        ---------       ---------
Ending balance          $ 192,946       $ 323,622
                        =========       =========

(k) Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                              December 31,
                          2005             2004
                       ---------       ---------
Raw materials         $1,415,546      $  838,390
Work-in-progress         674,010         502,905
Finished goods           970,330         863,090
                      ----------      ----------
                      $3,059,886      $2,204,385
                      ==========      ==========

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(l) Property and Equipment

The Company records property and equipment at cost. The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

Description                                     Useful Life

Office equipment and furniture and fixtures     3-5 years
Manufacturing equipment                         5 years
Leasehold improvements                          Lesser of estimated useful life
                                                or life of lease

Depreciation expense for the years ended December 31, 2005 and 2004 was $443,583 and $482,739, respectively.

(m) Intangible Assets

Intangible assets are recorded at cost and consist of manufacturing rights acquired in 2001 and the EVLT(R) patent rights acquired in September 2003 (Note
12). The manufacturing rights are being amortized on a straight-line basis over a five-year estimated useful life. Amortization expense relating to these manufacturing rights of approximately $172,000 and $197,000 for the years ended December 31, 2005 and 2004, is included in general and administrative expense. The EVLT(R) patent rights are being amortized on a straight-line basis over the remaining 16-year life of the patents, and amortization expense relating to the EVLT(R) patent rights of $293,889 is included in the cost of goods sold for each of the years ended December 31, 2005 and 2004.

The Luminetx distribution rights are being amortized on a straight-line basis over a three-year estimated useful life consistent with the original term of the distribution agreement entered into on August 5, 2005 (Note 15). Amortization expense relating to the Luminetx distribution rights of approximately $46,200 is included in selling and marketing expenses for the year ended December 31, 2005.

Future amortization at December 31, 2005 is as follows:

                                                           Amortization
                                                           ------------
2006                                                        $  404,766
2007                                                           404,766
2008                                                           358,567
2009                                                           293,889
2010                                                           293,889
Thereafter                                                   2,547,038
                                                            ----------
   Total amortization                                       $4,302,915
                                                            ==========

(n) Long Lived Assets

The Company evaluates long-lived assets, such as intangible assets, equipment and leasehold improvements, for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated discounted future cash flows from the use of these assets. Considerable judgment is required to estimate discounted future operating cash flows. Judgment is also required in determining whether an event has occurred that may impair the value of identifiable intangible assets. Factors that could indicate that an impairment may exist include significant underperformance relative to plan or long-term projections, strategic changes in business strategy or a significant negative industry or economic trends. When any such impairment exists, the related assets are written down to fair value. The Company did not incur any impairments in the years ended December 31, 2005 and 2004.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(o) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks', capital lease obligations and various debt instruments approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

(p) Interest Expense and Other Financing Costs

The Company has issued options and warrants to non-employees from time to time as payment for services. In all of these cases, the Company applies the principles of SFAS No. 123 "Accounting for Stock-based Compensation" and EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," to value these awards, which inherently includes a number of estimates and assumptions including stock price volatility factors. In addition to interest expense, the Company records financing and certain offering costs associated with its capital raising efforts in its statements of operations. These include amortization of debt issue costs such as cash, warrants and other securities issued to finders and placement agents, and amortization of debt discount created by in-the-money conversion features on convertible debt accounted for in accordance with EITF Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and Issue 00-27, "Application of Issue 98-5 to Certain Convertible Instruments," by other securities issued in connection with debt as a result of allocating the proceeds amongst the securities in accordance with Accounting Principles Board ("APB") Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", based on their relative fair values. The Company based the estimates and assumptions on the best information available at the time of valuation, however, changes in these estimates and assumptions could have a material effect on the valuation of the underlying instruments.

(q) Concentrations

Credit Risk and Significant Customers

Financial instruments that subject the Company to credit risk primarily consist of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in established financial institutions. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company has not experienced any significant losses related to receivables from any individual customers or groups of customers in any specific industry or by geographic area.

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to private physicians, hospitals, health clinics, distributors and OEM customers. The Company generally requires signed sales agreements, non-refundable advance payments, although collateral is generally not required, and purchase orders depending upon the type of customer. Letters of credit may also be required in certain circumstances. Some customers seek equipment financing from third party leasing agents, to which the Company is not party to and bears no credit risk. Accounts receivable is stated at the amount billed to the customer less a valuation allowance for doubtful accounts. Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. The Company includes specific accounts receivable balances that are determined to be uncollectible as well as a general reserve in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on available information, the Company believes its allowance for doubtful accounts as of December 31, 2005 is adequate. The allowance for doubtful accounts as of December 31, 2005 and 2004 was $102,740, and $223,105, respectively.

No customers accounted for greater than 10% of total revenues in 2005 or 2004. One customer accounted for 13% of accounts receivable in 2004.

Suppliers

The Company depends on outside suppliers for certain raw materials and other components for the Company's products, including the diodes for the Company's lasers. If the Company cannot obtain these raw materials or components, the Company may be unable to make products in sufficient quantities to meet the Company's customer's needs. Moreover, lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components. Inability of the Company's suppliers to meet the requirements on a timely basis could interrupt production until the Company obtains an alternative source of supply.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(r) Accounting for Stock-Based Compensation

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," utilizing the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of the fixed grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, Accounting For Stock-Based Compensation - Transition and Disclosure, establishes a fair value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS No. 123, with respect to its employee stock compensation plan, which requires disclosure of the pro forma effects on net loss and loss per share as if SFAS No. 123 had been adopted as well as certain other information. (See Note 8b).

The pro forma effect of applying SFAS No. 123 in 2005 and 2004 is as follows:

                                                                                           December 31,
                                                                                    2005                 2004
                                                                                ------------       ------------
Net loss applicable to common stockholders as reported                          $(12,888,234)      $(10,077,163)
Less: total stock-based employee compensation expense determined under the
      fair value-based method for all awards, net of tax                          (1,671,514)          (700,487)
                                                                                ------------       ------------
Pro forma net loss                                                              $(14,559,748)      $(10,777,650)
                                                                                ============       ============
Loss per share:
      Basic and diluted - as reported                                           $      (0.67)      $      (0.68)
      Basic and diluted - pro forma                                             $      (0.76)      $      (0.73)

(s) Research and Development Expenses

The Company charges research and development expenses to operations as incurred.

(t) Income Taxes

The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if, in management's judgment, it is more likely than not that the deferred tax asset will not be realized. Tax credits are accounted for as reductions of the current provision for income taxes in the year in which the related expenditures are incurred.

(u) Other Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, "Inventory Costs--an amendment of ARB No. 43, Chapter 4." SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges in all circumstances. Additionally, SFAS No. 151 requires that a facility's fixed production overhead be charged to inventory based on the normal capacity of the production facility. As required, the Company adopted SFAS No. 151 on January 1, 2006. The Company does not expect the adoption of SFAS No. 151 to have a material impact on its consolidated financial statements.

In December 2004, the FASB revised SFAS No. 123, "Share Based Payment," or SFAS No. 123R. SFAS No. 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends Statement No. 95, "Statement of Cash Flows." Under SFAS No. 123R, companies must calculate and record in the income statement the cost of equity instruments, such as stock options, awarded to employees for services received. The cost of the equity instruments is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. SFAS No. 123R is effective for the Company in the first interim period beginning after December 15, 2005.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

The adoption of SFAS No. 123R is expected to have a significant impact on the Company's financial statements. The impact of adopting SFAS No. 123R cannot be accurately estimated at this time, as it will depend on the market value and the amount of share-based awards granted in future periods. It may or may not approximate the current pro forma expense that the Company reports under SFAS No. 123R.

On December 16, 2005, the Company's board of directors determined to accelerate the vesting of the Company's unvested stock options previously awarded to our directors, officers and employees pursuant to the Company's 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan with an exercise price greater than $4.00 per share. The closing price of the Company's common stock on the American Stock Exchange on that date was $1.90. As a result of this acceleration, the Company will recognize no compensation expense for options to acquire approximately 574,000 shares of common stock (representing approximately 3% of the common stock outstanding on December 16, 2005) which would have vested during the fiscal years ended December 31, 2006 and 2007 had the Company not accelerated vesting of these options. As a result of these actions, the Company eliminated approximately $1,657,000 of future after-tax compensation expense relating to employee stock options after January 1, 2006.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets--an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS No. 153"). SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS No. 153 and does not believe that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 ("SAB 107"). SAB 107 provides guidance for the implementation of SFAS 123R with respect to valuation techniques, expected volatility and expected term for valuing employee stock options among other matters. The provisions of SAB 107 will be effective for the Company at the time the Company adopts SFAS 123R.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements -- An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and is required to be adopted by the Company in the first fiscal quarter of 2006.

In June 2005, the Emerging Issued Task Force (EITF) issued EITF Issue Number 05-02, "The Meaning of Conventional Convertible Debt Instrument in Issue 00-19" ("EITF 05-02"). The EITF reached the following consensus: that the exception to the requirements of paragraphs 12-33 of Issue 00-19 for "conventional convertible debt instruments" should be retained; that instruments that provide the holder with an option to convert into a fixed number of shares (or equivalent amount of cash at the discretion of the issuer) for which the ability to exercise the option is based on the passage of time or a contingent event should be considered "conventional" for purposes of applying Issue 00-19; and that convertible preferred stock with a mandatory redemption date may qualify for the exception included in paragraph 4 of Issue 00-19 if the economic characteristics indicate that the instrument is more akin to debt than equity. The consensus in EITF 05-02 will be effective for the Company for new instruments entered into and instruments modified in periods beginning after June 29, 2005.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

In September 2005, the EITF issued Number 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" ("EITF 05-08"). EITF 05-08 provides guidance on the income tax consequences of issuing convertible debt with a beneficial conversion feature. For accounting purposes the proceeds received from the debt are allocated between the debt and the beneficial conversion feature based on the guidance in EITF 98-05. However, for income tax purposes the debt is not allocated, and consequently basis in the debt instrument differ for book and tax purposes. This difference will be recorded as a deferred tax liability through a charge to equity, rather than provision for income taxes or deferred debit. EITF 05-08 is effective in the first fiscal quarter of 2006, and is required to be applied retrospectively to all prior periods in which convertible debt with a beneficial conversion feature as outstanding. Since the Company records a full valuation allowance against its deferred tax assets, there will be no immediate effect on its balance sheet.

(3) NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, "Earnings per Share." SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average number of dilutive potential common shares outstanding. As a result of the losses incurred by the Company for the years ended December 31, 2005 and 2004, all potential common shares were antidilutive and thus were excluded from the diluted net loss per share calculations.

The following table summarizes securities outstanding, adjusted for the 1-for-25 reverse split effective June 17, 2004, as of each year-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                            December 31,
                                      2005               2004
                                    ---------          ---------
Common stock options                1,733,398          1,076,318
Convertible debt                    1,620,961 (A)      3,056,769 (A)
Common stock warrants               5,196,775 (B)      2,991,263 (C)

(A) On October 25, 2004, in connection with the 2004 Private Placement Equity and Debt financing discussed in Note 13, the Company issued $7,000,000 in convertible notes. These notes are convertible at a rate of $2.29 per share. During 2005, a total of $3,288,000 including accrued interest of $31,108, of this debt was converted, for which the Company issued a total of 1,449,392 shares of common stock.

(B) On September 30, 2005, in connection with the 2005 Private Placement Equity financing discussed in Note 14, the Company issued 1,800,000 warrants to investors. These warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years. On August 5, 2005, in connection with the investment in Luminetx discussed in Note 15, the Company issued 600,000 warrants. These warrants have an exercise price of $2.90 per share. These warrants are exercisable for five years.

(C) On October 25, 2004, in connection with the 2004 Private Placement Equity and Debt financing discussed in Note 13, the Company issued 3,013,671 warrants to investors. These warrants have an exercise price of $2.10 per share. These warrants are exercisable for five years. During 2004, a total of 163,399 of these warrants with an exercise price of $2.10 per share were exercised, for which the Company issued a total of 163,399 shares of common stock. During 2005, a total of 192,811 of these warrants with an exercise price of $2.10 per share were exercised, for which the Company issued a total of 192,811 shares of common stock.

On September 3, 2003, in connection with the 2003 equity financing, the Company issued securities to pay the fees of the placement agent that it engaged in April 2003 to assist in obtaining financing. In lieu of paying this fee in cash, the Company issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years. Additionally, the warrants issued to the placement agent were subject to an anti-dilution adjustment for future equity investments. This adjustment was triggered on October 25, 2004, and as such the warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. Pursuant to its agreement with Sunrise, on October 25, 2004 the Company also issued warrants to purchase an additional 73,539 shares of common stock, at an exercise price of $2.01 per share because, under the April 2003 agreement with Sunrise, the Company agreed to pay Sunrise commissions for subsequent sales of securities made to participants in the 2003 financing within one year of the termination of that agreement. As of December 31, 2005, a total of 1,625,120 of the warrants issued to Sunrise, as adjusted for anti-dilution and commission, had been exercised and 139,315 warrants were unexercised and remained outstanding.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

      Warrant holders who exercised their warrants to date have used the cashless exercise feature of these warrants. As a result of the cashless exercise, the warrant holders did not pay cash for the exercise price of the warrants, and as a result, the Company was not required to issue the full amount of shares underlying the warrants exercised. For example, as of December 31, 2005, the Company issued a total of 1,377,231 shares of common stock upon exercise of the 1,625,120 warrants.

      During 2005, 1,677 warrants issued to investors in prior years with exercise prices of $87.50 expired unexercised.

(4) ACCRUED EXPENSES

Accrued expenses consist of the following:

                                     December 31,
                                   2005          2004
                               ----------      ----------
Payroll and related costs      $  729,711      $  498,333
Warranty costs                    192,946         323,622
Professional fees               1,296,487         882,176
Other                              79,679         143,810
                               ----------      ----------
                               $2,298,823      $1,847,941
                               ==========      ==========

(5) LINE-OF-CREDIT ARRANGEMENT

Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes an overdraft facility as well as an accounts receivable line of credit with Barclays Bank, limited to the lesser of (GBP)100,000 ($171,880 at December 31, 2005) or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays' base rate of 4.5% at December 31, 2005 and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclays Bank has a lien on all of the assets of Diomed Ltd., excluding certain intellectual property. As of December 31, 2005 and December 31, 2004, there was approximately $53,924 and zero, respectively, outstanding under these credit facilities.

(6) DEBT

a) EVLT(R) Technology Acquisition - September 3, 2003

On September 3, 2003, the Company acquired rights to the EVLT Patent, which relates to the technology underlying the Company's EVLT(R) product line. On September 3, 2003, the Company paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license and agreed to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003. The Company recorded a liability in the amount of $2,500,000, net of a $254,000 discount based on an annual interest rate of 8%, to reflect the imputed interest on the liability. The discount is being amortized to interest expense over the period of the additional installment payments. The Company has made nine quarterly installments totaling $2,250,000 since acquiring the rights. Accordingly, at December 31, 2005, the remaining liability was $245,098 net of debt discount of $4,902. The Company made the final $250,000 payment in January 2006. (See Note 12)

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

b) Private Placement Equity and Debt Financing Entered into on September 28,
2004

On October 25, 2004, the Company completed the Private Placement Equity and Debt Financing entered into on September 28, 2004 and discussed in Note 13. In connection with the financing, the Company issued $7,000,000 in debt which is convertible into common shares at $2.29 per share. The debentures mature on October 25, 2008, or such as earlier date as debentures are required or permitted to be repaid as provided in the debenture, in cash or common stock, subject to the terms and conditions of the debenture. The Company also issued warrants to purchase 1,832,461 shares of common stock to investors who purchased the convertible debt. Accordingly, the Company recorded a debt discount of approximately $2,261,000 in relation to the convertibility feature of the debt and the fair value of the warrants using the Black Scholes option pricing model. The discount is being amortized to non-cash interest expense over the term of the notes, such that the full amount of the discount will be amortized by the earlier of the maturity date of the notes or the conversion of the notes to equity. The net impact on stockholders' equity will be zero when the net loss, including the amortization of the discount, is fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of $4,738,601 (after the $2,261,399 discount).

During the first quarter of 2005, the holders of $3,288,000 principal amount of debentures elected to convert that amount of debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share. Accordingly, we issued 1,449,392 shares of common stock to these debenture holders, and $3,712,000 principal amount of debentures was outstanding as of December 31, 2005. As a result of this conversion, a proportion of the discount was accelerated and amortized to non-cash interest expense in the amount of approximately $985,000.

As discussed in Note 14, in connection with a 2005 private placement preferred stock financing, the Company issued warrants to purchase up to 200,000 shares of common stock to the three holders of these convertible debentures, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived. These warrants were valued using the Black-Scholes model. As a result, the Company recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non-cash interest expense over the remaining term of the convertible debentures, which mature in October 2008, unless previously converted or redeemed. The balance of the notes at December 31, 2005 was $2,630,273, net of unamortized debt discount of $1,081,727. The balance of the notes at December 31, 2004 was $4,816,849, net of unamortized debt discount of $2,183,151. In the years ended December 31, 2005 and December 31, 2004, the Company recognized $1,196,849 and $78,248, respectively, in non-cash interest expense pertaining to this amortization of these discounts.

c) Capital Equipment Leases

Leased assets included in property and equipment primarily include manufacturing equipment. Depreciation expense for leased equipment during the years ended December 31, 2005 and 2004 was $1,755 and $12,238, respectively.

Future minimum debt payments required under these arrangements at December 31, 2005 are as follows:

                                                        Capital Leases   Debt
                                                         ----------   ----------
2006                                                     $    6,141   $  250,000
2007                                                             --           --
2008                                                             --    3,712,000
                                                         ----------   ==========
Total future minimum lease payments                      $    6,141   $3,962,000
                                                         ----------   ==========
Less - Amount representing interest                              --
                                                         ----------
Present value of future minimum lease payments                6,141
Less - Current portion of capital lease obligations           2,047
                                                         ----------
Capital lease obligations, net of current portion        $    4,094
                                                         ==========

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(7) INCOME TAXES

No provision for foreign, federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented for all jurisdictions in which it operates. The Company has U.S. federal and state net operating loss carryforwards of approximately $36,000,000 at December 31, 2005 to reduce future federal income taxes, if any. These carryforwards expire through 2025 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Company also has approximately $20,000,000 of foreign net operating loss carryforwards at December 31, 2005 to reduce future foreign income taxes, if any. These carryforwards do not have an expiration date.

The Tax Reform Act of 1986 contains provisions that may limit the amount of U.S. federal and state net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company believes that its equity financing completed on November 25, 2003, its equity and debt financing completed on October 25, 2004 and its equity financing completed on September 30, 2005 may have triggered a change in ownership which, in turn, may limit the utilization of net operating loss carryforwards in future years.

The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets primarily relate to net operating loss carryforwards and amount to approximately $20,601,000 and $18,269,000 as of December 31, 2005 and 2004, respectively. It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and believes that, given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 2005 and 2004. The components of the Company's deferred tax assets are approximately as follows:

                                                         December 31,
                                                -------------------------------
                                                    2005               2004
                                                ------------       ------------
Net operating loss carryforwards                $ 20,313,000       $ 18,000,000
Other temporary differences                          288,000            269,000
Valuation allowance                              (20,601,000)       (18,269,000)
                                                ------------       ------------
Net deferred tax asset                          $         --       $         --
                                                ============       ============

(8) STOCKHOLDERS' EQUITY

(a) Common Stock

On April 20, 2004, the Company completed its offering to those persons who held shares of its common stock as of August 29, 2003, raising the approximate $3.0 million maximum in additional equity financing. The targeted offering, for 1,188,470 shares of the Company's common stock at $2.50 per share (after giving effect to the 1:25 reverse split effective June 17, 2004), allowed stockholders to purchase one share of the Company's common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed. The Company filed a registration statement to register the shares to be offered to the stockholders as of August 29, 2003 (the "targeted offering"). The SEC declared that registration statement effective on February 13, 2004.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

On October 25, 2004, the Company completed the private placement equity and debt financing entered into on September 28, 2004 as discussed in Note 16, resulting in net proceeds of approximately $9.8 million. In connection with this financing, the Company issued 2,362,420 shares of common stock and $7,000,000 in convertible debt, along with warrants to purchase up to 3,013,671 shares of common stock at an exercise price of $2.10. During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, the Company issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds. During 2005, the holders of $3,288,000 principal amount of debentures elected to convert these debentures (including accrued interest of $31,108) into common stock at $2.29 per share, and accordingly the Company issued 1,449,392 shares of common stock to these debenture holders. Also, during 2005, the holders of 192,811 warrants exercised their warrants at an exercise price of $2.10 per share, and accordingly the Company issued 192,811 shares of common stock and received proceeds of $404,903.

Additionally, the warrants issued to the placement agent in the 2003 equity financing were subject to an anti-dilution adjustment for future equity investments. This adjustment was triggered on October 25, 2004 and, as such, the warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. Pursuant to the agreement with the placement agent, on October 25, 2004 the Company also issued warrants to purchase an additional 73,539 shares of common stock, at an exercise price of $2.01 per share, because the Company agreed to pay the placement agent commissions for sales of securities within one year of the termination of the agreement with Sunrise that were made to investors who participated in the 2003 equity financing. During the year ended December 31, 2004, a total of 1,184,719 of the warrants issued to this placement agent, as adjusted for anti-dilution and commission, had been exercised and 938,123 shares were issued. Because the placement agent used the cashless exercise feature of the warrants, they did not have to pay the exercise price in cash and the Company issued fewer shares than the corresponding total number of warrants exercised.

(b) Preferred Stock

On September 30, 2005, the Company completed the private placement equity financing as discussed in Note 17, resulting in net proceeds of approximately $9.3 million. In connection with this financing, the Company issued 4,000,000 shares of exchangeable preferred stock, along with warrants to purchase up to 1,800,000 shares of common stock at an exercise price of $2.50. Since the preferred stock may become redeemable upon the occurrence of a redemption event that is not solely within its control, the Company recorded the preferred stock outside of permanent equity on its balance sheet. Subsequent to year-end 2005, the holders of $25,000 face value of preferred elected to exchange these shares into common stock on a one for one basis, and accordingly the Company issued 25,000 shares of common stock to these holders.

(c) Stock Options

In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for future issuance. In May 2005, the Company's stockholders approved an increase of 1,500,000 reserved shares providing for a total of 3,100,000 shares of common stock reserved for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years, and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant, or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

On December 16, 2005, the Board of Directors of the Company determined to accelerate the vesting of the Company's unvested stock options previously awarded to the directors, officers and employees of the Company pursuant to the Company's 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan with exercise prices which were greater than $4.00 per share. The closing price of the Company's common stock on the American Stock Exchange on December 16, 2005 was $1.90. As a result of this acceleration, the Company will recognize no compensation expense for options to acquire approximately 574,000 shares of common stock (representing approximately 3% of the shares of Company's common stock outstanding on December 16, 2005) which would have vested during the fiscal years ended December 31, 2006 and 2007. As a result of these actions, the Company eliminated approximately $1,657,000 of future after-tax compensation expense relating to employee stock options after January 1, 2006.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

As of December 31, 2005, 1,504,644 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 2,542 options were available under the 2001 Plan as of December 31, 2005. A summary of stock option activity is as follows (adjusted to give effect to the 1:25 reverse split effective June 17, 2004:

                                    Range of                              Weighted Average
                                 Exercise Price        Number of Shares    Exercise Price
Outstanding, December 31, 2003   $2.00 - $205.75           222,343          $   25.00

      Granted                     2.50 -    6.75           954,470               3.86
      Forfeited                   5.00 -  138.00          (100,495)             10.38

Outstanding, December 31, 2004   $2.00 - $205.75         1,076,318          $    8.12

      Granted                     2.03 -    4.30           710,953               4.07
      Forfeited                   2.85 -  205.75           (53,873)             11.23

Outstanding, December 31, 2005   $2.00 - $205.75         1,733,398         $    6.01

Exercisable December 31, 2004    $2.00 - $205.75           439,887         $   13.09

Exercisable December 31, 2005    $2.00 - $205.75         1,623,990         $    6.21

The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 2005.

                                                   OUTSTANDING                       EXERCISABLE
                                                           Weighted Average                   Weighted Average
     Exercise Price         Shares        Remaining Life   Exercise Price       Shares         Exercise Price
$2.00 - $4.75 ...           991,343              8.64      $       3.91           881,935      $       4.01
  5.00 - 11.50 ..           710,691              7.96              5.56           710,691              5.56
26.00 - 50.00 ...            18,256              5.82             35.32            18,256             35.32
56.25 - 88.50 ...               814              5.42             61.40               814             61.40
100.00 - 164.00 .            11,974              1.99            152.20            11,974            152.20
$201.25 - $205.75               320              0.83            205.75               320            205.75
                       ------------                        ------------      ------------      ------------
                          1,733,398                        $       6.01         1,623,990      $       6.21
                       ============                        ============      ============      ============

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                                  December 31,
                                                        ---------------------------------
                                                          2005                    2004
                                                        ---------               ---------
Risk-free interest rate                                 3.01-4.39%              1.74-3.21%
Expected dividend yield                                        --%                     --%
Expected lives                                             5 years                 5 years
Expected volatility                                            75%                     75%
Weighted average grant date fair value per
      share                                                  $4.07                   $3.86
Weighted average remaining contractual life of
      options outstanding                                8.3 years               8.8 years

(d) Issuance of Stock Options to Consultants

In fiscal year 2004, the Company granted options to purchase 32,672 shares of common stock at exercise prices per share in the range of $2.02 to $6.75 in exchange for services. The Company recorded the fair value of such options based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $79,449 in the statement of operations for year ended December 31, 2004.

In fiscal year 2005, the Company granted options to purchase 29,760 shares of common stock at exercise prices per share in the range of $2.03 to $4.03 in exchange for services. The Company recorded the fair value of such options based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $49,474 in the statement of operations for year ended December 31, 2005.

(e) Warrants

A summary of warrant activity for the years ended December 31, 2005 and 2004 is as follows:

                                                                                                            Weighted Average
                                         Range of Exercise                   Weighted Average Exercise     Remaining Contractual
                                               Price        Number of Shares          Price                  Life (In Years)
Outstanding, December 31, 2003              $0.025 - $87.50    1,196,838              $  2.00                     4.90

      Granted to Placement Agent**              1.92 - 2.35    129,272                2.18                        4.82
      Granted to 2004 PIPE Holders **                  2.10    3,013,671              2.10                        4.82
      Exercised by Placement Agent**           0.025 - 2.50    (1,184,719)            0.03                        -
      Exercised by 2004 PIPE Holders **                2.10    (163,399)              2.10                        -
      Forfeited                                       50.00    (400)                  50.00                       -
Outstanding, December 31, 2004              $0.025 - $87.50    2,991,263              $  2.18                     4.82

      Granted to 2005 PIPE Holders*                    2.50    1,600,000              2.50                        4.75
      Granted to 2004 PIPE Holders*                    2.50    200,000                2.50                        4.75
      Granted to Luminetx*                             2.90    600,000                2.90                        4.60
      Exercised by 2004 PIPE Holders**                 2.10    (192,811)              2.10                        -
      Forfeited                                       87.50      (1,677)              87.50                       -

Outstanding, December 31, 2005               $0.025 - $2.90    5,196,775              $  2.35                     4.00

Exercisable December 31, 2004               $0.025 - $87.50    2,991,263              $  2.18                     4.82
Exercisable December 31, 2005                $0.025 - $2.90    4,896,775              $  2.35                     4.00

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

*     See Note 3B.
**   See Note 3C.

As discussed in Note 14, the value of the 1,600,000 warrants, $2,055,748, issued in the September 2005 equity financing was classified as a warrant liability in accordance with EITF 00-19.

9) VALUATION AND QUALIFYING ACCOUNTS

A summary of the allowance for doubtful accounts is as follows:

                                             December 31,
                                      -------------------------
                                        2005            2004
                                      -------------------------
Allowance for doubtful accounts:
Balance, beginning of period          $ 223,105       $ 209,167
Provision for doubtful accounts           3,727          48,652
Write-offs                             (124,092)        (34,714)
                                      ---------       ---------
Balance, end of period                $ 102,740       $ 223,105
                                      =========       =========


10) SEGMENT REPORTING

The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

The Company's reportable segments are determined by product type: laser systems and fibers, accessories and service. The accounting policies of the segments are the same as those described in Note 2. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

This table presents revenues by reportable segment:

                                               December 31,
                                     ----------------------------
                                         2005             2004
                                     -----------      -----------
Laser systems                        $ 9,300,736      $ 7,838,768
Fibers, accessories and service        9,748,015        5,545,732
                                     -----------      -----------
Total                                $19,048,751      $13,384,500
                                     ===========      ===========

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

The following table represents percentage of revenues by geographic destination:

                                                             December 31,
                                                  -----------------------------
                                                      2005              2004
                                                  -----------       -----------
United States                                              76%               64%
Asia/Pacific                                               12%               21%
Europe                                                      8%               11%
Other                                                       4%                4%
                                                  -----------       -----------
Total                                                     100%              100%
                                                  ===========       ===========


The following table represents long-lived assets by geographic location:

                                                         December 31,
                                               ---------------------------------
                                                  2005                   2004
                                               ----------             ----------
United States                                  $5,930,287             $5,769,521
Europe                                            339,141                510,459
                                               ----------             ----------
Total                                          $6,269,428             $6,279,980
                                               ==========             ==========

Besides the United States, no individual country represents 10% or more of revenues or long-lived assets.

11) COMMITMENTS AND CONTINGENCIES

(a) Leases

The Company leases certain equipment and office facilities under noncancelable operating and capital leases that expire at various dates through 2014. The Company's building lease at its subsidiary in the United Kingdom is a 25-year lease through 2024. However, the Company has an option, at its election, to terminate the lease agreement after 15 years in 2014 and again in 5 more years in 2019. If the Company chooses not to exercise these options, the lease agreement continues for the remaining years through 2024. The Company has elected to sublease a portion of the UK Facility. The Company will receive $119,950 and $96,289 in fiscal years 2006 and 2007 for sublease rental payments under a non-cancelable sublease agreement at the UK facility. During 2005, the Company renewed the U.S. headquarters lease and expanded the leased space through February 2008. Total rent expense under these operating lease agreements for the years ended December 31, 2005 and 2004 was $540,073, and $524,160, net of sublease income of $127,577 and $111,650, respectively.

Future minimum payments, excluding sublease income, required under these operating leases at December 31, 2005 are as follows:

                                                Operating       Sublease
                                               Leases             Income
                                            -----------         ----------
2006                                        $   632,882         $  119,950
2007                                            614,882             96,289
2008                                            543,512                  -
2009                                            519,722                  -
2010                                            519,722                  -
Thereafter                                    1,732,407                  -
                                            -----------         ----------
                Total operating             $ 4,563,127         $  216,239
                                            ===========         ==========

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(b)  Employment Agreement with Certain Officers

Effective December 28, 2003, the Company entered into an employment agreement with James A. Wylie, Jr. the Company's Chief Executive Officer. This agreement supercedes the Company's January 10, 2003 employment agreement with Mr. Wylie, and extends his employment by one year from December 31, 2004 until December 31, 2005. The December 28, 2003 employment agreement provides for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares of common stock and certain bonus compensation. Effective February 15, 2005, the terms of Mr. Wylie's employment agreement were modified by (i) extending the term of employment through December 31, 2007 for an annual base salary of $355,000, (ii) providing that in the event of termination by the Company without cause or by Mr. Wylie for good reason, the Company will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater and (iii) clarifying that Mr. Wylie will be able to terminate his employment agreement upon not less than 90 days' notice for reasons other than good reason, in which case the Company will not be required to pay severance. Effective January 11, 2006, the terms of Mr. Wylie's employment agreement were modified providing for an annual base salary of $367,425 (commencing January 1, 2006) and an award of options to purchase up to 50,000 shares of common stock.

David Swank became a director in March 2003 and served on the Audit Committee of the Company's Board of Directors from that time until September 1, 2003, when the Company appointed Mr. Swank as chief financial officer, on a consulting basis. The Company's agreement with Mr. Swank provided for six month renewable terms, commencing September 3, 2003. As of December 31, 2005, Mr. Swank's current monthly base compensation is $17,917. Effective February 15, 2005, the Company amended its agreement with Mr. Swank by (i) extending the term of employment through December 31, 2005, and (ii) providing Mr. Swank with severance pay in the event of termination without cause, equal to the greater of Mr. Swank's current compensation for the 12 months or for the balance of the then-current term of his agreement, subject to compliance with certain non-competition and non-solicitation obligations. In accordance with this agreement, Mr. Swank's employment was automatically extended for the term ending December 31, 2006.

Kevin Stearn became general manager of Diomed, Ltd., the Company's wholly-owned subsidiary in the U.K., in February 2000. As of December 31, 2005, Mr. Stearn's annual base salary was BPS 101,000. Effective February 15, 2005, the Company amended the terms of Mr. Stearn's employment by providing Mr. Stearn with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

John Welch became vice president, North American marketing, in October 2002. As of December 31, 2005, Mr. Welch's annual base salary was $175,000. Effective February 15, 2005, the Company amended the terms of Mr. Welch's employment by providing Mr. Welch with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

Christopher Geberth became vice president, finance in April 2004. As of December 31, 2005, Mr. Geberth's annual base salary was $134,000. Effective February 15, 2005, the Company amended the terms of Mr. Geberth's employment by providing Mr. Geberth with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

Cary Paulette became vice president, North American sales, in December 2004. As of December 31, 2005, Mr. Paulette's annual base salary was $175,000. Effective February 15, 2005, the Company amended the terms of Mr. Paulette's employment by providing Mr. Paulette with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

(c) Purchase Commitments

On August 5, 2005, the Company entered into a distribution agreement with Luminetx, pursuant to which Luminetx appointed the Company as a distributor and granted the Company the exclusive right to distribute and sell the Luminetx patented biomedical imaging system known as the VeinViewer(TM) Imaging System to physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, initially in the United States and the United Kingdom, with additional territories to be negotiated as VeinViewer(TM) receives regulatory clearance in other countries, on terms to be agreed. Luminetx agreed to supply the Company with a certain minimum number of VeinViewer(TM) systems for distribution by the Company at specified prices during the term of the distribution agreement, initially three years. As discussed in Note 15, the Company also agreed to 1oan $1 million to Luminetx under the distribution agreement. The Company loaned $500,000 to Luminetx on August 5, 2005 and later converted that note to shares of preferred stock and warrants.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

(d) LITIGATION

On July 21, 2005, a lawsuit was filed against us in the United States District Court for the Northern District of California by VNUS Medical Technologies, Inc., alleging infringement of U.S. Patents Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433. The complaint was served on us on July 27, 2005. On September 15, 2005, the Company filed an answer denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed and that they are all invalid. On October 12, 2005, VNUS served an amended complaint adding two additional parties, AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. On October 31, 2005, the Company filed an answer to the First Amended Complaint, again denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid and that two of VNUS' patents are unenforceable for inequitable conduct. The Company is now proceeding with the discovery phase of this litigation. A claim construction hearing is scheduled for November of 2006. The Company intends to continue to defend its position, however, management is unable to predict the outcome of this lawsuit.

During 2004, the Company filed lawsuits in the United States Federal District Court for the District of Massachusetts against four competitors seeking injunctive relief and damages for infringement of the Company's U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which the Company uses in its EVLT(R) product line. The Company is presently prosecuting these lawsuits, however, management is unable to predict the outcome of these lawsuits. If the Company's EVLT(R) patent is judicially determined to be invalid, the Company will not prevail in the infringement actions and will not be able to exclude third parties from using the Company's EVLT(R) technology. As a result, the EVLT(R) patent may be determined to be impaired and the Company's EVLT(R) revenue stream may be adversely affected.

Insofar as legal proceedings other than patent litigation are concerned, from time to time the Company is the defendant in legal and administrative proceedings and claims of various types. Although any such litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of such proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(12) ACQUISITION OF EXCLUSIVE EVLT(R) TECHNOLOGY

On September 3, 2003, the Company acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents and patent applications for endovenous laser treatment of varicose veins. These patents relate to the technology underlying the Company's EVLT(R) procedure. This acquisition resulted from two transactions.

In the first transaction, the Company purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between the Company and Dr. Min entered into on July 23, 2003, after the satisfaction of the conditions precedent to the closing of the purchase agreement. On September 3, 2003, the Company paid the purchase price of $500,000 in cash and issued options to purchase 40,000 (adjusted to give effect to the 1:25 reverse split effective June 17, 2004) shares of common stock in exchange for Dr. Min's assignment to the Company of his interest in the EVLT(R) patent. The Company also agreed to pay to Dr. Min variable payments based on the Company's future sales of EVLT(R) products. Dr. Min had previously licensed the EVLT(R) patent to the Company and had served as a consultant to Diomed. Dr. Min is expected to continue to act as a consultant to Diomed under a consulting agreement.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

In the second transaction, the Company licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between the Company and Endolaser Associates entered into on July 11, 2003, after the satisfaction of the conditions precedent to the taking effect of the license agreement. On September 3, 2003, the Company paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license granted by Endolaser Associates. The Company is to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003, and accordingly the Company recorded a liability in the amount of $2,500,000 net of a $254,000 discount to reflect imputed interest based on an interest rate of 8%. The discount is being amortized to general interest expense over the period of the technology payable. On December 1, 2003, subsequent to completion of the equity financing, the Company paid Endolaser Associates the first quarterly installment of $250,000. The Company made nine quarterly installment payments, and continued to amortize the discount to interest expense. Accordingly, at December 31, 2005, the balance remaining was $245,098 net of debt discount. The Company also agreed with Endolaser Associates to pay variable royalties based on sales of EVLT(R) products. In January 2006, the Company paid the final $250,000 payment.

In 2003, the Company recorded an intangible technology asset in the amount of $4,702,000 to record the acquisition of the EVLT Patent. The intangible asset is being amortized over the remaining 16-year life of the EVLT Patent.

(13) PRIVATE PLACEMENT EQUITY AND DEBT FINANCING ENTERED INTO SEPTEMBER 28, 2004

On September 28, 2004, the Company entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after receiving approval to list the shares from the American Stock Exchange, the Company completed this transaction, and received net proceeds of approximately $9.8 million before related legal and registration expenses of approximately $300,000. The Company will use the proceeds for general working capital purposes.

The following summarizes the principal terms of the transaction:

Variable Rate Convertible Debentures

The Company issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The debentures mature on October 25, 2008, or such as earlier date as the debentures are required or permitted to be repaid as provided in the debenture, in cash or common stock, subject to the terms and conditions of the debenture. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance. The effective interest rate for the debentures was 9.7%.

The debentures are convertible at any time at the option of the holder into the Company's common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the American Stock Exchange on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share, unless the Company was to obtain stockholder approval to reduce the conversion price below $2.20. The Company obtained stockholder approval to eliminate that minimum conversion price at its 2005 annual meeting, and accordingly, there is no longer a minimum conversion price in the event of an adjustment to the conversion price due to a dilutive issuance. The holder's right to convert the debentures is limited to the extent that such conversion will not result in the debenture holder's owning more than 4.99% of the shares of common stock outstanding immediately after giving effect to the conversion.

Subject to certain conditions, the debentures will also be convertible at the Company's option at any time after the first anniversary of the issuance date if the closing price of the Company's common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, the Company may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

After the first year and at the Company's option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if the Company obtains stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the American Stock Exchange on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

During 2005, the holders of $3,288,000 principal amount of debentures elected to convert that amount of debentures (including accrued interest of $31,108) into common stock at $2.29 per share. Accordingly, the Company issued 1,449,392 shares of common stock to these debenture holders.

Common Stock

The Company issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the American Stock Exchange on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. Accordingly, the Company issued a total of 2,362,420 shares of its common stock to the investors who purchased common stock in this transaction.

Warrants to Purchase Common Stock

In connection with the October 2004 private placement, the Company issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the American Stock Exchange on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share, unless the Company obtains stockholder approval to reduce the exercise price below $1.91. The Company obtained stockholder approval to eliminate that minimum exercise price at its 2005 annual meeting, and accordingly, there is no longer a minimum exercise price in the event of an adjustment to the exercise price due to a dilutive issuance.

The holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to the Company upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where;

                A = the VWAP (volume weighted average price, as defined in the warrant) on date immediately preceding the date of exercise;

                B    = the then current exercise price of the warrant; and

                X = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise

Because of this cashless exercise feature, the Company may not receive any proceeds from the exercise of warrants (although the Company will issue a net number of shares that is less than the total of shares that would have been issued in an exercise for cash payment). Assuming, however, that all of the warrants are exercised for cash at an exercise price of $2.10 per share, then the Company will receive a total of approximately $3.85 million for the exercise of the warrants, and the Company will issue approximately 2.7 million shares of common stock.

The Company recognized the $2,261,399 fair value of the warrants and the beneficial conversion feature related to the immediate convertibility of the notes to equity, as a discount to the notes, with a corresponding increase in additional paid-in capital. The value ascribed to the warrants was approximately $1,711,399 using the Black-Scholes option pricing model and the value ascribed to the beneficial conversion feature of the notes was $550,000. The discount is being amortized over the term of the notes to non-cash interest expense such that the full amount of the discount will be amortized by the earlier of the maturity date of the notes or the conversion of the notes to equity. The net impact to stockholders' equity will be zero when the net loss, including the amortization of the discount, is fully reflected in accumulated deficit.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

During the first quarter of 2005, the holders of $3,288,000 principal amount of debentures elected to convert that amount of debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share. Accordingly, we issued 1,449,392 shares of common stock to these debenture holders, and $3,712,000 principal amount of debentures was outstanding as of December 31, 2005. As a result of this conversion, a proportion of the discount was accelerated and amortized to non-cash interest expense in the amount of $985,000. In the years ended December 31, 2005 and December 31, 2004, $1,196,849 and $78,248, respectively, were recognized in non-cash interest expense pertaining to this amortization of the discount.

As discussed in Note 14, on September 30, 2005, the Company issued warrants to purchase up to 200,000 shares of common stock to the three holders of these convertible debentures, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the September 30, 2005 financing had the debenture holders not waived those covenants. These warrants were valued using the Black-Scholes model. As a result, the Company recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non-cash interest expense over the remaining term of the convertible debentures, which mature in October 2008, unless previously converted or redeemed. The balance of the debentures at December 31, 2005 was $2,630,273, net of unamortized debt discount of $1,081,727. The balance of the debentures at December 31, 2004 was $4,816,849, net of unamortized debt discount of $2,183,151.

In connection with the financing, the Company incurred approximately $1,100,000 in commissions, legal, accounting and registration fees. These costs were allocated between the debt and equity components of the transaction. Accordingly, $730,000 allocated to the debt portion was capitalized and is being amortized to interest expense over the life of the notes, such that the full amount of the costs will be amortized by the earlier of the maturity date of the notes, or by the month the notes are converted to equity. Additionally, $300,000 was allocated to the equity component and offset in equity against the proceeds received from the financing. As a result of the conversion of notes during the 2005, a proportion of the deferred financing costs was accelerated and amortized to non-cash interest expense in the amount of $308,000. For the years ended December 31, 2005 and 2004, approximately $426,000 and $30,000, respectively, were recognized in non-cash interest expense pertaining to these costs.

During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, the Company issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds. During 2005, the holders of 192,811 warrants exercised these warrants, at an exercise price of $2.29 per share. Accordingly, the Company issued 192,811 shares of common stock to these warrant holders and received $404,903 in aggregate proceeds.

Registration of Common Stock

The Company agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. The Company filed the registration statement on November 24, 2004, and the Commission declared this registration statement effective on December 6, 2004.

(14) SEPTEMBER 30, 2005 PRIVATE PLACEMENT FINANCING

On September 30, 2005 the Company completed a private placement which resulted in gross proceeds of $10 million from accredited investors. In connection with this private placement, the Company sold 4,000,000 shares of preferred stock at a price of $2.50 per share and issued warrants to purchase up to 1,800,000 shares of common stock. The warrants have a term of five years and an exercise of $2.50 per share. The investors may exchange shares of preferred stock for shares of common stock. Each share of preferred stock may be exchanged for that number of shares of common stock that equals the issue price of the preferred stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

The antidilution adjustment provides that if the Company sells common stock (or the right to acquire common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the amount paid for the shares of common stock, subject to a floor of $2.17, unless the stockholders of the Company approve the elimination of the floor price. The Company agreed to propose to our stockholders that the floor price be eliminated. If the stockholders approve this proposal and the Company makes a dilutive issuance, then the exchange rate for the preferred stock may be decreased, first to the $2.17 floor price, then to the price determined by a weighted average formula set forth in the exchange agreement.

The investors have the right to redeem the preferred stock at a 20% redemption premium over the issue price, which equals $3.00 per share, if certain redemption events set forth in the exchange agreement (described below) occur and are not cured within the applicable cure period. At December 31, 2005, the redemption value was $12,000,000 plus $150,000 in accrued dividends. These redemption events are (i) the Company fails to maintain the registration statement covering the common stock underlying the preferred stock and warrants for a period of 20 consecutive trading days or 30 days during any 12-month period, (ii) the failure to remove restrictive legends upon an investor's request when permitted under applicable law, (iii) the failure to issue common stock upon exchange in accordance with the exchange agreement, (iv) the Company's announcement that it intends not to issue common stock in exchange for preferred stock, (v) suspension of the common stock from trading on a national securities exchange for a defined period of time, (vi) bankruptcy events, (vii) a default under indebtedness of the Company or one of its material agreements and (viii) a concentration of ownership of the Company's capital stock of 35% which continues for 30 days. After five years from issuance, the Company may at its option redeem the preferred stock at a 20% redemption premium over the issue price.

The holders of outstanding shares of preferred stock are entitled to cumulative annual dividends at the rate of: (i) 6%, for the first 18 months following the initial sale of preferred stock, (ii) 10% from the 19th through the 24th month following the initial sale and (iii) 15% after the 24th month following the initial sale. The dividends shall accrue daily on each share of preferred stock, whether or not earned or declared, and shall accrue until paid. The Company may pay the dividends with either cash or, if certain conditions are met, shares of common stock, valued at the volume weighted average price for the ten-day period immediately prior to the dividend payment date. The dividends will not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25 (subject to adjustment for stock splits, stock dividends and similar events). The conditions which must be met for either the payment of dividends in the form of Common stock or the suspension of dividend accrual are that, if certain conditions are met, the shares of common stock for which the preferred stock may be exchanged under the exchange agreement (in the case of suspension of dividends) or which may be issued as dividends (in the case of payment of dividends in the form of common stock) are subject to an effective registration statement, the shares of common stock for which the preferred stock may be exchanged and the common stock underlying warrants is authorized and reserved for issuance and listed on a trading market, none of the events giving rise to an investor's right to redeem the preferred stock under the exchange agreement shall have occurred and not been cured and the Company does not owe the investors more than $15,000, in the aggregate, under the transaction documents for the private placement financing.

Because the preferred stock includes stated dividend rates that increase over time, from a rate considered below market, the Company will amortize an incremental amount which together with the stated rate for the period results in a constant dividend rate in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 5Q. The Company determined that the present value of the incremental dividends of $1,371,429 will be amortized over the period preceding the perpetual dividend rate using an effective interest rate of 16.5%. The Company will increase the carrying value of the preferred stock with an offset to additional paid-in capital periodically and reduce the carrying value when paid. These dividends will be included in preferred stock dividends in the Company's calculation of net loss applicable to common stockholders and basic and diluted net loss per share. At December 31, 2005 the Company recorded an additional non-cash dividend of $149,000 for the affect of the increasing rate dividends.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

Each holder of preferred stock is entitled to one vote per share of issued and outstanding preferred stock owned by such holder on the record date for the determination of stockholders entitled to vote, and the holders of the preferred stock and the common stock shall vote together as a single class (except where the Delaware General Corporation Law provides that a separate vote of the holders of preferred stock is required for approval of certain matters, in which case a majority of the shares of preferred stock outstanding shall be required for approval).

The preferred stock is preferred over the common stock, and any class or series of capital stock that the Company may create in the future, as to the assets of the Company available for distribution to the stockholders in the event of (i) the liquidation, dissolution or winding up of the Company, (ii) the sale of all or substantially all of the assets of the Company or (iii) the merger or consolidation of the Company with another entity that results in either the stockholders of the Company having less than 50% of the outstanding voting securities of the successor company in the merger or combination transaction or the members of the board of directors of the Company constituting 50% or less than the members of the board of directors of the successor company in the merger. Upon the occurrence of one of the transactions described above, the holders of preferred stock are to receive, before any distribution or payment is made to any holders of Common stock, the greater of: (i) $3.00 per share of preferred stock, plus all accrued and unpaid dividends thereon, and (ii) such amount per share of preferred stock that would have been payable had each share of preferred stock been tendered in exchange for common stock immediately prior to the transaction for a liquidation value of $12,000,000 plus $150,000 in accrued dividends at December 31, 2005.

The warrants are exercisable for five years from the date of listing of the underlying shares of common stock with the American Stock Exchange (which occurred on January 6, 2006) at an exercise price of $2.50 per share, subject to reduction in the case of dilutive issuances. The antidilution adjustment provides that if the Company sells common stock (or the rights to acquire common stock) for a price lower than the then-current exercise price, the exercise price will be reduced to the amount paid for the shares of common stock the Company issued at such lower price, subject to a floor of $2.12, unless the stockholders of the Company approve the elimination of the floor price. The Company agreed to propose to its stockholders that the floor price be eliminated. If the stockholders approve this proposal and the Company makes a dilutive issuance, then the exercise price of the warrants may be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance. If the exercise price of the warrants is so adjusted, then there will concurrently be an adjustment to the number of shares for which the warrant will be exercisable, by dividing the product of the former exercise price multiplied by the number of shares underlying the warrant by the adjusted exercise price.

The holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to the Company upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where;

                A = the VWAP (volume weighted average price, as defined in the warrant agreement) on date of exercise;

                B    = the then current exercise price of the warrant; and

                X = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise.

Because of this cashless exercise feature, the Company may not receive any proceeds from the exercise of warrants (although it will issue a net number of shares that is less than the total of 1,800,000 warrants). Assuming, however, that all of the warrants are exercised for cash at an exercise price of $2.50 per share, then the Company will receive a total of $4.5 million for the exercise of the warrants, and the Company will issue 1,800,000 shares of common stock.

Emerging Issues Task Force (EITF) Number 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19) requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, assets or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be initially recorded and carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. Accordingly, the Company valued the 1,600,000 warrants using the Black-Scholes model and simultaneously recorded $2,055,748 as a discount to the preferred stock. In accordance with EITF Number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," (EITF 00-27), the Company compared the amount allocated to the preferred stock of $7,944,252 to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. The Company determined that a beneficial conversion feature of $575,748 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the preferred stock, as the preferred stock is immediately convertible. Further, as the fair value was less than the conversion value, the Company recorded $575,748 as an increase to the carrying value with an offset to additional paid-in capital. In accordance with EITF 98-5, this combined adjustment of $1,151,496 is analogous to a dividend and recognized as a return to the shareholders and has been included in Preferred Stock Dividends in the Company's calculation of Net Loss Applicable to Common stockholders and Basic and Diluted Net Loss per Share.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

The Company further reduced the carrying value of the preferred stock by $850,000 for specific incremental costs directly attributable to the transaction including; investment banking, legal and professional fees.

Under the terms of the September 2005 financing, the Company agreed to file a resale registration statement with the Commission covering the shares of common stock that are issuable upon exchange under the Share Exchange Agreement and the Common stock that is issuable upon exercise of the warrants. The Company agreed to file the registration statement within 45 days of the date of the Registration Rights Agreement, which the Company has complied with, having filed a registration statement on November 9, 2005. The Company agreed to use its best efforts to cause the registration statement to be declared effective but in any event within 120 days of the closing date of the purchase and sale of the preferred stock and the warrants, which the Company has complied with, having obtained effectiveness of the registration statement on December 1, 2005. The Company also agreed to use its best efforts to maintain the effectiveness of the registration statement until the shares of Common stock underlying the preferred stock and warrants may be resold by the holder without limitation pursuant to Rule 144(k) under the Securities Act of 1933, as amended (generally, two years from the closing date, unless the holder of the common stock is an affiliate of the Company). If the Company fails to comply with this provision, then the Company will have to pay liquidated damages of 3% per month of the aggregated purchase price paid by investors for the preferred stock.

Because the liquidated damages under the Registration Rights Agreement have no contractual maximum, the Company determined that the liquidated damages were onerous and thus, could result in net-cash settlement of the transaction in accordance with EITF 00-19. The Company valued the 1,600,000 warrants using the Black-Scholes model and resulting in a fair value of $2,055,748, which was recorded as a warrant liability in accordance with EITF 00-19. Because the warrants are classified as a liability, any changes in fair value will be recorded as non-cash gain or loss on the fair value of the warrant liability in the subsequent Statements of Operations until the warrants are exercised, terminated or expired. The Company recorded a non-cash gain of $157,535 to revalue the warrants to fair value at December 31, 2005.

In addition to the 1,600,000 warrants that the Company issued to the investors in the September 2005 financing, in 2005, the Company also issued warrants to purchase up to 200,000 shares of Common stock to the three holders of our convertible debentures issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived. These warrants were valued using the Black-Scholes model. As a result, in 2005, the Company recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non cash interest expense over the remaining term of the debentures (Note 13).

(15) DISTRIBUTION AGREEMENT WITH LUMINETX CORPORATION

On August 5, 2005, the Company entered into a distribution agreement with Luminetx Corporation ("Luminetx"), pursuant to which Luminetx appointed Diomed as a distributor and granted Diomed an exclusive right to distribute and sell Luminetx' patented biomedical imaging system known as the VeinViewer(TM) Imaging System. The agreement is for an initial term of three years following the initial date that Luminetx delivers the VeinViewer(TM) product to Diomed, which is expected to occur in the second quarter of 2006. The agreement includes those physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, initially in the United States and the United Kingdom, with additional territories to be negotiated as VeinViewer(TM) receives regulatory clearance in other countries, on terms to be agreed.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2005

Under the original terms of the agreement, the Company agreed to loan Luminetx $1,000,000. The Company loaned $500,000 to Luminetx on August 5, 2005 and will invest the remaining $500,000 in Luminetx when it delivers to the Company a minimum number of VeinViewer(TM) systems, as specified in the distribution agreement. The Company converted the $500,000 loan for 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. The Company will invest the remaining $500,000 of the loan commitment to Luminetx for preferred stock and warrants on the same terms when Luminetx delivers to the Company a minimum number of Vein Viewer (TM) Systems, as specified in the distribution agreement.

The Company also issued warrants to purchase up to 600,000 shares of our common stock. The warrants have an exercise price of $2.90 per share and cease to be exercisable on the earlier of five years from full vesting, August 5, 2011 and the date of termination of the Distribution Agreement. The warrant is exercisable as to 50% of the underlying shares, with the remainder becoming exercisable when Luminetx has both (A) produced at least 100 units of the system and (B) Diomed shall have accepted delivery of at least 25 units of the system.

In accordance with Emerging Issues Task Force Number 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," the fair value of the exercisable warrants for the distribution rights of $332,630 is being amortized over the 3 year period of the distribution agreement commencing on the date that distribution agreement was executed, August 5, 2005. The Company determined the fair value of the warrants using the Black-Scholes model. The fair value of the remaining warrants for 300,000 shares of common stock will be valued when they become exercisable.

(16) SUBSEQUENT EVENTS

Subsequent to year-end 2005, the holders of 25,000 shares of preferred stock purchased in the September 30, 2005 private placement equity financing elected to exchange these shares into common stock on a one-for-one basis, and accordingly the Company issued 25,000 shares of common stock to these holders.

                              Diomed Holdings, Inc.
                      Condensed Consolidated Balance Sheets
           As of September 30, 2006 (unaudited) and December 31, 2005

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2006 (unaudited) and December 31, 2005

                                                                              September 30,    December 31,
Assets                                                                           2006              2005
                                                                              -----------      -----------
Current assets:
      Cash and cash equivalents                                               $12,941,840      $ 9,562,087
      Short term investments                                                      498,595        3,566,454
      Accounts receivable, net                                                  2,629,923        2,824,717
      Inventories                                                               3,874,721        3,059,886
      Prepaid expenses and other current assets                                   713,820          444,453
                                                                              -----------      -----------
            Total current assets                                               20,658,899       19,457,597

Property, plant and equipment, net                                              1,272,790        1,171,703
Intangible assets, net                                                          4,125,294        4,302,915
Investment in Luminetx                                                          1,000,000          500,000
Other assets                                                                      229,014          294,810
                                                                              -----------      -----------
Total assets                                                                  $27,285,997      $25,727,025
                                                                              ===========      ===========

Liabilities, preferred stock and stockholders' equity
Current liabilities:
      Accounts payable                                                        $ 4,180,333      $ 3,561,786
      Accrued expenses                                                          2,104,597        2,298,823
      Current portion of deferred revenue                                         260,625          257,889
      Bank loan                                                                   420,519           53,924
      Current maturities of capital lease obligations                               1,389            2,047
      EVLT technology payable (zero face value at September 30, 2006 and
      $250,000 face value, net of $4,902 debt discount at December 31, 2005)

                                                                                       --          245,098

      Warrant liability                                                                --        1,898,213
                                                                              -----------      -----------
            Total current liabilities                                           6,967,463        8,317,780

Deferred revenue, net of current portion                                          108,527          144,428
Capital lease obligation, net of current maturities                                 2,778            4,094
Convertible notes payable ($3,712,000 face value, net of
      $3,049,341 debt discount at September 30, 2006 and $3,712,000 face
value, net of $1,081,727 debt discount at December 31, 2005)                      662,659        2,630,273
                                                                              -----------      -----------

            Total liabilities                                                   7,741,427       11,096,575
                                                                              -----------      -----------
            Commitments and contingencies

Preferred stock                                                                        --        7,819,658
                                                                              -----------      -----------
Stockholders' equity                                                           19,544,570        6,810,792
                                                                              -----------      -----------
Total liabilities, preferred stock and stockholders' equity                   $27,285,997      $25,727,025
                                                                              ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              Diomed Holdings, Inc.
            Unaudited Condensed Consolidated Statements of Operations
         Three Months and Nine Months Ended September 30, 2006 and 2005

Diomed Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2006 and 2005

                                                                 Three Months Ended                     Nine Months Ended
                                                                    September 30,                         September 30,
                                                               2006               2005               2006               2005
                                                           ------------       ------------       ------------       ------------
Revenues                                                   $  5,321,080       $  4,582,840       $ 15,972,476       $ 13,488,120
Cost of revenues                                              3,042,223          2,511,536          8,786,487          7,325,127
                                                           ------------       ------------       ------------       ------------
Gross profit                                                  2,278,857          2,071,304          7,185,989          6,162,993
                                                           ------------       ------------       ------------       ------------

Operating expenses:
      Research and development                                  422,596            403,498          1,140,170          1,150,712
      Selling and marketing                                   2,687,000          2,080,723          8,490,263          6,693,660
      General and administrative                              1,906,886          1,811,921          5,865,439          5,475,535
                                                           ------------       ------------       ------------       ------------
            Total operating expenses                          5,016,482          4,296,142         15,495,872         13,319,907
                                                           ------------       ------------       ------------       ------------
            Loss from operations                             (2,737,625)        (2,224,838)        (8,309,883)        (7,156,914)
                                                           ------------       ------------       ------------       ------------

Other (income) expense:
(Gain)/loss on fair value adjustment on warrant
liability                                                        68,995                 --           (971,442)                --
Interest expense, non-cash                                       96,078             98,904            288,229          1,502,760
Interest expense, net, and other (income)                        76,480             35,405               (958)           187,773
                                                           ------------       ------------       ------------       ------------
             Total other (income) expense, net                  241,553            134,309           (684,171)         1,690,533
                                                           ------------       ------------       ------------       ------------
Net loss                                                     (2,979,178)        (2,359,147)        (7,625,712)        (8,847,447)
Less preferred stock cash dividends                            (149,063)                --           (447,353)                --
Less preferred stock non-cash dividends                        (167,480)          (762,656)          (483,586)          (762,656)
Less beneficial conversion feature on
      2006 preferred stock                                     (469,938)                --           (469,938)                --
Less deemed dividend on the exchange of
      2005 preferred stock                                   (2,980,439)                --         (2,980,439)                --
                                                           ------------       ------------       ------------       ------------

Net loss applicable to common stockholders                 $ (6,746,098)      $ (3,121,803)      $(12,007,028)      $ (9,610,103)
                                                           ============       ============       ============       ============
   Basic and diluted net loss per share applicable to
common stockholders                                        $      (0.35)      $      (0.16)      $      (0.62)      $      (0.50)
                                                           ============       ============       ============       ============

   Basic and diluted weighted average common shares
outstanding                                                  19,448,728         19,423,728         19,447,812         19,143,276
                                                           ============       ============       ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.
Unaudited Consolidated Statements of Cash Flows

                                                                                      Nine Months Ended September 30,
                                                                                           2006               2005
                                                                                      ------------       ------------
Cash Flows from Operating Activities:
      Net loss                                                                        $ (7,625,712)      $ (8,847,447)
      Adjustments to reconcile net loss
      to net cash used in operating activities:
                                  Depreciation and amortization                            690,166            688,545
                                  Amortization of EVLT(R) discount                           4,902             57,025
                                  Non-cash interest expense                                288,229          1,502,760
                                  Accretion of discount on marketable securities          (105,157)                --
                                  Amortization of deferred financing costs                  72,727                 --
                                  Fair value of stock options                              443,524             35,440
                                  Gain on fair value adjustment on warrant
                                  liability                                               (971,442)                --
                                  Changes in operating assets and liabilities:
                                     Accounts receivable                                   194,794           (592,694)
                                     Inventories                                          (814,835)          (897,840)
                                     Prepaid expenses and other current assets            (269,367)          (194,963)
                                     Deposits                                               (6,931)           175,277
                                     Accounts payable                                      368,547            952,423
                                     Accrued expenses and deferred revenue                (227,391)           392,330
                                                                                      ------------       ------------
Net cash used in operating activities                                                   (7,957,946)        (6,729,144)
                                                                                      ------------       ------------
Cash Flows from Investing Activities:
                                  Purchase of property and equipment                      (500,012)          (406,048)
                                  Purchase of available for sale securities               (687,099)        (1,749,323)
                                  Proceeds from maturities of available for
                                     sale securities                                     3,800,000                 --
                                  Note receivable - Luminetx                                                 (500,000)
                                  Investment in Luminetx                                  (250,000)                --
                                                                                      ------------       ------------
Net cash provided by (used in) investing activities                                      2,362,889         (2,655,371)
                                                                                      ------------       ------------
Cash Flows from Financing Activities:

                                  Net proceeds (payments) on bank borrowings               366,595            193,329
                                  Payments on EVLT(R) purchase obligation                 (250,000)          (750,000)
                                  Proceeds from the exercise of warrants                        --            404,903
                                  Dividend payments                                       (447,353)                --
                                  Payments on capital lease obligations                     (1,974)           (40,168)
                                  Proceeds from preferred stock financing                9,349,400         10,000,000
                                                                                      ------------       ------------
Net cash provided by financing activities                                                9,016,668          9,808,064
                                                                                      ------------       ------------
Effect of Exchange Rate Changes                                                            (41,858)           (59,095)
                                                                                      ------------       ------------
Net Increase in Cash and Cash Equivalents                                                3,379,753            364,454

Cash and Cash Equivalents, beginning of period                                           9,562,087         14,436,053
                                                                                      ------------       ------------
Cash and Cash Equivalents, end of period                                              $ 12,941,840       $ 14,800,507
                                                                                      ============       ============
Supplemental Disclosure of Cash Flow Information:
      Cash paid for interest                                                          $    275,883       $    228,647
                                                                                      ============       ============

Non-cash Investing and Financing Activities:

      Fair value of warrants exchanged for distribution rights                        $    137,403       $    332,630
                                                                                      ============       ============
      Value ascribed to debt discount related to
           convertible debt                                                           $  2,255,843       $         --
                                                                                      ============       ============
      Fair value adjustment on preferred stock to bring
          preferred stock to its immediately exchangeable value                       $  2,980,439       $         --
                                                                                      ============       ============

      Non-cash note payable for Luminetx investment                                   $    250,000       $         --
                                                                                      ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(1) OPERATIONS

Diomed Holdings, Inc. ("Diomed" or "the Company") develops and commercializes minimally invasive medical procedures that employ its laser technologies and associated disposable products. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777, the Company currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. The Company also develops and markets lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over competitors by gaining governmental approvals in advance of others, by developing and offering innovative practice enhancement programs, including physician training and promotional materials, and by obtaining exclusive commercial arrangements. To optimize revenues, Diomed focuses on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Diomed's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002.

(2) BASIS OF PRESENTATION

In the opinion of management, these unaudited consolidated financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with the instructions for Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of operations, financial position, and cash flows of the Company in conformity with accounting principles generally accepted in the United States. The Company filed with the Securities and Exchange Commission its 2005 annual report on Form 10-KSB/A on April 13, 2006, which included audited consolidated financial statements for the year ended December 31, 2005, and included information and footnotes necessary for such presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-KSB/A for the year ended December 31, 2005.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our Annual Report on Form 10-KSB/A for the year ended December 31, 2005 includes a comprehensive summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The application of these policies has a significant impact on our reported results. In addition, the application of some of these policies depends on management's judgment, with financial reporting results relying on estimations and assumptions about the effect of matters that are inherently uncertain. For all of these policies, management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(a) INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                                 September 30,         December 31,
                                      2006                 2005
                                   ----------           ----------
Raw Materials                     $ 1,532,738          $ 1,415,546
Work-in-Process                       767,871              674,010
Finished Goods                      1,574,112              970,330
                                   ----------           ----------
                                  $ 3,874,721           $3,059,886
                                   ==========           ==========
(b) DEFERRED REVENUE

Deferred revenue at September 30, 2006 was as follows:

                                  September 30,
                                       2006
                                    ----------
Beginning balance                   $  402,317
Additions                              402,245
Revenue/release                       (435,410)
                                    ----------
Ending balance                      $  369,152
                                    ==========

(c) ACCOUNTING FOR STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment ("SFAS 123R"), which requires companies to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, as provided by SFAS 123, "Accounting for Stock Based Compensation" ("SFAS 123") and accordingly, recognized no compensation expense related to the stock-based plans as stock options granted to employees and directors were equal to the fair market value of the underlying stock at the date of grant. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard. During the three and nine month periods ended September 30, 2006, the Company recorded $126,000 and $444,000, respectively, in non-cash charges in accordance with of SFAS 123R. As of September 30, 2006, there was approximately $801,000 of total unrecognized compensation cost related to unvested options. That cost is expected to be recognized over a weighted average period of 1.92 years. The Company plans on obtaining shares to be issued upon exercise of stock options through authorized common stock. There have been no stock options exercised during the nine-month period ended September 30, 2006.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

The following table illustrates the effect on net loss and net loss per share had the Company accounted for stock-based compensation in accordance with SFAS 123R in fiscal 2005:

                                                             Three Months Ended  Nine Months Ended
                                                                September 30,      September 30,
                                                                ------------       ------------
                                                                     2005               2005
                                                                ------------       ------------
Net loss applicable to common
   stockholders as reported:                                    $ (3,121,803)      $ (9,610,103)
Deduct: total stock-based employee compensation;
             expense determined under the fair value-based
             method for all awards, net of tax                      (426,732)        (1,255,352)
                                                                ------------       ------------

   Proforma net loss applicable to common
              stockholders                                      $ (3,548,535)      $(10,865,455)
                                                                ============       ============

   Loss per share:
          Basic and diluted - as reported                       $      (0.16)      $      (0.50)
                                                                ============       ============

          Basic and diluted - proforma                          $      (0.18)      $      (0.57)
                                                                ============       ============

The weighted average grant date fair value of options granted during the nine months ended September 30, 2006 of $1.62 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 86.95%, expected term of 5.68 years, risk-free interest rate of 4.34%, and expected dividend yield of 0%. The weighted average grant date fair value of options granted during the nine months ended September 30, 2005 of $2.58 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 75%, expected term of 4.9 years, risk-free interest rate of 3.72%, and expected dividend yield of 0%. Expected volatility is based on a weighted average of the historical volatility of the Company's stock and peer company volatility. The average expected life used in 2006 was calculated using the simplified method under SAB
107. The risk-free rate is based on the rate of U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of option grants. The Company uses historical data to estimate pre-vesting forfeiture rates.

(d) COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For all periods presented, comprehensive loss consists of the Company's net loss, changes in the cumulative translation adjustment account, and unrealized gains
(loss) on marketable securities. Comprehensive net loss for all periods presented is as follows:

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                        --------------------------------  --------------------------
                                            2006               2005          2006           2005
                                         -----------       -----------   -----------     -----------
Net loss                                 $(2,979,178)      $(2,359,147)  $(7,625,712)   $(8,847,447)
Unrealized holding gain (loss)
   on marketable securities                       29             1,768          (202)          (331)
Foreign currency translation adjustment       37,559           140,636       164,378        (42,836)
                                         -----------       -----------   -----------     -----------
Comprehensive loss                       $(2,941,590)      $(2,216,743)  $(7,461,536)   $(8,890,614)
                                          ===========       ===========  ===========     ===========

(e) SHORT TERM INVESTMENTS

Marketable securities with original maturities greater than three months are classified as short-term investments. Investments designated as short-term consist of U.S. Agency discount notes and corporate bonds, are classified as available-for-sale, and are reported at fair value using the specific identification method. Unrealized gains and losses, net of related tax effects, are reflected in other comprehensive income (loss) until realized.

Marketable securities included in cash and cash equivalents and short term investments at September 30, 2006, all of which mature within one year, consist of the following:

                                                     Unrealized     Unrealized
                      Amortized Cost   Fair Value       Gains         Losses
                      --------------  ------------   -----------    -----------
Money Market Funds    $ 1,476,678    $ 1,476,678    $         -    $         -
Commercial Paper          498,501        498,595              -            (94)
                       -----------    -----------    -----------    -----------
                      $ 1,975,179    $ 1,975,273    $         -    $       (94)
                       ===========    ===========    ===========    ===========

As Reported:                                         Unrealized     Unrealized
                      Amortized Cost   Fair Value       Gains         Losses
                     --------------    -----------   -----------    -----------
Cash and Cash
  Equivalents         $ 1,476,678    $ 1,476,678    $         -    $         -
Marketable Securities     498,501        498,595              -            (94)
                       -----------    -----------    -----------    -----------
                      $ 1,975,179    $ 1,975,273    $         -    $       (94)
                       ===========    ===========    ===========    ===========

Marketable securities included in cash and cash equivalents and short term investments at December 31, 2005, all of which mature within one year, consist of the following:

                                                     Unrealized     Unrealized
                      Amortized Cost   Fair Value       Gains         Losses
                      --------------  ------------   -----------    -----------
Money Market Funds     $  3,815,711   $  3,815,712    $        -   $         -
Commercial Paper          5,852,606      5,852,408             -          (198)
U.S. Agency Notes         2,096,266      2,096,760           495             -
                       -------------  ------------   -----------    -----------
                       $ 11,764,583   $ 11,764,880    $      495    $     (198)
                       ============    ===========   ===========    ===========

As Reported:                                         Unrealized     Unrealized
                      Amortized Cost   Fair Value       Gains         Losses
                     --------------    -----------   -----------    -----------
Cash and Cash
  Equivalents          $ 8,197,697     $ 8,198,426   $       729    $        -
Marketable Securities    3,566,886       3,566,454             -          (432)
                       -----------     -----------    -----------    -----------
                       $11,764,583     $11,764,880    $      729    $     (432)
                       ===========     ===========    ===========    ===========

Net unrealized losses for the nine month period ended September 30, 2006 totaled $94. The unrealized losses were caused by increasing market interest rates. Based on the scheduled maturities of these marketable securities and our intent and ability to hold these securities until maturity, we have concluded that these unrealized losses are not other-than-temporary.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(4) NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the dilutive potential common shares outstanding using the treasury stock method. The calculation of net loss applicable to common stockholders for the three and nine month periods ended September 30, 2006 includes $167,480 and $483,586, respectively, in non-cash preferred stock dividends accreted for future increasing rate dividends and $149,063 and $447,353, respectively, of preferred stock cash dividends earned during the period related to the September 30, 2005 private placement. Upon completion of the 2006 preferred stock financing, the Company recorded a one-time, non-cash, non-operating beneficial conversion feature charge of $469,938 as the market price of the Company's common stock on September 29, 2006 of $1.20 was above the $1.15 effective conversion price of the immediately convertible preferred stock. As a result of the 2006 preferred stock financing, the Company exchanged the 2005 preferred stock and recorded a one-time, non-cash, non-operating deemed dividend of $2,980,439 based on the difference between the fair value of consideration transferred to the holders of the preferred stock over the carrying amount, net of original issuance costs.

As a result of the losses incurred by the Company for the three and nine month periods ended September 30, 2006 and 2005, respectively, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations. The following table summarizes securities outstanding as of each of the periods, which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                                  Three Months Ended                       Nine Months Ended
                                                    September 30,                            September 30,
                                          -----------------------------------      -----------------------------------
                                                2006              2005                   2006              2005
                                                ----              ----                   ----              ----

Common Stock Options                              2,423,787        1,711,225               2,423,787        1,711,225
                                          ================== ================      ================== ================

Common Stock Warrants                             6,055,303        5,198,452               6,055,303        5,198,452
                                          ================== ================      ================== ================

Convertible Debt                                  3,227,826        1,620,961               3,227,826        1,620,961
                                          ================== ================      ================== ================

Preferred Stock                                  17,354,347        4,000,000              17,354,347        4,000,000
                                          ================== ================      ================== ================

(5) LINE OF CREDIT ARRANGEMENTS

Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes an overdraft facility as well as an accounts receivable line of credit with Barclays Bank, limited to the lesser of (GBP) 100,000 or 80% of eligible accounts receivable. The Company received a waiver to increase the overdraft to 80% of accounts receivable or $420,519 at September 30, 2006. The credit line bears interest at a rate of 2.5% above Barclays' base rate (4.75% at September 30, 2006) and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclay's Bank has a lien on all of the assets of Diomed, Ltd., excluding certain intellectual property. As of September 30, 2006, there was $420,519 outstanding and at December 31, 2005, there was approximately $53,924 outstanding under this line of credit.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(6) STOCK OPTIONS

(a) In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for future issuance. In May 2005, the Company's stockholders approved an increase of 1,500,000 reserved shares providing for a total of 3,100,000 shares of common stock reserved for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to three years and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company. The Company plans on settling any exercised employee stock options by issuing authorized but unissued shares.

As of September 30, 2006, 853,725 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 4,542 options were available under the 2001 Plan and 339 options were available under the 1998 Plan as of September 30, 2006.

A summary of stock option activity for the 2003 Omnibus Plan, the 2001 Plan and the 1998 Plan is as follows:

                                 Range of Exercise                       Weighted Average    Weighted Average
                                       Price         Number of Shares     Exercise Price      Remaining Life
                                 ----------------------------------------------------------------------------
Outstanding, December 31, 2005    $2.00 - $205.75        1,733,398             $  6.01

        Granted                    1.02 -    2.70          722,250                2.21
        Forfeited                  2.24 -  133.75          (55,168)               8.45
                                 --------------------------------------------------------

Outstanding, September 30, 2006   $1.02 - $205.75        2,400,480             $  4.77              8.09
                                 ============================================================================

Exercisable, September 30, 2006   $1.02 - $205.75        1,880,148             $  5.45              7.79
                                 ============================================================================

The intrinsic value of options vested at September 30, 2006 was $698. The fair value of options vested at September 30, 2006 was $455,027. At September 30, 2006, there were 520,332 unvested shares outstanding with a weighted average grant date fair value of $1.65.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

The following table summarizes currently outstanding and exercisable options as of September 30, 2006.

                                                         OUTSTANDING                                   EXERCISABLE
                                          -------------------------------------------      -------------------------------------
                                                                     Weighted Average                          Weighted Average
      Exercise Price                Shares   Remaining Life*           Exercise Price            Shares          Exercise Price
    ----------------                ------   ---------------         ----------------            ------        ----------------
      $ 1.02 - $2.15               112,565          7.84                   $    1.87              86,440               $   1.95
        2.16 -  2.29               639,143          9.29                        2.24             211,184                   2.24
        2.30 -  4.00               170,417          7.98                        3.19             105,836                   3.20
        4.01 -  4.75               746,211          8.08                        4.24             746,211                   4.24
        4.76 -  5.00               600,200          7.41                        5.00             598,533                   5.00
        5.01 -  11.50              104,491          6.39                        8.59             104,491                   8.59
       11.51 -  49.00               12,256          4.72                       31.20              12,256                  31.20
       49.01 -  87.00                4,700          5.31                       51.06               4,700                  51.06
       87.01 -  164.00               4,113          1.67                      114.55               4,113                 114.55
      164.01 -  205.75               6,384          1.50                      174.47               6,384                 174.47
                            --------------                           ---------------      -------------------------------------
                                 2,400,480                                 $    4.77           1,880,148               $   5.45
                            ==============                           ===============      =====================================

* Weighted average remaining contractual life (in years).

(b) A summary of warrant activity is as follows:

                                                Range of                                             Weighted Average
                                                Exercise           Number of      Weighted Average  Remaining Contractual
                                                 Price               Shares        Exercise Price   Life (In Years)
                                               ------------------------------------------------------------------
Outstanding, December 31, 2005                 $0.025-$2.90         5,196,775      $       2.35              4.00
                                               ------------------------------------------------------------------

        Granted to 2005 PIPE Holders*                  1.98           472,000              1.98              4.00
        Granted to Placement Agent 2003**         1.50-1.77            16,528              1.72              2.16
        Granted to Placement Agent 2006*               1.15           370,000              1.15              5.00
                                               ------------------------------------------------------------------

Outstanding, September 30, 2006                $0.025-$2.90         6,055,303      $       1.63              3.61
                                               ==================================================================

Exercisable, September 30, 2006                $0.025-$2.90         6,055,303      $       1.63              3.61
                                               ==================================================================

i) the exercise price of the warrants to purchase shares of the common stock issued to the investors in the Company's financing transaction completed October 28, 2004 (the "2004 Warrants") was reduced from $2.10 to $1.15 per share of the common stock;
ii) the exercise price of the warrants to purchase shares of the common stock issued to the investors in the Company's financing transaction completed September 30, 2005 (the "2005 Warrants") was reduced from $2.50 to $1.98 per share, and the number of shares of the common stock issuable upon exercise of the 2005 Warrants was increased from 1,800,000 to 2,272,000; See Footnote 9.
iii) the exercise price of certain warrants to purchase shares of the common stock issued to designees of the Company's former placement agent, Sunrise Securities Corp. (the "Sunrise Warrants"), was reduced and the number of shares of common stock issuable upon exercise of these Sunrise Warrants was increased from 139,315 to 155,843 as follows:

           -the exercise price of certain Sunrise Warrants was decreased from $2.32 to $1.77 per share, and the number of shares of common stock issuable upon exercise of these Sunrise Warrants was increased from 42,282 to 55,559;

           -the exercise price of certain Sunrise Warrants was decreased from $1.93 to $1.50 per share, and the number of shares of common stock issuable upon exercise of these Sunrise Warrants was increased from 11,455 to 14,706; and

           -the exercise price of certain Sunrise Warrants was decreased from $2.10 to $1.15 per share (no adjustments impacted the remaining Sunrise Warrants).

      iv) The Company granted the placement agent, Musket Research Associates, Inc., 370,000 warrants at an exercise price of $1.15 per share of common stock under the 2006 preferred stock financing.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(7) SEGMENT REPORTING

The Company's reportable segments are determined by product type: laser systems; and fibers, accessories and service. The Board of Directors evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Board of Directors does not assign assets to its segments.

This table presents revenues by reportable segment:

                                            Three Months Ended              Nine Months Ended
                                              September 30,                   September 30,
                                        ---------------------------       -------------------------
                                           2006              2005            2006          2005
                                        ----------       ----------       ----------     ----------
Laser systems                           $1,980,183       $2,193,635       $6,125,422     $6,762,513
Fibers, accessories, and service         3,340,897        2,389,205        9,847,054      6,725,607
                                        ----------       ----------       ----------     ----------
                Total                   $5,321,080       $4,582,840      $15,972,476    $13,488,120
                                        ==========       ==========       ==========     ==========

The following table represents percentage of revenues and long-lived assets by geographic destination:

                        % of Revenue                   Long-lived Assets
                 ---------------------------       --------------------------
                  Nine Months Ended September 30,
                 ---------------------------    September 30,    December 31,
                    2006            2005            2006           2005
                 -----------     -----------     -----------    -----------
United States             75%             75%    $ 6,226,894    $ 5,930,287
Asia/Pacific               9%             14%             --             --
Europe                    12%              8%        400,204        339,141
Other                      4%              3%             --             --
                 -----------     -----------     -----------    -----------
Total                    100%            100%    $ 6,627,098    $ 6,269,428
                 ===========     ===========     ===========    ===========

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

(8) COMMITMENTS AND CONTINGENCIES

On July 21, 2005, a lawsuit was filed against us in the United States District Court for the Northern District of California by VNUS Medical Technologies, Inc., alleging infringement of U.S. Patents Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433. The complaint was served on us on July 27, 2005. On September 15, 2005, the Company filed an answer denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed and that they are all invalid.

On October 12, 2005, VNUS served an amended complaint adding two additional parties, AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. On October 31, 2005, the Company filed an answer to the First Amended Complaint, again denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid and that two of VNUS' patents are unenforceable for inequitable conduct. The Company is now proceeding with the discovery phase of this litigation. A claim construction hearing was held on October 30, 2006. The court will provide their ruling on the hearing at a later date. The Company intends to continue to defend its position, however, management is unable to predict the outcome of this lawsuit.

During 2004, the Company filed lawsuits in the United States Federal District Court for the District of Massachusetts against four competitors seeking injunctive relief and damages for infringement of the Company's U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which the Company uses in its EVLT(R) product line. The Company is presently prosecuting these lawsuits, however, management is unable to predict the outcome of these lawsuits.

On August 30, 2006 U.S. District Judge Nathaniel M. Gorton ruled that the '777 patent is valid and enforceable. In granting Diomed's motion for summary judgment; the court rejected defenses advanced by defendants AngioDynamics and Vascular Solutions that Diomed's patent was invalid and unenforceable. The court denied separate motions by each of the parties for summary judgment on the issue of infringement by the defendants, in effect ruling that Diomed is entitled to proceed to trial on its claims for an injunction and damages against the defendants. If the Company does not prevail in the infringement actions and is not be able to exclude third parties from using the Company's EVLT(R) technology, the EVLT(R) patent may be determined to be impaired and the Company's EVLT(R) revenue stream may be adversely affected.

Insofar as legal proceedings other than patent litigation are concerned, from time to time the Company is the defendant in legal and administrative proceedings and claims of various types. Although any such litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of such proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(9) PRIVATE PLACEMENT EQUITY FINANCING COMPLETED SEPTEMBER 29, 2006

On September 29, 2006, the Company issued 1,735.4347 shares of preferred stock, each share of which has a stated value of $11,500 per share, for gross proceeds of $10,010,000. The Company issued 870.4348 of these shares to investors who purchased these shares for cash at a price of $11,500 per share, and the Company issued 864.9999 shares to investors who tendered their shares of the 3,975,000 outstanding shares of preferred stock the Company issued in 2005 in exchange for shares of the 2006 preferred stock, all in accordance with the terms of a Securities Purchase Agreement the Company entered into with the investors in July 2006.

Exchange Provisions. At an investor's option, each share of the 2006 preferred stock may be exchanged for shares of the common stock. Subject to applicable limitations on ownership (described below), each share of the 2006 preferred stock is exchangeable for the number of shares of the common stock equal to $11,500 divided by the exchange rate. The exchange rate initially is $1.15 and is subject to certain adjustments, including reduction if we make certain dilutive issuances of equity securities in the future. The antidilution adjustment provides that if the Company sells shares of the common stock (or the rights to acquire the common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the weighted average price of the common stock issued after giving effect to the dilutive issuance.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

The Company also has the right to require the investors to exchange their shares of the 2006 preferred stock if the trading price of the common stock achieves and remains at a price level of $2.875 per share and certain other conditions are satisfied. Upon a change of control (as defined), shares of the preferred stock will automatically be exchanged for the right to receive either (1) the liquidation preference of the 2006 preferred stock of $13,800 per share or (2) the consideration which would have become payable in the change of control transaction to the holders of the preferred stock in respect of the shares of common stock underlying the preferred stock, whichever is greater. For purposes of the preferred stock, a "change of control" is defined to include only (i) the sale by the Company of all or substantially all of our assets or (ii) a merger, consolidation or other business combination where either (1) the Company is not the surviving entity or (2) either the holders of the Company's capital stock immediately prior to the transaction have 50% or less of the voting rights of the surviving entity or own 50% or less of the outstanding voting securities of the surviving entity immediately following the transaction or the board of directors immediately prior to the transaction comprise 50% or less of the board of directors of the surviving entity. A change in ownership of our outstanding capital stock is excluded from the definition of "change in control."

Redemption. The investors do not have the right to require the Company to redeem their shares of the 2006 preferred stock. The Company, however, has the right to redeem the 2006 preferred stock after the fifth anniversary of the completion of the financing transaction at a price equal to 120% of the issue price, or $13,800 per share.

Dividends. Dividends do not accrue on the 2006 preferred stock unless and until the Company completes a transaction in the future that reduces the effective conversion price of our outstanding convertible debentures below the conversion price in effect upon the completion of the financing transaction, $1.15, as a result of the operation of the anti-dilution rights of the holders of the debentures, but only if at the time of the future transaction the reduction in conversion price affects debentures having an aggregate principal amount of at least $1,000,000. Thereafter, dividends will accrue on the issued and outstanding shares of the 2006 preferred stock at the rate of 15% per annum and will be payable quarterly in arrears.

Voting Rights. The holders of 2006 preferred stock will be entitled to vote on all matters submitted to a vote of the Company's stockholders, together with the holders of common stock, voting as a single class. The holders of 2006 preferred stock will vote their shares on the basis of the number of shares of common stock into which the 2006 preferred stock is then exchangeable (subject to the applicable limitations on ownership described below). If, under the Delaware General Corporation Law, the holders of 2006 preferred stock are required to approve any action by separately voting as a class, the vote of the holders of at least 65% of the outstanding shares of the 2006 preferred stock will be required to approve such action.

Liquidation. The 2006 preferred stock shall be preferred over and senior to the common stock and any other class or series of capital stock created by the Company. Upon the occurrence of any event causing our liquidation or any change of control transaction (as defined) by the Company, the holders of then-outstanding shares of preferred stock will be entitled to receive, from the proceeds of such event or transaction, before any distribution is made to any other class or series of capital stock, an amount equal to the greater of (i) $13,800 per share of the preferred stock or (ii) such amount per share of the preferred stock as would have been payable had each share been exchanged into common stock immediately prior to the event or transaction. If there are sufficient proceeds from the liquidation or change of control transaction (as defined) remaining after the distribution to the holders of the preferred stock, the remaining proceeds will be distributed ratably among the holders of the common stock.

Anti-Dilution Adjustments to the Exchange Rate. The exchange rate of the 2006 preferred stock will be adjusted if the Company offers or sells any common stock or common stock equivalent securities at an effective price per share of less than the exchange rate of the 2006 preferred stock, initially, $1.15. The exchange rate will not be adjusted, however, for the Company's issuance of common stock or common stock equivalent securities exercisable below the exchange rate if such issuance is limited to: (i) shares of common stock or options issued to employees, officers, directors or consultants pursuant to an equity plan approved by the stockholders or (ii) the exchange of exchangeable or convertible securities already outstanding as of the date of the Securities Purchase Agreement.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

Liquidated Damages. The Company may be required to pay liquidated damages to the investors if the Company fails to timely comply with an investor's request to exchange shares of the 2006 preferred stock for shares of the common stock or if the Company does not timely remove restrictive legends from certificates representing shares of the common stock when requested by the investor and permitted by applicable law. The liquidated damages are payable in the amount of 1% per day of the issue price of the shares of the 2006 preferred stock subject to the investor's request and are subject to an aggregate cap of 25% of the issue price paid by the nvestor for the 2006 preferred stock (inclusive of any other liquidated damages payable by us in respect of the 2006 preferred stock). If the Company fails to timely issue shares of the common stock upon exchange or remove legends from shares of the common stock when requested by investors and permitted by applicable law and the investor purchases other shares of common stock to settle the sale of shares of common stock that were intended to be settled by shares of common stock issuable upon exchange of the unlegended shares, then the Company may also be required to pay to the investors the difference between the proceeds of sale of the shares of the common stock sold and the price paid for the other shares of the common stock purchased for settlement purposes.

Registration Rights. Upon completing the financing transaction on September 29, 2006, the Company entered into a registration rights agreement among the Company and the investors. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form SB-2 with the SEC, registering for public resale the "registrable securities" consisting of the shares of the common stock that are issuable upon exchange of the shares of 2006 preferred stock issued to investors in the financing transaction and the shares of common stock that are issuable upon exercise of the par warrants, as defined under the Securities Purchase Agreement, should any par warrants be issued in lieu of common stock as a result of applicable limitations on ownership.

The Company is required to file the registration statement within 45 days of the closing of the financing transaction, and to use its best efforts to cause the registration statement to be declared effective as soon as practicable but no more than 120 days of the closing of the financing transaction. The Company agreed to pay liquidated damages to the investors if the Company does not file the registration statement within 45 days of the closing date of the financing transaction, if the registration statement is not declared effective within 120 days of the closing date, or is not continually effective for any period that exceeds 20 consecutive days or 30 aggregate days during any 12-month period, or if the common stock does not remain listed on an applicable stock exchange after the effective date of the registration statement. If any of the foregoing occurs, the Company may be required to pay each investor liquidated damages for the period from the date on which such event occurs until the event is cured, at a monthly rate equal to 3% of the original issue price of the 2006 preferred stock, prorated for partial months based on the number of days in the month. The liquidated damages are subject to an aggregate cap of 25% of the issue price paid by the investors for the shares of the 2006 preferred stock (inclusive of any other liquidated damages payable by the Company in respect of the preferred stock).

In accordance with EITF Number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," (EITF 00-27), the Company compared the amount allocated to the preferred stock of $10,010,000 to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. The Company determined that a beneficial conversion feature of $469,938 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the preferred stock, as the preferred stock is immediately convertible. In accordance with EITF 98-5, this adjustment of $469,938 is analogous to a dividend and recognized as a return to the shareholders and has been included in the beneficial conversion feature of 2006 Preferred Stock in the Company's calculation of Net Loss Applicable to Common stockholders and Basic and Diluted Net Loss per Share. The Company recorded the 2006 preferred stock to permanent equity in accordance with the terms of EITF Abstracts - Appendix D - Topic D-98: Classification and Measurement of Redeemable Securities ("Topic D-98").

The Company also issued 370,000 placement fee warrants to Musket Research Associates, Inc. ("MRA") and $610,600 in cash in consideration of services to both MRA and Roth Capital Partners. The placement fee warrants are exercisable for five years from the date of listing with the American Stock Exchange at an exercise price of $1.15 per share, subject to reduction in the case of dilutive issuances.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

In addition, the holders of the Placement Fee Warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to the Company upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

    A = the VWAP on the Trading Day immediately preceding the date of such election;

    B = the Exercise Price of this warrant, as adjusted; and

    X = the number of Warrant Shares issuable upon exercise of this

Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise

Where:

"VWAP" means, for any security as of any date, the price determined by the first of the following clauses that applices: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date on the Trading Market on which the common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the common stock is not then listed or quoted on a Trading Market and if prices for the common stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the common stock for such date on the OTC Bulletin Board; (c) if the common stock is not then listed or quoted on the OTC Bulletin Board and if prices for the common stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holders of the preferred stock and reasonably acceptable to the Corporation, where "Trading Day" means a day on which the common stock is traded on a Trading Market, and "Trading Market" means the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

Effect on 2005 Preferred Stock

As a result of the 2006 preferred stock financing, the Company exchanged the 2005 preferred stock for new 2006 preferred stock. As illustrated in EITF Topic D-42: The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, ("Topic D-42"), the preferred stockholders received additional value as the exchange price was adjusted down below the original effective exchange price. The Company compared the excess of the fair value of the consideration transferred to the holders of the 2005 preferred stock over the carrying amount of the 2005 preferred stock in the Company's balance sheet to approximate the return to the 2005 preferred stockholder. For the purposes of calculating the excess of (1) the fair value of the consideration transferred to the holders of the 2005 preferred stock over
(2) the carrying amount of the 2005 preferred stock in the registrant's balance sheet, the carrying amount of the 2005 preferred stock was reduced by the issuance costs of the 2005 preferred stock.

Accordingly, since the value of the 864.999 shares of 2006 preferred stock can be exchanged for common stock at the ratio of 1 for 10,000 common shares, multiplied by the market price of common stock on the day of the closing ($1.20) was $10,379,988; and the carrying value of $8,248,993 less the issuance costs of $849,444 represents $7,399,549; the residual fair value of $2,980,439 was recorded as an increase to preferred stock and a decrease to Additional Paid-in Capital. The Company also recorded the $2,980,439 as a deemed dividend on the exchange of the 2005 preferred stock in the calculation of basic and diluted earnings per share. The 2005 preferred stock fair value of $11,229,432 was reclassified to permanent equity as a result of the exchange and included within the 2006 Preferred Stock on the Company's Balance Sheet in accordance with Topic D-98.

As a result of the exchange and the corresponding implementation of a liquidated damages cap in an amount that represents a reasonable percentage discount of the fair value of an unregistered share versus a registered share, the warrants are no longer required to be accounted for as a liability under EITF 00-19. Therefore, the warrant liability of $926,771 was marked to market one final time at September 29, 2006, through a charge to the Statement of Operations in the amount of $68,995, and then reclassified to Additional Paid-in Capital.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006
                                   (UNAUDITED)

In accordance with the contingent anti-dilution terms of the 2005 preferred stock warrant agreement, the exercise price and number of warrants originally issued to the 2005 preferred stockholders were adjusted so that the number of warrants increased by 472,000 and the exercise price decreased to $1.98.

Increasing rate dividends and cash dividends of the 2005 Preferred Stock were eliminated when the 2005 preferred stock was exchanged for the 2006 preferred stock.

Effect on 2004 Convertible Debentures

The Company determined that the conversion and exercise price changes were not modifications to the terms of their respective agreements, but were executions of contingent conversion options within those agreements. Under EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"), the Task Force reached a consensus that if the terms of a contingent conversion option do not permit an issuer to compute the number of shares that the holder would receive if the contingent event occurs and the conversion price is adjusted, an issuer should wait until the contingent event occurs and then compute the resulting number of shares that would be received pursuant to the new conversion price.

Prior to the transaction, the 2004 debt was convertible into 1,620,961 shares, and after the 2006 Preferred Stock Financing the 2004 debt is convertible into 3,227,826 shares. The difference of 1,606,865 shares multiplied by the market price of our common stock on the date of the closing of $1.20 results a new fair value of $3,631,516. Because the result was in excess of the carrying value of the debt, the Company recorded a discount of $2,255,843. This debt discount will be accreted back to debt over the remaining two year term of the 2004 convertible debt agreement through charges against non-cash interest expense in the Company's Statements of Operations.

The exercise price of warrants originally issued to the 2004 debt holders was adjusted so that the exercise price decreased to $1.15 in accordance with the original contingent anti-dilution terms of those 2004 debenture agreements.

(10) SUBSEQUENT EVENTS

Commitment for Luminetx Investment

Under separate agreement entered into on August 4, 2006, the Company agreed to fund the $500,000 investment in two equal installments, one of which was paid upon execution of the August 4, 2006 agreement, and the other was subsequently paid on October 30, 2006. Effective August 4, 2006, and with the initial payment, the Company was issued 250,000 shares of preferred stock and 50,000 warrants under the same terms as the private placement financing announced by Luminetx on November 4, 2005. These shares and warrants were held as collateral by Luminetx until the Company funded the remaining $250,000 installment on October 30, 2006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Ninth Article of the Registrant`s certificate of incorporation and Article VII of the Registrant`s bylaws authorize indemnification of the registrant`s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Registrant`s certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of certain of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of common stock.

                                                                 Estimated
Expense                                                            Amount
-------                                                            ------
Securities and Exchange Commission Registration Fee.......      $    2,500
Printing and Engraving Expenses...........................      $   10,000
Legal Fees and Expenses...................................      $  250,000
Accounting Fees and Expenses..............................      $   50,000
Transfer Agent Fees and Expenses..........................      $    4,500
Underwriting Fees and Discounts...........................      $  611,000
Miscellaneous.............................................      $    22,000
                                                                -----------

      Total...............................................      $   950,000

Item 26. Recent Sales of Unregistered Securities

1) On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after the AMEX approved our application list the shares to be issued in this financing, we completed this transaction. We received net proceeds of approximately $9.8 million from this transaction, which will be used for general working capital purposes.

The names of investors who purchased debentures, the principal amount of debentures purchased and the number of shares underlying warrants issued, are as follows:

            ----------------------------------------- ----------------------------------------- ------------------------------
                                Name of Investor           Principal Amount of Debentures            Number of Warrants
                                ----------------           ------------------------------            ------------------
            ----------------------------------------- ----------------------------------------- ------------------------------
            Omicron Master Trust                                                    $5,500,000                      1,439,791
            ----------------------------------------- ----------------------------------------- ------------------------------
            Iroquois Capital LP                                                       $500,000                        130,890
            ----------------------------------------- ----------------------------------------- ------------------------------
            Cranshire Capital, L.P.                                                 $1,000,000                        261,780
                                                                                    ==========                        =======
            ----------------------------------------- ----------------------------------------- ------------------------------
            TOTAL                                                                   $7,000,000                      1,832,461
            ----------------------------------------- ----------------------------------------- ------------------------------

The names of the investors who purchased common stock, the number of shares of common stock purchased and the number of shares underlying warrants issued, are as follows:

---------------------------------------------------------------------- ----------------------------------- -------------------------
                          Name of Investor                                 Number of Shares Purchased            Number of Warrants
                          ----------------                                                 ----------            ------------------
---------------------------------------------------------------------- ----------------------------------- -------------------------
Galleon Healthcare Partners, L.P.                                                      150,000                            75,000
---------------------------------------------------------------------- ----------------------------------- -------------------------
Galleon Healthcare Offshore, LTD                                                     1,000,000                           500,000
---------------------------------------------------------------------- ----------------------------------- -------------------------
ProMed Partners, L.P.                                                                  232,181                           116,091
---------------------------------------------------------------------- ----------------------------------- -------------------------
ProMed Partners II, L.P.                                                                55,946                            27,973
---------------------------------------------------------------------- ----------------------------------- -------------------------
ProMed Offshore Fund, Ltd.                                                              38,671                            19,335
---------------------------------------------------------------------- ----------------------------------- -------------------------
Bear Stearns Securities Corp., Custodian f/b/o J. Steven Emerson IRA                   163,400                            81,700
RO II
---------------------------------------------------------------------- ----------------------------------- -------------------------
Sedna Partners L.P.                                                                    325,000                           162,500
---------------------------------------------------------------------- ----------------------------------- -------------------------
Woodmont Investments Limited                                                           175,000                            87,500
---------------------------------------------------------------------- ----------------------------------- -------------------------
Bristol Investment Fund, Ltd.                                                          222,222                           111,111
---------------------------------------------------------------------- ----------------------------------- -------------------------
TOTAL                                                                                2,362,420                         1,181,210
---------------------------------------------------------------------- ----------------------------------- -------------------------


The following summarizes the principal terms of the transaction:

Variable Rate Convertible Debentures

We issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share unless we obtain stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at our option at any time after the first anniversary of the issuance date if the closing price of the common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, we may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock upon maturity, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at our option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if we obtain stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

Common Stock

We issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we issued a total of 2,362,420 shares of common stock to the investors who purchased common stock in this transaction.

Warrants to Purchase Common Stock

In connection with the issuance of both the convertible debentures and the common stock, we issued warrants to purchase shares of common stock. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including for future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share unless we obtain stockholder approval to reduce the exercise price below $1.91 (which we obtained at our 2005 annual meeting of stockholders).

Registration of Common Stock

We agreed to undertake registration with the Securities and Exchange Commission (the "Commission") of the common stock and common stock underlying the convertible debentures and warrants. Accordingly, we were required to file a registration statement with the Commission within 30 days of the closing date of the financing transaction, which registration must have been declared effective by the Commission within 90 days of the closing date (or 120 days if the Commission reviews the registration statement). If we did not file the registration statement within 30 days of the closing date or if the Commission did not declare the registration statement effective within the prescribed time period, we would have been required to pay certain amounts to the investors.

2) In connection with the private placement debt and equity financing we completed on October 25, 2004, we made adjustments to warrants that we had issued in 2003 to designees of Sunrise Securities Corp., our placement agent in our 2003 equity financing. The warrants we issued to these persons in 2003 were subject to an anti-dilution adjustment for future equity financing transactions. This adjustment was triggered on October 25, 2004, and as a result, the outstanding warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. In addition, pursuant to our agreement with Sunrise, on October 25, 2004 we also issued to designees of Sunrise warrants to purchase 73,539 shares of common stock, at an exercise price of $2.01 per share, as additional fees payable due to participation in the 2004 private placement by investors introduced by Sunrise in our 2003 equity financing. These warrants have substantially the same terms and conditions as those warrants that we issued to the investors in our 2004 debt and equity financing.

We issued the warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the warrants nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

3) In connection with our distribution agreement we entered into with Luminetx Corporation pursuant to which we shall act as distributor of Luminetx's VeinViewer(TM) system, on August 5, 2005, we issued to Luminetx warrants to purchase up to 600,000 shares of common stock. The warrants have an exercise price of $2.90 per share, become exercisable when the underlying shares are listed with the American Stock Exchange and cease to be exercisable on the earlier of five years from full vesting, August 5, 2011 and the date of termination of the distribution agreement. The warrants were immediately exercisable (subject to prior listing of the underlying shares with the AMEX) as to 50% of the underlying shares, with the remainder to become exercisable when Luminetx has both (A) produced at least 100 units of the system and (B) Diomed shall have accepted delivery of at least 25 units of the system.

We issued the warrants to Luminetx in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Luminetx agreed that neither the warrants nor the underlying common stock would be resold without registration under the Securities Act or exemption therefrom. Luminetx also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that Luminetx was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

4) On September 30, 2005, we completed a financing transaction pursuant to which we issued and sold 4,000,000 shares of preferred stock at a purchase price of $2.50 per share. We also agreed that the holders of the preferred stock may exchange the preferred stock for common stock (on a share-for-share basis, subject to antidilution adjustments). We also issued to the investors warrants to purchase an aggregate of 1,600,000 shares of common stock, at an exercise price of $2.50 per share (subject to antidilution adjustments). In addition to the warrants we issued to the investors, we also issued warrants to purchase up to 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have precluded the preferred stock financing. The Company received aggregate gross proceeds of $10 million from the sale of these shares.

We entered into a share exchange agreement with the investors who purchased preferred stock, pursuant to which the investors may exchange shares of preferred stock for shares of common stock. Each share of preferred stock could be exchanged for that number of shares of common stock that equals the issue price of the preferred stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

The antidilution adjustment provides that if we sell common stock (or the right to acquire common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the amount paid for the shares of common stock, initially subject to a floor of $2.17, unless the stockholders of the Company approved the elimination of the floor price. We agreed to propose to our stockholders that the floor price be eliminated, and the stockholders approved this proposal at our 2006 annual meeting of stockholders. Accordingly, if we were to make a dilutive issuance (such as the September 29, 2006 financing transaction), then the exchange rate for the preferred stock would be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance.

The warrants were fully vested upon issuance and are exercisable for five years from the date of listing of the underlying shares of common stock with the American Stock Exchange (January 6, 2006) at an exercise price of $2.50 per share, subject to reduction in the case of dilutive issuances. The antidilution adjustment provides that if we sell common stock (or the rights to acquire common stock) for a price lower than the then-current exercise price, the exercise price will be reduced to the amount paid for the shares of common stock we issued at such lower price, initially subject to a floor of $2.12, until the stockholders approved the elimination of the floor price at our 2006 annual meeting of stockholders. As a result, if we were to make a dilutive issuance (such as the September 29, 2005 financing transaction), then the exercise price of the warrants would be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance. If the exercise price of the warrants is so adjusted, then there will concurrently be an adjustment to the number of shares for which the warrant will be exercisable, by dividing the product of the former exercise price multiplied by the number of shares underlying the warrant by the adjusted exercise price.

The following are the persons to whom we issued and preferred stock and warrants in the September 30, 2005 financing:

                                                                                    Shares
                                                                                 (Preferred)
                                                                                  Issued at
Investor                                                     Amount Invested       Closing       Warrant Shares
--------                                                     ---------------       ----------    --------------

ProMed Partners, L.P.                                                $360,000           144,000           57,600
ProMed Partners II, L.P.                                              $90,000            36,000           14,400
ProMed Offshore Fund, Ltd.                                            $60,000            24,000            9,600
ProMed Offshore Fund II, Ltd.                                      $1,490,000           596,000          238,400
Advantage Advisors Catalyst Partners L.P.                            $105,000            42,000           16,800
Advantage Advisors Catalyst Intl. Ltd.                                $75,000            30,000           12,000
Ridgecrest Partners Ltd.                                              $60,000            24,000            9,600
Ridgecrest Partners L.P.                                              $10,000             4,000            1,600
Ridgecrest Partners QP, L.P.                                         $250,000           100,000           40,000
Lagunitas Partners LP                                              $1,300,000           520,000          208,000
Gruber & McBaine International                                       $400,000           160,000           64,000
Jon D. and Linda W. Gruber Trust                                     $150,000            60,000           24,000
J. Patterson McBaine                                                 $150,000            60,000           24,000
Broadfin Healthcare Fund LP                                          $150,000            60,000           24,000
Alpha Capital                                                        $300,000           120,000           48,000
Fractal Holdings, LLC                                                 $50,000            20,000            8,000
North Sound Legacy International Ltd.                              $3,600,000         1,440,000          576,000
North Sound Legacy Institutional Fund LLC                          $1,400,000           560,000          224,000
                                                            ------------------ ----------------- ----------------
                                                     Total        $10,000,000         4,000,000        1,600,000
                                                            ================== ================= ================

The following are the holders of convertible debentures to whom we issued warrants in connection with the September 30, 2005 financing:

Debenture Holder                                            Warrant Shares
----------------                                                    ------
Omicron Master Trust                                                119,181
Iroquois Capital LP                                                  26,940
Cranshire Capital, LP                                                53,879
                                                                     ------
                                                     Total          200,000
                                                                    =======

We issued the preferred stock and warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the warrants nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

(5) On September 29, 2006, after obtaining stockholder approval and amending our certificate of incorporation to enable us to issue a new 2006 series of preferred stock, we completed a private placement equity financing in which we issued (i) 870.4348 shares of a new 2006 series of preferred stock, each share having a stated value of $11,500, which is exchangeable at $1.15 per share into an aggregate of 8,704,348 shares of our common stock and (ii) 864.9999 shares of the 2006 preferred stock in exchange for all 3,975,000 then-outstanding shares of preferred stock we issued on September 30, 2005, exchangeable at $1.15 per share into 8,649,999 shares of common stock.

The following investors purchased shares of 2006 preferred stock for cash in the September 29, 2006 financing:

                                                                             No. Shares 2006           No. Shares Common Stock
                                                          Dollar Amount      Preferred Stock to be         underlying 2006
                      Name of Investor                      Invested         Purchased                     Preferred Stock
----------------------------------------------------- ---------------------- ------------------------- -------------------------
SDS Capital Group SPC, Ltd.                                  2,990,000               260                       2,600,000
Westfield Life Sciences Fund, L.P.                             195,500                17                         170,000
Westfield Life Sciences Fund II, L.P.                        1,736,500               151                       1,510,000
Westfield Microcap Fund, L.P.                                   69,000                 6                          60,000
ProMed Partners, L.P.                                          368,000                32                         320,000
ProMed Offshore Fund, Ltd.                                      46,000                 4                          40,000
ProMed Offshore Fund II, L.P.                                1,092,500                95                         950,000
New England Partners Capital, L.P.                             750,000                65.2174                    652,174
Nexus Medical Partners II S.C.A. SICAR                         750,000                65.2174                    652,174
MCF Navigator Master Fund, Ltd.                                299,000                26                         260,000
Camber Capital Fund L.P.                                       253,000                22                         220,000
Robert S. Martin                                               253,000                22                         220,000
Oliveira Capital, LLC                                          253,000                22                         220,000
Alan W. Steinberg, L.P.                                        253,000                22                         220,000
Valley Forge Investments Limited                               253,000                22                         220,000
Cipher 06, LLC                                                 218,500                19                         190,000
David B. Musket                                                138,000                12                         120,000
Guerrilla IRA Partners, L.P.                                    46,000                 4                          40,000
Douglas Schmidt                                                 46,000                 4                          40,000
                                                       ---------------              ------------           -------------
TOTAL                                                       10,010,000               870.4348                  8,704,348
                                                            ==========               ========                  =========

The following investors exchanged their 2005 shares of preferred stock for shares of 2006 preferred stock in the September 29, 2006 financing:

------------------------------------------------ ---------------------- ------------------------------ ---------------------------
                                                                          2006 Shares Issuable upon     Common Stock underlying
                                                      2005 Shares         Exchange (Issue Amount of       2006 Preferred Stock
                                                    Cancelled upon          2005 Shares Exchanged         (at Exchange Rate of
                       Name of Investor                Exchange              divided by $11,500)                 $1.15)
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
ProMed Partners, LP                                     144,000               31.3043                           313,043
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
ProMed Partners II, LP                                   11,000                2.3913                            23,913
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
ProMed Offshore Fund, Ltd                                24,000                5.2174                            52,174
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
ProMed Offshore Fund II, Ltd                            596,000              129.5652                         1,295,652
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Advantage Advisors Catalyst Partners LP                  42,000                9.1304                            91,304
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Advantage Advisors Catalyst Intl. Ltd                    30,000                6.5217                            65,217
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Ridgecrest Partners Ltd.                                 24,000                5.2174                            52,174
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Ridgecrest Partners L.P.                                  4,000                 .8696                             8,696
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Ridgecrest Partners QP, L.P.                            100,000               21.7391                           217,391
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Lagunitas Partners LP                                   520,000              113.0435                         1,130,435
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Gruber & McBaine International                          160,000               34.7826                           347,826
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Jon D. and Linda W. Grubert Trust                        60,000               13.0435                           130,435
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
J. Patterson McBaine                                     60,000               13.0435                           130,435
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Broadfin Healthcare Fund LP                              60,000               13.0435                           130,435
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Alpha Capital                                           120,000               26.0870                           260,870
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
Fractal Holdings, LLC                                    20,000                4.3478                            43,478
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
North Sound Legacy International Ltd                  1,440,000              313.9130                         3,139,130
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
North Sound Legacy Institutional Fund LLC               560,000              121.7391                         1,217,391
------------------------------------------------ ---------------------- ------------------------------ ---------------------------
TOTAL                                                 3,975,000              864.9999                         8,649,999
                                                 ==============              ========                       ===========

We issued the 2006 preferred stock to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the 2006 preferred stock nor the underlying common stock would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

(6) On September 29, 2006, concurrent with the issuance of the 2006 preferred stock described under (1), above, we adjusted the terms of certain outstanding securities as required by the antidilution adjustment provisions of those securities. We reduced the conversion price of the $3.712 million principal amount of convertible debentures we issued on October 25, 2004 by reducing the conversion price from $2.29 per share to $1.15 per share, resulting in an increase in the number of shares of common stock issuable upon conversion of the principal amount of these debentures from 1,620,961 to 3,227,826. We also reduced the exercise price of the 2,657,461 outstanding common stock purchase warrants we issued on October 25, 2004 from $2.10 per share to $1.15 per share. In addition, we reduced the exercise price of the 1,800,000 outstanding common stock purchase warrants we issued on September 30, 2005 from $2.50 per share to $1.98 per share and we increased the number of shares underlying these warrants to 2,272,000. Further, we reduced the exercise price of 42,282 common stock purchase warrants we issued on November 25, 2003 from $2.32 per share to $1.77 per share and we increased the number of shares underlying these warrants to 55,559, we reduced the exercise price of 11,455 common stock purchase warrants we issued on November 25, 2003 from $1.93 per share to $1.50 per share and we increased the number of shares underlying these warrants to 14,706 and we reduced the exercise price of 73,539 common stock purchase warrants we issued on October 25, 2004 from $2.10 per share to $1.15 per share (without adjustment to the number of shares underlying these warrants).

The holders of the debentures are those persons to whom we initially issued the debentures, except that in 2006, one of the original debenture holders, Omicron Master Trust, transferred its debentures to two other persons, Rockmore Investment Master Fund Limited (which holds $700,054.36 principal amount of debentures) and Portside Growth and Opportunity Fund (which owns $1,509,945.64 principal amount of debentures). The holders of the warrants are those persons to whom we initially issued the warrants, except that in 2006, one of the original warrant holders, Omicron Master Trust, transferred some of the warrants it held to another person, Rockmore Investment Master Fund Limited (which owns 456,078 warrants).

We initially issued the debentures and warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the debentures or warrants, or the underlying common stock would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

(7) On September 29, 2006, concurrently with the issuance of the 2006 preferred stock described under (5), above, we issued 370,000 common stock purchase warrants, exercisable for five years at an exercise price of $1.15 per share, to eight persons that our co-placement agent in the 2006 preferred stock financing, Musket Research Associates, Inc. ("MRA"), designated to receive warrants that MRA earned as part of its fees for placement agency services MRA provided to us in the financing.

We issued these warrants to the MRA designees as follows:

----------------------------------------------------------------- --------------------------------------------------------------
                     Name of Warrant Holder                                    Number of underlying Common Shares
----------------------------------------------------------------- --------------------------------------------------------------
David B. Musket                                                                                                         121,800
----------------------------------------------------------------- --------------------------------------------------------------
Paul Scharfer                                                                                                           101,800
----------------------------------------------------------------- --------------------------------------------------------------
Barry Kurokawa                                                                                                           60,900
----------------------------------------------------------------- --------------------------------------------------------------
Josh Golomb                                                                                                              10,000
----------------------------------------------------------------- --------------------------------------------------------------
David Bartash                                                                                                            10,000
----------------------------------------------------------------- --------------------------------------------------------------
ProMed Partners, L.P.                                                                                                    16,000
----------------------------------------------------------------- --------------------------------------------------------------
ProMed Offshore Fund, Ltd.                                                                                                2,000
----------------------------------------------------------------- --------------------------------------------------------------
ProMed Offshore Fund II, Ltd.                                                                                            47,500
----------------------------------------------------------------- --------------------------------------------------------------
TOTAL                                                                                                                   370,000
                                                                                                                        =======
----------------------------------------------------------------- --------------------------------------------------------------

We issued the warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither or warrants nor the underlying common stock would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.



All of the above transactions were made directly without use of an underwriter. In each case the aggregate sales proceeds (if any), after payment of offering expenses in immaterial amounts, were applied to our working capital and other general corporate purposes.

ITEM 27                                EXHIBITS

  Exhibit No.       Identification of Exhibit
-------------       --------------------------

2.1         Agreement and Plan of Merger for Diomed Merger (1)

2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

2.3         Agreement and Plan of Merger for migratory merger (2)

2.4         Articles of Merger for migratory merger (Nevada) (2)

2.5         Certificate of Merger for migratory merger (Delaware) (2)

3.1         Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

3.2         Diomed Holdings, Inc. (Nevada) Amendment to the Articles of
            Incorporation (1)

3.3         Certificate of Incorporation of Diomed Holdings, Inc. (Delaware) (2)

3.4         Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

3.5         By-laws of Diomed Holdings, Inc. (Delaware) (2)

4.1 Diomed Holdings, Inc. Certificate of Designations for Preferred Stock issued September 30, 2005 (18)

4.2         Diomed, Inc. 1998 Incentive Stock Plan (1)

4.3         Diomed, Inc. 2001 Employee Stock Option Plan (1)

4.4         Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

4.5 Diomed Holdings, Inc. Amendment to Certificate of Incorporation filed September 27, 2006 (20)

5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (21)

10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

10.2        Escrow Agreement regarding February 14, 2002 Private Placement (1)

10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

10.6        Agreement between James Arkoosh and Diomed (1)

10.7        Employment Agreement with Peter Klein, dated July 24, 1999 (1)

10.8        Employment Agreement with James A. Wylie, Jr. dated January 10, 2003
            (6)

10.9        Cambridge Facility Lease (3)

10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

10.11       HRI Sub-License Agreement between QLT and Diomed (3)

10.12       EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

10.13       EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet
            (3)

10.14       EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant) (9)

10.17       Report of Atlas Capital Services dated February 4, 2002 (1)

10.18       Descriptive Memorandum of Diomed Holdings, Inc. (4)

10.19       Note Purchase Agreement dated December 27, 2002 (5)

10.20       Form of Class A Secured Notes due 1/1/2004 (5)

10.21       Form of Class B Unsecured Notes due 1/1/2004 (5)

10.22       Registration Rights Agreement dated December 27, 2002 (5)

10.23       Security Agreement dated December 27, 2002 (5)

10.24       Pledge Agreement dated December 27, 2002 (5)

10.25       Exchange Agreement dated as of April 22, 2003 (7)

10.26       Form of Class C Secured Notes due 1/1/2004 (7)

10.27       Secured Loan Agreement dated as of April 22, 2003 (7)

10.28       Form of Class D Secured Notes due 5/8/04 (7)

10.29       Amended and Restated Security Agreement dated as of April 22, 2003
            (7)

10.30       Amended and Restated Pledge Agreement dated as of April 22, 2003 (7)

10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

10.32       Second Exchange Agreement dated as of May 28, 2003 (12)

10.33       Second Amended and Restated Security Agreement dated as of May 28,
            2003 (12)

10.34       Amendment to First Exchange Agreement dated as of May 28, 2003 (12)

10.35       Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

10.36       Second Amendment to First Exchange Agreement dated as of July 31,
            2003 (12)

10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

10.38       Amendment to Second Exchange Agreement dated as of July 31, 2003
            (12)

10.39       Second Amendment to Secured Loan Agreement dated as of July 31, 2003
            (12)

10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

10.42       Letter of Understanding with Gibralt U.S., Inc. dated August 21,
            2003 (10)

10.43       Securities Purchase Agreement for Equity Financing (9)

10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

10.45       Escrow Agreement regarding Equity Financing (9)

10.46       Investors' Rights Agreement regarding Equity Financing (9)

10.47       Patent Security Agreement regarding Equity Financing (9)

10.48       Security Agreement regarding Equity Financing (9)

10.49       Stockholders' Agreement regarding Equity Financing (9)

10.50       Pledge Agreement regarding Equity Financing (9)

10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003
            (13)

10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

10.53 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (14)

10.54       Form of Convertible Debenture issued October 25, 2004 (14)

10.55       Form of Warrant issued October 25, 2004 (14)

10.56       Registration Rights Agreement, dated as of October 25, 2004 (14)

10.57 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (14)

10.58 Amendment to Agreement for Services of James A. Wylie, dated as of February 15, 2005 (15)

10.59 Amendment to Agreement for Services of David B. Swank, dated as of February 15, 2005 (15)

10.60       Distribution Agreement with Med1Online, dated June 24, 2005 (16)

10.61       Distribution Agreement with Luminetx Corporation, dated August 5,
            2005 (17)

10.62 Securities Purchase Agreement for September 30, 2005 financing transaction (18)

10.63 Preferred Stock Exchange Agreement for September 30, 2005 financing transaction (18)

10.64 Registration Rights Agreement for September 30, 2005 financing transaction (18)

10.65       Form of Warrant issued in September 30, 2005 financing transaction
            (18)

10.66 Form of Waiver of Negative Covenants by Debenture Holders in connection with September 30, 2005 financing transaction (18)

10.67 Engagement Letter with Roth Capital Partners, LLC in connection with September 30, 2005 financing transaction (18)

10.67 Engagement Letter with Musket Research Associates, Inc. in connection with September 30, 2005 financing transaction (18)

10.68 Securities Purchase Agreement in connection with September 29, 2006 financing transaction (19)

10.69 Form of Registration Rights Agreement in connection with September 29, 2006 financing transaction (19)

10.70 Form of Par Warrant in connection with September 29, 2006 financing transaction (19)

10.71 Engagement Letter with Roth Capital Partners, LLC in connection with September 29, 2006 financing transaction (19)

10.67 Engagement Letter with Musket Research Associates, Inc. in connection with Sepember 29, 2006 financing transaction (19)

23.1        Consent of BDO Seidman, LLP (21)

23.2        Consent of McGuireWoods LLP (included in Exhibit 5.1)

--------------

(1)   Filed with the Company's Current Report on Form 8-K dated February 14,
      2002.
(2)   Filed with the Company's Current Report on Form 8-K dated May 14, 2002.
(3)   Filed with the Company's Annual Report on Form 10-KSB/A dated April 29,
      2002.
(4)   Filed with the Company's Current Report on Form 8-K dated October 22,
      2003.
(5)   Filed with the Company's Current Report on Form 8-K dated December 30,
      2002.
(6)   Filed with the Company's Current Report on Form 8-K dated January 13, 2003
(7)   Filed with the Company's Current Report on Form 8-K/A dated May 19, 2003
(8) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding EVLT(R) patent
(9) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding Equity Financing
(10) Filed with the Company's Quarterly Report on Form 10-QSB dated November 10, 2003
(11) Filed with the Company's Definitive Proxy Statement on Schedule 14A dated October 27, 2003, as amended as described in the Company's Definitive Proxy Statement on Schedule 14A dated April 25, 2005.

(12) Filed with the Company's Registration Statement on Form SB-2 dated December 3, 2003.
(13)  Filed with the Company's Annual Report on Form 10-KSB/A dated March 30,
      2004.
(14)  Filed with the Company's Current Report on Form 8-K dated September 29,
      2004.
(15)  Filed with the Company's Current Report on Form 8-K dated February 15,
      2005.
(16)  Filed with the Company's Current Report on Form 8-K dated June 29, 2005.
(17)  Filed with the Company's Current Report on Form 8-K dated August 11, 2005.
(18)  Filed with the Company's Current Report on Form 8-K dated October 4, 2005.
(19)  Filed with the Company's Current Report on Form 8-K dated August 1, 2006.
(20) Filed with the Company's Definitive Proxy Statement on Schedule DEF14A dated August 25, 2006
(21)  Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) That, in connection with the registrant's anticipated request for acceleration of the effective date of the registration statement under Rule 461 under the Securities Act:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim form indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 12, 2007. Each person whose signature appears below hereby appoints James A. Wylie, Jr. as such person`s true and lawful attorney, with full power for him to sign, for such person and in such person`s name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person`s signature as it may be signed by said attorney to any and all amendments.

                            DIOMED HOLDINGS, INC.

                             By: /s/ James A. Wylie, Jr.
                                -------------------------------------
                                James A. Wylie, Jr.
                                President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, constituting a majority of the members of the Board of Directors, in the capacities and on the dates indicated.

                  Signature                                           Title                                   Date
                  ---------                                           -----                                 -------

      /s/ James A. Wylie, Jr.                   President, Chief Executive Officer and                 February 12, 2007
--------------------------------------              Director
         (James A. Wylie, Jr)

      /s/ David B. Swank                        Chief Financial Officer and Director                   February 12, 2007
--------------------------------------
           (David B. Swank)

      /s/ Geoffrey H. Jenkins                   Chairman of the Board, Director                        February 12, 2007
--------------------------------------
        (Geoffrey H. Jenkins)

      /s/ Sidney Braginsky                      Director                                               February 12, 2007
--------------------------------------
            (Sidney Braginzky)

      /s/ Gary Brooks                           Director                                               February 12, 2007
--------------------------------------
            (Gary Brooks)

      /s/ A. Kim Campbell                       Director                                               February 12, 2007
--------------------------------------
            (A. Kim Campbell)

      /s/ Joseph Harris                         Director                                               February 12, 2007
--------------------------------------
            (Joseph Harris)

      /s/ Peter Klein                           Director                                               February 12, 2007
--------------------------------------
            (Peter Klein)

      /s/ Edwin Snape                           Director                                               February 12, 2007
--------------------------------------
            (Edwin Snape)

                                INDEX TO EXHIBITS

  Exhibit No.       Identification of Exhibit
-------------       --------------------------

2.1         Agreement and Plan of Merger for Diomed Merger (1)

2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

2.3         Agreement and Plan of Merger for migratory merger (2)

2.4         Articles of Merger for migratory merger (Nevada) (2)

2.5         Certificate of Merger for migratory merger (Delaware) (2)

3.1         Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

3.2         Diomed Holdings, Inc. (Nevada) Amendment to the Articles of
            Incorporation (1)

3.3         Certificate of Incorporation of Diomed Holdings, Inc. (Delaware) (2)

3.4         Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

3.5         By-laws of Diomed Holdings, Inc. (Delaware) (2)

4.1 Diomed Holdings, Inc. Certificate of Designations for Preferred Stock issued September 30, 2005 (18)

4.2         Diomed, Inc. 1998 Incentive Stock Plan (1)

4.3         Diomed, Inc. 2001 Employee Stock Option Plan (1)

4.4         Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

4.5 Diomed Holdings, Inc. Amendment to Certificate of Incorporation filed September 27, 2006 (20)

5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (21)

10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

10.2        Escrow Agreement regarding February 14, 2002 Private Placement (1)

10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

10.6        Agreement between James Arkoosh and Diomed (1)

10.7        Employment Agreement with Peter Klein, dated July 24, 1999 (1)

10.8        Employment Agreement with James A. Wylie, Jr. dated January 10, 2003
            (6)

10.9        Cambridge Facility Lease (3)

10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

10.11       HRI Sub-License Agreement between QLT and Diomed (3)

10.12       EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

10.13       EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet
            (3)

10.14       EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant) (9)

10.17       Report of Atlas Capital Services dated February 4, 2002 (1)

10.18       Descriptive Memorandum of Diomed Holdings, Inc. (4)

10.19       Note Purchase Agreement dated December 27, 2002 (5)

10.20       Form of Class A Secured Notes due 1/1/2004 (5)

10.21       Form of Class B Unsecured Notes due 1/1/2004 (5)

10.22       Registration Rights Agreement dated December 27, 2002 (5)

10.23       Security Agreement dated December 27, 2002 (5)

10.24       Pledge Agreement dated December 27, 2002 (5)

10.25       Exchange Agreement dated as of April 22, 2003 (7)

10.26       Form of Class C Secured Notes due 1/1/2004 (7)

10.27       Secured Loan Agreement dated as of April 22, 2003 (7)

10.28       Form of Class D Secured Notes due 5/8/04 (7)

10.29       Amended and Restated Security Agreement dated as of April 22, 2003
            (7)

10.30       Amended and Restated Pledge Agreement dated as of April 22, 2003 (7)

10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

10.32       Second Exchange Agreement dated as of May 28, 2003 (12)

10.33       Second Amended and Restated Security Agreement dated as of May 28,
            2003 (12)

10.34       Amendment to First Exchange Agreement dated as of May 28, 2003 (12)

10.35       Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

10.36       Second Amendment to First Exchange Agreement dated as of July 31,
            2003 (12)

10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

10.38       Amendment to Second Exchange Agreement dated as of July 31, 2003
            (12)

10.39       Second Amendment to Secured Loan Agreement dated as of July 31, 2003
            (12)

10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

10.42       Letter of Understanding with Gibralt U.S., Inc. dated August 21,
            2003 (10)

10.43       Securities Purchase Agreement for Equity Financing (9)

10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

10.45       Escrow Agreement regarding Equity Financing (9)

10.46       Investors' Rights Agreement regarding Equity Financing (9)

10.47       Patent Security Agreement regarding Equity Financing (9)

10.48       Security Agreement regarding Equity Financing (9)

10.49       Stockholders' Agreement regarding Equity Financing (9)

10.50       Pledge Agreement regarding Equity Financing (9)

10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003
            (13)

10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

10.53 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (14)

10.54       Form of Convertible Debenture issued October 25, 2004 (14)

10.55       Form of Warrant issued October 25, 2004 (14)

10.56       Registration Rights Agreement, dated as of October 25, 2004 (14)

10.57 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (14)

10.58 Amendment to Agreement for Services of James A. Wylie, dated as of February 15, 2005 (15)

10.59 Amendment to Agreement for Services of David B. Swank, dated as of February 15, 2005 (15)

10.60       Distribution Agreement with Med1Online, dated June 24, 2005 (16)

10.61       Distribution Agreement with Luminetx Corporation, dated August 5,
            2005 (17)

10.62 Securities Purchase Agreement for September 30, 2005 financing transaction (18)

10.63 Preferred Stock Exchange Agreement for September 30, 2005 financing transaction (18)

10.64 Registration Rights Agreement for September 30, 2005 financing transaction (18)

10.65       Form of Warrant issued in September 30, 2005 financing transaction
            (18)

10.66 Form of Waiver of Negative Covenants by Debenture Holders in connection with September 30, 2005 financing transaction (18)

10.67 Engagement Letter with Roth Capital Partners, LLC in connection with September 30, 2005 financing transaction (18)

10.67 Engagement Letter with Musket Research Associates, Inc. in connection with September 30, 2005 financing transaction (18)

10.68 Securities Purchase Agreement in connection with September 29, 2006 financing transaction (19)

10.69 Form of Registration Rights Agreement in connection with September 29, 2006 financing transaction (19)

10.70 Form of Par Warrant in connection with September 29, 2006 financing transaction (19)

10.71 Engagement Letter with Roth Capital Partners, LLC in connection with September 29, 2006 financing transaction (19)

10.67 Engagement Letter with Musket Research Associates, Inc. in connection with Sepember 29, 2006 financing transaction (19)

23.1        Consent of BDO Seidman, LLP (21)

23.2        Consent of McGuireWoods LLP (included in Exhibit 5.1)

--------------

(1)   Filed with the Company's Current Report on Form 8-K dated February 14,
      2002.
(2)   Filed with the Company's Current Report on Form 8-K dated May 14, 2002.
(3)   Filed with the Company's Annual Report on Form 10-KSB/A dated April 29,
      2002.
(4)   Filed with the Company's Current Report on Form 8-K dated October 22,
      2003.
(5)   Filed with the Company's Current Report on Form 8-K dated December 30,
      2002.
(6)   Filed with the Company's Current Report on Form 8-K dated January 13, 2003
(7)   Filed with the Company's Current Report on Form 8-K/A dated May 19, 2003
(8) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding EVLT(R) patent
(9) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding Equity Financing
(10) Filed with the Company's Quarterly Report on Form 10-QSB dated November 10, 2003
(11) Filed with the Company's Definitive Proxy Statement on Schedule 14A dated October 27, 2003, as amended as described in the Company's Definitive Proxy Statement on Schedule 14A dated April 25, 2005.

(12) Filed with the Company's Registration Statement on Form SB-2 dated December 3, 2003.
(13)  Filed with the Company's Annual Report on Form 10-KSB/A dated March 30,
      2004.
(14)  Filed with the Company's Current Report on Form 8-K dated September 29,
      2004.
(15)  Filed with the Company's Current Report on Form 8-K dated February 15,
      2005.
(16)  Filed with the Company's Current Report on Form 8-K dated June 29, 2005.
(17)  Filed with the Company's Current Report on Form 8-K dated August 11, 2005.
(18)  Filed with the Company's Current Report on Form 8-K dated October 4, 2005.
(19)  Filed with the Company's Current Report on Form 8-K dated August 1, 2006.
(20) Filed with the Company's Definitive Proxy Statement on Schedule DEF14A dated August 25, 2006
(21)  Filed herewith.